Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251119

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Advanced Micro Devices Stockholders and Xilinx Stockholders:

On October 26, 2020, Advanced Micro Devices, Inc., which is referred to as “AMD,” Thrones Merger Sub, Inc., a wholly owned subsidiary of AMD, which is referred to as “Merger Sub,” and Xilinx, Inc., which is referred to as “Xilinx,” entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the “merger agreement,” that provides for the acquisition of Xilinx by AMD. Upon the terms and subject to the conditions of the merger agreement, AMD will acquire Xilinx through a merger of Merger Sub with and into Xilinx, with Xilinx continuing as the surviving corporation and becoming a wholly owned subsidiary of AMD. The combined company will be named Advanced Micro Devices, Inc.

Upon the successful completion of the merger, each issued and outstanding share of Xilinx common stock (other than treasury shares and shares held by AMD or Merger Sub) will be converted into the right to receive 1.7234 shares of AMD common stock, which number is referred to as the “exchange ratio,” with cash (without interest and less any applicable withholding taxes) being paid in lieu of any fractional shares of AMD common stock that Xilinx stockholders would otherwise be entitled to receive. AMD stockholders will continue to own their existing shares of AMD common stock.

The exchange ratio is fixed and will not be adjusted for changes in the market price of either AMD common stock or Xilinx common stock between the date of signing of the merger agreement and the completion date of the merger. Based on the number of shares of AMD common stock and Xilinx common stock outstanding on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, it is expected that AMD will issue approximately 423.6 million shares of AMD common stock in the merger and, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock. AMD common stock is traded on the Nasdaq Global Select Market, which is referred to as “Nasdaq,” under the symbol “AMD.” Xilinx common stock is traded on Nasdaq under the symbol “XLNX.” We encourage you to obtain current quotes for both the AMD and Xilinx common stock before voting at the special meetings of stockholders described below.

Because the exchange ratio is fixed, the market value of the merger consideration to Xilinx stockholders will fluctuate with the market price of the AMD common stock and will not be known at the time that Xilinx stockholders vote on the merger. Based on the AMD common stock price of $82.97 per share, which is the average of the daily volume weighted average prices per share for the ten consecutive trading day period up to and including October 8, 2020, the last full trading day prior to media reports regarding the potential transaction, the implied value of the merger consideration to Xilinx stockholders was $142.99 per share of Xilinx common stock. On March 4, 2021, the latest practicable trading day before the date of the filing of this joint proxy statement/prospectus, the closing price of AMD common stock on the Nasdaq was $77.75 per share, resulting in an implied value of the merger consideration to Xilinx stockholders of $133.99 per share of Xilinx common stock.

AMD and Xilinx will each hold special meetings of their respective stockholders to vote on the proposals necessary to complete the merger. Such special meetings are referred to as the “AMD special meeting” and the “Xilinx special meeting,” respectively.

At the AMD special meeting, AMD stockholders will be asked to consider and vote on (i) a proposal to approve the issuance of shares of AMD common stock to Xilinx stockholders in connection with the merger, which proposal is referred to as the “AMD share issuance proposal,” and (ii) a proposal to adjourn the AMD special meeting to solicit additional proxies if there are insufficient votes to approve the AMD share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to AMD stockholders. The AMD board of directors unanimously recommends that AMD stockholders vote “FOR” each of the proposals to be considered at the AMD special meeting.

At the Xilinx special meeting, Xilinx stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which proposal is referred to as the “Xilinx merger proposal,” (ii) a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement and (iii) a proposal to adjourn the Xilinx special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes to approve the Xilinx merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Xilinx stockholders. The Xilinx board of directors unanimously recommends that Xilinx stockholders vote “FOR” each of the proposals to be considered at the Xilinx special meeting.

We cannot complete the merger unless the AMD share issuance proposal is approved by AMD stockholders and the Xilinx merger proposal is approved by Xilinx stockholders. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to virtually attend your company’s respective special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares at the applicable special meeting.

This joint proxy statement/prospectus provides you with important information about the special meetings, the merger and each of the proposals. We encourage you to read the entire document carefully, in particular the information under “Risk Factors” beginning on page 37 for a discussion of risks relevant to the merger.

We look forward to the successful completion of the merger.

Sincerely,

Dr. Lisa Su President and Chief Executive Officer Advanced Micro Devices, Inc.	Victor Peng President and Chief Executive Officer Xilinx, Inc.

* * * * *

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement, the AMD common stock to be issued in the merger or any of the other transactions described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated as of, and is first being mailed to AMD and Xilinx stockholders on or about, March 5, 2021.

Advanced Micro Devices, Inc.

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 7, 2021

To the Stockholders of Advanced Micro Devices, Inc.:

Notice is hereby given that Advanced Micro Devices, Inc., which is referred to as “AMD,” will hold a special meeting of its stockholders, which is referred to as the “AMD special meeting,” virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time.

In light of ongoing developments related to the COVID-19 pandemic, the AMD special meeting will be held solely in a virtual meeting format via live webcast. You will be able to virtually attend and vote at the AMD special meeting by visiting www.virtualshareholdermeeting.com/AMD2021SM, which is referred to as the “AMD special meeting website.”

The AMD special meeting will be held for the purpose of AMD stockholders considering and voting on the following proposals:

1.

to approve the issuance of shares of AMD common stock to the stockholders of Xilinx, Inc., which is referred to as “Xilinx,” in connection with the merger contemplated by the Agreement and Plan of Merger, dated October 26, 2020, as it may be amended from time to time, which is referred to as the “merger agreement,” by and among AMD, Thrones Merger Sub, Inc., a wholly owned subsidiary of AMD, and Xilinx, which issuance is referred to as the “share issuance” and which proposal is referred to as the “AMD share issuance proposal”; and

2.

to approve the adjournment of the AMD special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the AMD special meeting to approve the AMD share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to AMD stockholders, which proposal is referred to as the “AMD adjournment proposal.”

AMD will transact no other business at the AMD special meeting except such business as may properly be brought before the AMD special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached as Annex A thereto, contains further information relating to these matters.

Only holders of record of AMD common stock at the close of business on February 10, 2021, the record date for voting at the AMD special meeting, which is referred to as the “AMD record date,” are entitled to notice of and to vote at the AMD special meeting and any adjournments or postponements thereof.

The AMD board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders, and has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance. Accordingly, the AMD board of directors unanimously recommends that AMD stockholders vote:

•	“FOR” the AMD share issuance proposal; and

•	“FOR” the AMD adjournment proposal.

Your vote is very important, regardless of the number of shares of AMD common stock you own. The parties cannot complete the merger unless the AMD share issuance proposal is approved by AMD stockholders. Assuming a quorum is present at the AMD special meeting, approval of the AMD share issuance proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal.

Your vote is important. Whether or not you plan to virtually attend the AMD special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of AMD common stock at the AMD special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of AMD stockholders entitled to vote at the AMD special meeting will be available at AMD’s headquarters during regular business hours for examination by any AMD stockholder for any purpose germane to the AMD special meeting for a period of at least ten days prior to the AMD special meeting. If you would like to examine the list of AMD stockholders of record, please contact AMD’s Corporate Secretary at corporate.secretary@amd.com to schedule an appointment or request access. If AMD’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of stockholders will be made available for examination electronically upon request to AMD’s Corporate Secretary, subject to satisfactory verification of stockholder status. The list of AMD stockholders entitled to vote at the AMD special meeting will also be available for examination by any AMD stockholder during the AMD special meeting via the AMD special meeting website.

If you have any questions about the merger, please contact AMD at (408) 749-4000 or write to Advanced Micro Devices, Inc., Attn: Corporate Secretary, at corporate.secretary@amd.com.

If you have any questions about how to vote or direct a vote in respect of your shares of AMD common stock, please contact AMD’s proxy solicitor, Mackenzie Partners, Inc., at proxy@mackenziepartners.com or (800) 322-2885. Banks and brokers may call (212) 929-5500.

By Order of the Board of Directors,

Harry A. Wolin

Senior Vice President, General Counsel and Corporate Secretary

Advanced Micro Devices, Inc.

Santa Clara, California

Dated: March 5, 2021

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

(408) 559-7778

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 7, 2021

To the Stockholders of Xilinx, Inc.:

Notice is hereby given that Xilinx, Inc., which is referred to as “Xilinx,” will hold a special meeting of its stockholders, which is referred to as the “Xilinx special meeting,” virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time.

In light of ongoing developments related to the COVID-19 pandemic, the Xilinx special meeting will be held solely in a virtual meeting format via live webcast. You will be able to virtually attend and vote at the Xilinx special meeting by visiting https://viewproxy.com/Xilinx/2021, which is referred to as the “Xilinx special meeting website.”

The Xilinx special meeting will be held for the purpose of Xilinx stockholders considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated October 26, 2020, as it may be amended from time to time, which is referred to as the “merger agreement,” among Advanced Micro Devices, Inc., which is referred to as “AMD,” Thrones Merger Sub, Inc., a wholly owned subsidiary of AMD, which is referred to as “Merger Sub,” and Xilinx, which proposal is referred to as the “Xilinx merger proposal”;

2.

to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the “Xilinx compensation proposal”; and

3.

to approve the adjournment of the Xilinx special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Xilinx special meeting to approve the Xilinx merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Xilinx stockholders, which proposal is referred to as the “Xilinx adjournment proposal.”

Xilinx will transact no other business at the Xilinx special meeting except such business as may properly be brought before the Xilinx special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached as Annex A thereto, contains further information relating to these matters.

Only holders of record of Xilinx common stock at the close of business on February 10, 2021, the record date for determining stockholders entitled to notice of, and to vote at, the Xilinx special meeting, which is referred to as the “Xilinx record date,” are entitled to notice of and to vote at the Xilinx special meeting and any adjournments or postponements thereof.

The Xilinx board of directors has unanimously determined that the merger of Merger Sub with and into Xilinx, which is referred to as the “merger,” is fair to and in the best interests of Xilinx and its stockholders, and approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Xilinx board of directors unanimously recommends that Xilinx stockholders vote:

•	“FOR” the Xilinx merger proposal;

•	“FOR” the Xilinx compensation proposal; and

•	“FOR” the Xilinx adjournment proposal.

Your vote is very important, regardless of the number of shares of Xilinx common stock you own. The parties cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the Xilinx merger proposal. Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal.

Your vote is important. Whether or not you plan to virtually attend the Xilinx special meeting, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to authorize the individuals named on your proxy card to vote your shares of Xilinx common stock at the Xilinx special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares. The list of Xilinx stockholders entitled to vote at the Xilinx special meeting will be available at Xilinx’s headquarters during regular business hours for examination by any Xilinx stockholder for any purpose germane to the Xilinx special meeting for a period of at least ten days prior to the Xilinx special meeting. If you would like to examine the list of Xilinx stockholders of record, please contact Xilinx’s Corporate Secretary at corporate.secretary@xilinx.com to schedule an appointment or request access. If Xilinx’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of stockholders will be made available for examination electronically upon request to Xilinx’s Corporate Secretary, subject to satisfactory verification of stockholder status. The list of Xilinx stockholders entitled to vote at the Xilinx special meeting will also be available for examination by any Xilinx stockholder during the Xilinx special meeting via the Xilinx special meeting website.

If you have any questions about the merger, please contact Xilinx at (408) 626-4293 or write to Xilinx , Inc., Attn: Investor Relations, at ir@xilinx.com.

If you have any questions about how to vote or direct a vote in respect of your shares of Xilinx common stock, please contact Xilinx’s proxy solicitor, Innisfree M&A Incorporated, at (877) 717-3923. Banks and brokers may call (212) 750-5833.

By Order of the Board of Directors,

Catia Hagopian

Senior Vice President, General Counsel and Secretary

Xilinx, Inc.

San Jose, California

Dated: March 5, 2021

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about AMD and Xilinx from other documents that AMD and Xilinx have filed with the SEC and that are not contained in and are instead incorporated by reference in this joint proxy statement/prospectus. For a list of documents incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information filed with the SEC by AMD or Xilinx, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For AMD stockholders:	For Xilinx stockholders:

Advanced Micro Devices, Inc. Attention: Corporate Secretary corporate.secretary@amd.com (408) 749-4000	Xilinx, Inc. Attention: Investor Relations ir@xilinx.com (408) 626-4293

In order for you to receive timely delivery of the documents in advance of the special meeting of AMD stockholders to be held on April 7, 2021, which is referred to as the “AMD special meeting,” or the special meeting of Xilinx stockholders to be held on April 7, 2021, which is referred to as the “Xilinx special meeting,” as applicable, you must request the information no later than March 31, 2021.

If you have any questions about the AMD special meeting or the Xilinx special meeting, or need to obtain proxy cards or other information, please contact the applicable company’s proxy solicitor at the following contacts:

For AMD stockholders:	For Xilinx stockholders:

Mackenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 Banks and Brokers: (212) 929-5500 proxy@mackenziepartners.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 (877) 717-3923 Banks and Brokers: (212) 750-5833

The contents of the websites of the SEC, AMD, Xilinx or any other entity are not incorporated in this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in this joint proxy statement/prospectus at these websites is being provided only for your convenience.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by AMD (Registration No. 333-251119), constitutes a prospectus of AMD under Section 5 of the Securities Act with respect to the shares of AMD common stock to be issued to Xilinx stockholders pursuant to the Agreement and Plan of Merger, dated October 26, 2020, as it may be amended from time to time, by and among AMD, Merger Sub and Xilinx, which is referred to as the “merger agreement.” This document also constitutes a proxy statement of each of AMD and Xilinx under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the AMD and Xilinx special meetings.

AMD has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to AMD and Merger Sub, and Xilinx has supplied all such information relating to Xilinx. AMD and Xilinx have both contributed to such information relating to the merger.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. AMD and Xilinx have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 5, 2021, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to AMD or Xilinx stockholders nor the issuance by AMD of shares of AMD common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

•	“AMD” refers to Advanced Micro Devices, Inc., a Delaware corporation;

•

“AMD adjournment proposal” refers to the proposal to approve the adjournment of the AMD special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the AMD special meeting to approve the AMD share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to AMD stockholders;

•	“AMD board of directors” refers to the board of directors of AMD;

•	“AMD common stock” refers to the common stock, par value $0.01 per share, of AMD;

•	“AMD record date” refers to February 10, 2021;

•	“AMD share issuance proposal” refers to the proposal to approve the issuance of shares of AMD common stock to Xilinx stockholders in connection with the merger;

•	“AMD special meeting” refers to the special meeting of AMD stockholders to consider and vote upon the AMD share issuance proposal and the AMD adjournment proposal;

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to Xilinx in connection with the proposed merger;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to AMD immediately following the completion of the merger and the other transactions contemplated by the merger agreement;

•	“Credit Suisse” refers to Credit Suisse Securities (USA) LLC, financial advisor to AMD in connection with the proposed merger;

•	“DBO” refers to DBO Partners LLC, financial advisor to AMD in connection with the proposed merger;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•

“effective time” refers to the date and time when the merger becomes effective under the DGCL, which will be the date and time at which the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be mutually agreed to in writing by AMD and Xilinx and specified in the certificate of merger;

•

“end date” refers to October 26, 2021, the date on which, subject to certain limitations in the merger agreement, the merger agreement may be terminated and the merger abandoned by either AMD or Xilinx (which date will be automatically extended in certain circumstances related to the receipt of required regulatory approvals or the absence of restraints under certain competition laws to January 26, 2022, and, subsequently, to April 26, 2022, pursuant to the terms of the merger agreement);

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•

“exchange ratio” refers to 1.7234, which figure reflects the number of shares of AMD common stock that Xilinx stockholders will be entitled to receive in the merger for each share of Xilinx common stock held immediately prior to the effective time;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“merger” refers to the merger of Merger Sub with and into Xilinx;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated October 26, 2020, as it may be amended from time to time, by and among AMD, Merger Sub and Xilinx;

•

“Merger Sub” refers to Thrones Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AMD, formed for the purpose of effecting the merger as described in this joint proxy statement/prospectus;

•	“Morgan Stanley” refers to Morgan Stanley & Co. LLC, financial advisor to Xilinx in connection with the proposed merger;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“share issuance” refers to the issuance of shares of AMD common stock to Xilinx stockholders in connection with the merger.

•	“Xilinx” refers to Xilinx, Inc., a Delaware corporation;

•

“Xilinx adjournment proposal” refers to the proposal to approve the adjournment of the Xilinx special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Xilinx special meeting to approve the Xilinx merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Xilinx stockholders;

•	“Xilinx board of directors” refers to the board of directors of Xilinx;

•	“Xilinx common stock” refers to the common stock, par value $0.01 per share, of Xilinx;

•

“Xilinx compensation proposal” refers to the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•	“Xilinx merger proposal” refers to the proposal to adopt the merger agreement;

•	“Xilinx record date” refers to February 10, 2021; and

•	“Xilinx special meeting” refers to the special meeting of Xilinx stockholders to consider and vote upon the Xilinx merger proposal and related matters.

QUESTIONS AND ANSWERS

The following are brief answers to certain questions that you, as an AMD or Xilinx stockholder, may have regarding the merger and the other matters being considered at the AMD and Xilinx special meetings, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See “Summary” for a summary of important information regarding the merger agreement, the merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because Xilinx has agreed to be acquired by AMD through a merger of Merger Sub with and into Xilinx, with Xilinx continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of AMD. The merger agreement, which governs the terms and conditions of the merger, is attached as Annex A hereto.

Your vote is required in connection with the merger. AMD and Xilinx are sending these materials to their respective stockholders to help them decide how to vote their shares with respect to the share issuance, in the case of AMD, the adoption of the merger agreement, in the case of Xilinx, and other important matters.

What matters am I being asked to vote on?

In order to complete the merger, among other things:

•	AMD stockholders must approve the AMD share issuance proposal; and

•	Xilinx stockholders must approve the Xilinx merger proposal.

AMD: AMD is holding the AMD special meeting to obtain approval of the AMD share issuance proposal and the AMD adjournment proposal.

Xilinx: Xilinx is holding the Xilinx special meeting to obtain approval of the Xilinx merger proposal. At the Xilinx special meeting, Xilinx stockholders will also be asked to consider and vote on the Xilinx compensation proposal and the Xilinx adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the AMD share issuance proposal and the Xilinx merger proposal are conditions to the obligations of AMD and Xilinx to complete the merger. The approval of the AMD adjournment proposal, the Xilinx compensation proposal and the Xilinx adjournment proposal are not conditions to the obligations of AMD or Xilinx to complete the merger.

When and where will each of the special meetings take place?

AMD: The AMD special meeting will be held solely virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time. AMD stockholders will be able to virtually attend and vote at the AMD special meeting by visiting www.virtualshareholdermeeting.com/AMD2021SM, which is referred to as the “AMD special meeting website.” In order to virtually attend and vote at the AMD special meeting, you will need the 16-digit control number located on your proxy card. AMD has retained Broadridge Financial Solutions, which is referred to as “Broadridge,” to host the live webcast of the AMD special meeting. On the day of the AMD special meeting, Broadridge may be contacted at (844) 976-0738 (U.S.) or (303) 562-9301 (international), and will be available to answer any questions regarding how to virtually attend the AMD special meeting or if you encounter any technical difficulty accessing or during the AMD special meeting. See “The AMD Special Meeting—Virtually Attending the AMD Special Meeting.”

Xilinx: The Xilinx special meeting will be held solely virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time. Xilinx stockholders will be able to virtually attend and vote at the Xilinx special meeting by visiting https://viewproxy.com/Xilinx/2021, which is referred to as the “Xilinx special meeting website.” In order to virtually attend and vote at the Xilinx special meeting, you must first register at the Xilinx special meeting website in order to obtain a unique meeting invitation by electronic mail. Xilinx has retained Alliance Advisors, which is referred to as “Alliance,” to host the live webcast of the Xilinx special meeting. On the day of the Xilinx special meeting, Alliance may be contacted at (866) 612-8937 (U.S.), (800) 574-6504 or (973) 547-3547 (international) or at virtualmeeting@viewproxy.com to answer any questions regarding how to virtually attend the Xilinx special meeting or if you encounter any technical difficulty accessing or during the Xilinx special meeting. See “The Xilinx Special Meeting—Virtually Attending the Xilinx Special Meeting.”

Even if you plan to virtually attend your respective company’s special meeting, AMD and Xilinx recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the applicable special meeting.

If you hold your shares in “street name,” you may virtually attend and vote at your respective company’s special meeting only if you obtain a specific control number from your bank, broker or other nominee giving you the right to vote such shares.

Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the AMD share issuance proposal is approved by AMD stockholders and the Xilinx merger proposal is approved by Xilinx stockholders.

AMD

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AMD Share Issuance Proposal. Assuming a quorum is present at the AMD special meeting, approval of the AMD share issuance proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD share issuance proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal to vote on the AMD share issuance proposal will have the same effect as a vote “AGAINST” the AMD share issuance proposal. However, assuming a quorum is present at the AMD special meeting, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD share issuance proposal, voting power will deemed to be withheld with respect to the AMD share issuance proposal and such failure to provide voting instructions will have no effect on the AMD share issuance proposal.

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AMD Adjournment Proposal. Whether or not a quorum is present at the AMD special meeting, approval of the AMD adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the

AMD adjournment proposal to vote on the AMD adjournment proposal will have the same effect as a vote “AGAINST” the AMD adjournment proposal. However, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD adjournment proposal, voting power will deemed to be withheld with respect to the AMD adjournment proposal and such failure to provide voting instructions will have no effect on the AMD adjournment proposal.

Xilinx

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Xilinx merger proposal. Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal. The failure to vote by proxy or to virtually attend and vote at the Xilinx special meeting, including an abstention, will have the same effect as a vote “AGAINST” the Xilinx merger proposal (assuming a quorum is present at the Xilinx special meeting).

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Xilinx compensation proposal. Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. The failure to vote by proxy and to virtually attend and vote at the Xilinx special meeting will have no effect on the Xilinx compensation proposal (assuming a quorum is present at the Xilinx special meeting). Accordingly, assuming a quorum is present at the Xilinx special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting to vote on the Xilinx compensation proposal will have the same effect as a vote “AGAINST” the Xilinx compensation proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal, it will have the same effect as a vote “AGAINST” the Xilinx compensation proposal.

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Xilinx adjournment proposal. Whether or not a quorum is present at the Xilinx special meeting, approval of the Xilinx adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx adjournment proposal to vote on the Xilinx adjournment proposal will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal.

What will Xilinx stockholders receive for their shares of Xilinx common stock if the merger is completed?

If the merger is completed, each share of Xilinx common stock outstanding as of immediately prior to the effective time will be converted into the right to receive 1.7234 shares of AMD common stock, which number is referred to as the “exchange ratio.” Each Xilinx stockholder will receive cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of AMD common stock that such Xilinx stockholder would otherwise receive in the merger. Any cash amounts to be received by a Xilinx stockholder in lieu of fractional shares of AMD common stock will be rounded to the nearest whole cent.

Because AMD will issue a fixed number of shares of AMD common stock in exchange for each share of Xilinx common stock, the value of the merger consideration that Xilinx stockholders will receive in the merger will depend on the market price of shares of AMD common stock at the time the merger is completed. The market price of shares of AMD common stock that Xilinx stockholders receive at the time the merger is completed could be greater than, less than or the same as the market price of shares of AMD common stock on the date of this joint proxy statement/prospectus or at the times of the AMD and Xilinx special meetings. Accordingly, you should obtain current market quotations for AMD common stock and Xilinx common stock before deciding how to vote on the AMD share issuance proposal and the Xilinx merger proposal, as applicable. AMD and Xilinx common stock are traded on Nasdaq, under the symbols “AMD” and “XLNX,” respectively. Shares of common stock of the combined company will trade on Nasdaq under the symbol “AMD” after completion of the merger. For more information regarding the merger consideration to be received by Xilinx stockholders if the merger is completed, see “The Merger Agreement—Merger Consideration.”

How does the AMD board of directors recommend that I vote at the AMD special meeting?

The AMD board of directors unanimously recommends that you vote “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal.

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, AMD directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other AMD stockholders generally. See “Interests of AMD Directors and Executive Officers in the Merger.”

How does the Xilinx board of directors recommend that I vote at the Xilinx special meeting?

The Xilinx board of directors unanimously recommends that you vote “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal.

In considering the recommendations of the Xilinx board of directors, Xilinx stockholders should be aware that Xilinx directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Xilinx stockholders generally. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Xilinx equity awards upon certain terminations of employment or service, and the combined company’s agreement to indemnify Xilinx directors and executive officers against certain claims and liabilities. For a more complete description of these interests, see “Interests of Xilinx Directors and Executive Officers in the Merger.”

Who is entitled to vote at each special meeting?

AMD

All holders of record of shares of AMD common stock who held shares at the close of business on February 10, 2021 (the AMD record date) are entitled to receive notice of, and to vote at, the AMD special meeting. Each such holder of AMD common stock is entitled to cast one vote on each matter properly brought before the AMD special meeting for each share of AMD common stock that such holder owned of record as of the AMD record date. Virtual attendance at the AMD special meeting via the AMD special meeting website is not required to vote. See below and “The AMD Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the AMD special meeting.

Xilinx

All holders of record of shares of Xilinx common stock who held shares at the close of business on February 10, 2021 (the Xilinx record date) are entitled to receive notice of, and to vote at, the Xilinx special meeting. Each such holder of Xilinx common stock is entitled to cast one vote on each matter properly brought before the Xilinx special meeting for each share of Xilinx common stock that such holder owned of record as of the Xilinx record date. Virtual attendance at the Xilinx special meeting via the Xilinx special meeting website is not required to vote. See below and “The Xilinx Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the Xilinx special meeting.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. The document used to designate a proxy to vote your shares of AMD or Xilinx common stock, as applicable, is referred to as a “proxy card.”

How many votes do I have at each special meeting?

AMD

Each AMD stockholder is entitled to one vote for each share of AMD common stock held of record as of the close of business on the AMD record date. As of the close of business on the AMD record date, there were 1,211,803,421 shares of AMD common stock outstanding.

Xilinx

Each Xilinx stockholder is entitled to one vote for each share of Xilinx common stock held of record as of the close of business on the Xilinx record date. As of the close of business on the Xilinx record date, there were 245,766,700 shares of Xilinx common stock outstanding (which includes 7,587 Xilinx RSUs (as defined herein) which had vested but were yet to be settled).

What constitutes a quorum for each special meeting?

AMD

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

The holders of a majority of the issued and outstanding shares of AMD common stock entitled to vote at the AMD special meeting must be virtually present via the AMD special meeting website or represented by proxy in order to constitute a quorum.

Xilinx

A quorum is the minimum number of shares required to be represented, either through virtual attendance or through representation by proxy, to hold a valid meeting.

The holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting must be virtually present via the Xilinx special meeting website or represented by proxy in order to constitute a quorum.

Where will the AMD common stock that I receive in the merger be publicly traded?

The shares of AMD common stock to be issued to Xilinx stockholders in the merger will be listed for trading on Nasdaq under the symbol “AMD.”

What happens if the merger is not completed?

If the AMD share issuance proposal is not approved by AMD stockholders, if the Xilinx merger proposal is not approved by Xilinx stockholders or if the merger is not completed for any other reason, Xilinx stockholders will not receive the merger consideration or any other consideration in connection with the merger, and their shares of Xilinx common stock will remain outstanding.

If the merger is not completed, Xilinx will remain an independent public company, the Xilinx common stock will continue to be listed and traded on Nasdaq under the symbol “XLNX” and AMD will not complete the share issuance contemplated by the merger agreement, regardless of whether the AMD share issuance proposal has been approved by AMD stockholders.

If the merger agreement is terminated under specified circumstances, including if the Xilinx board of directors changes its recommendation, Xilinx may be required to pay AMD a termination fee of $1.0 billion. If the merger agreement is terminated under other specified circumstances, including the failure to receive certain required regulatory approvals, AMD may be required to pay Xilinx a termination fee of $1.0 billion. If the merger agreement is terminated under other specified circumstances, including if the AMD board of directors changes its recommendation, AMD may be required to pay Xilinx a termination fee of $1.5 billion. See “The Merger Agreement—Termination Fees.”

How can I virtually vote my shares at my respective special meeting?

AMD

Shares held directly in your name as an AMD stockholder of record may be virtually voted at the AMD special meeting via the AMD special meeting website. You will need the 16-digit control number included on your proxy card in order to access and vote via the AMD special meeting website as described under “The AMD Special Meeting—Virtually Attending the AMD Special Meeting.”

Shares held in “street name” may be virtually voted at the AMD special meeting via the AMD special meeting website only if you obtain a specific control number and follow the instructions provided by your bank, broker or other nominee. See “The AMD Special Meeting—Virtually Attending the AMD Special Meeting.”

Xilinx

Shares held directly in your name as a Xilinx stockholder of record may be virtually voted at the Xilinx special meeting via the Xilinx special meeting website. In order to virtually attend and vote at the Xilinx special meeting, you must first register at the Xilinx special meeting website in order to obtain a unique meeting invitation by electronic mail.

Shares held in “street name” may be virtually voted at the Xilinx special meeting via the Xilinx special meeting website only if you obtain a specific control number and follow the instructions provided by your, broker or other nominee. See “The Xilinx Special Meeting—Virtually Attending the Xilinx Special Meeting.”

Even if you plan to virtually attend your respective company’s special meeting via the applicable special meeting website, AMD and Xilinx recommend that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to virtually attend the respective special meeting.

For additional information on virtually attending the special meetings, see “The AMD Special Meeting” and “The Xilinx Special Meeting.”

How can I vote my shares without virtually attending my company’s special meeting?

Whether you hold your shares directly as a stockholder of record of AMD or Xilinx or beneficially in “street name,” you may direct your vote by proxy without virtually attending the AMD or Xilinx special meeting, as applicable. If you are a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

For additional information on voting procedures, see “The AMD Special Meeting” and “The Xilinx Special Meeting.”

What is a “broker non-vote”?

Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently expected to be brought before the AMD and Xilinx special meetings are “non-routine” matters under Nasdaq rules.

A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the AMD and Xilinx special meetings are non-routine matters under Nasdaq rules for which brokers do not have discretionary authority to vote, AMD and Xilinx do not expect there to be any broker non-votes at the AMD or Xilinx special meetings.

What stockholder vote is required for the approval of each proposal at the AMD special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the AMD special meeting?

AMD Proposal 1: AMD Share Issuance Proposal

Assuming a quorum is present at the AMD special meeting, approval of the AMD share issuance proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD share issuance proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal to vote on the AMD share issuance proposal will have the same effect as a vote “AGAINST” the AMD share issuance proposal. However, assuming a quorum is present at the AMD special meeting, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD share issuance proposal, voting power will deemed to be withheld with respect to the AMD share issuance proposal and such failure to provide voting instructions will have no effect on the AMD share issuance proposal.

AMD Proposal 2: AMD Adjournment Proposal

Whether or not a quorum is present at the AMD special meeting, approval of the AMD adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal to vote on the AMD adjournment proposal will have the same effect as a vote “AGAINST” the AMD adjournment proposal. However, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD adjournment proposal, voting power will deemed to be withheld with respect to the AMD adjournment proposal and such failure to provide voting instructions will have no effect on the AMD adjournment proposal.

What stockholder vote is required for the approval of each proposal at the Xilinx special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Xilinx special meeting?

Xilinx Proposal 1: Xilinx Merger Proposal

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal. Accordingly, an abstention or other failure to vote on the Xilinx merger proposal will have the same effect as a vote “AGAINST” the Xilinx merger proposal.

Xilinx Proposal 2: Xilinx Compensation Proposal

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, assuming a quorum is present at the Xilinx special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting to vote on the Xilinx compensation proposal will have the same effect as a vote “AGAINST” the Xilinx compensation proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal, it will have the same effect as a vote “AGAINST” the Xilinx compensation proposal.

Xilinx Proposal 3: Xilinx Adjournment Proposal

Whether or not a quorum is present at the Xilinx special meeting, approval of the Xilinx adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting to vote on the Xilinx adjournment proposal will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal.

Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the merger-related compensation for Xilinx named executive officers (the Xilinx compensation proposal)?

Under SEC rules, Xilinx is required to seek a non-binding advisory vote of its stockholders relating to the compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the merger (also known as “golden parachute” compensation).

What happens if Xilinx stockholders do not approve, by non-binding advisory vote, the merger-related compensation for Xilinx named executive officers (the Xilinx compensation proposal)?

Because the vote on the proposal to approve the Xilinx compensation proposal is advisory in nature, the outcome of the vote will not be binding upon Xilinx or the combined company. Accordingly, the merger-related compensation, which is described under “Interests of Xilinx Directors and Executive Officers in the Merger,” may be paid to Xilinx named executive officers even if Xilinx stockholders do not approve the Xilinx compensation proposal.

What if I hold shares of both AMD and Xilinx common stock?

If you are both an AMD stockholder and a Xilinx stockholder, you will receive two separate packages of proxy materials. A vote cast as an AMD stockholder will not count as a vote cast as a Xilinx stockholder, and a vote cast as a Xilinx stockholder will not count as a vote cast as an AMD stockholder. Therefore, please follow the instructions received with each set of materials you receive in order to submit separate proxies for your shares of AMD common stock and your shares of Xilinx common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of AMD or Xilinx common stock are registered directly in your name with the transfer agent of AMD and Xilinx, respectively, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the applicable special meeting. You may also grant a proxy directly to AMD or Xilinx, as applicable, or to a third party to vote your shares at the applicable special meeting.

If your shares of AMD or Xilinx common stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by them to vote your shares. In order to virtually attend and vote at the AMD special meeting via the AMD special meeting website or the Xilinx special meeting via the Xilinx special meeting website, you will need to obtain a specific control number and follow the other procedures provided by your bank, broker or other nominee.

If my shares of AMD or Xilinx common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of AMD or Xilinx common stock, as applicable, if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under Nasdaq rules, banks, brokers and other nominees who hold shares of AMD or Xilinx common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at the AMD and Xilinx special meetings. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For AMD stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares of AMD common stock will have no effect on the AMD share issuance proposal or the AMD adjournment proposal (assuming a quorum is present at the AMD special meeting).

For Xilinx stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares of Xilinx common stock will be the same as a vote “AGAINST” the Xilinx merger proposal, but will have no effect on the Xilinx compensation proposal (assuming a quorum is present at the Xilinx special meeting) or the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name”

through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal or the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” such proposal.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of AMD or Xilinx common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of AMD or Xilinx common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, in order to ensure that all of your shares of AMD or Xilinx common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to submit a proxy or vote your shares.

If a stockholder gives a proxy, how are the shares of AMD or Xilinx common stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of AMD or Xilinx common stock, as applicable, in the way that you indicate. For each item before the AMD or Xilinx special meeting, as applicable, you may specify whether your shares of AMD or Xilinx common stock, as applicable, should be voted for or against, or abstain from voting.

How will my shares of AMD common stock be voted if I return a blank proxy?

If you sign, date and return your proxy and do not indicate how you want your shares of AMD common stock to be voted, then your shares of AMD common stock will be voted in accordance with the recommendation of the AMD board of directors: “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal.

How will my shares of Xilinx common stock be voted if I return a blank proxy?

If you sign, date and return your proxy and do not indicate how you want your shares of Xilinx common stock to be voted, then your shares of Xilinx common stock will be voted in accordance with the recommendation of the Xilinx board of directors: “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal.

Can I change my vote after I have submitted my proxy?

Any AMD or Xilinx stockholder giving a proxy has the right to revoke the proxy and change their vote before the proxy is voted at the applicable special meeting by doing any of the following:

•	subsequently submitting a new proxy (including over the internet or telephone) for the applicable special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to AMD’s or Xilinx’s Corporate Secretary, as applicable; or

•	virtually attending and voting at the applicable special meeting via the applicable special meeting website.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the applicable special meeting via the applicable special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed:

If you are an AMD stockholder:	If you are a Xilinx stockholder:

Advanced Micro Devices, Inc.	Xilinx, Inc.
Attn: Corporate Secretary	Attn: Corporate Secretary
corporate.secretary@amd.com	corporate.secretary@xilinx.com
2485 Augustine Drive	2100 Logic Drive
Santa Clara, California 95054	San Jose, California 95124

See “The AMD Special Meeting—Revocability of Proxies” and “The Xilinx Special Meeting—Revocability of Proxies.”

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the special meetings?

The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of AMD and Xilinx will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Do Xilinx stockholders have dissenters’ or appraisal rights?

Xilinx stockholders are not entitled to appraisal or dissenters’ rights under the DGCL. If Xilinx stockholders are not in favor of the merger, they may vote against or choose to abstain from voting on the Xilinx merger proposal. See “No Appraisal Rights.” Information about how Xilinx stockholders may vote on the proposals being considered in connection with the merger can be found under “The Xilinx Special Meeting.”

Are there any risks that I should consider in deciding whether to vote for the approval of the AMD share issuance proposal or the Xilinx merger proposal?

Yes. You should read and carefully consider the risk factors set forth under “Risk Factors.” You also should read and carefully consider the risk factors relating to AMD and Xilinx that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

What happens if I sell my shares of AMD or Xilinx common stock after the respective record date but before the respective special meeting?

The AMD record date is earlier than the date of the AMD special meeting, and the Xilinx record date is earlier than the date of the Xilinx special meeting. If you sell or otherwise transfer your shares of AMD or Xilinx common stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Who will solicit and pay the cost of soliciting proxies?

AMD has engaged Mackenzie Partners, Inc., which is referred to as “Mackenzie Partners,” to assist in the solicitation of proxies for the AMD special meeting. AMD estimates that it will pay Mackenzie Partners a fee of approximately $60,000, plus reimbursement for certain out-of-pocket fees and expenses. AMD has agreed to indemnify Mackenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Xilinx has engaged Innisfree M&A Incorporated, which is referred to as “Innisfree,” to assist in the solicitation of proxies for the Xilinx special meeting. Xilinx estimates that it will pay Innisfree a fee of approximately $40,000, plus reimbursement for certain out-of-pocket fees and expenses. Xilinx has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

AMD and Xilinx also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of AMD and Xilinx common stock, respectively. AMD and Xilinx directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the merger expected to be completed?

Subject to the satisfaction or waiver of the closing conditions described under “The Merger Agreement—Conditions to the Completion of the Merger,” including approval of the AMD share issuance proposal by AMD stockholders and approval of the Xilinx merger proposal by Xilinx stockholders, the merger is currently expected to be completed by the end of the 2021 calendar year. However, neither AMD nor Xilinx can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors beyond the control of both companies, including the receipt of certain required regulatory approvals. AMD and Xilinx hope to complete the merger as soon as reasonably practicable. Also see “The Merger—Regulatory Approvals.”

What respective equity stakes will AMD and Xilinx stockholders hold in the combined company immediately following the merger?

Based on the number of shares of AMD and Xilinx common stock outstanding on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock. The relative ownership interests of AMD stockholders and former Xilinx stockholders in the combined company immediately following the merger will depend on the number of shares of AMD and Xilinx common stock issued and outstanding immediately prior to the merger.

If I am a Xilinx stockholder, how will I receive the merger consideration to which I am entitled?

If you hold your shares of Xilinx common stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of Xilinx common stock for shares of AMD common stock. Such shares will, following the effective time, be automatically exchanged for shares of AMD common stock (in book-entry form) and cash in lieu of any fractional shares of AMD common stock to which you are entitled. If you instead hold your shares of Xilinx common stock in certificated form, then, after receiving the proper documentation from you following the effective time, the exchange agent will deliver to you the shares of AMD common stock (in book-entry form) and cash in lieu of any fractional shares of AMD common stock to which you are entitled. See “The Merger Agreement—Exchange of Shares.”

What should I do now?

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes. Then, you may vote by proxy over the internet or telephone using the instructions included with the accompanying proxy card, or promptly complete your proxy card and return it in the enclosed postage-paid envelope, so that your shares will be voted in accordance with your instructions.

How can I find more information about AMD and Xilinx?

You can find more information about AMD and Xilinx from various sources described under “Where You Can Find More Information.”

Whom do I call if I have questions about the special meetings or the merger?

If you have questions about the special meetings or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact your company’s proxy solicitor:

If you are an AMD stockholder: Mackenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (800) 322-2885 Banks and Brokers: (212) 929-5500 proxy@mackenziepartners.com	If you are a Xilinx stockholder: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 (877) 717-3923 Banks and Brokers: (212) 750-5833

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/ prospectus and does not contain all of the information that may be important to you as an AMD or Xilinx stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Merger (Page 53)

Advanced Micro Devices, Inc.

Since its founding in 1969, AMD has driven innovation in high-performance computing products and technologies to push the boundaries on what is possible. AMD’s products include x86 microprocessors (CPUs), accelerated processing units which integrate microprocessors and graphics (APUs), discrete graphics processing units (GPUs), semi-custom System-on-Chip (SOC) products and chipsets for the PC, gaming, datacenter and embedded markets. In addition, AMD provides development services and licenses portions of its intellectual property portfolio. With over 12,000 employees, AMD’s operations span 40 locations in more than 20 countries. AMD’s principal executive offices are located at 2485 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 749-4000.

Xilinx, Inc.

Xilinx designs and develops programmable devices and associated technologies, including integrated circuits (ICs) in the form of programmable logic devices (PLDs), including programmable System on Chips (SoCs), three-dimensional ICs (3D ICs) and Adaptive Compute Acceleration Platform (ACAP): a highly integrated multi-core heterogeneous compute platform; software design tools to program the PLDs; software development environments and embedded platforms; targeted reference designs; printed circuit boards; and intellectual property (IP), which consists of Xilinx and various third-party verification and IP cores. In addition to its programmable platforms, Xilinx provides design services, customer training, field engineering and technical support. Xilinx’s principal executive offices are located at 2100 Logic Drive, San Jose, California 95124, and its telephone number is (408) 559-7778.

Thrones Merger Sub, Inc.

Merger Sub was formed by AMD solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into Xilinx, with Xilinx continuing as the surviving corporation and as a wholly owned subsidiary of AMD. Merger Sub’s principal executive offices are located at 2485 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 749-4000.

The Merger and the Merger Agreement (Pages 74 and 154)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A hereto. AMD and Xilinx encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The merger agreement provides that, subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Xilinx, with Xilinx continuing as the surviving corporation in the merger and as a wholly owned subsidiary of AMD.

Merger Consideration (Page 74)

At the effective time, each share of Xilinx common stock (other than shares held in treasury by Xilinx or held directly by AMD or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.7234 shares of AMD common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of AMD common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of AMD or Xilinx common stock changes.

Treatment of Xilinx Equity Awards (Page 158)

Xilinx equity awards held by Xilinx employees immediately prior to the effective time, including options to purchase shares of Xilinx common stock, which are referred to as “Xilinx Options,” and Xilinx restricted stock units, which are referred to as “Xilinx RSUs,” will be assumed by AMD and converted into AMD equity awards on substantially the same terms, except that the assumed equity awards will cover a number of shares of AMD common stock and, if applicable, have an exercise price determined using the exchange ratio and any performance criteria applicable to Xilinx RSUs determined based on actual or, if consummation of the merger occurs during or after Xilinx’s 2022 fiscal year, the greater of target-level and actual, performance through a date that is at least ten business days prior to the effective time.

The vesting of any Xilinx equity awards, including Xilinx Options and Xilinx RSUs, held by non-employee members of the Xilinx board of directors will accelerate in full and, in the case of Xilinx RSUs, become settled.

Xilinx equity awards, including Xilinx Options and Xilinx RSUs, that are not settled, as described above, or assumed by AMD will be cancelled at the effective time.

Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger (Page 89)

The AMD board of directors unanimously recommends that you vote “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal. For a description of some of the factors considered by the AMD board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and additional information on the recommendation of the AMD board of directors, see “The Merger—Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger.”

Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger (Page 93)

The Xilinx board of directors unanimously recommends that you vote “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal. For a description of some of the factors considered by the Xilinx board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and additional information on the recommendation of the Xilinx board of directors, see “The Merger—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger.”

Opinions of AMD’s Financial Advisors

Opinion of DBO (Page 98; Annex B)

AMD retained DBO to provide it with financial advisory services and a financial opinion in connection with the merger. The AMD board of directors selected DBO to act as AMD’s financial advisor based on DBO’s qualifications, expertise and reputation, and its knowledge and understanding of AMD’s business and affairs. At the meeting of the AMD board of directors on October 26, 2020, DBO rendered to the AMD board of directors its oral opinion, subsequently confirmed in writing, that as of October 26, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by DBO, as set forth in its written opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD.

The full text of the written opinion of DBO to the AMD board of directors, dated as of October 26, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by DBO in rendering its opinion, is attached as Annex B hereto and is incorporated by reference herein in its entirety, which opinion DBO expressly consented may be included in this joint proxy statement/prospectus. You should carefully read and consider DBO’s written opinion in its entirety, as it contains important information. DBO’s opinion was directed to the AMD board of directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to AMD as of the date of the opinion, and does not address any other terms, aspects or implications of the merger or related transactions or any other matter. DBO’s opinion was not intended to, and does not, constitute any opinion or recommendation as to how AMD stockholders or any other person should vote or act with respect to the merger or any other matter. Under the terms of its engagement letter, AMD has agreed to pay DBO a fee of approximately $27.0 million for its services, approximately $24.3 million of which is payable contingent upon the closing of the merger, including a portion of which may be paid in the form of AMD common stock. In addition and at AMD’s sole discretion, an additional payment of up to $10.0 million may be made at the closing of the merger. See “The Merger—Opinions of AMD’s Financial Advisors—Opinion of DBO.”

Opinion of Credit Suisse (Page 111; Annex C)

AMD retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. On October 26, 2020, Credit Suisse rendered its oral opinion to the AMD board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of October 26, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD.

Credit Suisse’s opinion was directed to the AMD board of directors and only addressed the fairness, from a financial point of view, to AMD of the exchange ratio set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex C hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger. Credit Suisse is entitled to receive from AMD a transaction fee of $18.0 million, approximately $16.2 million of which is payable contingent upon the closing of the merger. In addition and at AMD’s sole discretion, an additional payment of up to $10.0 million may be made at the closing of the merger. See “The Merger—Opinions of AMD’s Financial Advisors—Opinion of Credit Suisse.”

Opinion of Xilinx’s Financial Advisors

Opinion of Morgan Stanley (Page 118; Annex D)

Xilinx retained Morgan Stanley to act as a financial advisor to the Xilinx board of directors in connection with the proposed merger. The Xilinx board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Xilinx’s business and affairs. At the meeting of the Xilinx board of directors on October 26, 2020, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Xilinx common stock (other than shares of Xilinx common stock held in treasury or held by AMD or Merger Sub, which are referred to as the “Excluded Shares”).

The full text of the written opinion of Morgan Stanley, dated as of October 26, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex D hereto. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Xilinx board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Xilinx common stock (other than holders of the Excluded Shares) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of AMD or Xilinx common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any Xilinx officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Xilinx common stock pursuant to the merger. The opinion was addressed to, and rendered for the benefit of, the Xilinx board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Xilinx common stock or any holder of shares of AMD common stock as to how to vote with respect to the merger. Under the terms of its engagement letter, Xilinx has agreed to pay Morgan Stanley a transaction fee of $70.0 million, which is contingent upon the closing of the merger (other than $5.0 million paid upon public announcement of the merger), and up to an additional $40.0 million calculated based on the extent to which the value of Xilinx’s shares in the merger immediately prior to closing (as measured by the trading price of the AMD common stock received in the merger) exceeds a specified threshold. Based on the trading price of AMD common stock on March 4, 2021, the additional fee payable to Morgan Stanley would be approximately $19 million. $5.0 million of the transaction fee was paid upon the public announcement of the merger, and the remainder is contingent upon the closing of the merger. See “The Merger—Opinions of Xilinx’s Financial Advisors—Opinion of Morgan Stanley.”

Opinion of BofA Securities (Page 129; Annex E)

In connection with the merger, BofA Securities, at a meeting of the Xilinx board of directors, delivered to the Xilinx board of directors a written opinion, dated October 26, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger to the holders of Xilinx common stock. The full text of the written opinion, dated October 26, 2020, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E hereto and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Xilinx board of directors (in its capacity as such) for the benefit and use of the Xilinx board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other term, aspect or implication of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Xilinx or in which Xilinx might engage or as to the underlying business decision of Xilinx to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter. Xilinx has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of $20.0 million, $4.0 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. See “The Merger—Opinions of Xilinx’s Financial Advisors—Opinion of BofA Securities.”

The AMD Special Meeting (Page 55)

In light of ongoing developments related to the COVID-19 pandemic, the AMD special meeting will be held solely in a virtual meeting format via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time. AMD stockholders will be able to virtually attend and vote at the AMD special meeting by visiting the AMD special meeting website at www.virtualshareholdermeeting.com/AMD2021SM.

The purposes of the AMD special meeting are as follows:

•	AMD Proposal 1: Approval of the Share Issuance. To consider and vote on the AMD share issuance proposal; and

•	AMD Proposal 2: Adjournment of the AMD Special Meeting. To consider and vote on the AMD adjournment proposal.

Completion of the merger is conditioned on the approval of the AMD share issuance proposal (AMD Proposal 1) by AMD stockholders.

Only holders of record of shares of AMD common stock outstanding as of the close of business on February 10, 2021 (the AMD record date) are entitled to notice of, and to vote at, the AMD special meeting or any adjournment or postponement thereof. AMD stockholders may cast one vote for each share of AMD common stock that they own of record as of the AMD record date.

A quorum of AMD stockholders is necessary to hold the AMD special meeting. A quorum will exist at the AMD special meeting if holders of record of shares of AMD common stock representing a majority of the issued and outstanding shares of AMD common stock entitled to vote at the AMD special meeting are virtually present via the AMD special meeting website or represented by proxy. All shares of AMD common stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the proposals for consideration at the AMD special meeting are considered “non-routine” matters under Nasdaq rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the AMD special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the AMD special meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the AMD stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the AMD special meeting.

Assuming a quorum is present at the AMD special meeting, approval of the AMD share issuance proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD share issuance proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal to vote on the AMD share issuance proposal will have the same effect as a vote “AGAINST” the AMD share issuance proposal. However, assuming a quorum is present at the AMD special meeting, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD share issuance proposal, voting power will deemed to be withheld with respect to the AMD share issuance proposal and such failure to provide voting instructions will have no effect on the AMD share issuance proposal.

Whether or not a quorum is present at the AMD special meeting, approval of the AMD adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote on the AMD adjournment proposal to vote at the AMD special meeting on the AMD adjournment proposal will have the same effect as a vote “AGAINST” the AMD adjournment proposal. However, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD adjournment proposal, voting power will deemed to be withheld with respect to the AMD adjournment proposal and such failure to provide voting instructions will have no effect on the AMD adjournment proposal.

The Xilinx Special Meeting (Page 64)

In light of ongoing developments related to the COVID-19 pandemic, the Xilinx special meeting will be held virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time. Xilinx stockholders will be able to virtually attend and vote at the Xilinx special meeting by visiting the Xilinx special meeting website at https://viewproxy.com/Xilinx/2021.

The purposes of the Xilinx special meeting are as follows:

•	Xilinx Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Xilinx merger proposal;

•

Xilinx Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Xilinx Named Executive Officers. To consider and vote on the Xilinx compensation proposal; and

•	Xilinx Proposal 3: Adjournment of the Xilinx Special Meeting. To consider and vote on the Xilinx adjournment proposal.

Completion of the merger is conditioned on the approval of the Xilinx merger proposal (Xilinx Proposal 1) by Xilinx stockholders. Approval of the advisory Xilinx compensation proposal (Xilinx Proposal 2) is not a condition to the obligation of either AMD or Xilinx to complete the merger.

Only holders of record of shares of Xilinx common stock outstanding as of the close of business on February 10, 2021 (the Xilinx record date) are entitled to notice of, and to vote at, the Xilinx special meeting or any adjournment or postponement thereof. Xilinx stockholders may cast one vote for each share of Xilinx common stock that they own of record as of the Xilinx record date.

A quorum of Xilinx stockholders is necessary to hold the Xilinx special meeting. A quorum will exist at the Xilinx special meeting if holders of record of shares of Xilinx common stock representing a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting are virtually present via the Xilinx special meeting website or represented by proxy. All shares of Xilinx common stock represented by a valid proxy and all abstentions will be counted as present for purposes of establishing a quorum. All of the proposals for consideration at the Xilinx special meeting are considered “non-routine” matters under Nasdaq rules, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the Xilinx special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” are expected at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Xilinx stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals brought before the Xilinx special meeting.

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal. Accordingly, an abstention or other failure to vote on the Xilinx merger proposal will have the same effect as a vote “AGAINST” the Xilinx merger proposal.

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, assuming a quorum is present at the Xilinx special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx compensation proposal to vote on the Xilinx compensation proposal will have the same effect as a vote “AGAINST” the Xilinx compensation proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal, it will have the same effect as a vote “AGAINST” the Xilinx compensation proposal.

Whether or not a quorum is present at the Xilinx special meeting, approval of the Xilinx adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx adjournment proposal to vote on the Xilinx adjournment proposal will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal.

Interests of AMD Directors and Executive Officers in the Merger (Page 254)

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, AMD directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other AMD stockholders generally. See “Interests of AMD Directors and Executive Officers in the Merger.”

Interests of Xilinx Directors and Executive Officers in the Merger (Page 255)

In considering the recommendations of the Xilinx board of directors, Xilinx stockholders should be aware that Xilinx directors and executive officers have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of other Xilinx stockholders generally. The Xilinx board of directors was aware of and considered these interests, among other matters, when it determined that the merger is fair to and in the best interests of Xilinx and its stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommended that Xilinx stockholders approve the Xilinx merger proposal. These interests are discussed in more detail under “Interests of Xilinx Directors and Executive Officers in the Merger.”

The benefits and financial interests that Xilinx’s directors and executive officers may become eligible to receive as a result of their interests in the merger include:

•

Xilinx equity awards, including Xilinx Options and Xilinx RSUs, held by Xilinx executive officers will be assumed by AMD and converted into AMD equity awards, with any performance criteria applicable to AMD RSUs determined based on actual or, if consummation of the merger occurs during or after Xilinx’s 2022 fiscal year, the greater of target-level and actual, performance through a date that is at least ten business days prior to the effective time, the number and estimated value of which are provided under “Interests of Xilinx Directors and Executive Officers in the Merger”;

•

the vesting of any Xilinx equity awards, including Xilinx Options and Xilinx RSUs, held by non-employee members of the Xilinx board of directors will accelerate in full and, in the case of Xilinx RSUs, become settled, the number and estimated value of which are provided under “Interests of Xilinx Directors and Executive Officers in the Merger”;

•

the merger agreement provides that the directors and executive officers of Xilinx and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies following the merger;

•	at least two members of the Xilinx board of directors will be added to the AMD board of directors at the effective time; and

•

each of Xilinx’s current executive officers has entered into an employment or change of control agreement with Xilinx, which, among other things, provides for severance payments and benefits upon certain qualifying terminations of employment in connection with a change of control of Xilinx.

For an estimate of the value of the benefits and financial interests that Xilinx’s named executive named officers may become eligible to receive as a result of their interests in the merger, assuming, among other things, that the merger was completed on February 10, 2021 and each such named executive officer experienced a qualifying termination of employment immediately thereafter, see “Interests of Xilinx Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Xilinx Named Executive Officers—Golden Parachute Compensation.”

Governance of the Combined Company (Page 159)

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the AMD board of directors after reasonable consultation with, and reasonable consideration of, the recommendations of Xilinx. AMD has agreed to nominate such directors for reelection at the first annual meeting of AMD stockholders that occurs after the closing.

Dr. Lisa Su will lead the combined company as Chief Executive Officer. Victor Peng, President and Chief Executive Officer of Xilinx, will join AMD as President responsible for the Xilinx business and strategic growth initiatives, effective upon closing of the merger.

Organizational Documents and Directors and Officers of the Surviving Corporation (Page 159)

At the effective time, Xilinx’s certificate of incorporation will be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub. The parties to the merger agreement will also take all requisite actions to amend the bylaws of Xilinx to conform to the bylaws of Merger Sub except that the name of the surviving corporation will be “Xilinx, Inc.” and Article VI of the Xilinx bylaws will remain in effect as Article VI of the surviving corporation. Merger Sub’s directors and officers immediately prior to the effective time will become the initial directors and officers of Xilinx as the surviving corporation.

Certain Beneficial Owners of AMD Common Stock (Page 276)

At the close of business on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, AMD directors and executive officers and their affiliates, as a group, owned and were entitled to vote approximately 1% of the shares of AMD common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, AMD currently expects that all AMD directors and executive officers will vote their shares “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal. For more information regarding the security ownership of AMD directors and executive officers, see “Certain Beneficial Owners of AMD Common Stock—Security Ownership of AMD Directors and Executive Officers.”

Certain Beneficial Owners of Xilinx Common Stock (Page 278)

At the close of business on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, Xilinx directors and executive officers and their affiliates, as a group, owned and were entitled to vote less than 1% of the shares of Xilinx common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, Xilinx currently expects that all Xilinx directors and executive officers will vote their shares “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal. For more information regarding the security ownership of Xilinx directors and executive officers, see “Certain Beneficial Owners of Xilinx Common Stock—Security Ownership of Xilinx Directors and Executive Officers.”

Regulatory Approvals (Page 149)

AMD, Merger Sub and Xilinx have each agreed to cooperate with each other and to use (and to cause their subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate and make effective the transactions contemplated by the merger agreement, including to obtain all required regulatory approvals as promptly as practicable, subject to certain limits. See “The Merger—Regulatory Approvals.”

The obligations of AMD and Xilinx to consummate the merger are subject to, among other conditions, the termination or expiration of any waiting period (or any extension thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act, which occurred as of 11:59 p.m., Eastern Time, on January 11, 2021, and the receipt of any approvals and clearances required in connection with such transactions under the competition laws of the European Union, China, the United Kingdom and certain additional jurisdictions.

Ownership of the Combined Company (Page 150)

Based on the number of shares of AMD and Xilinx common stock outstanding as of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock. The relative ownership interests of AMD stockholders and former Xilinx stockholders in the combined company immediately following the merger will depend on the number of shares of AMD and Xilinx common stock issued and outstanding immediately prior to the merger.

No Appraisal Rights (Page 274)

Neither AMD nor Xilinx stockholders are entitled to appraisal of their shares or dissenters’ rights with respect to the merger.

Conditions to the Completion of the Merger (Page 174)

The obligations of each of AMD and Xilinx to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the SEC having declared effective the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and the absence of any stop order or pending (or threatened) proceedings by the SEC with respect thereto;

•	approval by Xilinx stockholders of the Xilinx merger proposal;

•	approval by AMD stockholders of the AMD share issuance proposal;

•

the termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act, which occurred as of 11:59 p.m., Eastern Time, on January 11, 2021, and the receipt of the other specified regulatory clearances and approvals;

•

the approval for listing by Nasdaq of the shares of AMD common stock to be issued to Xilinx stockholders in the merger, including shares of AMD common stock to be issued in connection with assumed Xilinx equity awards; and

•	the absence of any law or order by any governmental entity of competent jurisdiction preventing, enjoining or making illegal the consummation of the merger.

In addition, each party’s obligation to complete the merger is subject to, among other things, the accuracy of certain representations and warranties of the other party and the compliance by such other party with certain of its covenants, in each case, subject to the materiality standards set forth in the merger agreement, and the absence of the occurrence of any material adverse effect.

Neither AMD nor Xilinx can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Acquisition Proposals (Page 165)

As more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals,” subject to the exceptions summarized below, AMD and Xilinx have each agreed that they will not (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”), (b) furnish any information regarding such party or its subsidiaries or afford access to such party’s or its subsidiaries’ representatives, books, records or property, in each case in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal, (c) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, (d) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment or agreement in principle with respect to any acquisition proposal or (e) resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, if at any time prior to obtaining approval of the Xilinx merger proposal, in the case of Xilinx, or the AMD share issuance proposal, in the case of AMD, AMD or Xilinx, as applicable, receives a bona fide, written acquisition proposal after the date of the merger agreement that did not result from a breach of the non-solicitation provisions in the merger agreement and that the AMD or Xilinx board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to lead to a superior proposal (as defined under “The Merger Agreement—No Solicitation of Acquisition Proposals”) and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with such board of directors’ fiduciary duties to such party and its stockholders under applicable legal requirements, AMD or Xilinx, as applicable, may (a) engage in discussions or negotiations with the party making the acquisition proposal and (b) furnish information with respect to AMD or Xilinx, as applicable, to the party making the acquisition proposal, in either case, subject to certain conditions and obligations in the merger agreement.

AMD and Xilinx have also agreed to notify the other (a) promptly following (and in any event, within 24 hours of the receipt of) any acquisition proposal or any request for information that is reasonably likely to lead to an acquisition proposal and (b) to keep the other party reasonably informed on a current basis (and in any event, within 24 hours) as to the status of any acquisition proposal, including informing the other party of any material change to such acquisition proposal’s terms, the status of any negotiations, and any change in its intentions.

No Change of Recommendation (Page 168)

The merger agreement provides that, among other restrictions and subject to certain exceptions, neither the AMD nor Xilinx board of directors will (a) withhold, withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse the other party, the AMD board of directors’ recommendation to AMD stockholders to approve the share issuance or the Xilinx board of directors’ recommendation to Xilinx stockholders to adopt the merger agreement, as applicable, or (b) approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the approval by AMD stockholders of the AMD share issuance proposal or by Xilinx stockholders of the Xilinx merger proposal, as the case may be, the AMD or Xilinx board of directors, as applicable, may make a change of recommendation and/or terminate the merger agreement to concurrently enter into a definitive agreement with respect to an acquisition proposal if it determines in good faith (after consultation with its outside legal counsel and financial advisor) that such acquisition proposal is a superior proposal and that failure to take such action with respect to such acquisition proposal would reasonably be expected to be inconsistent with the such board of directors’ fiduciary duties to such party and its stockholders under applicable legal requirements (and subject to compliance with certain obligations set forth in the merger agreement, including providing the other party with prior notice and the opportunity to negotiate for a period to match the terms of the superior proposal and payment of the applicable termination fee concurrent with any such termination of the merger agreement).

In addition, the AMD or Xilinx board of directors, as the case may be, is permitted under certain circumstances, prior to obtaining stockholder approval of the AMD share issuance proposal, in the case of AMD, or the Xilinx merger proposal, in the case of Xilinx, and subject to compliance with certain obligations set forth in the merger agreement (including providing the other party with prior notice and the opportunity to negotiate during such notice period to amend the terms of the merger agreement) to make a change of recommendation in response to an intervening event (unrelated to an acquisition proposal) if the AMD or Xilinx board of directors, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties.

Termination of the Merger Agreement (Page 176)

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of AMD and Xilinx at any time prior to the effective time;

•

by either AMD or Xilinx, if the merger has not been consummated on or prior to the end date, including any automatic extensions thereof (however, a party may not terminate the merger agreement if such party’s material breach of any of its obligations under the merger agreement materially contributed to the failure of the closing to have occurred by the end date);

•

by either AMD or Xilinx, if a governmental authority of competent jurisdiction issues a final and non-appealable order or adopts or enacts a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, a party may not terminate the merger agreement if such party has failed in any material respect to comply with any of its obligations under the merger agreement with respect to obtaining regulatory approvals);

•	by either party, if the other party has made a change of recommendation, prior to the other party obtaining its required stockholder approval;

•

by either party, if either the Xilinx merger proposal or the AMD share issuance proposal is not approved at the Xilinx special meeting or the AMD special meeting, respectively, including any postponement or adjournment thereof;

•

by either party, if prior to obtaining such party’s stockholder approval, (a) such party’s board of directors shall have authorized the party to enter into a definitive agreement relating to a superior proposal, (b) concurrently with the termination of the merger agreement, such party enters into the definitive agreement relating to a superior proposal and pays the other party the applicable termination fee pursuant to the merger agreement, and (c) such party has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with the applicable no solicitation of acquisition proposals and special meetings provisions of the merger agreement; or

•

by either party, if any representation or warranty of the other party becomes inaccurate or the other party breaches any covenant in the merger agreement and such inaccuracy or breach (a) would result in the failure of certain conditions to closing and (b) is not curable by the end date or, if curable and the other party is using reasonable best efforts to cure, is not cured by the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in breach of any representation, warranty or agreement contained in the merger agreement which breach would give rise to the failure of a condition to the merger agreement regarding accuracy of representations and warranties and compliance with covenants).

Termination Fees (Page 177)

Xilinx has agreed to pay a termination fee of $1.0 billion in cash to AMD, and AMD has agreed to pay a termination fee of $1.5 billion in cash to Xilinx (together, the “termination fees”), if the merger agreement is terminated in certain circumstances involving a change of recommendation or termination of the merger agreement to enter into a superior proposal, in each case by the party obligated to pay the fee. AMD and Xilinx are also required to pay the applicable termination fee if the party obligated to pay the termination fee enters into or consummates a superior proposal following certain terminations of the merger agreement, including a termination due to such party’s failure to obtain the required stockholder approval, after an alternative proposal has been made or due to a breach of such party’s non-solicitation obligations under the merger agreement.

AMD must pay a regulatory termination fee of $1.0 billion in cash to Xilinx if the merger agreement is terminated in certain circumstances involving the failure to obtain required regulatory approvals.

Neither AMD nor Xilinx will be required to pay a termination fee on more than one occasion. Furthermore, except in the case of fraud or intentional and material breach of the merger agreement, if a party receives a termination fee, then the termination fee will be the recipient’s sole and exclusive remedy against the other party, its affiliates and its and their respective representatives in connection with the merger agreement.

A termination fee will be payable by a party only once and not in duplication even though the termination fee may be payable by such party pursuant to multiple circumstances.

Accounting Treatment (Page 151)

AMD prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations, with AMD representing the accounting acquirer under this guidance. AMD will record assets acquired, including identifiable intangible assets, and liabilities assumed from Xilinx at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described in Note 2 (Basis of Pro Forma Presentation) to the unaudited pro forma condensed combined financial statements) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of AMD after completion of the merger will reflect Xilinx after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Xilinx. The earnings of AMD following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, AMD determines that tangible or intangible assets (including goodwill) are impaired, AMD would record an impairment charge at that time.

Litigation Relating to the Merger (Page 151)

As of March 4, 2021, nine complaints have been filed by purported Xilinx stockholders and one complaint has been filed by a purported AMD stockholder, each of which seeks to enjoin the merger and other relief. The complaints assert claims against certain defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this joint proxy statement/prospectus and against certain defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements. Two complaints assert that the members of the Xilinx board of directors breached their fiduciary duties in connection with the merger by purportedly failing to obtain adequate consideration and failing to disclose material information about the merger, and one complaint asserts that the members of the Xilinx board of directors breached their fiduciary duties in connection with the merger by purportedly failing to obtain adequate consideration, and that AMD, Xilinx and Merger Sub aided and abetted the Xilinx board of directors’ breach. AMD and Xilinx believe the allegations in the complaints are without merit. See “The Merger—Litigation Relating to the Merger.”

U.S. Federal Income Tax Consequences of the Merger (Page 262)

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger so qualifies, a U.S. Holder (as defined under “U.S. Federal Income Tax Consequences of the Merger”) of Xilinx common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Xilinx common stock for AMD common stock in the merger, except with respect to cash received by Xilinx stockholders in lieu of fractional shares of AMD common stock.

See “U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain U.S. federal income tax consequences of the merger. Please consult your tax advisors as to the specific tax consequences to you of the merger.

Comparison of Stockholders’ Rights (Page 265)

Upon completion of the merger, Xilinx stockholders receiving shares of AMD common stock will become AMD stockholders. The rights of AMD stockholders will be governed by the DGCL and the AMD charter and bylaws in effect at the effective time. As AMD and Xilinx are both Delaware corporations, the rights of AMD and Xilinx stockholders are not materially different. However, there are certain differences in the rights of AMD stockholders under the AMD charter and bylaws and of Xilinx stockholders under the Xilinx charter and bylaws. See “Comparison of Stockholders’ Rights.”

Listing of AMD Common Stock; Delisting and Deregistration of Xilinx Common Stock (Page 153)

It is a condition to the merger that the shares of AMD common stock to be issued to Xilinx stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance. If the merger is completed, Xilinx common stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Xilinx will no longer be required to file periodic reports with the SEC with respect to Xilinx common stock.

Xilinx has agreed to cooperate with AMD prior to the closing to cause the Xilinx common stock to be delisted from Nasdaq and be deregistered under the Exchange Act as soon as practicable after the effective time.

Risk Factors (Page 37)

In evaluating the merger agreement, the merger and the share issuance, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed under “Risk Factors.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMD

The selected historical consolidated financial data of AMD for each of the fiscal years ended December 26, 2020, December 28, 2019 and December 29, 2018 and as of December 26, 2020 and December 28, 2019 have been derived from AMD’s audited consolidated financial statements contained in AMD’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended December 30, 2017 and December 31, 2016 and as of December 29, 2018, December 30, 2017 and December 31, 2016 have been derived from AMD’s audited consolidated financial statements as of and for such fiscal years contained in AMD’s other Annual Reports on Form 10-K filed with the SEC, which are not incorporated by reference in this joint proxy statement/prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of AMD, including following completion of the merger, and should be read together with AMD’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in AMD’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, which is incorporated by reference in this joint proxy statement/prospectus, as well as with AMD’s other reports filed with the SEC. See “Where You Can Find More Information.”

	As of / Fiscal Year Ended
	December 26, 2020(1)	December 28, 2019(1)	December 29, 2018(1)	December 30, 2017(1)(2)	December 31, 2016(1)(2)
	(in millions, except per share amounts)
Net revenue	$9,763	$6,731	$6,475	$5,253	$4,319
Net income (loss)(3)	$2,490	$341	$337	$(33)	$(498)
Earnings (loss) per share
Basic	$2.10	$0.31	$0.34	$(0.03)	$(0.60)
Diluted	$2.06	$0.30	$0.32	$(0.03)	$(0.60)
Shares used in per share calculation
Basic	1,184	1,091	982	952	835
Diluted	1,207	1,120	1,064	952	835
Long-term debt, net and other long-term liabilities(4)	$507	$643	$1,306	$1,443	$1,559
Total assets	$8,962	$6,028	$4,556	$3,552	$3,328

(1)	Fiscal years 2020, 2019, 2018 and 2017 each consisted of 52 weeks, while fiscal year 2016 consisted of 53 weeks.
(2)

Fiscal year 2017 and 2016 amounts adjusted to reflect the retrospective application of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers.

(3)

In the fiscal year ended December 26, 2020, AMD recognized a $1.3 billion income tax benefit upon the release of a portion of the valuation allowance on deferred tax assets, which resulted in an equivalent increase to its deferred tax assets and thus an increase to total assets. In the fiscal year ended December 31, 2016, AMD recorded a charge of $340 million in Cost of sales, consisting of the $240 million value of the warrant under a warrant agreement and the $100 million payment, which were both associated with the sixth amendment to AMD’s wafer supply agreement with GlobalFoundries. In addition, AMD recorded a cumulative pre-tax gain of $146 million on the sale of its 85% equity interest in its assembly, testing, marking, packing and packaging services joint venture.

(4)

In the fiscal year ended December 28, 2019, AMD reduced long-term debt, net and other long-term liabilities by $663 million, primarily due to $628 million of net debt conversion and repayment. In the fiscal year ended December 31, 2016, AMD reduced long-term debt, net and other long term liabilities by $534 million, primarily due to $1,048 million of net debt repayment, partially offset by the issuance of $805 million in principal amount of 2.125% Notes net of unamortized discount of $308 million and unamortized issuance cost of $14 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF XILINX

The selected historical consolidated financial data of Xilinx for each of the fiscal years ended March 28, 2020, March 30, 2019 and March 31, 2018 and as of March 28, 2020 and March 30, 2019 have been derived from Xilinx’s audited consolidated financial statements contained in Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data for each of the fiscal years ended April 1, 2017 and April 2, 2016 and as of March 31, 2018, April 1, 2017 and April 2, 2016 have been derived from Xilinx’s audited consolidated financial statements as of and for such fiscal years contained in Xilinx’s other reports filed with the SEC, which are not incorporated by reference in this joint proxy statement/prospectus.

The selected historical consolidated financial data for Xilinx as of January 2, 2021 and for the fiscal nine months ended January 2, 2021 and December 28, 2019 are derived from Xilinx’s unaudited condensed consolidated financial statements contained in Xilinx’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2021, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of December 28, 2019 are derived from Xilinx’s unaudited condensed consolidated financial statements contained in Xilinx’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2019, which is not incorporated by reference in this joint proxy statement/prospectus. The selected historical consolidated financial data as of and for the nine months ended January 2, 2021 and December 28, 2019 presented below have been prepared on a basis consistent with Xilinx’s audited consolidated financial statements. In the opinion of Xilinx management, such unaudited selected historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Xilinx, including following completion of the merger, and should be read together with Xilinx’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020 and Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2021, which are incorporated by reference in this joint proxy statement/prospectus, as well as with Xilinx’s other reports filed with the SEC. See “Where You Can Find More Information.”

	As of / Nine Months Ended		As of / Fiscal Year Ended
	January 2, 2021	December 28, 2019	March 28, 2020(1)	March 30, 2019	March 31, 2018(2)(4)	April 1, 2017(4)	April 2, 2016(3)(5)
	(in millions, except per share amounts)
Consolidated Statement of Income Data:
Net revenues	$2,297	$2,406	$3,163	$3,059	$2,467	$2,357	$2,214
Operating income	553	614	792	957	686	706	670
Income before income taxes	534	644	834	968	691	698	637
Provision for income taxes	76	14	41	79	227	70	86
Net income	459	630	793	890	464	628	551
Net income per common share:
Basic	$1.88	$2.50	$3.15	$3.52	$1.86	$2.49	$2.14
Diluted	$1.86	$2.47	$3.11	$3.47	$1.80	$2.34	$2.05
Shares used in per share calculations:
Basic	244	252	252	253	250	252	257
Diluted	247	256	255	256	258	269	269
Cash dividends per common share	$1.14	$1.11	$1.48	$1.44	$1.40	$1.32	$1.24
Consolidated Balance Sheet Data:
Working capital	$2,853	$2,612	$1,823	$3,417	$3,243	$3,077	$2,972
Total assets	5,749	4,951	4,693	5,151	5,061	4,777	4,819
Long-term debt	1,492	1,246	747	1,235	1,214	995	994
Other long-term liabilities	544	548	545	580	574	352	278
Stockholders’ equity	2,599	2,641	2,315	2,862	2,360	2,586	2,590

(1)	The fiscal year ended March 28, 2020 consolidated statement of income data included restructuring charges of $28 million.
(2)	The fiscal year ended March 31, 2018 consolidated statement of income data included executive transition costs of $33 million and the impact of U.S. tax law changes of $190 million.
(3)	Fiscal year 2016 was presented in accordance with Accounting Standards Codification 605, Revenue Recognition.
(4)	Fiscal years 2017 and 2018 were presented in accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers.
(5)	Fiscal years 2019, 2018, 2017 and 2015 each consisted of 52 weeks, while fiscal year 2016 consisted of 53 weeks.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined balance sheet data as of December 26, 2020 gives effect to the merger as if it had occurred on December 26, 2020, and the following selected unaudited pro forma condensed combined statement of operations data for the fiscal year ended December 26, 2020 is presented as if the merger had occurred on December 29, 2019. The unaudited pro forma condensed combined financial statements from which the selected data are derived have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements from which the selected data are derived do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors.” The selected unaudited pro forma condensed combined financial data should be read together with “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma condensed combined financial statements from which the following selected data is derived are based on and have been derived from the historical financial statements of AMD and Xilinx, including AMD’s audited consolidated statement of operations for its fiscal year ended December 26, 2020 and audited consolidated balance sheet as of December 26, 2020, and Xilinx’s unaudited condensed consolidated statement of operations for the three months ended March 28, 2020, unaudited condensed consolidated statement of operations for the nine months ended January 2, 2021 and unaudited condensed consolidated balance sheet as of January 2, 2021.

AMD’s fiscal year ends on the last Saturday in December of each year and Xilinx’s fiscal year ends on the Saturday nearest March 31 of each year. The unaudited pro forma condensed combined statement of operations is presented on the basis of AMD’s fiscal year and since AMD’s and Xilinx’s fiscal year ends differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the pro forma presentation combines AMD’s statement of operations for the fiscal year ended December 26, 2020 and those of Xilinx for each of the three months ended March 28, 2020, June 27, 2020, September 26, 2020 and January 2, 2021. The unaudited pro forma condensed combined balance sheet combines AMD’s audited balance sheet as of December 26, 2020 and Xilinx’s unaudited balance sheet as of January 2, 2021. The selected unaudited pro forma condensed combined financial statements include reclassification adjustments and merger pro forma adjustments that were made to show the effects of the transaction, and which are described in more detail beginning on page 181 of this joint proxy statement/prospectus.

ADVANCED MICRO DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 26, 2020

(in millions)

	Historical		Reclassification Adjustments	Merger Pro Forma Adjustments	Pro Forma Condensed Combined
	AMD as of 12/26/20	Xilinx as of 1/2/21
Cash and cash equivalents and short-term investments	$2,290	$3,325	$—	$—	$5,615
Total assets	$8,962	$5,749	$—	$38,079	$52,790
Total debt	$330	$1,992	$—	$103	$2,425
Total liabilities	$3,125	$3,150	$—	$1,524	$7,799
Total stockholders’ equity	$5,837	$2,599	$—	$36,555	$44,991

ADVANCED MICRO DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 26, 2020

(in millions, except per share amounts)

	Historical
	AMD 12 Months Ended 12/26/20	Xilinx 12 Months Ended 1/2/21	Reclassification Adjustments	Merger Pro Forma Adjustments	Pro Forma Condensed Combined
Revenue	$9,763	$3,053	$—	$—	$12,816
Operating income (loss)	$1,369	$731	$—	$(1,930)	$170
Net income (loss)	$2,490	$621	$—	$(1,552)	$1,559
Basic net income per share	$2.10	$2.54			$0.97
Diluted net income per share	$2.06	$2.51			$0.95

COMPARATIVE HISTORICAL UNAUDITED PRO FORMA PER SHARE DATA

The following tables summarize unaudited per share data for: (i) the historical per share data of AMD for the fiscal year ended December 26, 2020; (ii) the historical per share data of Xilinx for the twelve months ended January 2, 2021; and (iii) the pro forma per share data for the fiscal year ended December 26, 2020. The pro forma per share data is presented as if the merger had been completed on December 29, 2019 for net income (loss) per share purposes, and on December 26, 2020 for book value per share purposes. The pro forma information provided in the tables below is unaudited.

The historical per share data should be read together with the historical consolidated financial statements and related notes of AMD and Xilinx incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” The unaudited pro forma condensed combined per share data are derived from, and should be read together with, “Unaudited Pro Forma Condensed Combined Financial Statements.” The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position of the combined company following the merger.

AMD’s fiscal year ends on the last Saturday in December of each year and Xilinx’s fiscal year ends on the Saturday nearest March 31 of each year. The unaudited pro forma condensed combined statement of operations is presented on the basis of AMD’s fiscal year and since AMD’s and Xilinx’s fiscal year ends differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, the pro forma presentation combines AMD’s statement of operations for the fiscal year ended December 26, 2020 and those of Xilinx for each of the three months ended March 28, 2020, June 27, 2020, September 26, 2020 and January 2, 2021.

	Historical
	AMD 12 Months Ended 12/26/20(1)	Xilinx 12 Months Ended 1/2/21(2)	Unaudited Pro Forma Combined	Unaudited Pro Forma Equivalent(3)
Net income per share:
Basic	$2.10	$2.54	$0.97	$1.67
Diluted	$2.06	$2.51	$0.95	$1.64
Book value per share(4)	$4.82	$10.60	$27.52	$47.44
Cash dividends per share(5)	$—	$1.51	N/A	N/A

(1)	Historical information for AMD presented for the fiscal year ended December 26, 2020.
(2)	Historical information for Xilinx presented for the twelve months ended January 2, 2021.
(3)	Calculated by multiplying the pro forma combined data by the exchange ratio of 1.7234.
(4)	Amount is calculated by dividing stockholders’ equity by common shares outstanding at the end of the period.
(5)

Pro forma combined company dividends per share and the pro forma Xilinx dividend per share equivalent are not presented, as the declaration and payment of dividends, if any, by the combined company will be determined at the discretion of the AMD board of directors following the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that AMD and Xilinx refer you to in the registration statement and oral statements made or to be made by AMD and Xilinx include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements contained or incorporated by reference in the registration statement of which this joint proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of AMD and Xilinx management relating to the merger and future financial condition and performance. Words such as “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond the control of both companies, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Although these forward-looking statements are based on assumptions that AMD and Xilinx management, as applicable, believe to be reasonable, they can give no assurance that these expectations will prove to be correct. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require AMD to pay a termination fee to Xilinx or require Xilinx to pay a termination fee to AMD;

•

uncertainties related to the timing of the receipt of required regulatory approvals for the merger and the possibility that AMD and Xilinx may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all;

•

the price of AMD and Xilinx common stock could change before the completion of the merger, including as a result of uncertainty as to the long-term value of the common stock of the combined company or as a result of broader stock market movements;

•

the possibility that the parties are unable to complete the merger due to the failure of AMD stockholders to approve the share issuance or of Xilinx stockholders to adopt the merger agreement, or the failure to satisfy any of the other conditions to the completion of the merger, or unexpected delays in satisfying any conditions;

•	delays in closing, or the failure to close, the merger for any reason, could negatively impact AMD, Xilinx or the combined company;

•

risks that the pendency or completion of the merger and the other transactions contemplated by the merger agreement disrupt current plans and operations, which may adversely impact AMD’s or Xilinx’s respective businesses;

•	difficulties or delays in integrating the businesses of AMD and Xilinx following completion of the merger or fully realizing the anticipated synergies or other benefits expected from the merger;

•	certain restrictions during the pendency of the proposed merger that may impact the ability of AMD or Xilinx to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that have been or may be instituted against AMD, Xilinx, their directors and/or others relating to the merger;

•	risks related to the diversion of the attention and time of AMD or Xilinx management from ongoing business concerns;

•

the risk that the proposed merger or any announcement relating to the proposed merger could have an adverse effect on the ability of AMD or Xilinx to retain and hire key personnel or maintain relationships with customers, suppliers, distributors, vendors, strategic partners or other third parties, including regulators and other governmental authorities or agencies, or on AMD’s or Xilinx’s respective operating results and businesses generally;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the merger;

•	the potential dilution of AMD and Xilinx stockholders’ ownership percentage of the combined company as compared to their ownership percentage of AMD or Xilinx, as applicable, prior to the merger;

•	the business, economic, political and other conditions in the countries in which AMD or Xilinx operate;

•

events beyond the control of AMD and Xilinx, such as acts of terrorism or the continuation or worsening of the COVID-19 pandemic and changes in applicable law, including changes in AMD’s or Xilinx’s estimates of their expected tax rate based on current tax law;

•	the potential dilution of the combined company’s earnings per share as a result of the merger;

•	AMD and Xilinx directors and executive officers having interests in the merger that are different from, or in addition to, the interests of AMD and Xilinx stockholders generally; and

•

the possibility that the combined company’s results of operations, cash flows and financial position after the merger may differ materially from the unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus.

For further discussion of these and other risks, contingencies and uncertainties applicable to AMD and Xilinx, their respective businesses and the proposed merger, see “Risk Factors” in this joint proxy statement/prospectus and in similarly titled sections in AMD’s and Xilinx’s other filings with the SEC that are incorporated by reference herein. See “Where You Can Find More Information.”

All subsequent written or oral forward-looking statements attributable to AMD, Xilinx or any person acting on either of their behalf are expressly qualified in their entirety by these cautionary statements. Neither AMD nor Xilinx is under any obligation to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, and each expressly disclaims any obligation to do so, except as may be required by law.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the AMD and Xilinx special meetings, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of AMD and Xilinx because those risks will affect the combined company. The risks associated with the business of AMD can be found in AMD’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 and the risks associated with the business of Xilinx can be found in Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which is incorporated by reference in this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger and the businesses of AMD, Xilinx and the combined company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted in the event of any change in the price of either AMD or Xilinx common stock, the value of the consideration that Xilinx stockholders will receive in the merger is uncertain.

Upon completion of the merger, each share of Xilinx common stock outstanding immediately prior to the merger, other than shares held in treasury by Xilinx or held directly by AMD or Merger Sub, will be converted into the right to receive 1.7234 shares of AMD common stock (with cash, without interest and less any applicable withholding taxes, in lieu of any fractional shares of AMD common stock). This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either AMD or Xilinx common stock prior to the completion of the merger. The market prices of AMD and Xilinx common stock have fluctuated prior to and after the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the AMD and Xilinx special meetings, and through the date the merger is consummated.

Because the value of the merger consideration will depend on the market price of AMD common stock at the time the merger is completed, Xilinx stockholders will not know or be able to determine at the time of the Xilinx special meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, AMD stockholders will not know or be able to determine at the time of the AMD special meeting the market value of the shares of AMD common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Xilinx common stock that are being exchanged in the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in AMD’s or Xilinx’s respective businesses, operations and prospects, the uncertainty as to the extent of the duration, scope and impact of the COVID-19 pandemic, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of AMD and Xilinx common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which AMD and Xilinx operate, and the timing of the merger and receipt of required regulatory approvals.

Many of these factors are beyond the control of AMD and Xilinx, and neither AMD nor Xilinx is permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for AMD and Xilinx common stock in determining whether to vote in favor of the AMD share issuance proposal, in the case of AMD stockholders, or the Xilinx merger proposal, in the case of Xilinx stockholders.

The market price of AMD common stock will continue to fluctuate after the merger.

Upon completion of the merger, Xilinx stockholders will become holders of AMD common stock. The market price of the common stock of the combined company will continue to fluctuate, potentially significantly, following completion of the merger, including for the reasons described above. As a result, former Xilinx stockholders could lose some or all of the value of their investment in AMD common stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the AMD common stock received in the merger, regardless of the combined company’s actual operating performance.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms.

The merger is subject to a number of conditions that must be satisfied, including the approval by AMD stockholders of the AMD share issuance proposal and approval by Xilinx stockholders of the Xilinx merger proposal, or waived (to the extent permitted), in each case prior to the completion of the merger. These conditions are described under “The Merger Agreement—Conditions to the Completion of the Merger.” These conditions to the completion of the merger, some of which are beyond the control of AMD and Xilinx, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed.

Additionally, either AMD or Xilinx may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by the end date. In addition, if the merger agreement is terminated under specified circumstances, including if the Xilinx board of directors changes its recommendation, Xilinx may be required to pay AMD a termination fee of $1.0 billion. If the merger agreement is terminated under other specified circumstances, including the failure to receive certain required regulatory approvals, AMD may be required to pay Xilinx a termination fee of $1.0 billion. If the merger agreement is terminated under other specified circumstances, including if the AMD board of directors changes its recommendation, AMD may be required to pay Xilinx a termination fee of $1.5 billion. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by AMD or Xilinx.

The termination of the merger agreement could negatively impact AMD or Xilinx and the trading prices of the AMD or Xilinx common stock.

If the merger is not completed for any reason, including because AMD stockholders fail to approve the AMD share issuance proposal or because Xilinx stockholders fail to approve the Xilinx merger proposal, the ongoing businesses of AMD and Xilinx may be adversely affected and, without realizing any of the expected benefits of having completed the merger, AMD and Xilinx would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, suppliers, distributors and employees;

•

each company will be required to pay its respective costs relating to the merger, such as financial advisory, legal, financing and accounting costs and associated fees and expenses, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of each company’s business prior to completion of the merger and such restrictions, the waiver of which is subject to the consent of the other company (not to be unreasonably withheld, conditioned or delayed), which may have prevented AMD and Xilinx from taking actions during the pendency of the merger that would have been beneficial (see “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants applicable to AMD and Xilinx); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by AMD and Xilinx management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to AMD or Xilinx, as applicable, as an independent company.

The market price for shares of AMD common stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of AMD or Xilinx common stock.

Upon consummation of the merger, AMD stockholders and Xilinx stockholders will both hold shares of common stock in the combined company. AMD’s businesses differ from those of Xilinx, and Xilinx’s businesses differ from those of AMD, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of AMD and Xilinx. The results of operations of the combined company may also be affected by factors different from those that currently affect or have historically affected either AMD or Xilinx. For a discussion of the businesses of each of AMD and Xilinx and some important factors to consider in connection with those businesses, see “The Parties to the Merger” and the other information contained or incorporated in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Based on the number of shares of Xilinx common stock outstanding as of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, it is expected that AMD will issue approximately 423.6 million shares of AMD common stock in the merger. Former Xilinx stockholders may decide not to hold the shares of AMD common stock that they will receive in the merger, and AMD stockholders may decide to reduce their investment in AMD as a result of the changes to AMD’s investment profile as a result of the merger. Other Xilinx stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of AMD common stock that they receive in the merger. Such sales of AMD common stock could have the effect of depressing the market price for AMD common stock.

The shares of common stock of the combined company to be received by Xilinx stockholders as a result of the merger will have rights different from the shares of Xilinx common stock.

Upon completion of the merger, Xilinx stockholders will no longer be stockholders of Xilinx, but will instead become stockholders of AMD. As AMD and Xilinx are both Delaware corporations, the rights of AMD and Xilinx stockholders are not materially different. However, there are certain differences in the rights of AMD stockholders under AMD’s amended and restated certificate of incorporation, which is referred to as the “AMD charter,” and AMD’s amended and restated bylaws, which are referred to as the “AMD bylaws,” and of Xilinx stockholders under Xilinx’s amended and restated certificate of incorporation, which is referred to as the “Xilinx charter,” and Xilinx’s amended and restated bylaws, which are referred to as the “Xilinx bylaws.” See “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the merger, Xilinx stockholders will have a significantly lower ownership and voting interest in AMD than they currently have in Xilinx and will exercise less influence over management and policies of the combined company.

Based on the number of shares of AMD and Xilinx common stock outstanding on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock. Consequently, former Xilinx stockholders will have less influence over the management and policies of the combined company than they currently have over the management and policies of Xilinx.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, AMD and Xilinx are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to AMD, Xilinx and/or their respective stockholders.

From and after the date of the merger agreement and prior to completion of the merger, the merger agreement restricts AMD and Xilinx from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course in all material respects. These restrictions may prevent AMD or Xilinx, as applicable, from taking actions during the pendency of the merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the merger.

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part registering the AMD common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto, the expiration or earlier termination of any applicable waiting period (or any extension thereof), and the receipt of required approvals, under U.S. and certain foreign competition laws, approval for listing on Nasdaq of the shares of AMD common stock to be issued pursuant to the merger agreement, and the absence of governmental restraints or prohibitions preventing the consummation of the merger. To the extent required, foreign investment filings will also be made, though these are not closing conditions. The obligation of each of AMD and Xilinx to consummate the merger is also conditioned on, among other things, the truth and accuracy of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality and material adverse effect qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required stockholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that AMD and Xilinx expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger.”

AMD and Xilinx must obtain certain regulatory approvals and clearances to consummate the merger, which, if delayed, not granted or granted with burdensome or unacceptable conditions, could prevent, substantially delay or impair consummation of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

The completion of the merger is subject to the termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act, which occurred as of 11:59 p.m., Eastern Time, on January 11, 2021, and the receipt of the other specified regulatory clearances and approvals, including antitrust authorizations or approvals in the European Union, the United Kingdom, China and certain additional jurisdictions. These jurisdictions can also impose conditions on case approval under the applicable competition laws as they deem necessary or desirable, including, but not limited to, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to not engage in certain types of conduct.

United States. With respect to the United States, under the HSR Act, the merger may not be completed until Notification and Report Forms have been filed with the U.S. Federal Trade Commission, which is referred to as the “FTC,” and the U.S. Department of Justice, which is referred to as the “DOJ,” and the applicable waiting period (or any extension thereof) has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of the applicable 30-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period, at the earliest. Each of AMD and Xilinx filed an HSR notification with the FTC and the DOJ on November 9, 2020, and AMD withdrew and resubmitted its notification form on December 11, 2020. Effective as of 11:59 p.m., Eastern Time, on January 11, 2021, the waiting period under the HSR Act expired with respect to the transactions contemplated by the merger agreement.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under competition laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Under certain circumstances, private parties may also seek to take legal action against the merger under competition laws.

European Union. Both AMD and Xilinx conduct business across the European Union in multiple Member States. Under Council Regulation (EC) No. 139/2004 of January 2004, as amended, and the rules and regulations promulgated thereunder, which is referred to as the “EU Merger Regulation,” mergers and acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds must be notified to, and approved by, the European Commission before they are implemented. AMD and Xilinx meet the thresholds set out in the EU Merger Regulation and are therefore obliged to (i) notify the European Commission of AMD’s proposed acquisition of Xilinx and (ii) wait to implement the merger until after the European Commission has issued a decision declaring the merger compatible with the common market (and/or if the European Commission has referred any aspect of the merger to one or more competent authorities of a European Union member state under Article 9 of the EU Merger Regulation or an EFTA state under Article 6 of Protocol 24 to the EEA Agreement, until each competent authority has issued a clearance or a confirmation that the merger may proceed). As is customary, AMD and Xilinx have begun pre-notification consultations with the European Commission and intend to file a formal notification as soon as is reasonably possible.

United Kingdom. With respect to the United Kingdom, the parties intend to notify the merger to the Competition and Markets Authority, which is referred to as the “CMA,” under the Enterprise Act 2002. The CMA may issue an order that, among other things, prevents the completion of the merger or prevents the integration of the parties’ businesses. The practical effect of this is typically that the merger may not be completed until the merger has been notified to the CMA and the merging parties have obtained clearance. AMD and Xilinx have begun pre-notification discussions with the CMA and will file a formal notification as soon as is reasonably practicable.

China. Under the Antimonopoly Law of the People’s Republic of China, which is referred to as the “AML,” transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the State Administration of Market Regulation, which is referred to as “SAMR.” AMD and Xilinx have sufficient revenues to exceed SAMR’s statutory thresholds for review, and completion of the merger is therefore conditioned upon SAMR approval. AMD and Xilinx expect to submit a draft notification to SAMR.

The merger is also subject to clearance or approval by competition authorities in certain other jurisdictions. The merger cannot be completed until AMD and Xilinx obtain clearance to consummate the merger or applicable waiting periods (or any extension thereof) have expired or been terminated in each applicable jurisdiction. AMD and Xilinx, in consultation and cooperation with each other, will file notifications, as required by competition authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant competition authorities could take such actions under applicable competition laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion, or reduce the anticipated benefits, of the merger. There is no assurance that AMD and Xilinx will obtain all required regulatory clearances or approvals on a timely basis, or at all. Failure to obtain the necessary clearances in any of these jurisdictions could substantially delay or prevent the consummation of the merger, which could negatively impact both AMD and Xilinx.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by AMD and Xilinx. It is possible that these employees may decide not to remain with AMD or Xilinx, as applicable, while the merger is pending, or with the combined company. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating AMD and Xilinx to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, AMD and Xilinx may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. In addition, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of AMD and Xilinx to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers, suppliers, distributors or strategic partners to delay or defer decisions concerning AMD or Xilinx and adversely affect each company’s ability to effectively manage its respective business.

The merger will happen only if the stated conditions are met, including the approval of the AMD share issuance proposal, the approval of the Xilinx merger proposal and the receipt of required regulatory approvals, among other conditions. Many of the conditions are beyond the control of AMD and Xilinx, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, distributors, vendors, strategic partners or others that deal with AMD or Xilinx to delay or defer entering into contracts with AMD or Xilinx or making other decisions concerning AMD or Xilinx or seek to change or cancel existing business relationships with AMD or Xilinx, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of AMD and Xilinx, regardless of whether the merger is ultimately completed.

In addition, the merger agreement restricts AMD, Xilinx and their respective subsidiaries from taking certain actions during the pendency of the merger without the consent of the other parties. These restrictions may prevent AMD and Xilinx from pursuing attractive business opportunities or strategic transactions that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business Prior to the Merger’s Completion” for a description of the restrictive covenants to which each of AMD and Xilinx is subject.

The opinions rendered to AMD and Xilinx from their respective financial advisors will not reflect changes in circumstances between the dates of such opinions and the completion of the merger.

DBO and Credit Suisse delivered their oral opinions to the AMD board of directors on October 26, 2020, which opinions were subsequently confirmed in a written opinion from each of DBO and Credit Suisse dated as of October 26, 2020, to the effect that as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in connection with the preparation of each opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD.

Morgan Stanley delivered its oral opinion to the Xilinx board of directors on October 26, 2020, which opinion was subsequently confirmed in a written opinion dated as of October 26, 2020, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Xilinx common stock (other than holders of the Excluded Shares).

BofA Securities delivered its oral opinion to the Xilinx board of directors on October 26, 2020, which opinion was subsequently confirmed in a written opinion dated as of October 26, 2020, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken as set forth in the written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of Xilinx common stock.

Neither AMD nor Xilinx has obtained, nor will either of them obtain, an updated opinion from DBO, Credit Suisse, Morgan Stanley or BofA Securities, as applicable, regarding the fairness, from a financial point of view, of the exchange ratio, including as of the date of this joint proxy statement/prospectus or of the special meetings, or prior to the completion of the merger. Each of the respective opinions of DBO, Credit Suisse, Morgan Stanley and BofA Securities was necessarily based on general financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to DBO, Credit Suisse, Morgan Stanley and BofA Securities, as applicable, only as of the dates of the respective opinions of DBO, Credit Suisse, Morgan Stanley and BofA Securities, and such opinions do not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. Changes in the operations and prospects of AMD or Xilinx, general financial, economic, monetary, market and other conditions, circumstances and factors that may be beyond the control of AMD and Xilinx, and on which each of the respective opinions of DBO, Credit Suisse, Morgan Stanley and BofA Securities was based, may alter the value of AMD or Xilinx or the prices of shares of AMD or Xilinx common stock by the time the merger is completed. The opinions of DBO, Credit Suisse, Morgan Stanley and BofA Securities do not speak as of any date other than the respective dates of such opinions. The recommendation of the AMD board of directors that AMD stockholders vote “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal and the recommendation of the Xilinx board of directors that Xilinx stockholders vote “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that AMD and Xilinx received from their respective financial advisors, see “The Merger—Opinions of AMD’s Financial Advisors” and “The Merger—Opinion of Xilinx’s Financial Advisors.”

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of AMD and Xilinx, which could have an adverse effect on their respective businesses and financial results.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of AMD and Xilinx, including by diverting the attention of AMD and Xilinx management toward the completion of the merger. In addition, AMD and Xilinx have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, AMD and Xilinx will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

Xilinx directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Xilinx stockholders generally.

When considering the recommendations of the Xilinx board of directors on how to vote on the proposals described in this joint proxy statement/prospectus, Xilinx stockholders should be aware that Xilinx directors and executive officers have interests in the merger that are different from, or in addition to, those of Xilinx stockholders generally. These interests include the continued service of certain Xilinx directors as directors of the combined company, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements, and the right to continued indemnification of former Xilinx directors and officers by the combined company.

Xilinx stockholders should be aware of these interests when they consider the recommendations of the Xilinx board of directors that they vote to approve the Xilinx merger proposal. The Xilinx board of directors was aware of and considered these interests when it determined that the merger was fair to and in the best interests of Xilinx and its stockholders, approved and declared advisable the merger agreement, and recommended that Xilinx stockholders adopt the merger agreement. The interests of Xilinx directors and executive officers are described in more detail under “Interests of Xilinx Directors and Executive Officers in the Merger.”

AMD or Xilinx may waive one or more of the closing conditions without re-soliciting stockholder approval.

To the extent permitted by law, AMD or Xilinx may determine to waive, in whole or part, one or more of the conditions to their respective obligations to consummate the merger. AMD and Xilinx currently expect to evaluate the materiality of any waiver and its effect on AMD or Xilinx stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination as to whether to waive any condition to the merger, and as to whether to re-solicit stockholder approval and/or amend this joint proxy statement/prospectus as a result of such waiver, will be made by AMD or Xilinx, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either AMD or Xilinx.

The merger agreement contains “no shop” provisions that restrict the ability of AMD and Xilinx to, among other things (each as described under “The Merger Agreement—No Solicitation of Acquisition Proposals”):

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

furnish any information regarding AMD, Xilinx or their respective subsidiaries in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, an acquisition proposal;

•

engage in or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•

approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal.

Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither the AMD nor Xilinx boards of directors withdraw, modify, amend or qualify the AMD recommendation or the

Xilinx recommendation, as applicable (each as defined under “The Merger Agreement—Representations and Warranties”). Although the AMD or Xilinx board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the merger agreement, in response to a superior proposal or to an intervening event (if the applicable board of directors determines in good faith that a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law), such change of recommendation would entitle the other party to terminate the merger agreement and collect a termination fee from the party making a change of recommendation. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The merger will involve substantial costs.

AMD and Xilinx have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. As of the date of this joint proxy statement/prospectus, AMD and Xilinx estimate that their aggregate costs associated with the merger and related transactions will be approximately $80 million and $138 million, respectively. These costs include filing and registration fees with the SEC, printing and mailing costs associated with this joint proxy/registration statement, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. These costs do not include severance and retention payments that may be made to certain Xilinx employees and costs that will be incurred in connection with the integration of AMD’s and Xilinx’s businesses. Some of these costs are payable by AMD or Xilinx regardless of whether the merger is completed.

The combined company will also incur restructuring and integration costs in connection with the merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either AMD or the combined company. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of Xilinx’s business. Although AMD expects that the elimination of duplicative costs, strategic benefits, and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by AMD even if the merger is not completed. While AMD has assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond AMD’s control that could affect the total amount or the timing of the integration and implementation expenses.

AMD and Xilinx stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Xilinx and holders of AMD common stock will continue to hold their shares following completion of the merger, holders of AMD common stock are not entitled to appraisal rights in connection with the merger.

Because AMD common stock is listed on Nasdaq, a national securities exchange, and because Xilinx stockholders are not required by the terms of the merger agreement to accept for their shares of Xilinx common stock anything other than shares of AMD common stock and cash in lieu of fractional shares, holders of Xilinx common stock are not entitled to appraisal rights in connection with the merger. See “No Appraisal Rights.”

Lawsuits filed against AMD and/or Xilinx may delay or prevent the merger from being completed.

AMD, Xilinx and members of the AMD and Xilinx boards of directors currently are and may in the future be parties, among others, to various claims and litigation related to the merger agreement and the merger, including putative shareholder class actions. See “The Merger—Litigation Relating to the Merger.” Among other remedies, the plaintiffs in such matters are seeking to enjoin the merger. The results of complex legal proceedings are difficult to predict, and could prevent or delay the merger from being completed in a timely manner, and could result in substantial costs to AMD and Xilinx, including, but not limited to, costs associated with the indemnification of their respective directors and officers. The existence of litigation relating to the merger could also impact the likelihood of obtaining the required approvals from either AMD or Xilinx stockholders. Moreover, the pending litigation and any future additional litigation could be time consuming and expensive, could divert the attention of AMD and Xilinx management away from their regular businesses and, if any one of these lawsuits is adversely resolved against either AMD or Xilinx, could have a material adverse effect on AMD’s or Xilinx’s respective financial condition.

One of the conditions to the completion of the merger is that no injunction by any court or other governmental entity of competent jurisdiction will be in effect that prevents, enjoins or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the merger, that injunction may delay or prevent the merger from becoming effective or from becoming effective.

Risks Relating to the Combined Company

Combining the businesses of AMD and Xilinx may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the combined company’s common stock.

The success of the merger will depend on, among other things, the ability of AMD and Xilinx to combine their businesses in a manner that facilitates growth opportunities and realizes expected cost savings. AMD and Xilinx have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of their respective stockholders and that combining the businesses of AMD and Xilinx will produce benefits and cost savings. See “The Merger—Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger” and “The Merger—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger.”

However, AMD and Xilinx must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what AMD and Xilinx expect and may take longer to achieve than anticipated. If AMD and Xilinx are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of AMD and Xilinx in the expected time frame may adversely affect the combined company’s future results.

AMD and Xilinx have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key AMD or Xilinx employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of AMD and Xilinx in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of AMD and Xilinx and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or other synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies, especially in the COVID-19 environment which has required employees to work remotely in most locations;

•	integrating the companies’ technologies and technologies licensed from third parties;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with customers, suppliers, distributors and vendors, avoiding delays in entering into new agreements with prospective customers, suppliers, distributors and vendors, and leveraging relationships with such third parties for the benefit of the combined company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers, suppliers or distributors, or customers, suppliers or distributors may seek to modify contractual relationships with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with AMD or Xilinx.

As a result of the merger, the combined company may experience impacts on relationships with customers, suppliers and distributors that may harm the combined company’s business and results of operations. Certain customers, suppliers or distributors may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers, suppliers and distributors will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers, suppliers or distributors seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

AMD and Xilinx also have contracts with vendors, landlords, licensors and other business partners which may require AMD or Xilinx, as applicable, to obtain consent from these other parties in connection with the merger, or which may otherwise contain limitations applicable to such contracts following the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the combined company’s business. In addition, third parties with whom AMD or Xilinx currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, distributors, consumers and other third parties due to the combination of AMD’s and Xilinx’s businesses following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The AMD and Xilinx unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the merger.

The unaudited pro forma condensed combined financial information and unaudited pro forma per share data included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the effect of any divestitures that may be required in connection with the merger. See “Comparative Historical Unaudited Pro Forma Per Share Data” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

While presented with numeric specificity, the AMD and Xilinx unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the semiconductor and related industries, and economic, market and financial conditions and additional matters specific to AMD’s or Xilinx’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of AMD and Xilinx. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to AMD’s or Xilinx’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See “The Merger—AMD Unaudited Financial Projections,” “The Merger—Xilinx Unaudited Financial Projections” and “The Merger—Certain Estimated Synergies.”

The combined company’s debt may limit its financial flexibility.

AMD and Xilinx continue to review the treatment of their existing indebtedness. AMD and Xilinx may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate their existing indebtedness prior to, in connection with or following the completion of the merger. If either AMD or Xilinx seeks to refinance its existing indebtedness, there can be no guarantee that it will be able to execute the refinancing on favorable terms or at all. Alternatively, AMD and Xilinx may seek to leave all or a portion of their existing indebtedness outstanding as the primary obligation of the combined company or to incur additional indebtedness or refinancing indebtedness prior to, in connection with or following the completion of the merger.

AMD’s or Xilinx’s substantial indebtedness could have adverse effects on such company’s and/or the combined company’s financial condition and results of operations, including:

•	increasing its vulnerability to changing economic, regulatory and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to pay dividends to its stockholders;

•	limiting its ability to borrow additional funds; and

•

increasing its interest expense and requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, and share repurchases, dividends and other purposes.

The companies’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the companies’ respective financial positions and performance, as well as prevailing market conditions and other factors beyond their control. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of the combined company’s credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact the combined company’s access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that the combined company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the combined company will be able to maintain the current creditworthiness or prospective credit ratings of AMD or Xilinx, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

If the existing indebtedness of AMD and/or Xilinx remains outstanding, or if either company refinances its existing indebtedness, covenants contained in the agreements governing such indebtedness will impose restrictions on the combined company and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that govern the indebtedness of AMD and Xilinx, in addition to any refinanced indebtedness, may contain various affirmative and negative covenants. Such covenants may, subject to certain significant exceptions, restrict the ability of the combined company and certain of its subsidiaries to, among other things, incur liens, incur debt, engage in mergers, consolidations and acquisitions, transfer assets outside the ordinary course of business, make loans or other investments, pay dividends, repurchase equity interests, make other payments with respect to equity interests, repay or repurchase subordinated debt and engage in affiliate transactions. In addition, the agreements governing the existing indebtedness of AMD and Xilinx contain financial covenants that would require the combined company to maintain certain financial ratios under certain circumstances. The ability of the combined company and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate the combined company’s repayment obligations.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

AMD has not historically paid cash dividends on its capital stock. Whether any dividends are declared or paid to stockholders of the combined company, and the amounts of any such dividends that are declared or paid, are uncertain and depend on a number of factors. If dividends are paid to stockholders of the combined company, they may not be of the same amount as paid by Xilinx to its stockholders prior to the merger. The AMD board of directors will have the discretion to determine the dividend policy of the combined company, including the amount and timing of dividends, if any, that the combined company may declare from time to time, which may be impacted by any of the following factors:

•	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the AMD board of directors, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

•

the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law and is limited by restricted payment and leverage covenants in the combined company’s credit facilities and indentures and, potentially, the terms of any future indebtedness that the combined company may incur; and

•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The combined company is subject to risks arising from the ongoing COVID-19 pandemic.

The outbreak of COVID-19, which the World Health Organization declared a pandemic in March 2020, has spread across the globe and disrupted the global economy. Governmental actions to reduce the spread of

COVID-19 have negatively impacted the macroeconomic environment in many ways, while the pandemic itself has significantly increased economic uncertainty and abruptly reduced economic activity.

The extent to which the COVID-19 pandemic will impact the combined company is highly uncertain and is difficult to predict. The pandemic’s effects and their extent will depend on various factors, including, but not limited to, the duration, scope and impact of the pandemic, restrictions on business and social distancing guidelines that may be requested or mandated by governmental authorities and how quickly and to what extent normal economic and operating conditions can resume. Relevant adverse consequences of the pandemic could include reduced liquidity, increased volatility of the combined company’s stock price, operational disruption or failure due to spread of disease within the combined company or due to restrictions on business and social distancing guidelines imposed or requested by governmental authorities, unavailability of raw materials, disruption in the supply chain and increased cybersecurity and fraud risks due to increased online and remote activity, as well as the adverse consequences of a macroeconomic slowdown, recession or depression.

Even after the COVID-19 pandemic has subsided, the combined company may continue to experience adverse impacts to its business as a result of the global economic impact of the COVID-19 pandemic, including reduced availability of credit, adverse impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Any impairment of the combined company’s tangible, definite-lived intangible or indefinite-lived intangible assets, including goodwill, may adversely impact the combined company’s financial position and results of operations.

The merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with AMD representing the accounting acquirer under this guidance. AMD will record assets acquired, including identifiable intangible assets, and liabilities assumed from Xilinx at their respective fair values at the date of completion of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities will be recorded as goodwill. In connection with the merger, the combined company is expected to record significant goodwill and other intangible assets on its consolidated balance sheet. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Indefinite-lived intangible assets, including goodwill, will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, the combined company determines that tangible or intangible assets, including goodwill, are impaired, the combined company would record an impairment charge at that time. Impairment testing of goodwill and intangible assets requires significant use of judgment and assumptions, particularly as it relates to the determination of fair value. A decrease in the long-term economic outlook and future cash flows of the combined company’s business could significantly impact asset values and potentially result in the impairment of intangible assets, including goodwill, which may have a material adverse impact on the combined company’s financial position and results of operations.

The AMD bylaws designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the U.S. federal district courts as the exclusive forums for substantially all disputes between AMD and its stockholders, which will restrict the ability of stockholders of the combined company to choose the judicial forum for disputes with the combined company or its directors, officers or employees.

The AMD bylaws provide that, unless AMD consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of AMD; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former AMD director, officer, employee or stockholder to AMD or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the AMD charter or the AMD bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. Nothing in the AMD charter or the AMD bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. The AMD bylaws provide that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

These forum selection provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits. While Delaware courts have determined that such forum selection provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against the combined company and its directors, officers or other employees in a venue other than in the U.S. federal district courts. In such instance, the combined company would expect to vigorously assert the validity and enforceability of these forum selection provisions. This may require further significant additional costs associated with resolving the dispute in other jurisdictions, and there can be no assurance that the forum selection provisions will be enforced by a court in those other jurisdictions, any of which could seriously harm the combined company’s business.

Other Risk Factors of AMD and Xilinx

AMD’s and Xilinx’s businesses are and will be subject to the risks described above. In addition, AMD and Xilinx are, and will continue to be, subject to the risks described in, as applicable, AMD’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020 and Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE PARTIES TO THE MERGER

Advanced Micro Devices, Inc.

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

Since its founding in 1969, AMD has driven innovation in high-performance computing products and technologies to push the boundaries on what is possible. AMD’s products include x86 microprocessors (CPUs), accelerated processing units which integrate microprocessors and graphics (APUs), discrete graphics processing units (GPUs), semi-custom System-on-Chip (SOC) products and chipsets for the PC, gaming, datacenter and embedded markets. In addition, AMD provides development services and licenses portions of its intellectual property portfolio. With over 12,000 employees, AMD’s operations span 40 locations in more than 20 countries. AMD’s principal executive offices are located at 2485 Augustine Drive, Santa Clara, California 95054, and its telephone number is (408) 749-4000.

AMD is a Delaware corporation and the AMD common stock is listed on Nasdaq under the ticker symbol “AMD.”

For more information about AMD, visit AMD’s website at www.amd.com. The information contained on or accessible through AMD’s website (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about AMD is included in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

(408) 559-7778

Xilinx designs and develops programmable devices and associated technologies, including integrated circuits (ICs) in the form of programmable logic devices (PLDs), including programmable System on Chips (SoCs), three-dimensional ICs (3D ICs) and Adaptive Compute Acceleration Platform (ACAP): a highly integrated multi-core heterogeneous compute platform; software design tools to program the PLDs; software development environments and embedded platforms; targeted reference designs; printed circuit boards; and intellectual property (IP), which consists of Xilinx and various third-party verification and IP cores. In addition to its programmable platforms, Xilinx provides design services, customer training, field engineering and technical support. Xilinx’s principal executive offices are located at 2100 Logic Drive, San Jose, California 95124, and its telephone number is (408) 559-7778.

Xilinx is a Delaware corporation and the Xilinx common stock is listed on Nasdaq under the ticker symbol “XLNX.”

For more information about Xilinx, visit Xilinx’s website at www.xilinx.com. The information contained on accessible through Xilinx’s website (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Xilinx is included in the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Thrones Merger Sub, Inc.

2485 Augustine Drive

Santa Clara, California 95054

(408) 749-4000

Merger Sub was formed by AMD solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. By operation of the merger, Merger Sub will be merged with and into Xilinx, with Xilinx continuing as the surviving corporation and as a wholly owned subsidiary of AMD.

THE AMD SPECIAL MEETING

This joint proxy statement/prospectus is being provided to AMD stockholders in connection with the solicitation of proxies by the AMD board of directors for use at the AMD special meeting and at any adjournments or postponements thereof. AMD stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the AMD Special Meeting

The AMD special meeting is scheduled to be held virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time, unless postponed to a later date.

In light of ongoing developments related to the COVID-19 pandemic, AMD has elected to hold the AMD special meeting solely by means of remote communication via live webcast. AMD stockholders will be able to virtually attend and vote at the AMD special meeting by visiting www.virtualshareholdermeeting.com/AMD2021SM, which is referred to as the “AMD special meeting website.” AMD stockholders will need the 16-digit control number found on their proxy card in order to access the AMD special meeting website and to access the list of AMD stockholders entitled to vote at the AMD special meeting during the time of the meeting.

AMD has retained Broadridge to host the live webcast of the AMD special meeting. On the day of the AMD special meeting, Broadridge may be contacted at (844) 976-0738 (U.S.) or (303) 562-9301 (international), and will be available to answer any questions regarding how to virtually attend the AMD special meeting or if you encounter any technical difficulty accessing or during the AMD special meeting.

Matters to Be Considered at the AMD Special Meeting

The purpose of the AMD special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	AMD Proposal 1: Approval of the Share Issuance. To consider and vote on the AMD share issuance proposal; and

•	AMD Proposal 2: Adjournment of the AMD Special Meeting. To consider and vote on the AMD adjournment proposal.

Recommendation of the AMD Board of Directors

The AMD board of directors unanimously recommends that AMD stockholders vote:

•	AMD Proposal 1: “FOR” the AMD share issuance proposal; and

•	AMD Proposal 2: “FOR” the AMD adjournment proposal.

After careful consideration, the AMD board of directors unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, each on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that AMD stockholders approve of the AMD share issuance proposal. See “The Merger—Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger.”

Record Date for the AMD Special Meeting and Voting Rights

The record date to determine AMD stockholders who are entitled to receive notice of and to vote at the AMD special meeting or any adjournments or postponements thereof is February 10, 2021. As of the close of business on the AMD record date, there were 1,211,803,421 shares of AMD common stock issued and outstanding and entitled to vote at the AMD special meeting.

Each AMD stockholder is entitled to one vote for each share of AMD common stock such holder owned of record at the close of business on the AMD record date with respect to each matter properly brought before the AMD special meeting. Only AMD stockholders of record at the close of business on the AMD record date are entitled to receive notice of and to vote at the AMD special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of AMD stockholders is necessary to conduct the AMD special meeting. The presence, virtually via the AMD special meeting website or by proxy, of the holders of a majority of the issued and outstanding shares of AMD common stock entitled to vote at the AMD special meeting will constitute a quorum. Shares of AMD common stock represented at the AMD special meeting by virtual attendance via the AMD special meeting website or by proxy and entitled to vote, but not voted, including shares for which an AMD stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the AMD special meeting are considered “non-routine” matters under Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the AMD stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the AMD special meeting. If a quorum is not present, the AMD special meeting will be adjourned or postponed until the holders of the number of shares of AMD common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under Nasdaq rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the AMD special meeting are considered “non-routine” matters under Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the AMD special meeting. As a result, AMD does not expect any broker non-votes at the AMD special meeting and if you hold your shares of AMD common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the AMD special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

Except for the AMD adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the AMD special meeting. As described above, AMD does not expect there to be any broker non-votes at the AMD special meeting.

Proposal	Required Vote	Effects of Certain Actions
AMD Proposal 1: AMD share issuance proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal.	Any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD share issuance proposal.

Proposal	Required Vote	Effects of Certain Actions

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal to vote on the AMD share issuance proposal will have the same effect as a vote “AGAINST” the AMD share issuance proposal. However, assuming a quorum is present at the AMD special meeting, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD share issuance proposal, voting power will deemed to be withheld with respect to the AMD share issuance proposal and such failure to provide voting instructions will have no effect on the AMD share issuance proposal.

AMD Proposal 2: AMD adjournment proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal.

Any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD adjournment proposal.

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal will have the same effect as a vote “AGAINST” the AMD adjournment proposal. However, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD adjournment proposal, voting power will deemed to be withheld with respect to the AMD adjournment proposal and such failure to provide voting instructions will have no effect on the AMD adjournment proposal.

Vote of AMD Directors and Executive Officers

As of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, AMD directors and executive officers, and their affiliates, as a group, owned and were entitled to vote approximately 1% of the total outstanding shares of AMD common stock. Although none of them has entered into any agreement obligating them to do so, AMD currently expects that all AMD directors and executive officers will vote their shares “FOR” the AMD share issuance proposal and “FOR” the AMD adjournment proposal. See “Interests of AMD Directors and Executive Officers in the Merger,” as well as “Information About AMD’s Board of Directors and Executive Officers,” “AMD Directors’ Compensation and Benefits” and “AMD Executive Compensation.”

Methods of Voting

Registered Stockholders

If you are an AMD stockholder of record, you may vote at the AMD special meeting by proxy over the internet or telephone or by mail, or by virtually attending and voting at the AMD special meeting via the AMD special meeting website, as described below.

•	By Internet: By following the instructions provided on your proxy card.

•	By Telephone: By following the instructions provided on your proxy card.

•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete and return by mail the enclosed proxy card in the postage-paid envelope.

•

Virtually via the AMD Special Meeting Website: By visiting the AMD special meeting website, you can virtually attend and vote at the AMD special meeting. AMD stockholders who plan to virtually attend the AMD special meeting will need the 16-digit control number included on their proxy card in order to access the AMD special meeting website.

Unless revoked, all duly executed proxies representing shares of AMD common stock entitled to vote at the AMD special meeting will be voted at the AMD special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the AMD officers identified on the proxy will vote your shares consistent with the recommendation of the AMD board of directors on such proposal. If you are an AMD stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on April 6, 2021. To reduce administrative costs and help the environment by conserving natural resources, AMD asks that you submit a proxy to vote your shares through the internet or by telephone.

By executing and delivering a proxy in connection with the AMD special meeting, you designate certain AMD officers identified therein as your proxies at the AMD special meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the AMD special meeting, such proxies will vote your shares of AMD common stock on such uninstructed proposal in accordance with the recommendation of the AMD board of directors. AMD does not expect that any matter other than the proposals listed above will be brought before the AMD special meeting, and the AMD bylaws provide that the only business that may be conducted at the AMD special meeting are those proposals brought before the AMD special meeting by or at the direction of the AMD board of directors.

Beneficial (Street Name) Stockholders

If you hold your shares of AMD common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of AMD common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the AMD special meeting. See “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of AMD common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to virtually attend and vote at the AMD special meeting via the AMD special meeting website. See “—Virtually Attending the AMD Special Meeting.”

Revocability of Proxies

Any AMD stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the AMD special meeting. If you are an AMD stockholder of record, you may revoke your proxy by any one of the following actions:

•	by sending a signed written notice of revocation to AMD’s Corporate Secretary, provided such notice is received no later than the close of business on April 6, 2021;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on April 6, 2021;

•	by submitting a properly signed and dated proxy card with a later date that is received by AMD no later than the close of business on April 6, 2021; or

•

by virtually attending the AMD special meeting via the AMD special meeting website and requesting that your proxy be revoked, or virtually voting via the AMD special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect an AMD stockholder’s right to virtually attend and vote at the AMD special meeting via the AMD special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Advanced Micro Devices, Inc.

Attn: Corporate Secretary

corporate.secretary@amd.com

2485 Augustine Drive

Santa Clara, California 95054

If your shares of AMD common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the AMD special meeting via the AMD special meeting website.

Proxy Solicitation Costs

AMD is soliciting proxies to provide an opportunity to all AMD stockholders to vote on agenda items, whether or not such AMD stockholders are able to virtually attend the AMD special meeting or any adjournment or postponement thereof. AMD will bear the entire cost of soliciting proxies from AMD stockholders. In addition to the solicitation of proxies by mail, AMD will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of AMD common stock and secure their voting instructions, if necessary. AMD may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

AMD has also retained Mackenzie Partners to assist in soliciting proxies and in communicating with AMD stockholders and estimates that it will pay them a fee of approximately $60,000, plus reimbursement for certain out-of-pocket fees and expenses. AMD also has agreed to indemnify Mackenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of AMD or by AMD directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. AMD directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Virtually Attending the AMD Special Meeting

If you wish to virtually attend the AMD special meeting via the AMD special meeting website, you must (i) be a AMD stockholder of record at the close of business on February 10, 2021 (the AMD record date), (ii) hold your shares of AMD common stock beneficially in the name of a broker, bank or other nominee as of the AMD record date or (iii) hold a valid proxy for the AMD special meeting.

To enter the AMD special meeting website and virtually attend the AMD special meeting, you will need the 16-digit control number located on your proxy card. If you hold your shares of AMD common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend the AMD special meeting via the AMD special meeting website, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee. The 16-digit control number is also needed to access the list of AMD stockholders entitled to vote at the AMD special meeting during the time of the meeting.

If you plan to virtually attend and vote at the AMD special meeting via the AMD special meeting website, AMD still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the AMD special meeting via the AMD special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the AMD special meeting via the AMD special meeting website if you later decide to do so.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. AMD has previously adopted householding for AMD stockholders of record. As a result, AMD stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered AMD stockholders (those who hold shares of AMD common stock directly in their name with AMD’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to AMD at the address below.

Some brokers household proxy materials, delivering a single proxy statement or notice to multiple AMD stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

AMD will promptly deliver a copy of this joint proxy statement/prospectus to any AMD stockholder who only received one copy of these materials due to householding upon request in writing to: Advanced Micro Devices, Inc., Attn: Corporate Secretary, corporate.secretary@amd.com, 2485 Augustine Drive, Santa Clara, California 95054 or by calling (408) 749-4000.

Tabulation of Votes

The AMD board of directors will appoint an independent inspector of election for the AMD special meeting. The inspector of election will, among other matters, determine the number of shares of AMD common stock virtually present or represented by proxy at the AMD special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to AMD stockholders at the AMD special meeting.

Adjournments

If a quorum is present at the AMD special meeting but there are insufficient votes at the time of the AMD special meeting to approve the AMD share issuance proposal, then AMD stockholders may be asked to vote on the AMD adjournment proposal.

At any subsequent reconvening of the AMD special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the AMD special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the AMD special meeting, please contact Mackenzie Partners, AMD’s proxy solicitor for the AMD special meeting, at:

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

proxy@mackenziepartners.com

AMD STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, AMD STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

AMD PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as an AMD stockholder in connection with the solicitation of proxies by the AMD board of directors for use at the AMD special meeting. At the AMD special meeting, AMD is asking AMD stockholders to consider and vote upon a proposal to approve the issuance of shares of AMD common stock to Xilinx stockholders in connection with the merger. Based on the number of shares of Xilinx common stock outstanding as of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, AMD expects to issue approximately 423.6 million shares of AMD common stock to Xilinx stockholders in connection with the merger. The actual number of shares of AMD common stock to be issued in connection with the merger will be determined at the effective time based on the exchange ratio of 1.7234 shares of AMD common stock for each share of Xilinx common stock and the number of shares of Xilinx common stock outstanding at such time. Based on the number of shares of AMD common stock and Xilinx common stock outstanding as of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock.

The AMD board of directors, after careful consideration, unanimously determined that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance.

The AMD board of directors unanimously recommends that AMD stockholders vote “FOR” the AMD share issuance proposal.

Assuming a quorum is present at the AMD special meeting, approval of the AMD share issuance proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD share issuance proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD share issuance proposal to vote on the AMD share issuance proposal will have the same effect as a vote “AGAINST” the AMD share issuance proposal. However, assuming a quorum is present at the AMD special meeting, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD share issuance proposal, voting power will deemed to be withheld with respect to the AMD share issuance proposal and such failure to provide voting instructions will have no effect on the AMD share issuance proposal.

IF YOU ARE AN AMD STOCKHOLDER, THE AMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMD SHARE ISSUANCE PROPOSAL

(AMD PROPOSAL 1)

AMD PROPOSAL 2: ADJOURNMENT OF THE AMD SPECIAL MEETING

The AMD special meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes to approve the AMD share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to AMD stockholders.

AMD is asking AMD stockholders to authorize the holder of any proxy solicited by the AMD board of directors to vote in favor of any adjournment of the AMD special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the AMD share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to AMD stockholders.

The AMD board of directors unanimously recommends that AMD stockholders vote “FOR” the AMD adjournment proposal.

Whether or not a quorum is present at the AMD special meeting, approval of the AMD adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of AMD common stock that are virtually present via the AMD special meeting website or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the AMD adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the AMD special meeting on the AMD adjournment proposal to vote on the AMD adjournment proposal will have the same effect as a vote “AGAINST” the AMD adjournment proposal. However, if an AMD stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the AMD adjournment proposal, voting power will deemed to be withheld with respect to the AMD adjournment proposal and such failure to provide voting instructions will have no effect on the AMD adjournment proposal.

IF YOU ARE AN AMD STOCKHOLDER, THE AMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMD ADJOURNMENT PROPOSAL

(AMD PROPOSAL 2)

THE XILINX SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Xilinx stockholders in connection with the solicitation of proxies by the Xilinx board of directors for use at the Xilinx special meeting and at any adjournments or postponements thereof. Xilinx stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the merger agreement and the transactions contemplated thereby.

Date, Time and Place of the Xilinx Special Meeting

The Xilinx special meeting is scheduled to be held virtually via live webcast on April 7, 2021, beginning at 9:30 a.m., Pacific Time, unless postponed to a later date.

In light of ongoing developments related to the COVID-19 pandemic, Xilinx has elected to hold the Xilinx special meeting solely by means of remote communication via live webcast. Xilinx stockholders will be able to virtually attend and vote at the Xilinx special meeting by visiting https://viewproxy.com/Xilinx/2021, which is referred to as the “Xilinx special meeting website.” Xilinx stockholders must first register at the Xilinx special meeting website in order to obtain a unique meeting invitation by electronic mail. Xilinx stockholders may request access to the list of Xilinx stockholders entitled to vote at the Xilinx special meeting during the live webcast.

Xilinx has retained Alliance to host the live webcast of the Xilinx special meeting. On the day of the Xilinx special meeting, Alliance may be contacted at (866) 612-8937 (U.S.), (800) 574-6504 or (973) 547-3547 (international) or at virtualmeeting@viewproxy.com to answer any questions regarding how to virtually attend the Xilinx special meeting or if you encounter any technical difficulty accessing or during the Xilinx special meeting.

Matters to Be Considered at the Xilinx Special Meeting

The purpose of the Xilinx special meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	Xilinx Proposal 1: Adoption of the Merger Agreement. To consider and vote on the Xilinx merger proposal;

•

Xilinx Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Xilinx’s Named Executive Officers. To consider and vote on the Xilinx compensation proposal; and

•	Xilinx Proposal 3: Adjournment of the Xilinx Special Meeting. To consider and vote on the Xilinx adjournment proposal.

Recommendation of the Xilinx Board of Directors

The Xilinx board of directors unanimously recommends that Xilinx stockholders vote:

•	Xilinx Proposal 1: “FOR” the Xilinx merger proposal;

•	Xilinx Proposal 2: “FOR” the Xilinx compensation proposal; and

•	Xilinx Proposal 3: “FOR” the Xilinx adjournment proposal.

After careful consideration, the Xilinx board of directors unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Xilinx and its stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance of Xilinx of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Xilinx stockholders adopt the merger agreement. See “The Merger—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger.”

Record Date for the Xilinx Special Meeting and Voting Rights

The record date to determine Xilinx stockholders who are entitled to receive notice of and to vote at the Xilinx special meeting or any adjournments or postponements thereof is February 10, 2021. As of the close of business on the Xilinx record date, there were 245,766,700 shares of Xilinx common stock issued and outstanding and entitled to vote at the Xilinx special meeting (which includes 7,587 Xilinx RSUs which had vested but were yet to be settled).

Each Xilinx stockholder is entitled to one vote for each share of Xilinx common stock such holder owned of record at the close of business on the Xilinx record date with respect to each matter properly brought before the Xilinx special meeting. Only Xilinx stockholders of record at the close of business on the Xilinx record date are entitled to receive notice of and to vote at the Xilinx special meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of Xilinx stockholders is necessary to conduct the Xilinx special meeting. The presence, virtually via the Xilinx special meeting website or by proxy, of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting will constitute a quorum. Shares of Xilinx common stock represented at the Xilinx special meeting by virtual attendance via the Xilinx special meeting website or by proxy and entitled to vote, but not voted, including shares for which a Xilinx stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Xilinx special meeting are considered “non-routine” matters under Nasdaq rules (as described below), shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Xilinx stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Xilinx special meeting. If a quorum is not present, the Xilinx special meeting will be adjourned or postponed until the holders of the number of shares of Xilinx common stock required to constitute a quorum attend.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that under Nasdaq rules are “non-routine.” This can result in a “broker non-vote,” which occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals before the Xilinx special meeting are considered “non-routine” matters under Nasdaq rules, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Xilinx special meeting. As a result, Xilinx does not expect any broker non-votes at the Xilinx special meeting and if you hold your shares of Xilinx common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Xilinx special meeting unless they have received voting instructions from the beneficial owners.

Required Votes

Except for the Xilinx adjournment proposal, the vote required to approve each of the proposals listed below assumes the presence of a quorum at the Xilinx special meeting. As described above, Xilinx does not expect there to be any broker non-votes at the Xilinx special meeting.

Proposal	Required Vote	Effects of Certain Actions
Xilinx Proposal 1: Xilinx merger proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal.	An abstention or other failure to vote on the Xilinx merger proposal will have the same effect as a vote “AGAINST” the Xilinx merger proposal.

Xilinx Proposal 2: Xilinx compensation proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting.

Assuming a quorum is present at the Xilinx special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx compensation proposal.

An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx compensation proposal to vote on the Xilinx compensation proposal will have the same effect as a vote “AGAINST” the Xilinx compensation proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal, it will have the same effect as a vote “AGAINST” the Xilinx compensation proposal.

Xilinx Proposal 3: Xilinx adjournment proposal	Approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting.	Any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx adjournment proposal to vote on the Xilinx adjournment proposal will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal.

Vote of Xilinx Directors and Executive Officers

As of February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, Xilinx directors and executive officers, and their affiliates, as a group, owned and were entitled to vote less than 1% of the total outstanding shares of Xilinx common stock. Although no Xilinx director or executive officer has entered into any agreement obligating them to do so, Xilinx currently expects that all Xilinx directors and executive officers will vote their shares “FOR” the Xilinx merger proposal, “FOR” the Xilinx compensation proposal and “FOR” the Xilinx adjournment proposal. See “Interests of Xilinx Directors and Executive Officers In The Merger” and the arrangements described in Xilinx’s Definitive Proxy Statement on Schedule 14A for Xilinx’s 2019 annual meeting of stockholders, filed with the SEC on June 19, 2020, which is incorporated by reference in this joint proxy statement/prospectus.

Methods of Voting

Registered Stockholders

If you are a Xilinx stockholder of record, you may vote at the Xilinx special meeting by proxy through the internet, by telephone or by mail, or by virtually attending and voting at the Xilinx special meeting via the Xilinx special meeting website, as described below.

•	By Internet: By following the instructions provided on your proxy card.

•	By Telephone: By following the instructions provided on your proxy card.

•	By Mail: If you have received a paper copy of the proxy materials by mail, you may complete and return by mail the enclosed proxy card in the postage-paid envelope.

•

Virtually via the Xilinx Special Meeting Website: By visiting the Xilinx special meeting website, you can virtually attend and vote at the Xilinx special meeting. In order to virtually attend and vote at the Xilinx special meeting, you must first register at the Xilinx special meeting website in order to obtain a unique meeting invitation by electronic mail.

Unless revoked, all duly executed proxies representing shares of Xilinx common stock entitled to vote at the Xilinx special meeting will be voted at the Xilinx special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, then the Xilinx officers identified on the proxy will vote your shares consistent with the recommendation of the Xilinx board of directors on such proposal. If you are a Xilinx stockholder of record, proxies submitted over the internet or by telephone as described above must be received by 11:59 p.m., Eastern Time, on April 6, 2021. To reduce administrative costs and help the environment by conserving natural resources, Xilinx asks that you submit a proxy to vote your shares through the internet or by telephone.

By executing and delivering a proxy in connection with the Xilinx special meeting, you designate certain Xilinx officers identified therein as your proxies at the Xilinx special meeting. If you deliver an executed proxy, but do not specify a choice for any proposal properly brought before the Xilinx special meeting, such proxies will vote your shares of Xilinx common stock on such uninstructed proposal in accordance with the recommendation of the Xilinx board of directors. Xilinx does not expect that any matter other than the proposals listed above will be brought before the Xilinx special meeting, and the Xilinx bylaws provide that the only business that may be conducted at the Xilinx special meeting are those proposals brought before the Xilinx special meeting by or at the direction of the Xilinx board of directors.

Beneficial (Street Name) Stockholders

If you hold your shares of Xilinx common stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your shares of Xilinx common stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Xilinx special meeting. See “—Quorum; Abstentions and Broker Non-Votes.”

If you hold your shares of Xilinx common stock through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a specific control number from your bank, broker or other nominee in order to virtually attend and vote at the Xilinx special meeting via the Xilinx special meeting website. See “—Virtually Attending the Xilinx Special Meeting.”

Revocability of Proxies

Any Xilinx stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Xilinx special meeting. If you are a Xilinx stockholder of record, you may revoke your proxy by any of the following actions:

•	by sending a signed written notice of revocation to Xilinx’s Corporate Secretary, provided such notice is received no later than the close of business on April 6, 2021;

•	by voting again over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on April 6, 2021;

•	by submitting a properly signed and dated proxy card with a later date that is received by Xilinx no later than the close of business on April 6, 2021; or

•

by virtually attending the Xilinx special meeting via the Xilinx special meeting website and requesting that your proxy be revoked, or by virtually attending and voting at the Xilinx special meeting via the Xilinx special meeting website as described above.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Xilinx stockholder’s right to virtually attend and vote at the Xilinx special meeting via the Xilinx special meeting website.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Xilinx, Inc.

Attn: Corporate Secretary

corporate.secretary@xilinx.com

2100 Logic Drive

San Jose, California 95124

(408) 559-7778

If your shares of Xilinx common stock are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Xilinx special meeting via the Xilinx special meeting website.

Proxy Solicitation Costs

Xilinx is soliciting proxies to provide an opportunity to all Xilinx stockholders to vote on agenda items, whether or not such Xilinx stockholders are able to virtually attend the Xilinx special meeting or any adjournment or postponement thereof. Xilinx will bear the entire cost of soliciting proxies from Xilinx stockholders. In addition to the solicitation of proxies by mail, Xilinx will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Xilinx common stock and secure their voting instructions, if necessary. Xilinx may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Xilinx has also retained Innisfree to assist in soliciting proxies and in communicating with Xilinx stockholders and estimates that it will pay them a fee of approximately $40,000, plus reimbursement for certain out-of-pocket fees and expenses. Xilinx also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Xilinx or Xilinx directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Xilinx directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Virtually Attending the Xilinx Special Meeting

If you wish to virtually attend the Xilinx special meeting via the Xilinx special meeting website, you must (i) be a Xilinx stockholder of record at the close of business on February 10, 2021 (the Xilinx record date), (ii) hold your shares of Xilinx common stock beneficially in the name of a broker, bank or other nominee as of the Xilinx record date or (iii) hold a valid proxy for the Xilinx special meeting.

To enter the Xilinx special meeting website and virtually attend the Xilinx special meeting, you must first register at the Xilinx special meeting website to obtain a unique meeting invitation by email. If you hold your shares of Xilinx common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Xilinx special meeting via the Xilinx special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the Xilinx special meeting, but may not vote your shares at the Xilinx special meeting.

If you plan to virtually attend and vote at the Xilinx special meeting via the Xilinx special meeting website, Xilinx still encourages you to vote in advance by the internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Xilinx special meeting via the Xilinx special meeting website. Voting your proxy by the internet, telephone or mail will not limit your right to virtually attend and vote at the Xilinx special meeting via the Xilinx special meeting website if you later decide to do so.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Xilinx has previously adopted householding for Xilinx stockholders of record. As a result, Xilinx stockholders with the same address and last name may receive only one copy of this joint proxy statement /prospectus. Registered Xilinx stockholders (those who hold shares of Xilinx common stock directly in their name with Xilinx’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Xilinx at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Xilinx stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Xilinx will promptly deliver a copy of this joint proxy statement/prospectus to any Xilinx stockholder who received only one copy of these materials due to householding upon request in writing to: Xilinx, Inc., Attn: Investor Relations, ir@xilinx.com, 2100 Logic Drive, San Jose, California 95124 or by calling (408) 626-4293.

Tabulation of Votes

The Xilinx board of directors will appoint an independent inspector of election for the Xilinx special meeting. The inspector of election will, among other matters, determine the number of shares of Xilinx common stock represented at the Xilinx special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Xilinx stockholders at the Xilinx special meeting.

Adjournments

If a quorum is present at the Xilinx special meeting but there are insufficient votes at the time of the Xilinx special meeting to approve the Xilinx merger proposal, then Xilinx stockholders may be asked to vote on the Xilinx adjournment proposal.

At any subsequent reconvening of the Xilinx special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Xilinx special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Xilinx special meeting, please contact Innisfree, Xilinx’s proxy solicitor for the Xilinx special meeting, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

(877) 717-3923

Banks and Brokers: (212) 750-5833

XILINX STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, XILINX STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

XILINX PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a Xilinx stockholder in connection with the solicitation of proxies by the Xilinx board of directors for use at the Xilinx special meeting. At the Xilinx special meeting, Xilinx is asking Xilinx stockholders to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into Xilinx, with Xilinx being the surviving corporation in the merger and becoming a wholly owned subsidiary of AMD. Upon completion of the merger, Xilinx stockholders will be entitled to receive 1.7234 shares of AMD common stock for each share of Xilinx common stock held immediately prior to the effective time of the merger (together with cash in lieu of any fractional shares of AMD common stock).

The Xilinx board of directors, after careful consideration, unanimously determined that the merger is fair to and in the best interests of Xilinx and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger.

The Xilinx board of directors accordingly unanimously recommends that Xilinx stockholders vote “FOR” the Xilinx merger proposal.

The merger and a summary of the terms of the merger agreement are described in more detail under “The Merger” and “The Merger Agreement,” and Xilinx stockholders are encouraged to read the full text of the merger agreement, which is attached as Annex A hereto.

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx merger proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock entitled to vote at the Xilinx special meeting on the Xilinx merger proposal. Accordingly, an abstention or other failure to vote on the Xilinx merger proposal will have the same effect as a vote “AGAINST” the Xilinx merger proposal.

It is a condition to the completion of the merger that Xilinx stockholders approve the Xilinx merger proposal.

IF YOU ARE A XILINX STOCKHOLDER, THE XILINX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE XILINX MERGER PROPOSAL

(XILINX PROPOSAL 1)

XILINX PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Xilinx is required to submit to a non-binding advisory stockholder vote certain compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the merger as disclosed under “Interests of Xilinx Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Xilinx Named Executive Officers—Golden Parachute Compensation.” The Xilinx compensation proposal gives Xilinx stockholders the opportunity to express their views on the merger-related compensation of Xilinx named executive officers.

Accordingly, Xilinx is asking Xilinx stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Xilinx named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Interests of Xilinx Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Xilinx Named Executive Officers—Golden Parachute Compensation,” including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on the Xilinx compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Xilinx stockholder, you may vote to approve the Xilinx merger proposal and vote not to approve the Xilinx compensation proposal, and vice versa. The vote on the Xilinx compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to Xilinx named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Xilinx stockholders do not approve the Xilinx compensation proposal.

The Xilinx board of directors unanimously recommends that Xilinx stockholders vote “FOR” the Xilinx compensation proposal.

Assuming a quorum is present at the Xilinx special meeting, approval of the Xilinx compensation proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, assuming a quorum is present at the Xilinx special meeting, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx compensation proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx compensation proposal to vote on the Xilinx compensation proposal will have the same effect as a vote “AGAINST” the Xilinx compensation proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx compensation proposal, it will have the same effect as a vote “AGAINST” the Xilinx compensation proposal.

IF YOU ARE A XILINX STOCKHOLDER, THE XILINX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE XILINX COMPENSATION PROPOSAL

(XILINX PROPOSAL 2)

XILINX PROPOSAL 3: ADJOURNMENT OF THE XILINX SPECIAL MEETING

The Xilinx special meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Xilinx merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Xilinx stockholders.

Xilinx is asking Xilinx stockholders to authorize the holder of any proxy solicited by the Xilinx board of directors to vote in favor of any adjournment of the Xilinx special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Xilinx merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Xilinx stockholders.

The Xilinx board of directors unanimously recommends that Xilinx stockholders approve the proposal to adjourn the Xilinx special meeting, if necessary or appropriate.

Whether or not a quorum is present at the Xilinx special meeting, approval of the Xilinx adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Xilinx common stock that are virtually present via the Xilinx special meeting website or represented by proxy and entitled to vote at the Xilinx special meeting. Accordingly, any shares not virtually present or represented by proxy (including due to the failure of a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions to such bank, broker or other nominee) will have no effect on the outcome of the Xilinx adjournment proposal. An abstention or other failure of any shares virtually present or represented by proxy and entitled to vote at the Xilinx special meeting on the Xilinx adjournment proposal to vote on the Xilinx adjournment proposal will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal. In addition, if a Xilinx stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for one or more other proposals, but not for the Xilinx adjournment proposal, it will have the same effect as a vote “AGAINST” the Xilinx adjournment proposal.

IF YOU ARE A XILINX STOCKHOLDER, THE XILINX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE XILINX ADJOURNMENT PROPOSAL

(XILINX PROPOSAL 3)

THE MERGER

The following is a description of material aspects of the merger. While AMD and Xilinx believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached as Annex A hereto, for a more complete understanding of the merger. In addition, important business and financial information about each of AMD and Xilinx is contained or incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

General

AMD, Merger Sub and Xilinx have entered into the merger agreement, which provides for the merger of Merger Sub with and into Xilinx. As a result of the merger, the separate existence of Merger Sub will cease and Xilinx will continue its existence under the DGCL as the surviving corporation and as a wholly owned subsidiary of AMD. The surviving corporation will be named “Xilinx, Inc.”

Merger Consideration

At the effective time, each share of Xilinx common stock (other than shares held in treasury by Xilinx or held directly by AMD or Merger Sub (which shares will be cancelled)) that was issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.7234 shares of AMD common stock as well as cash (without interest and less any applicable withholding taxes) in lieu of any fractional shares of AMD common stock.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of AMD or Xilinx common stock changes. Therefore, the value of the merger consideration will depend on the market price of AMD common stock at the effective time. The market price of AMD common stock has fluctuated since the date of the announcement of the merger agreement and is expected to continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the respective AMD and Xilinx special meetings, through the date the merger is completed and thereafter. The market price of AMD common stock, when received by Xilinx stockholders in connection with the merger, could be greater than, less than or the same as the market price of AMD common stock on the date of this joint proxy statement/prospectus or at the time of the Xilinx special meeting. Accordingly, you should obtain current market quotations for AMD and Xilinx common stock before deciding how to vote on any of the proposals described in this joint proxy statement/prospectus. AMD common stock is traded on Nasdaq under the symbol “AMD” and Xilinx common stock is traded on Nasdaq under the symbol “XLNX.”

Background of the Merger

Each of AMD’s and Xilinx’s board of directors and senior management team regularly reviews their respective company’s performance, future growth prospects and overall strategic direction and considers potential opportunities to strengthen their respective businesses and enhance stockholder value. These reviews have included consideration of whether the continued execution of each company’s strategy or possible strategic opportunities, joint ventures or combination with third parties offered the best avenue to maximize stockholder value.

From time to time over the past few years, AMD and Xilinx have had informal discussions regarding potential strategic partnerships, collaborations and a potential combination between the two companies. In connection with Xilinx’s approach to AMD about a potential business combination of the two companies, on August 13, 2018, AMD and Xilinx signed a mutual non-disclosure agreement. Xilinx is not a party or subject to any non-disclosure or other agreement with a party other than AMD, including with Company A (as defined below), with respect to a potential business combination that includes any standstill or “don’t-ask, don’t-waive” provision that would inhibit such party from making a proposal. Shortly thereafter, the parties’ management teams presented overviews of their respective businesses in order to assess support for the strategic logic of a combination, but due to deal structuring and timing issues, these discussions were put on hold. While Dr. Lisa Su, President and Chief Executive Officer of AMD and Victor Peng, President and Chief Executive Officer of Xilinx, stayed in touch over time, no proposals (binding or non-binding) were exchanged between the parties until 2020. The Xilinx board of directors (the “Xilinx Board”) understood that Mr. Peng would be meeting with Dr. Su, and potentially representatives of other potential counterparties, from time to time and directed that Mr. Peng report to the Xilinx Board if these discussions solidified at a suitable time for Xilinx to consider engaging in a business combination with AMD or another potential counterparty.

On August 19, 2019, Mr. Peng and Dr. Su had a meeting to discuss a potential business combination between Xilinx and AMD. On October 8, 2019, Mr. Peng and Dr. Su met and continued their discussions of a potential business combination between the parties. During these discussions, Dr. Su and Mr. Peng discussed a variety of matters, including semiconductor market dynamics, the rationale for AMD acquiring Xilinx and the importance of retaining key personnel in any proposed combination. Dr. Su communicated that Mr. Peng’s leadership in the combined company would be important for the success of the combination to provide continuity for the Xilinx business. Dr. Su noted that she envisioned that Mr. Peng would be a close partner with her in the combined company, and they discussed, without any commitment or specific proposal on roles, that Mr. Peng would be well-positioned from a leadership standpoint in the combined company should a combination occur. Mr. Peng noted that this was not the right time for Xilinx to engage in discussions on a combination with AMD but that because the strategic rationale for combining the companies was compelling, it made sense to continue to stay in contact.

On November 19, 2019, the AMD board of directors (the “AMD Board”) held a meeting with members of senior management and representatives of DBO Partners LLC (“DBO”), who had previously discussed strategic alternatives with the AMD Board, in attendance. The AMD Board discussed with its advisors and senior management potential strategic transactions that AMD may want to consider, including a potential transaction between AMD and Xilinx.

On December 8, 2019, the AMD Board held a meeting with members of senior management and representatives of DBO attending. Each of Dr. Su and DBO provided the AMD Board with an analysis of a potential strategic transaction with Xilinx. The AMD Board discussed possible strategies for approaching Xilinx regarding a potential strategic transaction and authorized Dr. Su to approach Mr. Peng with a non-binding proposal.

On December 9, 2019, Mr. Peng and Dr. Su met, and Dr. Su conveyed to Mr. Peng that AMD was prepared to make a non-binding proposal to acquire Xilinx. Mr. Peng reiterated that this was not the right time for Xilinx to engage in discussions on a combination with AMD but that he would discuss it with Dennis Segers, Chairman of the Xilinx Board. Mr. Peng and Dr. Su agreed to meet again after the New Year.

On December 10, 2019, Mr. Peng and the Chief Executive Officer of another semiconductor company (“Company A”) were both participants in a broader, pre-scheduled meeting, following which the Chief Executive Officer of Company A asked to speak with Mr. Peng separately. At the meeting, the Chief Executive Officer of Company A conveyed Company A’s interest in exploring a potential business combination with Xilinx. Mr. Peng responded that the timing was difficult at this time and suggested speaking again after the holidays.

On December 20, 2019, the AMD Board held a meeting with members of senior management attending. Dr. Su provided an update to the AMD Board on her discussions with Mr. Peng regarding an acquisition of Xilinx by AMD. She noted that they arranged to meet again on January 2, 2020 to discuss the rationale for a strategic transaction in more detail.

On January 2, 2020, Mr. Peng and Dr. Su met to further discuss a potential acquisition of Xilinx by AMD, and, to that end, Dr. Su made a presentation to Mr. Peng summarizing at a high level AMD’s business, product roadmaps and financial overview as well as potential synergies and benefits that could be achieved through a combination with Xilinx, without proposing a price or other terms. Mr. Peng noted that the timing remained challenging, particularly given the transaction consideration would likely be all-stock or stock-rich and recent fluctuations in each party’s respective stock price, but he agreed to consider the concept in consultation with the Xilinx Board.

On January 16, 2020, Mr. Peng communicated to Dr. Su that the Xilinx Board had been updated on the discussions between Mr. Peng and Dr. Su and that the Xilinx Board was continuing to consider whether to engage in a potential transaction with AMD. Mr. Peng noted the Xilinx Board had several concerns, including with respect to the fluctuations of both companies’ stock prices in a stock-rich transaction and that AMD would need to make a compelling offer to address these risks and provide adequate downside protection to Xilinx stockholders. Dr. Su stated that she was aiming to provide a non-binding indication of interest to Xilinx in the second half of February.

On January 23, 2020, at the Chief Executive Officer of Company A’s request, Mr. Peng met with the Chief Executive Officer of Company A, who made a presentation to Mr. Peng summarizing at a high level Company A’s business and perspectives on a potential combination with Xilinx. Mr. Peng noted that the timing was difficult from a business perspective to consider combining the two companies’ businesses. The Chief Executive Officer of Company A agreed to follow up sometime in the future, with no specific timeframe for reconnecting.

On February 11 and 12, 2020, the AMD Board held a meeting with members of senior management and representatives of DBO and Credit Suisse Securities (USA) LLC (“Credit Suisse”) attending. Dr. Su discussed the timing of an offer and Mr. Peng’s potential role after the proposed transaction. Representatives of DBO and Credit Suisse provided a review of Xilinx’s earnings, stock price performance, and preliminary analysis. The AMD Board approved submission of a non-binding proposal related to an acquisition of Xilinx by AMD.

On February 14, 2020, AMD formally retained DBO as a financial advisor to AMD as it related to the contemplated transaction between AMD and Xilinx. After considering multiple banks of high quality and reputation who were unlikely to have conflicts with respect to a transaction between AMD and Xilinx as potential financial advisors to the AMD Board, and after discussing each bank’s experience, expertise and qualifications, the AMD Board selected DBO on the basis of its qualifications, expertise and reputation, its knowledge and understanding of AMD’s business, industry and affairs, and the absence of any conflicts with respect to Xilinx.

On February 16, 2020, Mr. Peng and Dr. Su had a telephone call, during which Dr. Su conveyed that the AMD Board had authorized a non-binding proposal, and that she would be seeking a response by March 2, 2020. Later on February 16, 2020, Dr. Su delivered to Mr. Peng a non-binding proposal to acquire Xilinx at a price of $115.00 per share of Xilinx common stock, comprised of $15.00 per share in cash and $100.00 per share in shares of AMD common stock.

On February 20, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Xilinx’s outside legal advisor, attending. At the meeting, Mr. Peng reported on AMD’s February 16 proposal. Also at this meeting, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), who had provided strategic financial advice to Xilinx on other occasions, were invited to present to the Xilinx Board. Representatives of Morgan Stanley reviewed certain financial aspects of Xilinx. The Xilinx Board discussed the current prospects of Xilinx on a standalone basis, including potential upside opportunities to create value for Xilinx stockholders as well as potential headwinds over the near to medium term. The Xilinx Board determined that, although they saw the potential strategic logic behind a combination with AMD, the February 16 proposal was not at a sufficient valuation level to warrant a counterproposal or price guidance to AMD at this time. The Xilinx Board considered how best to respond by AMD’s requested deadline of March 2, 2020. In addition, Mr. Peng provided an update to the Xilinx Board on Mr. Peng’s recent meetings with the Chief Executive Officer of Company A. After discussions, the Xilinx Board determined that certain recent activity at Company A would render a transaction of the size necessary for a combination with Xilinx challenging from a business execution perspective and directed that Mr. Peng deliver this message to Company A. At this meeting, and at nearly every subsequent meeting of the Xilinx Board leading up to the public announcement of the merger, the Xilinx Board met in executive session with only independent directors and representatives of Skadden present. Because no Xilinx director (other than potentially Mr. Peng, who did not participate in such executive sessions) had a conflict of interest with respect to a transaction between AMD and Xilinx, no special committee of independent directors of the Xilinx Board was established.

On February 28, 2020, the Xilinx Board held another meeting, at which they further discussed a potential transaction with AMD. A representative of Skadden discussed the directors’ fiduciary duties in the context of considering a strategic transaction and various considerations that should be part of the Xilinx Board’s decision-making process. Also at this meeting, representatives of Morgan Stanley discussed its preliminary views on certain financial aspects of AMD. After discussions, the Xilinx Board reiterated its previous consensus view that while a combination with AMD could potentially result in significant upside opportunity for Xilinx stockholders, the February 16 proposal was not sufficiently compelling to serve as a starting point for negotiations or warrant a counterproposal or price guidance. The Xilinx Board also determined that it was important for AMD to understand the uniqueness of Xilinx as an asset and the meaningful contribution to the value of the combined company that Xilinx would bring, which in turn requires a greater valuation and percentage ownership of the combined company. The Xilinx Board directed Mr. Peng to deliver this message to AMD.

Later on February 28, 2020, Mr. Peng spoke to Dr. Su by telephone and conveyed the message as directed by the Xilinx Board. Mr. Peng and Dr. Su agreed to meet on March 2, 2020 to discuss further, with Dr. Su noting that AMD would not have a revised proposal at that time.

On March 2, 2020, Mr. Peng and Dr. Su met as scheduled. Mr. Peng conveyed the considerations that were of particular importance to the Xilinx Board as it related to a potential transaction, emphasizing the importance of a significant premium to acknowledge the uniqueness of Xilinx as an asset and the meaningful contribution that Xilinx would bring to the combined company and downside protection for Xilinx stockholders given recent fluctuations in AMD’s share price. Dr. Su agreed to consider these points, and they agreed to speak again on March 6, 2020.

On March 6, 2020, Mr. Peng and Dr. Su spoke by telephone. Dr. Su stated that AMD was not in a position to provide a revised proposal and probed for guidance on price and other terms and to potentially engage in preliminary due diligence in order to support any changes to AMD’s February 16 proposal. Mr. Peng responded that Xilinx was also not in a different place from the prior indications and that the Xilinx Board needed the proposal price to increase before engaging in further discussions.

On March 9, 2020, the AMD Board held a meeting with members of management and representatives of DBO, Credit Suisse and Latham and Watkins LLP (“Latham”) attending. Dr. Su provided an update to the AMD Board on recent discussions with Mr. Peng. Representatives of DBO and Credit Suisse reviewed alternatives for an updated acquisition proposal and potential effects. The AMD Board approved submission of a second non-binding proposal related to an acquisition of Xilinx by AMD.

On March 10, 2020, Mr. Peng and Dr. Su spoke again by telephone. Dr. Su noted that after a meeting of the AMD Board the previous day, the AMD Board was still supportive of a potential transaction with Xilinx and would target providing a revised proposal in one week’s time. Dr. Su acknowledged that this timing would miss Xilinx’s next regularly scheduled board meeting, which was scheduled for March 11 and 12, 2020.

On March 11 and 12, 2020, the Xilinx Board held a regularly scheduled meeting. Among other topics, members of Xilinx senior management gave an update to the Xilinx Board on COVID-19, which was a rapidly evolving situation, as it related to Xilinx and its personnel as well as the broader marketplace. In addition, Mr. Peng provided an update on his recent discussions with Dr. Su with respect to a potential business combination and also reported to the Xilinx Board in detail his October 8, 2019 discussion with Dr. Su, including the importance of Mr. Peng’s leadership role in the combined company to provide continuity for the Xilinx business if the companies were to combine. Representatives of Morgan Stanley discussed certain preliminary financial analyses. After discussions, the Xilinx Board directed Mr. Peng to communicate to AMD that any revised proposal should provide for an all-stock deal and use an exchange ratio rather than a fixed price given the volatility in the market. Also on March 12, 2020, Morgan Stanley delivered to the Xilinx Board a relationship disclosure, which did not contain any issues of note.

Later on March 12, 2020, Mr. Peng met with the Chief Executive Officer of Company A to convey the message as directed by the Xilinx Board at its March 11 and 12, 2020 meeting. Mr. Peng suggested that the parties reconnect in the fall if the market environment, in light of COVID-19 and other factors, and Company A’s business, were more settled.

On March 13, 2020, Mr. Peng contacted Dr. Su by telephone to communicate the direction provided by the Xilinx Board about a revised proposal. Dr. Su responded that the AMD Board and AMD’s outside advisors agreed that using an exchange ratio was the appropriate way to proceed.

Also on March 13, 2020, AMD entered into an engagement letter with Credit Suisse as an additional financial advisor to AMD as it related to the contemplated transaction between AMD and Xilinx. After discussing the potential advantages and disadvantages of engaging a second financial advisor as a complement to DBO, and considering the magnitude of the potential transaction and the benefits of having an additional perspective throughout the process, the AMD Board selected Credit Suisse based on its qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm.

On March 16, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO and Credit Suisse attending. Dr. Su summarized for the AMD Board her conversations with Mr. Peng since the previous board meeting. Representatives from DBO and Credit Suisse reviewed proposed terms and considerations for the acquisition proposal. The AMD Board approved submission of a revised non-binding proposal related to an acquisition of Xilinx by AMD.

On March 17, 2020, Dr. Su contacted Mr. Peng by telephone to communicate a revised non-binding proposal with a fixed exchange ratio of 2.2 shares of AMD common stock for each share of Xilinx common stock, which resulted in an illustrative purchase price of approximately $92.14 per share of Xilinx common stock based on AMD’s closing trading price on the date of the proposal. Dr. Su delivered the proposal to Mr. Peng in written form after the call. Mr. Peng subsequently discussed the proposal with Mr. Segers and, consistent with the discussions of the Xilinx Board during its March 11 and 12, 2020 meetings, discussed that, at this level, the Xilinx Board had already determined that the proposal was at an insufficient valuation to engage in substantive discussions and agreed that Mr. Peng should deliver that message to Dr. Su.

On March 19, 2020, Mr. Peng contacted Dr. Su by telephone to deliver the message that the revised proposal was not sufficient from a price perspective and that, given the unprecedented market volatility, the parties should stop discussions and check back in when the market environment, in light of COVID-19 and other factors, was more settled. Mr. Peng suggested they might revisit a potential combination again in the fall. There were no further substantive discussions between AMD and Xilinx until August 4, 2020.

On March 20, 2020 and March 21, 2020, Dr. Su communicated to the AMD Board the substance of her March 19 conversation with Mr. Peng.

On May 6, 2020, the AMD Board held a meeting, with members of senior management attending. The AMD Board discussed the status of possible strategic transactions and collaborations, including a potential acquisition of Xilinx by AMD. Dr. Su confirmed that Xilinx had rejected AMD’s March 17 proposal and that there were no active discussions between AMD and Xilinx.

On July 13, 2020, the Chief Executive Officer of Company A requested a video call with Mr. Peng, at which the Chief Executive Officer of Company A discussed certain updates on Company A’s business and also conveyed that Company A would be delivering a non-binding proposal to acquire Xilinx at a price of $120.00 per share of Xilinx common stock, comprised of $40.00 in cash and $80.00 in shares of Company A common stock. The Chief Executive Officer noted that the leadership at Company A included a number of executives from companies that Company A had previously acquired and suggested that a combination with Xilinx would follow that track record, and perhaps to a greater extent considering the relative size of Xilinx’s business and the potential combination with Xilinx compared to past acquisitions, without getting into specifics about the potential combined company management. The Chief Executive Officer of Company A delivered the proposal to

Mr. Peng in writing after the call. Mr. Peng informed Mr. Segers of the proposal from Company A, and Mr. Segers informed the Xilinx Board.

On August 3, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley and Skadden attending. Mr. Peng reported on Company A’s July 13 proposal. Representatives of Morgan Stanley also reviewed certain historical information with respect to Xilinx’s financial performance, as well as preliminary financial analyses with respect to a potential transaction involving Company A or AMD. The Xilinx Board also discussed perspectives regarding the strategic rationale for pursuing a potential transaction with either Company A or AMD as well as Xilinx’s standalone strategic plan, including certain execution risks related thereto, and other potential strategic counterparties for Xilinx. After discussions, the Xilinx Board determined that not only did Company A’s July 13 proposal significantly undervalue Xilinx, but also that a potential combination with Company A posed substantial risks from both a regulatory approval and execution perspective, and therefore Company A’s proposal did not warrant a counterproposal or further discussion at this time. The Xilinx Board directed Mr. Peng to deliver this message to Company A.

On August 4, 2020, Mr. Peng and Dr. Su were both participants in a broader, pre-scheduled video call, following which Dr. Su asked to speak with Mr. Peng separately. Dr. Su communicated that given the current macroeconomic climate and resilience of the semiconductor sector, she wanted to revisit extending a revised non-binding proposal to acquire Xilinx. Mr. Peng responded that although the timing was still not ideal from Xilinx’s perspective, and noted that when they last spoke, they had talked about possibly revisiting discussions regarding a potential business combination in the fall, he would inform the Xilinx Board of this development. Dr. Su reported that the AMD Board was meeting later that week and that she would contact Mr. Peng thereafter.

On August 6 and 7, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO and Credit Suisse attending. Representatives of DBO and Credit Suisse provided a summary of the overall semiconductor landscape, potential strategic alternatives including the transaction with Xilinx and noted that because of the current macroeconomic climate and resilience of the semiconductor sector, it was an attractive time to consider restarting discussions to acquire Xilinx. The AMD Board approved submission of a third non-binding proposal related to an acquisition of Xilinx by AMD, which was delivered to Xilinx on August 9, 2020.

On August 8, 2020, Mr. Peng contacted the Chief Executive Officer of Company A by telephone to deliver the message as directed by the Xilinx Board at its August 3, 2020 meeting. Mr. Peng noted that if Company A were to submit a revised proposal that addressed the Xilinx Board’s concerns surrounding both valuation and the regulatory approval and execution risks, he would bring that revised proposal to the Xilinx Board for consideration. The Chief Executive Officer of Company A agreed to consider this feedback with the board of directors of Company A and implied there would be a response to Xilinx thereafter but did not commit to a specific timing or format for the response.

On August 9, 2020, Dr. Su contacted Mr. Peng by telephone and conveyed that, as authorized by the AMD Board, she would be delivering a revised non-binding proposal to acquire Xilinx in an acquisition in which 100% of the outstanding shares of Xilinx common stock would be exchanged for shares of AMD common stock at a price of $132.50 per share of Xilinx common stock, with the final exchange ratio to be determined prior to signing a definitive agreement. Dr. Su delivered the proposal to Mr. Peng in written form after the call.

On August 13, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley and Skadden attending, at which Mr. Peng and Mr. Segers updated the Xilinx Board on AMD’s August 9 proposal. Representatives of Morgan Stanley reviewed certain preliminary financial analyses of AMD and Xilinx. The Xilinx Board discussed relative advantages and disadvantages of a combination with AMD compared to Company A and other potential counterparties, as well as continuing on a standalone basis. Following the discussion, the Xilinx Board authorized Xilinx management to engage in a discussion with AMD regarding its August 9 proposal with a view toward improving that offer. The Xilinx Board also authorized Xilinx management to continue discussions with Morgan Stanley around potentially engaging them in connection with Xilinx’s review of potential strategic transactions. In addition, Mr. Segers reported that he had received outreach from the Chairperson of the board of directors of Company A, who wanted to speak with him. The Xilinx Board determined that Mr. Segers should speak with the Chairperson of the Board of Company A within the next week and, consistent with the message that Mr. Peng had already conveyed to the Chief Executive Officer of Company A on August 8, 2020, reiterate the Xilinx Board’s view that Company A’s July 13 proposal significantly undervalued Xilinx and was not sufficient to warrant a counterproposal or further discussion at this time.

On August 17, 2020, Mr. Peng and Dr. Su spoke by video call. Mr. Peng communicated that, while the Xilinx Board had seriously considered AMD’s August 9 proposal, the price would need to significantly improve in order for the Xilinx Board to authorize engagement in an initial management meeting. In accordance with the Xilinx Board’s instructions, Mr. Peng suggested that an improved offer of greater than $140.00 per share of Xilinx common stock would likely enable further discussions.

On August 24, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO and Credit Suisse attending. Dr. Su provided an update on recent discussions she had with Mr. Peng and discussed the feedback provided by Mr. Peng on August 17. Representatives of DBO and Credit Suisse reviewed with the AMD Board potential responses to the Xilinx feedback, next steps and a proposed timeline. The AMD Board approved a fourth non-binding proposal related to an acquisition of Xilinx by AMD.

On August 25, 2020, Mr. Peng and Dr. Su spoke again by video call, during which Dr. Su communicated a revised non-binding proposal to acquire Xilinx in an acquisition in which 100% of the outstanding shares of Xilinx common stock would be exchanged for shares of AMD common stock at a price of $137.00 per share of Xilinx common stock, with the final exchange ratio to be determined prior to signing a definitive agreement. Dr. Su delivered the proposal to Mr. Peng in written form after the call.

On August 28, 2020, the Xilinx Board held a meeting to discuss AMD’s August 25 proposal, with members of senior management and representatives of Morgan Stanley and Skadden attending. Representatives of Morgan Stanley provided preliminary financial analyses with respect to the August 25 proposal, and representatives of Skadden reviewed the Xilinx Board’s fiduciary duties in these circumstances, including as it related to Company A and potential other counterparties. The Xilinx Board determined that the appropriate next step would be for AMD and Xilinx to each deliver a management presentation, and then Xilinx would provide a counterproposal to AMD following the presentations. In view of the current status of the discussions and that the parties would be moving forward, the Xilinx Board also discussed engaging BofA Securities as a second financial advisor, given BofA Securities’ expertise in the semiconductor industry and familiarity with AMD and Xilinx, which the Xilinx Board felt would be helpful as a complement to Morgan Stanley, given the magnitude of the potential transaction, the importance of the investment decision, and also because it would be helpful to have a second perspective while going through this process. The Xilinx Board also weighed the potential advantages and disadvantages of having two financial advisors. After discussions, the Xilinx Board directed Xilinx management to reach out to BofA Securities to discuss a potential engagement and determine if there might be any potential conflicts of interest.

Later on August 28, 2020, Mr. Peng contacted Dr. Su by video call to deliver the message that while the Xilinx Board was open to proceeding with mutual management meetings, the Xilinx Board was not prepared to support a transaction on the terms of AMD’s August 25 proposal. Mr. Peng noted that the Xilinx Board remained focused on the right intersection of the appropriate risk-adjusted value for Xilinx stockholders based on Xilinx’s potential intrinsic value, the percentage of the combined company that Xilinx stockholders would ultimately own and the companies’ relative contributions. Mr. Peng suggested that, given the Xilinx Board had a regular board meeting scheduled during the week of September 7, 2020, it would make sense for AMD’s management meeting to take place in advance of the Xilinx Board meeting, and Xilinx’s management meeting could take place right after the Xilinx Board meeting on September 11, 2020. Dr. Su agreed to proceed with mutual management meetings and noted she would discuss the sequencing and logistics with John Caldwell, Chairman of the AMD Board.

On August 29, 2020, a representative of Xilinx management reached out to BofA Securities to discuss potentially engaging BofA Securities as a second financial advisor to Xilinx in connection with Xilinx’s review of potential strategic transactions.

On August 30, 2020, Dr. Su contacted Mr. Peng by telephone to communicate that AMD would be able to provide a management presentation to Xilinx on September 7, 2020, which would enable Xilinx management to provide an update to the Xilinx Board during their meeting. Dr. Su also offered to speak with the Xilinx Board during their meeting, and Mr. Peng agreed it would be good for her to speak directly to the Xilinx Board about AMD’s business and her point of view on the potential combination.

On August 31, 2020, Mr. Peng and Dr. Su spoke by telephone to discuss the logistics of the upcoming meetings.

On September 5, 2020, the AMD Board held a meeting, with members of senior management and a representative of Latham attending. The AMD Board reviewed and discussed Xilinx’s response to AMD’s proposal, the overall plans for due diligence and AMD’s preliminary long-range financial plan that would be shared with Xilinx in the upcoming management presentation.

On September 7, 2020, representatives of AMD management provided a management presentation to representatives of Xilinx management.

From September 8 through September 10, 2020, the Xilinx Board held a regularly scheduled meeting, with members of senior management attending and representatives of Morgan Stanley, BofA Securities and Skadden attending for certain portions. Among other topics discussed, members of senior management reported to the Xilinx Board their findings from the management presentation that AMD had given to Xilinx, focusing in particular on the areas of engineering, product and technology. Then, representatives of each of Morgan Stanley and BofA Securities discussed with the Xilinx Board AMD’s management presentation from a financial perspective. Representatives of each of Morgan Stanley and BofA Securities also discussed with the Xilinx Board certain preliminary financial analyses of AMD and Xilinx. That afternoon, Dr. Su presented to the independent directors of the Xilinx Board her strategic vision for AMD and the rationale supporting a transaction with Xilinx, and Dr. Su expressed her view that Mr. Peng’s continued leadership in the combined company would be critical in order to provide business continuity for the Xilinx business and realize the anticipated benefits of a transaction. After Dr. Su’s presentation, the Xilinx Board discussed their perspectives on a potential transaction with AMD and began formulating a view on the appropriate counterproposal.

On September 11, 2020, representatives of Xilinx management provided a management presentation to representatives of AMD management.

Later on September 11, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Skadden attending. At the meeting, members of senior management provided the Xilinx Board with an update on the Xilinx management presentation to AMD that had taken place earlier that day. In addition, after reviewing the proposed terms of the engagements with Morgan Stanley as lead financial advisor and BofA Securities as a second financial advisor for this matter, as well as their respective relationship disclosures, the Xilinx Board unanimously approved the engagement of each of Morgan Stanley and BofA Securities in accordance with their respective terms. After considering multiple banks of high quality and reputation who were unlikely to have conflicts with respect to a transaction between Xilinx and AMD as potential financial advisors to the Xilinx Board, and after discussing each bank’s experience, expertise and qualifications, the Xilinx Board selected (i) Morgan Stanley due to its qualifications, experience and reputation, its knowledge and involvement in recent transactions in the industry, its knowledge of Xilinx’s business and affairs, and the absence of any material conflicts with respect to AMD and (ii) after discussing the advantages and disadvantages of engaging a second financial advisor, given the magnitude of the potential transaction, the importance of the investment decision and also because it would be helpful to have a second perspective while going through the process, BofA Securities due to its experience in transactions similar to the contemplated transaction, its reputation in the investment community, its familiarity with Xilinx and its business, and the absence of any material conflicts with respect to AMD. The Xilinx Board also instructed Mr. Peng not to discuss his own potential compensation as part of the combined company with representatives of AMD unless and until the Xilinx Board consents to such discussion, and Mr. Peng confirmed there had been no such discussions to date and accepted the Xilinx Board’s instruction. After discussions, including as to the information provided at the September 10, 2020 meeting, the Xilinx Board authorized Mr. Peng to propose to AMD an all-stock transaction valued at $145.00 per share of Xilinx common stock, with some form of downside protection against the fluctuations of AMD’s stock but also an ability to participate in the upside, as well as proportionate representation on the post-closing AMD Board.

On September 13, 2020, Mr. Peng spoke to Dr. Su by video call and conveyed Xilinx’s non-binding counterproposal as authorized by the Xilinx Board. Mr. Peng noted that for the downside protection element, the Xilinx Board was open-minded between a downside collar (i.e., setting a minimum value for the exchange ratio) and a cash/stock election (i.e., Xilinx stockholders could decide closer to closing if they wanted to receive cash, up to a specified, capped amount, or stock, based on AMD’s then-current stock price). Mr. Peng also conveyed the Xilinx Board’s request for proportionate representation on the post-closing AMD Board.

On September 14, 2020, at the direction of AMD and Xilinx, as applicable, representatives of Morgan Stanley, BofA Securities, DBO and Credit Suisse had a telephone call to discuss pricing mechanisms that could theoretically be used in a potential transaction between the parties.

Also on September 14, 2020, the Chief Executive Officer of Company A contacted Mr. Peng by telephone and conveyed that Company A had been working on revising its July 13 proposal into a true “merger of equals” transaction, with the current Chief Executive Officer of either Company A or Xilinx serving as the Chief Executive Officer of the combined company, with the other serving as Chairperson of the combined company, and a combined company board being comprised 50% of Company A directors and 50% of Xilinx directors. The Chief Executive Officer of Company A noted that Company A was prepared to deliver a written non-binding proposal to Xilinx but would not do so if the timing was not suitable for Xilinx. Mr. Peng agreed to consider this concept in consultation with the Xilinx Board and then provide a response. After the call, Mr. Peng updated Mr. Segers on this conversation and determined that he and Mr. Segers would provide an update to the Xilinx Board at the next meeting to determine the appropriate response to Company A.

On September 16, 2020, Xilinx formally engaged Morgan Stanley as its lead financial advisor and BofA Securities as its second financial advisor and executed an engagement letter with each of Morgan Stanley and BofA Securities.

On September 17, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. Dr. Su provided an update to the AMD Board on her discussions with Xilinx’s directors and executive team. Dr. Su reviewed Xilinx’s technology capabilities, risk factors, growth prospects and long term financial targets. AMD management provided its preliminary due diligence findings to the AMD Board and discussed potential synergies between AMD and Xilinx. Representatives of DBO and Credit Suisse discussed the deal structure considerations relating to the latest counterproposal from Xilinx. The AMD Board then discussed potential responses to Xilinx’s counterproposal and approved a counterproposal of (i) an exchange ratio representing a purchase price of $139.00 per share (without any collar mechanism) and (ii) the addition of two members of the Xilinx board of directors. The AMD Board also approved the formation of a transaction committee (the “AMD Transaction Committee”), consisting of Messrs. Caldwell and Joe Householder, for purposes of convenience and efficiency, with the authority to oversee and administer the day-to-day process with respect to the potential acquisition of Xilinx by AMD.

On September 19, 2020, Mr. Peng and Dr. Su had a meeting, at which Dr. Su conveyed a revised proposal to acquire Xilinx in a transaction in which 100% of the outstanding shares of Xilinx common stock would be exchanged for shares of AMD common stock at a price of $139.00 per share of Xilinx common stock, with the final exchange ratio to be determined prior to signing a definitive agreement, and to appoint two Xilinx directors to the post-closing company board. Dr. Su expressed the AMD Board’s concerns regarding either form of downside protection that the Xilinx Board had suggested, insofar as it could be construed as a lack of confidence on the part of the Xilinx Board in the transaction.

On September 20, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities and Skadden attending. Mr. Peng reported on AMD’s September 19 proposal. Representatives of Morgan Stanley provided the Xilinx Board with certain preliminary financial analyses. After discussions, the Xilinx Board determined that, based on the feedback received from the AMD Board, it seemed highly unlikely that the AMD Board would support any transaction that included downside protection at the time of announcement and, in view of AMD’s perspective, the Xilinx Board should, in the negotiations, focus instead on maximizing value for Xilinx stockholders rather than downside protection. On that basis, the Xilinx Board determined that the appropriate counterproposal on price would be that if AMD’s price per share, based on a 10-day unaffected VWAP ending on the last business day before signing a definitive agreement (the “AMD announcement price”), were $70.00 or lower, the “Xilinx transaction price” would be $140.00 per share; if the AMD announcement price were $80.00 or higher, the Xilinx transaction price would be $145.00; and if the AMD announcement price were between $70.00 and 80.00, the Xilinx transaction price would be linearly interpolated between $140.00 and $145.00, with the exchange ratio to be calculated by dividing the Xilinx transaction price by the AMD announcement price. The Xilinx Board also directed Mr. Peng to request three seats for Xilinx directors on the post-closing company board in order to be more proportionate to Xilinx stockholders’ implied pro forma ownership. In the event that AMD continued to reject Xilinx’s structured proposals on price, the Xilinx Board also gave Mr. Peng guidance on the price threshold at which they would be prepared to accept a deal, subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement. Also at the meeting, Mr. Peng reported to the Xilinx Board on his recent conversation with the Chief Executive Officer of Company A. Mr. Peng noted that a “merger of equals” offer with Company A as the acquirer would result in an offer price of approximately $101.00, while Company A’s prior proposal from July 13, 2020 included an offer price of $120.00. The Xilinx Board determined that from an offer price perspective, as well as taking into account that it was unlikely, from a financial point of view, that Company A could do anything to meaningfully improve its proposal, and given the latest proposal from AMD was valued at $139.00, it would not be worthwhile to engage with Company A at this time, and authorized Mr. Peng to respond to Company A accordingly. The Xilinx Board also considered the risks and benefits of performing a further “market check” to assess whether a transaction that offered greater immediate value to Xilinx stockholders was reasonably available as compared to the transaction proposed by AMD, in terms of price, timing, likelihood of consummation, regulatory and other considerations, and the effect such “market check” would have on AMD’s engagement and interest. The Xilinx Board also considered that any “market check” could result in public leaks of a potential sale process, which could also have an adverse impact on employees, customers and external partners. The Xilinx Board concluded that a “market check” was unlikely to result in a better outcome for Xilinx stockholders.

Also on September 20, 2020, Mr. Peng and Dr. Su had a meeting and Mr. Peng delivered the counterproposal as directed by the Xilinx Board.

On September 21, 2020, Mr. Peng contacted the Chief Executive Officer of Company A to deliver the response as directed by the Xilinx Board. The Chief Executive Officer of Company A responded with understanding and noted that the parties could reconnect another time if it made sense to do so down the line.

Also on September 21, 2020, the AMD Transaction Committee met, with Dr. Su, members of senior management and representatives of DBO and Credit Suisse attending. The AMD Transaction Committee approved a revised proposal in response to Xilinx’s September 20th proposal.

On September 22, 2020, Mr. Peng and Dr. Su had a meeting. During the meeting, Dr. Su communicated a revised proposal, wherein if the AMD announcement price were $73.00 or lower, the “Xilinx transaction price” would be $140.00 per share; if the AMD announcement price were $83.00 or higher, the Xilinx transaction price would be $143.00; and if the AMD announcement price were between $73.00 and $83.00, the Xilinx transaction price would be interpolated between $140.00 and $143.00 using $141.00 as the midpoint, with the exchange ratio to be calculated by dividing the Xilinx transaction price by the AMD announcement price. Dr. Su also reiterated that maintaining a relatively small post-closing AMD Board continued to be important, such that only two Xilinx directors would be offered positions on the AMD Board. Dr. Su stated that this was AMD’s “best and final” proposal. Shortly after this meeting, Mr. Peng contacted Dr. Su by telephone and conveyed that, before taking AMD’s revised proposal to the Xilinx Board, he wanted to adjust the midpoint Xilinx transaction price to be $141.50, rather than $141.00, so there would be symmetry between the $140.00 and $143.00 guardrails, and noted he anticipated that this element of fairness would be important to the Xilinx Board. Dr. Su responded that, while she was not currently authorized by the AMD Board to agree to this adjustment, she confirmed her understanding that Mr. Peng would be taking AMD’s proposal as adjusted in this manner to the Xilinx Board, and, if approved by the AMD Board, that this proposal as adjusted would be AMD’s “best and final” proposal (the “Final AMD Proposal”).

On September 22, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities and Skadden attending. Mr. Peng reported on the Final AMD Proposal and the latest discussions with Dr. Su around both price and board representation. After discussions, the Xilinx Board unanimously agreed to the economic terms of the Final AMD Proposal, subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive agreement, but also requested that Mr. Peng convey to Dr. Su that, while they would not terminate discussions over the issue of two versus three seats for Xilinx directors on the post-closing AMD Board, the Xilinx Board would appreciate consideration of a third seat, both for proportionate representation from a pro forma ownership perspective and also to ensure sufficient understanding of the Xilinx business on the post-closing AMD Board.

Later on September 22, 2020, Mr. Peng contacted Dr. Su by telephone to convey the message as directed by the Xilinx Board. Dr. Su responded that she would discuss with the AMD Board and respond the following day.

On September 23, 2020, the AMD Transaction Committee met, with Dr. Su and members of senior management present, and approved Xilinx’s September 22 counterproposal.

Later on September 23, 2020, Dr. Su delivered to Mr. Peng a document reflecting the agreed-upon price terms as set forth in the Final AMD Proposal and a post-closing AMD Board representation of at least two Xilinx directors with up to three Xilinx directors at AMD’s discretion. The parties agreed to proceed expeditiously to negotiate a mutually acceptable definitive agreement and to complete their respective due diligence reviews, subject to further review and approval by the parties’ respective boards.

Later on September 23, 2020, representatives of Skadden delivered to Latham a draft NDA amendment to revive the standstill and non-solicit provisions of the parties’ existing NDA, which had previously expired, a draft clean team agreement and a draft joint defense agreement. Skadden also provided a draft non-binding term sheet outlining certain proposed terms for the potential transaction to representatives of Latham, which included the following key terms: (i) a requirement for AMD to agree to any divestures or limitations on its post-closing business in order to obtain the approval of the transaction by antitrust authorities; (ii) a fiduciary termination fee payable by Xilinx to AMD equal to 3% of Xilinx’s equity value in the event of a termination of the merger agreement following a change in recommendation by the Xilinx Board; (iii) a fiduciary termination fee payable by AMD to Xilinx equal to 3% of AMD’s equity value in the event of a termination of the merger agreement following a change in recommendation by the AMD Board; (iv) a termination fee payable by AMD to Xilinx equal to 0.5% of AMD’s equity value in the event AMD’s stockholders did not approve the transaction; and (v) a regulatory termination fee payable by AMD to Xilinx equal to $2.5 billion in the event the merger agreement were terminated as a result of a failure to obtain necessary antitrust approvals.

On September 26, 2020, Mr. Segers spoke with Dr. Su about the post-closing AMD Board representation of Xilinx directors and discussed how to move this conversation forward.

Also on September 26, 2020, Mr. Peng and Dr. Su spoke by video call to discuss certain business topics raised by Dr. Su relating to the potential transaction, including better understanding each party’s business internationally.

On September 27, 2020, Mr. Peng and Dr. Su spoke again by video call to continue their discussion of certain business topics raised by Dr. Su. In addition to certain communications and operations matters, Dr. Su raised the topic of Mr. Peng’s role and title if the acquisition of Xilinx were to be completed and, after a discussion, determined that the title of President would be best, subject to confirmation by the AMD Board. Prior to the execution of the merger agreement, there were no discussions regarding the specific terms of Mr. Peng’s employment post-closing. Dr. Su also mentioned the topic of whether Mr. Peng would serve on the post-closing AMD Board and potential issues relating thereto. Mr. Peng responded that he could not advocate from a personal perspective, but that it was a desire of the Xilinx Board to ensure there would be a good understanding of the Xilinx business on the post-closing AMD Board. Dr. Su and Mr. Peng determined that the appropriate next step would be for Mr. Caldwell to speak with Mr. Peng and Mr. Segers. After the call, Mr. Peng updated Mr. Segers on this conversation.

Also on September 27, 2020, AMD and Xilinx executed the NDA amendment, and the joint defense agreement and clean team agreement were executed on September 29, 2020 and September 30, 2020, respectively. The parties engaged in mutual due diligence in earnest, particularly over the weeks of September 27, October 4, and October 11, 2020, with a number of videoconference meetings and telephone calls attended by members of Xilinx senior management, representatives of Xilinx’s outside advisors, members of AMD senior management and representatives of AMD’s outside advisors, as applicable, on various business, financial, tax, accounting and legal matters.

On October 1, 2020, Mr. Peng and Dr. Su spoke by video call to discuss the status and progress of the mutual due diligence workstreams.

On October 2, 2020, the independent directors of the Xilinx Board held a meeting, with representatives of Skadden attending. Mr. Segers provided an update on the negotiations and due diligence process with AMD to date. Mr. Segers also reported on his recent discussion with Dr. Su about the post-closing AMD Board representation, and noted that he was scheduled to speak with Mr. Caldwell later that day to further discuss. Representatives of Skadden discussed a number of anticipated potential issues in the merger agreement, including with respect to deal certainty, and potential responses.

Also on October 2, 2020, representatives of Latham delivered an initial draft of the merger agreement to representatives of Skadden. The draft included the following key terms, many of which were responsive to the previously provided non-binding term sheet: (i) a requirement that AMD use reasonable best efforts to obtain antitrust approvals, but no specific obligation for AMD to agree to any divestures or limitations on its post-closing business; (ii) a mutual “force the vote” in the event the board of directors of either AMD or Xilinx were to change its recommendation to stockholders with respect to the transaction as a result of an intervening event, but not as a result of a superior proposal; (iii) a fiduciary termination fee payable by Xilinx to AMD equal to 3.25% of Xilinx’s equity value in the event of a termination of the merger agreement following a change in recommendation by the Xilinx Board; (iv) a fiduciary termination fee payable by AMD to Xilinx equal to 3.25% of Xilinx’s equity value in the event of a termination of the merger agreement following a change in recommendation by the AMD Board; and (v) no termination fee payable by AMD to Xilinx in the event of a failure to obtain the approval of AMD stockholders or necessary antitrust approvals.

Also on October 2, 2020, Mr. Peng and Dr. Su spoke by telephone to discuss their respective high-level perspectives on potential synergies as a result of the contemplated transaction.

Also on October 2, 2020, Messrs. Caldwell and Segers had a telephone conversation during which they discussed planning for the inclusion of Xilinx directors on the post-closing AMD Board.

On October 3, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. Representatives of DBO and Credit Suisse presented to the AMD Board an overview of key process milestones, transaction structure and pricing mechanisms. A representative of Latham discussed with the AMD Board the directors’ fiduciary duties in the context of considering a potential transaction with Xilinx, reviewed provisions of the draft merger agreement and reviewed a timeline for antitrust approvals.

On October 4, 2020, Mr. Peng and Dr. Su spoke again by telephone to discuss areas of focus in the coming week.

On October 7, 2020, Mr. Caldwell contacted Mr. Peng by telephone, as a follow up from the discussion between Mr. Peng and Dr. Su on September 27, 2020. Mr. Caldwell expressed to Mr. Peng the AMD Board’s excitement about the potential transaction and that the AMD Board viewed Mr. Peng continuing with the combined company to run the Xilinx business as essential. Mr. Caldwell also noted that, whether or not Mr. Peng served on the post-closing AMD Board, which would raise governance issues, Mr. Peng would still have significant involvement and exposure to the AMD Board. After the call, Mr. Peng updated Mr. Segers on this conversation.

On October 8, 2020, the Wall Street Journal published an article reporting on a potential combination of AMD and Xilinx.

On October 9, 2020, representatives of Skadden delivered a revised draft of the merger agreement to representatives of Latham. The draft included the following key terms: (i) a requirement that AMD use reasonable best efforts to obtain antitrust approvals, and an obligation for AMD to agree to any divestures or limitations on its post-closing business except to the extent such actions would result in a material adverse effect on AMD or Xilinx; (ii) a fiduciary termination fee payable by Xilinx to AMD equal to 3.25% of Xilinx’s equity value in the event of a termination of the merger agreement following a change in recommendation by the Xilinx Board; (iii) a fiduciary termination fee payable by AMD to Xilinx equal to 1.625% of AMD’s equity value in the event of a termination of the merger agreement following a change in recommendation by the AMD Board; and (iv) a reinsertion of the termination fees payable by AMD to Xilinx in the event of a failure to obtain the approval of AMD stockholders (equal to 0.5% of AMD’s equity value) or necessary antitrust approvals (equal to $2.5 billion).

Also on October 9, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities and Skadden attending, for the purpose of providing an update to the Xilinx Board on the status of the potential transaction with AMD. Members of senior management reported on Xilinx’s due diligence findings to date. Representatives of Morgan Stanley then provided an update on the proposed timeline for the transaction. Representatives of Skadden also provided a summary of certain key proposed terms of the draft merger agreement and discussed the open issues and responses with the Xilinx Board.

On October 10, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. Representatives of DBO and Credit Suisse provided an update to the AMD Board regarding the transaction process and reviewed Xilinx’s financials. AMD’s senior management discussed the transaction process, related communications, and their assessment of potential synergies. A representative of Latham highlighted and discussed key open issues in the merger agreement and the responses thereto.

On October 11, 2020, representatives of DBO and Credit Suisse contacted representatives of Morgan Stanley by telephone to discuss the exchange ratio for the proposed transaction.

During the weeks of October 11 and October 18, 2020, Mr. Peng, Dr. Su and respective members of AMD and Xilinx senior management, along with their respective outside advisors, discussed and negotiated certain key open issues in the merger agreement, including the termination fees and efforts required of AMD to obtain antitrust approvals, as well as severance and retention matters and due diligence matters on a number of video and telephone calls.

On October 12, 2020, Dr. Su delivered an analysis of potential synergies that might be achieved in the proposed transaction to Mr. Peng.

Also on October 12, 2020, representatives of Latham delivered a revised draft of the merger agreement to representatives of Skadden. The draft included the following key terms: (i) an obligation for AMD to agree to any divestures or limitations on its post-closing business except to the extent such actions would result in a materially adverse effect on AMD or Xilinx, in each case measured on a scale relative to the size of Xilinx; (ii) acceptance of Xilinx’s proposed fiduciary termination fees; (iii) a deletion of the termination fee payable by AMD to Xilinx in the event of a failure to obtain the approval of AMD stockholders; and (iv) a regulatory termination fee equal to $500 million.

On October 13, 2020, representatives of Latham delivered an initial draft of the AMD disclosure schedules to the merger agreement to representatives of Skadden. Also on October 13, 2020, representatives of Skadden delivered an initial draft of the Xilinx disclosure schedules to the merger agreement to representatives of Latham. Between October 13 and October 26, 2020, representatives of AMD, Latham, Xilinx and Skadden continued to negotiate the terms and exchange drafts of the merger agreement and the respective disclosure schedules of AMD and Xilinx.

On October 14, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities, Skadden and Xilinx’s financial and tax due diligence advisor, attending, in which representatives of Xilinx’s financial and tax due diligence advisor and Skadden reported to the Xilinx Board on certain due diligence findings.

Also on October 14, 2020, representatives of Skadden delivered a revised merger agreement to representatives of Latham, which draft included (i) Xilinx’s prior proposal regarding the efforts required of AMD to obtain necessary antitrust approvals, (ii) a fiduciary termination fee payable by Xilinx to AMD equal to $1 billion, (iii) a fiduciary termination fee payable by AMD to Xilinx equal to 1.625% of AMD’s equity value and (iv) a regulatory termination fee equal to $1 billion.

On October 15, 2020, representatives of Skadden and Latham discussed certain open issues in the merger agreement.

On October 16, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. Dr. Su provided the AMD Board with an update on timing of the proposed transaction. A representative of Latham again reviewed with the AMD Board the directors’ fiduciary duties in the context of considering a potential transaction with Xilinx and provided an update regarding key provisions of the merger agreement, including transaction structure, exchange ratio, treatment of equity awards, the regulatory termination fee, conditions to closing and antitrust matters. The AMD Board’s advisors and AMD senior management then provided the AMD Board with an update on the diligence process and findings to date.

Also on October 16, 2020, representatives of Latham delivered a revised merger agreement to representatives of Skadden, which draft included (i) AMD’s prior proposal regarding the efforts required of AMD to obtain necessary antitrust approvals, (ii) a fiduciary termination fee equal to $1 billion for both parties and (iii) acceptance of a regulatory termination fee equal to $1 billion.

On October 17, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley and Skadden attending. Representatives of Skadden reviewed the Xilinx Board’s fiduciary duties and presented a detailed summary of the key terms of the draft merger agreement, including the structure of the proposed transaction, the treatment of Xilinx’s equity awards, certain restrictions on Xilinx’s business and operations during the pendency of the transaction, AMD’s antitrust undertaking, the non-solicitation provisions that would apply to both AMD and Xilinx and the ability of each party’s board of directors to change its recommendation, and noted where certain issues remained open. Representatives of Skadden also presented to the Xilinx Board on certain regulatory considerations with respect to the potential transaction with AMD.

On October 18, 2020, representatives of Skadden delivered a revised merger agreement to representatives of Latham, which draft included, among other changes, (i) Xilinx’s prior proposal regarding the efforts required of AMD to obtain necessary antitrust approvals and (ii) a fiduciary termination fee payable by AMD to Xilinx equal to 1.625% of AMD’s equity value.

On October 19 and 20, 2020, representatives of AMD, Latham, Xilinx and Skadden discussed certain remaining open issues in the merger agreement, including, among other things, the relevant termination fees and level of effort required of AMD to obtain antitrust approvals.

On October 21, 2020, representatives of Latham delivered a revised merger agreement to representatives of Skadden, which draft included, among other changes, (i) AMD’s prior proposal regarding the efforts required of Xilinx to obtain necessary antitrust approvals and (ii) identified the fiduciary termination fee payable by AMD to Xilinx as an open issue but made no proposal.

On October 23, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. Representatives of DBO and Credit Suisse reviewed and discussed their respective financial analyses with the AMD Board. A representative of Latham again discussed with the AMD Board the directors’ fiduciary duties in the context of considering a potential transaction with Xilinx and reviewed the outstanding matters in the merger agreement and summary of the relationships of DBO and Credit Suisse with Xilinx and AMD. Dr. Su reviewed the outstanding matters between AMD and Xilinx.

On October 24, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities, Skadden and Xilinx’s financial and tax due diligence advisor attending. Representatives of each of Morgan Stanley and BofA Securities reviewed with the Xilinx Board their respective preliminary financial analyses with respect to the exchange ratio. Representatives of Skadden and Xilinx’s financial and tax due diligence advisor provided an update to the Xilinx Board on certain due diligence findings, and representatives of Skadden then reviewed the key terms of the merger agreement.

Also on October 24, 2020, Mr. Peng, Dr. Su and representatives of Skadden and Latham discussed certain open due diligence matters.

Later on October 24, 2020, representatives of Skadden delivered a revised merger agreement to representatives of Latham, which draft included, among other changes, (i) compromise language on the efforts required of AMD to obtain antitrust approvals, where AMD would only be required to make divestitures or accept restrictions on its business to the extent such actions would not result in (A) a materially adverse effect on Xilinx or (B) a materially adverse effect on AMD, but for purposes of clause (B), deemed to be the same size as Xilinx, and (ii) a fiduciary termination fee payable by AMD to Xilinx equal to $1.5 billion.

On October 25, 2020, Mr. Peng and Dr. Su met and discussed plans for their respective board meetings the following day as well as communications strategy upon the anticipated public announcement of the transaction.

Later on October 25, 2020, representatives of Latham delivered a revised merger agreement to representatives of Latham, which draft accepted the proposals regarding regulatory efforts and AMD’s fiduciary termination fee proposed in Xilinx’s prior draft. Representatives of Latham and Skadden worked to finalize the merger agreement throughout the day on October 26, 2020.

On October 26, 2020, the AMD Board held a meeting, with members of senior management and representatives of DBO, Credit Suisse and Latham attending. AMD management and a representative of Latham provided an update to the AMD Board on due diligence. Also at this meeting, after referencing their respective financial analyses of the exchange ratio, DBO and Credit Suisse each delivered to the AMD Board an oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated October 26, 2020, to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered in connection with the preparation of each opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, AMD, as more fully described below under “—Opinions of AMD’s Financial Advisors—Opinion of DBO” and “—Opinion of AMD’s Financial Advisors—Opinion of Credit Suisse,” respectively. After discussions, including as to the matters described below under “—Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger,” the AMD Board unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, each on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that AMD stockholders approve of the AMD share issuance proposal.

Also on October 26, 2020, the Xilinx Board held a meeting, with members of senior management and representatives of Morgan Stanley, BofA Securities, Skadden and Xilinx’s financial and tax due diligence advisor attending. Representatives of Skadden and Xilinx’s financial and tax due diligence advisor provided an update to the Xilinx Board on certain due diligence findings. Also at this meeting, after referencing their respective financial analyses of the exchange ratio, which each had reviewed with the Xilinx Board at the Xilinx Board meeting on October 24, 2020, Morgan Stanley and BofA Securities each delivered to the Xilinx Board an oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated October 26, 2020, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken as set forth in the respective written opinions, in the case of the opinion delivered by Morgan Stanley, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of Xilinx common stock (other than holders of the Excluded Shares), and, in the case of the opinion delivered by BofA Securities, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of Xilinx common stock, as more fully described below under “—Opinion of Xilinx’s Financial Advisors—Opinion of Morgan Stanley” and “—Opinion of Xilinx’s Financial Advisors—Opinion of BofA Securities,” respectively. After discussions, including as to the matters described below under “—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger,” the Xilinx Board unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Xilinx and its stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance of Xilinx of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Xilinx stockholders adopt the merger agreement.

Later on October 26, 2020, following the approval of the merger agreement and the merger by the AMD Board and the Xilinx Board, AMD and Xilinx finalized and executed the merger agreement, and on the morning of October 27, 2020, prior to the opening of trading, issued a joint press release announcing that they had entered into the merger agreement.

Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger

At a special meeting held on October 26, 2020, the AMD board of directors unanimously: (i) determined that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, each on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that AMD stockholders approve the AMD share issuance proposal.

ACCORDINGLY, THE AMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AMD STOCKHOLDERS VOTE “FOR” THE AMD SHARE ISSUANCE PROPOSAL AND “FOR” THE AMD ADJOURNMENT PROPOSAL.

As described under “—Background of the Merger,” in evaluating the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, the AMD board of directors held a number of meetings and consulted with AMD senior management and its outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that AMD stockholders vote to approve the AMD share issuance proposal, the AMD board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the AMD board of directors):

•

Benefits of the Acquisition. The AMD board of directors believe that the acquisition of Xilinx enhances AMD’s leadership position in high performance computing and expands AMD’s data center business. Combining AMD’s and Xilinx’s complementary technologies and markets is expected, taking into account AMD’s industry experience, publicly available information about other industry participants and management’s best view as to industry-related information that is not publicly available, to create the industry’s strongest portfolio of high performance processors, spanning CPUs, GPUs, FPGAs and adaptive SOCs and complement and strengthen AMD’s data center portfolio. Further, Xilinx’s leading position in embedded markets is expected to drive new opportunities for AMD’s CPUs and GPUs. In this regard, the AMD board of directors noted:

•	that Xilinx’s strengths in FPGA, adaptive SOCs and software platforms are highly complementary with AMD’s CPUs and GPUs;

•

AMD’s and Xilinx’s complementary focus on leading-edge process technology and packaging technologies, and the combined technology strengths of AMD and Xilinx creating complementary technology leadership in the industry in multi-generation architectures, data center innovation and software enablement;

•	the manufacturing benefits of applying learnings from AMD’s early adoption and high-volume production ramp of advanced process nodes across the spectrum of Xilinx’s products;

•

the markets of the combined company by combining Xilinx’s leadership position and established relationships in communications infrastructure, industrial, automotive, aerospace, defense and other key verticals with AMD’s existing strengths in PC, gaming and data centers, expanding AMD’s total addressable market to $110 billion, based on internal management estimates derived from publicly available information about both companies and the markets in which they operate, as well as AMD’s industry experience;

•	that the combined company will have greater research and development resources, engineering expertise and technology, which will allow AMD to better serve customers and accelerate innovation;

•

that the combined company’s complementary product offerings and engineering and technical strengths will be aligned with important secular growth trends, such as cloud computing, artificial intelligence, big data analytics, smart networking and software-defined infrastructure;

•

that the combination of AMD’s CPU and GPU compute engines with Xilinx’s flexible accelerators, SmartNIC products, software stacks and domain expertise would enable the combined company to offer solutions to customers in the telecom, edge, industrial and networking markets that unlock additional levels of performance on critical workloads;

•

that the cultures of AMD and Xilinx are strongly aligned, including shared values and commitment to innovation, execution and customer collaboration, and that this culture, along with AMD’s commitment to excellence, will accelerate high performance and adaptive computing visions of the combined company and create a premier growth franchise;

•	the expectation that the combined company will have increased financial strength and flexibility, with an estimated $11.6 billion in combined revenue in the twelve month period prior to signing;

•	that the merger would immediately diversify AMD’s revenue streams and be accretive to AMD’s margins, cash flow and earnings per share, without taking into account expected synergies;

•	the expectation that the merger will create synergies of approximately $300 million within 18 months subsequent to closing, driven primarily by lower operating expenses and cost of goods sold; and

•	the expectation that the combined company will be well-capitalized with a stronger balance sheet and an investment grade profile.

•

Exchange Ratio and Merger Consideration. The AMD board of directors considered the relative favorability of the exchange ratio relative to the exchange ratios historically implied by the relative trading prices of AMD and Xilinx common stock over various periods and relative to the current assessment of the valuation of each company and of the synergies and other benefits of the merger, in addition to:

•	the fact that, upon completion of the merger, AMD stockholders and former Xilinx stockholders will own approximately 74% and 26%, respectively, of the combined company (based on fully diluted shares outstanding of the combined company);

•

the oral opinion of DBO, rendered to the AMD board of directors, subsequently confirmed in a written opinion dated October 26, 2020, to the effect that, as of October 26, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by DBO in connection with the preparation of its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD (which opinion is more fully described below under “—Opinions of AMD’s Financial Advisors—Opinion of DBO” and is attached as Annex B hereto); and

•

the oral opinion of Credit Suisse, rendered to the AMD board of directors, subsequently confirmed in a written opinion dated October 26, 2020, to the effect that, as of October 26, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD (which opinion is more fully described below under “—Opinions of AMD’s Financial Advisors—Opinion of Credit Suisse” and is attached as Annex C hereto).

•

Other Factors Considered by the AMD Board of Directors. In addition to considering the factors described above, the AMD board of directors considered the following additional factors that weighed in favor of the merger:

•

historical information concerning AMD’s and Xilinx’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on stand-alone and forecasted combined bases; and

•

the current and prospective business environment in which AMD and Xilinx operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on AMD and the combined company.

•

Terms of the Merger Agreement. The AMD board of directors considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The AMD board of directors also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

The AMD board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•

the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of AMD or Xilinx common stock, the then-current trading price of the shares of AMD common stock to be issued to holders of shares of Xilinx common stock upon the consummation of the merger could be significantly higher than the trading price prevailing at the time the merger agreement was entered into;

•

the fact that each of the opinions of DBO and Credit Suisse as to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of AMD or Xilinx, general economic, monetary, market and other conditions and other factors that may be beyond the control of AMD and Xilinx and on which the fairness opinions were based, any of which may be material;

•	the risk that Xilinx’s financial performance may not meet AMD’s expectations;

•	the risk that the merger may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to AMD’s and Xilinx’s businesses;

•

the potential length of the regulatory approval process and the possibility that governmental authorities might seek to require certain actions of AMD or Xilinx or impose certain terms, conditions or limitations on AMD’s or Xilinx’s businesses in connection with granting approval of the merger or might otherwise seek to prevent or delay the merger;

•

the potential challenges and difficulties in integrating the operations of AMD and Xilinx and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated cost benefits of the merger, might not be realized or might take longer to realize than expected;

•

the difficulties and challenges inherent in completing the merger and integrating the businesses, operations and workforce of Xilinx with those of AMD and the possibility of encountering difficulties in achieving expected revenue growth and other non-cost synergies;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is consummated;

•

that AMD would be required to pay to Xilinx a termination fee of $1.0 billion in the event the merger agreement were to be terminated in certain circumstances involving the failure to obtain required regulatory approvals;

•

the risk that AMD stockholders may not approve the AMD share issuance proposal at the AMD special meeting or that Xilinx stockholders may not approve the adoption of the merger agreement at the Xilinx special meeting;

•

that AMD would be required to pay to Xilinx a termination fee of $1.5 billion in the event the merger agreement were to be terminated in connection with a superior proposal or a change in the recommendation by the AMD board of directors to its stockholders with respect to approval of the share issuance;

•

the ability of the Xilinx board of directors, subject to certain conditions, to change its recommendation supporting the merger in response to a superior proposal or an intervening event other than a superior proposal, if the Xilinx board of directors determines that failure to take such action would reasonably be expected to be inconsistent with the Xilinx board of directors’ fiduciary duties to its stockholders under applicable laws;

•	the ability of the Xilinx board of directors, subject to certain conditions, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal; and

•	risks of the type and nature described under entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The AMD board of directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger outweighed the risks and uncertainties of the merger.

In addition, the AMD board of directors was aware of and considered that AMD directors and executive officers would have the right to continued service for, employment by and the right to continued indemnification by the combined company. See “Interests of AMD’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors that the AMD board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the AMD board of directors considered. The AMD board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the AMD board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the AMD board of directors considered in connection with its evaluation of the merger, the AMD board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the AMD board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of AMD’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger

At a meeting held on October 26, 2020, the Xilinx board of directors unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Xilinx and its stockholders; (ii) declared advisable, approved and authorized in all respects the merger agreement, the performance of Xilinx of its obligations thereunder and the consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement; and (iii) recommended that Xilinx stockholders adopt the merger agreement.

ACCORDINGLY, THE XILINX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT XILINX STOCKHOLDERS VOTE “FOR” THE XILINX MERGER PROPOSAL, “FOR” THE XILINX COMPENSATION PROPOSAL AND “FOR” THE XILINX ADJOURNMENT PROPOSAL.

As described under “—Background of the Merger,” in evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Xilinx board of directors held a number of meetings and consulted with Xilinx senior management and its outside legal and financial advisors. In reaching its decision to approve the merger agreement and to recommend that Xilinx stockholders vote to adopt the merger agreement, the Xilinx board of directors considered a number of factors, including, but not limited to the following (which are not necessarily presented in order of their relative importance to the Xilinx board of directors):

•

the opportunity to combine two successful businesses with well-positioned and proven product and technology portfolios and complementary product offerings, combining CPUs, GPUs, FPGAs, Adaptive SoCs and deep software expertise, to enable leadership in computing platforms for cloud, edge and end devices;

•

the importance of scale in the competitive market environments in which Xilinx and AMD operate, and the potential for the merger to enhance the combined company’s ability to compete effectively in those environments and across multiple end markets, including the ability to capitalize on new growth opportunities and to compete for customers and key employee talent;

•

the markets of the combined company by combining Xilinx’s leadership position and established relationships in communications infrastructure, industrial, automotive, aerospace, defense and other key verticals with AMD’s existing strengths in PC, gaming and data centers, expanding the combined company’s total addressable market to $110 billion, based on internal management estimates derived from publicly available information about both companies and the markets in which they operate, as well as AMD’s industry experience;

•

the cultural alignment between Xilinx and AMD, including shared cultures of innovation, excellence and collaboration, and that this cultural alignment will accelerate high performance and adaptive computing visions of the combined company and create a premier growth franchise;

•

the Xilinx board of directors’ consideration, from time to time, with the assistance of Xilinx management and Xilinx’s financial and legal advisors, of the various strategic alternatives available to Xilinx, including remaining an independent company and continuing to execute on Xilinx’s strategic plan, and the Xilinx board of directors’ belief that the merger presents a more favorable opportunity for Xilinx stockholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives;

•

the Xilinx board of directors’ knowledge of, and discussions with Xilinx management regarding, Xilinx’s business, operations, financial condition, earnings, strategy and future prospects, including Xilinx’s opportunities to create stockholder value in the future on a standalone basis and potential risks in the execution of Xilinx’s strategic plan;

•

discussions with Xilinx management and Xilinx’s financial and legal advisors regarding AMD’s business, operations, strategy and future prospects, and the Xilinx board of directors’ view regarding the combined company’s financial condition as well as the diversification and growth expected to result from the merger;

•

the expectation that the combined company could achieve approximately $300 million of cost synergies within 18 months subsequent to closing and that Xilinx stockholders will be able to participate in the benefits of such synergies as stockholders of the combined company;

•	the Xilinx board of directors’ view that the combined company will be well-capitalized with a strong balance sheet and ability to generate free cash flow and, thereby, return capital to stockholders;

•

the implied value of the consideration to be received by Xilinx stockholders in the merger (which was $142.99 per share of Xilinx common stock, calculated based on the exchange ratio of 1.7234 and the average daily volume weighted average price per share of AMD common stock on the Nasdaq for the ten consecutive trading day period up to and including October 8, 2020, the last trading day prior to media reports regarding a potential transaction between AMD and Xilinx, which represented an approximate premium of 34.9% based on the closing price per share of Xilinx common stock of $105.99 on October 8, 2020);

•

the exchange ratio of 1.7234 shares of AMD common stock for each share of Xilinx common stock is fixed, which affords Xilinx stockholders the opportunity to benefit from any appreciation in the value of the AMD common stock after the announcement of the merger, that the exchange ratio was the result of extensive negotiation between the parties and the Xilinx board of directors’ belief that the final exchange ratio represented the highest and best value that Xilinx could obtain from AMD;

•

Xilinx stockholders will own approximately 25.9% of the combined company on a pro forma basis (based on the number of shares of Xilinx common stock and AMD common stock outstanding as of February 10, 2021 and the exchange ratio) and have the opportunity to participate in the future earnings and growth of the combined company;

•

the fact that, at the effective time, at least two Xilinx directors will be appointed to the AMD board of directors and that AMD agreed to nominate such individuals for election to the AMD board of directors at AMD’s first annual meeting of stockholders following the closing, which will allow for oversight of and input into the strategy of the combined company;

•

the fact that, at the effective time, Mr. Peng will join the combined company as President responsible for the Xilinx business and strategic growth initiatives, which will provide a level of continuity for the Xilinx business, its stockholders and other stakeholders and help realize the anticipated benefits of the merger;

•

the oral opinion of Morgan Stanley, rendered to the Xilinx board of directors, subsequently confirmed in a written opinion dated October 26, 2020, to the effect that, as of October 26, 2020, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Xilinx common stock (other than holders of the Excluded Shares) (which opinion is more fully described under “—Opinions of Xilinx’s Financial Advisors—Opinion of Morgan Stanley” and is attached as Annex D hereto);

•

the oral opinion of BofA Securities, rendered to the Xilinx board of directors, subsequently confirmed in a written opinion dated October 26, 2020, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Xilinx common stock (which opinion is more fully described under “—Opinions of Xilinx’s Financial Advisors—Opinion of BofA Securities” and is attached as Annex E hereto);

•

the expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described under “Material U.S. Federal Income Tax Consequences of the Merger”;

•	the Xilinx board of directors’ view, based on discussions with Xilinx management, of the ability for AMD to integrate and combine the respective AMD and Xilinx businesses;

•

the review by the Xilinx board of directors with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the proposed merger and the termination provisions and related termination fees, as well as the Xilinx board of directors’ conclusion that, although the proposed merger was subject to various regulatory approvals and other conditions, such approvals were likely to be obtained and the proposed merger completed on a timely basis. In connection with such review, the Xilinx board of directors also considered the following specific aspects of the merger agreement (which are not necessarily presented in order of relative importance):

•

that Xilinx and AMD agreed to use their respective reasonable best efforts to complete the merger and obtain the necessary approvals and clearances required under applicable antitrust laws, including the obligation of AMD to agree to make divestitures, license, hold assets separate and implement other changes or restrictions in its business if necessary to obtain antitrust approval for the merger, so long as the divestitures, licenses or restrictions would not limit AMD with respect to assets, licenses, businesses, operations or product lines that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Xilinx and its subsidiaries (taken as a whole) or (ii) AMD and its subsidiaries (taken as a whole), but for purposes of (ii), deemed to be the same size as Xilinx and its subsidiaries (taken as a whole), and that AMD will be required to pay a termination fee of $1.0 billion if the merger agreement is terminated in certain circumstances related to the failure to obtain such antitrust approvals;

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Xilinx or AMD for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

the fact that there are limited circumstances in which the AMD board of directors may terminate the merger agreement or change its recommendation that AMD stockholders approve the AMD share issuance proposal, and the requirement that AMD pay Xilinx a $1.5 billion termination fee if the merger agreement is terminated under certain circumstances, including if the merger agreement is terminated by Xilinx as a result of a change in recommendation by the AMD board of directors;

•

Xilinx’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited bona fide written proposal relating to an alternative transaction, if the Xilinx board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the merger with AMD and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Xilinx board of director’s fiduciary duties to Xilinx and its stockholders;

•

the right of the Xilinx board of directors to change its recommendation that Xilinx stockholders vote to adopt the merger agreement in response to a superior proposal or certain intervening events, subject to certain conditions, and the Xilinx board of directors’ view that the termination fee of $1.0 billion payable to AMD under certain circumstances is customary and reasonable and would not preclude or deter a willing and financially capable third party from making an acquisition proposal for an alternative transaction;

•	the fact that there are no financing conditions or contingencies, and that AMD does not require financing in order to complete the merger; and

•	the fact that Xilinx has the right to specifically enforce AMD’s obligations under the merger agreement.

In the course of its evaluation of the merger agreement and the merger, the Xilinx board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•

the fact that the exchange ratio under the merger agreement is fixed, meaning that Xilinx stockholders could be adversely affected and the implied value of the merger consideration will decline if there is a decline in the trading price of the AMD common stock;

•	that there is no assurance that, even if approved by Xilinx stockholders, the merger will be completed on the anticipated timeline or at all;

•

the risk that the combined company will not realize all of the anticipated strategic and other benefits of the merger, including the possibility that AMD’s financial performance may not meet Xilinx’s expectations and that the expected synergies may not be realized or will cost more to achieve than anticipated;

•

the challenges inherent in completing the merger and integrating the business, operations and workforce of Xilinx and AMD and the risk that the anticipated benefits of the merger might not be realized or may take longer to realize than expected;

•

the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of the control of Xilinx or AMD, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Xilinx or AMD, including their respective customer, supplier and other business relationships and potentially impact the trading price of their respective common stock;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger;

•	the risk that, despite the retention efforts of Xilinx and AMD prior to the consummation of the merger, the combined company may not retain key personnel or there may be employee attrition;

•

the provisions of the merger agreement that restrict the ability of Xilinx to solicit or negotiate alternative transactions and that such provisions and the potential requirement to pay AMD a termination fee of $1.0 billion, as described under “The Merger Agreement—Termination Fees,” may deter a potential acquirer from proposing an alternative transaction for Xilinx that would provide Xilinx stockholders with greater value than the merger;

•

AMD’s right, subject to certain conditions, to respond to and negotiate with respect to certain acquisition proposals from third parties made prior to the time AMD stockholders adopt the AMD share issuance;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending any such proceedings;

•

the restrictions in the merger agreement on the conduct of Xilinx’s business during the period between execution of the merger agreement and the consummation of the merger, including that Xilinx is required to conduct its business in the ordinary course consistent with past practice in all material respects, subject to specific limitations, which could delay or prevent Xilinx from pursuing certain business opportunities or strategic transactions that may arise and could have a negative impact on Xilinx’s ability to maintain its existing business and employee relationships;

•

the risk that Xilinx stockholders may not approve the adoption of the merger agreement at the Xilinx special meeting or that AMD stockholders may not approve the AMD share issuance proposal at the AMD special meeting;

•

the possibility that regulatory agencies may delay, object to or challenge the merger or may impose terms and conditions on their approvals that adversely affect the business or financial results of Xilinx, AMD or the combined company, as more fully described under “The Merger Agreement—Regulatory Approvals,” and the fact that AMD is not required to undertake divestitures or agree to any restrictions that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Xilinx and its subsidiaries (taken as a whole) or (ii) AMD and its subsidiaries (taken as a whole), but for purposes of clause (ii), deemed to be the same size as Xilinx and its subsidiaries (taken as a whole);

•

the fact that the opinion of Morgan Stanley as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Xilinx or AMD, financial, economic, market and other conditions and other factors that may be beyond the control of Xilinx and AMD and on which such opinion was based, any of which may be material;

•

the fact that the opinion of BofA Securities as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger speaks only as of the date of such opinion and did not and will not take into account events occurring or information that has become available after such date, including any changes in the operations and prospects of Xilinx or AMD, financial, economic, monetary, market and other conditions and other factors that may be beyond the control of Xilinx and AMD and on which such opinion was based, any of which may be material;

•	the fact that Xilinx stockholders will not be entitled to appraisal rights in connection with the merger;

•	the transaction costs and retention costs to be incurred in connection with the proposed merger, regardless of whether the proposed merger is completed; and

•	the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

The Xilinx board of directors considered the factors described above as a whole, including through engaging in discussions with Xilinx senior management and Xilinx’s outside legal and financial advisors. Based on this review and consideration, the Xilinx board of directors unanimously concluded that these factors, on balance, supported a determination that the terms of the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Xilinx and its stockholders, and to make its recommendation to Xilinx stockholders that they vote to adopt the merger agreement.

In considering the recommendation of the Xilinx board of directors that Xilinx stockholders vote to adopt the merger agreement, Xilinx stockholders should be aware that Xilinx directors and executive officers may have certain interests in the merger that are different from, or in addition to, the interests of Xilinx stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger, as described under “Interests of Xilinx’s Directors and Executive Officers in the Merger.” The Xilinx board of directors was aware of and took these interests into account when approving the merger agreement and determining that the terms of the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Xilinx and its stockholders.

The foregoing discussion of the information and factors that the Xilinx board of directors considered is not, and is not intended to be, exhaustive. The Xilinx board of directors collectively reached the conclusion to approve the merger agreement and the consummation of the transactions contemplated thereby, including the merger, in light of the various factors described above and other factors that the Xilinx board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Xilinx board of directors considered in connection with its evaluation of the merger, the Xilinx board of directors did not find it useful to, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Xilinx board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Xilinx board of directors in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of AMD’s Financial Advisors

Opinion of DBO

AMD retained DBO to provide it with financial advisory services and a financial opinion in connection with the merger. After considering multiple banks of high quality and reputation who were unlikely to have conflicts with respect to a transaction between Xilinx and AMD as potential financial advisors to the AMD Board, and after discussing each bank’s experience, expertise and qualifications, the AMD board of directors selected DBO to act as AMD’s financial advisor based on DBO’s qualifications, expertise and reputation, and its knowledge and understanding of AMD’s business and affairs. At the meeting of the AMD board of directors on October 26, 2020, DBO rendered to the AMD board of directors its oral opinion, subsequently confirmed in writing, that as of October 26, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by DBO, as set forth in its written opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD.

The full text of the written opinion of DBO to the AMD board of directors, dated as of October 26, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by DBO in rendering its opinion, is attached as Annex B hereto and is incorporated by reference herein in its entirety, which opinion DBO expressly consented may be included in this joint proxy statement/prospectus. You should carefully read and consider DBO’s written opinion in its entirety, as it contains important information. DBO’s opinion was directed to the AMD board of directors, in its capacity as such, and addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to AMD as of the date of the opinion, and does not address any other terms, aspects or implications of the merger or related transactions or any other matter. DBO’s opinion was not intended to, and does not, constitute any opinion or recommendation as to how AMD stockholders or any other person should vote or act with respect to the merger or any other matter. The summary of the opinion of DBO set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion and performing its related financial analyses, DBO, among other things:

•	reviewed certain business and financial information concerning Xilinx;

•	reviewed certain internal financial statements and other financial and operating data concerning AMD and Xilinx, respectively;

•	reviewed certain financial projections concerning AMD and Xilinx prepared by AMD and Xilinx management, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by AMD;

•

discussed with senior executives of AMD their assessment of the past and current operations, financial condition and prospects of AMD, including information relating to certain strategic, financial and operational benefits anticipated from the merger;

•

discussed with senior executives of Xilinx their assessment of the past and current operations, financial condition and prospects of Xilinx, including information relating to certain strategic, financial and operational benefits anticipated from the merger;

•	reviewed the pro forma impact of the merger on AMD’s earnings per share, cash flow and financial ratios;

•	compared the financial performance of Xilinx with that of certain publicly-traded companies that DBO deemed comparable with Xilinx;

•	participated in certain discussions and negotiations among representatives of AMD and Xilinx and certain parties and their respective financial and legal advisors;

•	reviewed a draft of the merger agreement, dated October 25, 2020, and certain related documents; and

•	performed such other financial analyses and considered such other factors as DBO deemed appropriate.

In arriving at its opinion, with the AMD board of directors’ consent, DBO assumed and relied upon, without independent verification, the accuracy and completeness of the data, material and other information that was publicly available or supplied or otherwise made available to DBO by AMD and Xilinx (including, without limitation, the information described above), or that was otherwise reviewed by DBO. DBO relied on assurances of the respective managements of AMD and Xilinx that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. DBO noted that projecting the future results of any company is inherently subject to uncertainty. With respect to the financial projections, DBO was advised by AMD management, and DBO assumed that such projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of AMD and Xilinx of the future financial performance of AMD and Xilinx, respectively. DBO expressed no view or opinion with respect to the respective financial projections of AMD or Xilinx or the assumptions on which they were made. DBO relied upon, without independent verification, the assessment by the managements of AMD and Xilinx of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of AMD and Xilinx; (iii) the ability to retain key employees of AMD and Xilinx, respectively; and (iv) the validity of, and risks associated with, AMD’s and Xilinx’s existing and future technologies, intellectual property, products, services and business models.

In addition, DBO assumed that the merger agreement would be substantially similar to the last draft it reviewed and that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including that the merger will be treated as a tax-free reorganization pursuant to the Code. DBO also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on AMD, Xilinx or the contemplated benefits expected to be derived in the merger. DBO is not a legal, tax, regulatory or actuarial advisor. DBO is a financial advisor only and relied upon, without independent verification, the assessment of AMD and Xilinx and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters and assumed the correctness in all respects material to its analysis of all legal, tax, regulatory or actuarial advice given to AMD and the AMD board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to AMD, the AMD stockholders or any other person.

DBO’s opinion was addressed to the AMD board of directors in its consideration of the merger, and its opinion does not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to AMD, nor does it address the underlying business decision by AMD to engage in the merger or the terms of the merger agreement or the documents referred to therein. DBO’s opinion does not constitute a recommendation as to how any AMD stockholder or any other person should vote on or act with respect to the merger or any matter related thereto.

DBO’s opinion addresses only the fairness, from a financial point of view, to AMD, as of October 26, 2020, of the exchange ratio set forth in the merger agreement. DBO did not express any view on, and DBO’s opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger. DBO expressed no opinion with respect to the fairness of the amount or nature of the compensation to any Xilinx officer, director or employee, or any class of such persons, in each case in their capacity as such. Furthermore, DBO was not asked to address, and its opinion does not address, the fairness to, or any other consideration to be paid to, the holders of any class of securities, creditors or other constituencies of AMD or Xilinx. DBO did not make any independent valuation or appraisal of the assets or liabilities, nor did DBO receive any such valuation or appraisals, of AMD or Xilinx. DBO’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to DBO, as of October 26, 2020. Events occurring after October 26, 2020 may affect DBO’s opinion and the assumptions used in preparing it, and DBO expressly disclaimed any obligation to update, revise or reaffirm its opinion or advise any person of any in any fact or matter affecting its opinion of which DBO becomes aware after such date.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by DBO in connection with its oral opinion and the preparation of its written opinion letter dated October 26, 2020 to the AMD board of directors. The following summary is not a complete description of DBO’s opinion or the financial analyses performed and factors considered by DBO in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 23, 2020, the last practical date prior to the meeting of the AMD board of directors to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and is not necessarily indicative of current market conditions. The various analyses summarized below were based on the closing price of $86.51 per share of AMD common stock and $105.99 per share of Xilinx common stock as of October 8, 2020, the last date prior to rumors of the merger being publicly reported in a notable publication, and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by DBO, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying DBO’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, DBO, with the consent and at the direction of the AMD board of directors, used and relied upon, among other things, certain financial projections provided by AMD and Xilinx management and estimates with respect to the potential cost synergies, including the costs necessary to achieve such cost synergies, expected by AMD management to result from the merger. The AMD financial projections provided by AMD management for the period through the 2025 fiscal year, including its long-range projections through the 2023 fiscal year and extrapolated by AMD management for the 2024 and 2025 fiscal years, which projections were prepared on a basis excluding share-based compensation expense, are referred to as the “AMD projections” and are described under “—AMD Unaudited Financial Projections,” and the Xilinx management projections provided by Xilinx management as adjusted by AMD management for the period through 2025, which projections were prepared on bases both including and excluding share-based compensation expense, are referred to as the “AMD adjusted Xilinx projections” and are described under “—AMD Unaudited Financial Projections.” The estimates of potential cost synergies provided by AMD’s management are described under “—Certain Estimated Synergies.”

Stand-Alone Xilinx Financial Analysis

Selected Comparable Public Company Analysis

DBO reviewed and compared certain financial information, ratios and multiples for Xilinx to corresponding financial information, ratios and multiples for publicly traded companies in the processors and networking, analog and communications sectors that DBO deemed comparable, based on its experience and professional judgment, to Xilinx, which selected publicly traded companies are referred to as the “selected comparable companies” and which information is shown below:

Company	2021 AV/EBITDA	2021 P/E
NVIDIA Corporation	39.9x	50.2x
Intel Corporation	6.8x	10.3x
Marvell Technology Group Ltd.	25.0x	30.7x
Texas Instruments Incorporated	19.8x	25.4x
Analog Devices, Inc.	18.2x	21.6x
Broadcom Inc.	13.6x	14.6x
Qualcomm, Inc.	13.7x	19.1x

Although none of the selected comparable companies is directly comparable to Xilinx, these companies were selected by DBO, among other reasons, because they are publicly traded companies in the processors and networking, analog and communications sectors with certain operational and financial characteristics, which, for purposes of its analyses, DBO considered to be similar to those of Xilinx. None of the selected companies identified as meeting DBO’s selection criteria were excluded from the analysis.

Using publicly available information obtained from SEC filings, S&P Capital IQ, Wall Street research and closing stock prices, as of October 23, 2020, the last trading day prior to the date of DBO’s opinion, for the selected comparable companies and as of October 8, 2020 for Xilinx, the last date prior to rumors of the merger being publicly reported in a notable publication, DBO calculated, for each selected comparable company and for Xilinx, the following multiples and ratios: (i) aggregate value (calculated as the market value of common equity (using the fully diluted equity value), plus outstanding principal debt (excluding in-the-money convertible debt), less cash and cash equivalents, plus additional adjustments as necessary) as a multiple of 2021 calendar year estimated EBITDA on a non-GAAP basis as-reported by the selected comparable company (2021E AV/EBITDA); and (ii) the price to estimated adjusted earnings per share on a non-GAAP basis as-reported by the selected comparable company ratio for the 2021 calendar year (2021E P/E).

	Selected Comparable Company Multiples						Xilinx Multiples
	Low	25th Percentile	Median	Mean	75th Percentile	High
2021E AV/EBITDA	6.8x	13.6x	18.2x	19.6x	25.0x	39.9x	24.3x
2021E P/E	10.3x	14.6x	21.6x	24.6x	30.7x	50.2x	31.6x

Using publicly available information obtained from SEC filings, S&P Capital IQ, Wall Street research and closing stock prices, as of October 23, 2020, the last trading day prior to the date of DBO’s opinion, for the selected comparable companies and as of October 23, 2020 and October 8, 2020, the last date prior to rumors of the merger being publicly reported in a notable publication, for Xilinx, DBO calculated the multiples and ratios as described above and on the basis of next twelve months, which is referred to as “NTM,” estimated EBITDA and estimated adjusted earnings per share, respectively. DBO also calculated the median of these multiples and ratios on an NTM basis over historical periods of the last-twelve-months, last two years and last three years, which are referred to as “LTM,” “L2Y” and “L3Y,” respectively.

Median NTM
	NTM	2021E	LTM	L2Y	L3Y
P/E Multiple
Xilinx (October 23, 2020)	37.2x	35.1x	31.6x	29.4x	26.9x
Xilinx (October 8, 2020)	34.6x	31.6x	30.9x	29.0x	26.9x
Selected Comparable Companies*	27.0x	24.6x	24.3x	21.4x	20.2x
AV / EBITDA Multiple
Xilinx (October 23, 2020)	27.9x	26.9x	24.2x	23.5x	21.2x
Xilinx (October 8, 2020)	26.0x	24.3x	24.0x	23.3x	21.0x
Selected Comparable Companies*	20.5x	19.6x	18.5x	16.4x	14.8x

*	Calculated by averaging the daily metrics for the selected comparable companies and calculating the medians of the averaged values over the described time period.

Based on its experience and professional judgment, for purposes of its analysis DBO selected a 2021E AV/EBITDA multiple reference range of 22.5x to 27.5x and 2021E P/E multiple reference range of 25.0x to 35.0x. In selecting these reference ranges, DBO made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Xilinx and the comparable companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying these reference ranges to Xilinx’s 2021 calendar year estimated adjusted EBITDA and Xilinx’s 2021 calendar year estimated adjusted earnings per share, in each case, based on the AMD adjusted Xilinx projections, DBO calculated the following implied ranges of values per share, rounded to the nearest whole dollar, of Xilinx common stock:

Selected Multiple	Implied Equity Value Per Share of Xilinx Common Stock Reference Range
2021E AV/EBITDA: 22.5x – 27.5x	$97 to $118
2021E P/E: 25.0x – 35.0x	$84 to $117

Selected Transactions Large Semiconductor Analysis

DBO analyzed certain information relating to the following selected transactions involving companies in the semiconductor industry since 2011 that were valued at greater than $5 billion, which are collectively referred to as the “Selected Transactions-Large Semiconductor Acquisitions.” The selected transactions and their respective premiums and multiples paid (as further described below) were as follows:

			Premiums		Multiples*
Announcement Date	Acquirer	Target	1-Day	30-Day	AV/NTM EBITDA	NTM P/E
April 2011	Texas Instruments Incorporated	National Semiconductor Corporation	76%	70%	11.5x	19.4x
December 2013	Avago Technologies Limited	LSI Corporation	41%	37%	10.7x	18.0x
March 2015	NXP Semiconductors NV	Freescale Semiconductor, Ltd.	4%	26%	13.6x	17.1x

May 2015	Avago Technologies Limited	Broadcom Corporation	24%	28%	12.7x	15.8x
June 2015	Intel Corporation	Altera Corporation	56%	50%	22.2x	33.3x
July 2016	SoftBank Group Corp.	ARM Limited	44%	54%	39.0x	44.8x
July 2016	Analog Devices, Inc.	Linear Technology Corporation	24%	27%	15.7x	24.0x
October 2016**	Qualcomm, Inc.	NXP Semiconductors NV	N/A	N/A	13.2x	16.9x
March 2017	Intel Corporation	Mobileye NV	34%	41%	53.5x	61.1x
November 2017	Marvell Technology Group Ltd.	Cavium Inc.	21%	18%	17.4x	24.0x
March 2018	Microchip Technology Inc.	Microsemi Corporation.	17%	27%	14.0x	15.4x
September 2018	Renesas Electronics Corporation	Integrated Device Technology Inc.	29%	36%	21.2x	25.3x
March 2019	NVIDIA Corporation	Mellanox Technologies, Inc.	72%	70%	15.1x	20.1x
June 2019	Infineon Technologies AG	Cypress Semiconductor Corporation	55%	46%	18.8x	22.7x
July 2020	Analog Devices, Inc.	Maxim Integrated Products, Inc.	22%	30%	24.0x	32.3x
September 2020	NVIDIA Corporation	ARM Limited	N/A	N/A	53.2x	N/A

*	Multiples calculated excluding share-based compensation for each target company.
**	Transaction was announced but did not close.

While none of the companies that participated in the Selected Transactions-Large Semiconductor Acquisitions is directly comparable to AMD or Xilinx, the companies that participated in the Selected Transactions-Large Semiconductor Acquisitions are companies with operations that, for the purposes of analysis, may be considered similar to certain of AMD’s or Xilinx’s results, market size and product profile.

Premiums

For each of the Selected Transactions-Large Semiconductor Acquisitions, DBO calculated the premium per share paid by the acquiror based on information they obtained from SEC filings, Wall Street research and S&P Capital IQ data by comparing the transaction value per share to the target company’s: (i) closing share price as of one trading day prior to announcement or, where applicable, prior to rumor or leak; and (ii) average closing share price for the 30-trading day period prior to announcement or, where applicable, prior to rumor or leak. The low, 25th percentile, median, mean, 75th percentile and high premiums observed for the Selected Transactions-Large Semiconductor Acquisitions were as follows:

	Premiums
	1-Day	30-Day
Low	4%	18%
25th Percentile	22%	27%
Median	32%	37%
Mean	37%	40%
75th Percentile	55%	51%
High	76%	70%

The reasons for and the circumstances surrounding each of the transactions analyzed in the Selected Transactions-Large Semiconductor Acquisitions premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Xilinx and the companies included in the Selected Transactions-Large Semiconductor Acquisitions premium analysis. Based upon its professional judgment and experience, DBO selected a range of premiums of 22% to 55%, based on the 25th and 75th percentiles from the above one-trading day period analysis, and premiums of 27% to 51%, based on the 25th and 75th percentiles from the above 30-trading day period analysis, and applied such premiums to (i) the closing share price of Xilinx common stock on October 8, 2020, the last trading day before the public reporting of the merger in a notable publication, and (ii) the average closing share price of Xilinx common stock for the 30-trading day period prior to October 8, 2020, respectively, to calculate ranges, rounded to the nearest whole dollar, of implied equity values per share of Xilinx common stock as follows:

Selected Premiums	Implied Equity Value Per Share of Xilinx Common Stock Reference Range
1-Day: 22% – 55%	$129 – $164
30-Day Avg.: 27% – 51%	$130 – $155

Multiples

Using publicly available information obtained from SEC filings, S&P Capital IQ and publicly available Wall Street research, for each transaction DBO also calculated aggregate value to next-twelve-months EBITDA (AV/NTM EBITDA) multiples and price to next-twelve-months earnings per share (NTM P/E) multiples by comparing the transaction value and transaction value per share to the target company’s next-twelve-months EBITDA and next-twelve-months earnings per share, respectively, at the time of announcement. The low, 25th percentile, median, mean, 75th percentile and high aggregate value to the AV/NTM EBITDA multiples and NTM P/E multiples observed for the Selected Transactions-Large Semiconductor Acquisitions were as follows:

	AV/NTM EBITDA Multiple	NTM P/E Multiple
Low	10.7x	15.4x
25th Percentile	13.3x	17.1x
Median	16.6x	22.7x
Mean	22.2x	26.0x
75th Percentile	23.6x	32.3x
High	53.5x	61.1x

*	Multiples calculated excluding share-based compensation expense for each target company.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the businesses, operations, financial conditions and prospects of Xilinx and the companies included in the Selected Transactions-Large Semiconductor Acquisitions analysis. Based upon its professional judgment and experience, DBO selected a range of AV/ EBITDA multiples of 22.5x to 27.5x and applied such range to the projected 2021 adjusted EBITDA of Xilinx based on the AMD adjusted Xilinx projections, on a basis unburdened by share-based compensation costs, and a range of P/E multiples of 30.0x to 37.5x and applied such range to the projected 2021 adjusted earnings per share of Xilinx based on the AMD adjusted Xilinx projections, on a basis unburdened by share-based compensation costs. Based on its analysis, DBO calculated a range of implied values per share of Xilinx common stock, rounded to the nearest whole dollar, as follows:

Selected Multiple	Implied Equity Value Per Share of Xilinx Common Stock Reference Range
AV/ EBITDA: 22.5x – 27.5x	$118 to $143
P/E: 30.0x – 37.5x	$126 to $158

Discounted Equity Value Analysis of Xilinx

DBO performed a discounted equity analysis of Xilinx. In performing this analysis, DBO calculated the estimated value per share of Xilinx common stock as-of-the-end-of 2023 and as-of-the-end-of 2024, respectively, by applying a NTM P/E multiple reference range of 25.0x to 32.5x to Xilinx’s estimated next-twelve-months earnings per share as of the end of the respective periods, in each case as reflected in the AMD adjusted Xilinx projections, and taking into account an annual dividend of $1.52 per share of common stock based on a run-rate quarterly dividend of $0.38 per share of common stock determined by DBO based on Xilinx’s current quarterly dividend. DBO derived the multiples based on certain comparable public companies and historical trading multiples determined by DBO based on its experience in the industry and judgment as a financial advisor. The as-of-the-end-of 2023 and 2024 per share values were then discounted to present value using discount rates ranging from 8.0% to 10.0%. This range of discount rates was determined based on DBO’s analysis of Xilinx’s cost of equity, which was informed by the historical and projected systematic risk of Xilinx and the comparable companies as compared to the market as a whole, the risk-free rate and market risk premium based on academic and industry research, and company operating metrics. Based on its analysis, DBO calculated a range of implied values per share of Xilinx common stock, rounded to the nearest whole dollar, of $121 to $165 per share based on the end of 2023 analysis, and of $125 to $173 per share based on the end of 2024 analysis.

Discounted Cash Flow Analysis of Xilinx

DBO performed a discounted cash flow analysis of Xilinx by calculating the estimated present value of the unlevered free cash flows (see “—AMD Unaudited Financial Projections”) of Xilinx reflected in the AMD adjusted Xilinx projections for Q4 2020 and the years from 2021 through 2024 and terminal value at the end of that period based on an exit multiple range of 25.0x to 32.5x applied to Xilinx’s estimated next-twelve-months earnings as of the end of that period based on the AMD adjusted Xilinx projections and adjusted for the net impact of interest. For purposes of this analysis, stock-based compensation was treated as a cash expense. DBO derived the exit multiples based on certain comparable public companies and historical trading multiples, determined by DBO, based on its experience in the industry and judgment as a financial advisor. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 7.5% to 9.5%. This range of discount rates was determined based on DBO’s analysis of Xilinx’s weighted average cost of capital, which was informed by the historical and projected systematic risk of Xilinx and the comparable companies as compared to the market as a whole, the risk-free rate and market risk premium based on academic and industry research, and company operating metrics. Based on its analysis, DBO calculated a range of implied values per share of Xilinx common stock, rounded to the nearest whole dollar, of $128 to $173 per share.

Stand-Alone AMD Financial Analysis

Selected Comparable Public Company Analysis

DBO reviewed and compared certain financial information, ratios and multiples for AMD to corresponding financial information, ratios and multiples for publicly traded companies in the processors and networking, analog and communications sectors that DBO deemed comparable, based on its experience and professional judgment, to AMD, which selected publicly traded companies are referred to as the “selected comparable companies” and which information is shown below:

	2021 AV/EBITDA	2021 P/E
Company
NVIDIA Corporation	39.9x	50.2x
Intel Corporation	6.8x	10.3x
Marvell Technology Group Ltd.	25.0x	30.7x
Texas Instruments Incorporated	19.8x	25.4x
Analog Devices, Inc.	18.2x	21.6x
Broadcom Inc.	13.6x	14.6x
Qualcomm, Inc.	13.7x	19.1x

Although none of the selected comparable companies is directly comparable to AMD, these companies were selected by DBO, among other reasons, because they are publicly traded companies in the processors and networking, analog and communications sectors with certain operational and financial characteristics, which, for purposes of its analyses, DBO considered to be similar to those of AMD. None of the selected companies identified as meeting DBO’s selection criteria were excluded from the analysis.

Using publicly available information obtained from SEC filings, S&P Capital IQ, Wall Street research and closing stock prices as of October 23, 2020, the last trading day prior to the date of DBO’s opinion, for the selected comparable companies and as of October 8, 2020 for AMD, the last date prior to rumors of the merger being publicly reported in a notable publication, DBO calculated, for each selected comparable company, and for AMD, the following multiples and ratios: (i) aggregate value (calculated using the same definition as previously described under “—Stand-alone Xilinx Financial Analysis”) as a multiple of 2021 calendar year estimated EBITDA on a non-GAAP basis as-reported by the selected comparable company (2021E AV/EBITDA); and (ii) the price to estimated adjusted earnings per share on a non-GAAP basis as-reported by the selected comparable company ratio for the 2021 calendar year (2021E P/E).

	Selected Comparable Company Multiples						AMD Multiples
	Low	25th Percentile	Median	Mean	75th Percentile	High
2021E AV/EBITDA	6.8x	13.6x	18.2x	19.6x	25.0x	39.9x	44.4x
2021E P/E	10.3x	14.6x	21.6x	24.6x	30.7x	50.2x	52.6x

Using publicly available information obtained from SEC filings, S&P Capital IQ, Wall Street research and closing stock prices, as of October 23, 2020, the last trading day prior to the date of DBO’s opinion, for the selected comparable companies and as of October 23, 2020 and October 8, 2020 for AMD, the last date prior to rumors of the merger being publicly reported in a notable publication, DBO calculated the multiples and ratios as described above and on the basis of next twelve months, which is referred to as “NTM,” estimated EBITDA and estimated adjusted earnings per share, respectively. DBO also calculated the median of these multiples and ratios on an NTM basis over historical periods of the last-twelve-months, which is referred to as “LTM,” last two years, which is referred to as “L2Y,” and last three years, which is referred to as “L3Y.”

Median NTM
	NTM	2021E	LTM	L2Y	L3Y
P/E Multiple
AMD (October 23, 2020)	58.5x	49.4x	47.3x	41.0x	39.9x
AMD (October 8, 2020)	61.6x	52.6x	46.8x	41.0x	39.9x
Selected Comparable Companies*	27.0x	24.6x	24.3x	21.4x	20.2x
AV / EBITDA Multiple
AMD (October 23, 2020)	45.8x	42.0x	35.7x	27.9x	24.0x
AMD (October 8, 2020)	48.6x	44.4x	35.4x	27.6x	24.0x
Selected Comparable Companies*	20.5x	19.6x	18.5x	16.4x	14.8x

*	Calculated by averaging the daily metrics for the selected comparable companies and calculating the medians of the averaged values over the described time period.

Based on its experience and professional judgment, for purposes of its analysis DBO selected a 2021E AV/EBITDA multiple reference range of 30.0x to 45.0x and a 2021E P/E multiple reference range of 45.0x to 60.0x. In selecting these reference ranges, DBO made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of AMD and the selected comparable companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis. Applying these reference ranges to AMD’s 2021 fiscal year estimated adjusted EBITDA and AMD’s 2021 fiscal year estimated adjusted earnings per share, in each case, based on the AMD projections, DBO calculated the following implied ranges of values per share, rounded to the nearest whole dollar, of AMD common stock:

Selected Multiple	Implied Equity Value Per Share of AMD Common Stock Reference Range
2021E AV/EBITDA: 30.0x – 45.0x	$66 to $98
2021E P/E: 45.0x – 60.0x	$70 to $94

Discounted Equity Value Analysis of AMD

DBO performed a discounted equity analysis of AMD by calculating the estimated per share value of AMD common stock. In performing this analysis, DBO calculated the estimated value per share of AMD common stock as of the end of 2023 and as of the end of 2024, respectively, by applying a NTM P/E multiple reference range of 30.0x to 37.5x to AMD’s estimated next-twelve-months earnings per share as of the end of 2023 and a NTM P/E multiple range of 27.5x to 35.0x to AMD’s estimated next-twelve-months earnings per share as of the end of 2024, in each case as reflected in the AMD projections. DBO derived the multiples based on certain comparable public companies and historical trading multiples determined by DBO based on its experience in the industry and judgment as a financial advisor. The per share values as-of-the-end-of 2023 and 2024 were then discounted to present value using discount rates ranging from 8.5% to 10.5%. This range of discount rates was determined based on DBO’s analysis of AMD’s cost of equity, which was informed by the historical and projected systematic risk of AMD and the comparable companies as compared to the market as a whole, the risk-free rate and market risk premium based on academic and industry research, and company operating metrics. Based on its analysis, DBO calculated a range of implied values per share of AMD common stock, rounded to the nearest whole dollar, of $74 to $98 per share, based on the end of 2023 analysis and of $70 to $97 per share based on the end of 2024 analysis.

Discounted Cash Flow Analysis of AMD

DBO performed a discounted cash flow analysis of AMD by calculating the estimated present value of the unlevered free cash flows (see “—AMD Unaudited Financial Projections”) of AMD reflected in the AMD projections for Q4 2020 and the years from 2021 through 2024 and terminal value at the end of that period based on an exit multiple range of 27.5x to 35.0x applied to AMD’s estimated next-twelve-months earnings as of the end of the period based on the AMD projections and adjusted for the net impact of interest, which for 2024 and 2025 were extrapolated by AMD management. For purposes of this analysis, stock-based compensation was treated as a cash expense with regards to AMD’s projected unlevered free cash flows. DBO derived the exit multiples based on comparable public companies and historical trading multiples, determined by DBO based on its experience in the industry and judgment as a financial advisor. The unlevered free cash flows and terminal value were then discounted to present value using discount rates ranging from 8.5% to 10.5%. This range of discount rates was determined based on DBO’s analysis of AMD’s weighted average cost of capital, which was informed by the historical and projected systematic risk of AMD and the comparable companies as compared to the market as a whole, the risk-free rate and market risk premium based on academic and industry research, and company operating metrics. Based on its analysis, DBO calculated a range of implied values per share of AMD common stock, rounded to the nearest whole dollar, of $79 to $106 per share.

Discounted Cash Flow Analysis of Synergies (Standalone)

DBO also performed a discounted cash flow analysis of the estimated synergies expected by AMD management to be realized in connection with the merger (see “—Certain Estimated Synergies”). In performing this analysis, DBO calculated the estimated present value of the expected annual after tax synergies, net of the costs to achieve such synergies, referred to as “net synergies,” estimated for the period from 2020 through 2025, and based on the assumption that the merger is consummated in the fourth quarter of AMD’s 2021 fiscal year, all as provided to DBO by AMD management. The terminal value of the net synergies at the end of 2024 was estimated by using perpetuity growth rates ranging from 2.0% to 4.0% and the 2025 estimates. The range of perpetuity growth rates was estimated by DBO utilizing its professional judgment and experience, taking into account the AMD projections, the AMD adjusted Xilinx projections and market expectations regarding long-term real growth of gross domestic product and inflation and trends in the industries and sectors in which AMD and Xilinx operate. The net synergies and terminal values were then discounted to present value using discount rates ranging from 7.5% to 10.5%, which range was selected based on DBO’s experience in the industry and judgment as a financial advisor to reflect an estimate of the cost of capital of the combined company following consummation of the merger and reflecting the minimum and maximum discount rates used in the discounted cash flow analyses of Xilinx and AMD, to derive a range of illustrative present values of the expected net synergies. DBO then divided the range of illustrative present values it derived by the number of fully-diluted outstanding shares of Xilinx common stock, as provided by the management of Xilinx, to calculate a range of implied values per share of Xilinx common stock of the expected net synergies and rounded to the nearest whole dollar, of $10 to $26 per share.

Exchange Ratio Analysis

Comparable Companies, Discounted Equity Value, Discounted Cash Flow and Selected Transactions-Large Semiconductor Analyses

Based upon a comparison of the range of implied equity values per share for each of Xilinx and AMD calculated pursuant to the selected comparable public companies analyses (including the historical trading analyses), discounted equity value analyses and discounted cash flow analyses described above, DBO calculated ranges of implied exchange ratios for the merger. DBO also calculated a range of implied exchange ratios for the merger based on the discounted cash flow analyses described above, inclusive of expected synergies resulting from the merger, by adding the implied value per share of Xilinx common stock of the net synergies calculated as described above under “—Discounted Cash Flow Analysis of Synergies (Standalone).” DBO also calculated ranges of implied exchange ratios for the merger by comparing the range of low to high implied equity values per share for Xilinx common stock calculated pursuant to the selected large semiconductor transactions described above under “–Stand-Alone Xilinx Financial Analysis—Selected Transactions Large Semiconductor Analysis” based both on 1-Day and 30-Days average premiums paid and implied multiples (both AV/EBITDA and P/E) and the range of low to high implied equity values per share for the AMD common stock calculated pursuant to discounted cash flow analysis of AMD, on a stand-alone basis and without synergies, described above under “—Stand-Alone AMD Financial Analysis—Discounted Cash Flow Analysis.”

With respect to any given range of exchange ratios, the higher ratio assumes the highest implied value per share of Xilinx common stock divided by the lowest implied value per share of AMD common stock, and the lower ratio assumes the lowest implied value per share of Xilinx common stock divided by the highest implied value per share of AMD common stock. DBO’s analysis indicated the following implied ranges of exchange ratios, which it compared to the exchange ratio set forth in the merger agreement of 1.7234 shares of AMD common stock per share of Xilinx common stock.

Valuation Methodology	Implied Exchange Ratio Reference Range
Comparable Companies
AV/2021 EBITDA	0.9879x to 1.7854x
2021 P/E	0.8924x to 1.6658x
Discounted Equity Value Analysis
2023	1.2333x to 2.2330x
2024	1.2878x to 2.4573x
Discounted Cash Flow Analysis
Without Synergies	1.2119x to 2.1965x
With Synergies	1.3067x to 2.5244x
Selected Transactions
Large Semiconductor – Premiums	1.2224x to 2.0834x
Large Semiconductor – Multiples	1.1134x to 2.0017x

Selected Transactions—Large Stock Transactions Premiums Analysis

Using data obtained from S&P Capital IQ as of October 23, 2020, DBO analyzed the exchange ratio premiums paid in transactions since January 2015 involving (i) the acquisition of targets with disclosed transaction values greater than $5 billion per S&P Capital IQ, (ii) 100% stock consideration and (iii) 35% or less pro forma ownership of target stockholders in the combined entity, excluding transactions with a target company in the energy, real estate, financial or utilities sectors and certain transactions due to involvement of related parties or offer structures, which are collectively referred to as the “Selected Transactions—Large Stock Acquisitions”). The selected transactions and their respective exchange ratio premiums paid (as further described below) were as follows:

Announcement Date	Acquirer	Target	10-Day	30-Day	60-Day	6 Months	12 Months
July 2020	Analog Devices, Inc.	Maxim Integrated Products, Inc.	25%	26%	25%	22%	22%
June 2020	Just Eat Takeaway.com N.V.	Grubhub Inc.	29%	32%	37%	30%	12%
June 2019	Salesforce.com, Inc.	Tableau Software, Inc.	48%	46%	43%	37%	42%
April 2019	DSV	Panalpina	23%	27%	39%	44%	40%
January 2019	Newmont Mining Corp.	Goldcorp Inc.	17%	16%	13%	3%	(2)%
August 2018	Amcor Limited	Bemis Company Inc.	26%	27%	26%	26%	30%
April 2015	Nokia Corp.	Alcatel-Lucent	10%	11%	15%	26%	23%

DBO calculated the low, 25th percentile, median, mean, 75th percentile and high exchange ratio premiums paid in the seven Selected Transactions—Large Stock Acquisitions relative to the exchange ratio of the acquiror and target (defined as the target’s closing stock price divided by acquiror’s closing stock price) for the average closing stock prices 10 trading days, 30 trading days, 60 trading days, six months and 12 months prior to the original announcement of the transaction or, where applicable, prior to rumor or leak.

DBO also reviewed the historical trading prices for AMD and Xilinx common stock for various time periods prior to October 8, 2020, the last date prior to rumors of the merger being publicly reported in a notable publication. DBO calculated historical average exchange ratios for these periods by first dividing the closing price per share of Xilinx common stock on each trading day during the period by the closing price per share of AMD common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods, which we refer to as the historical Xilinx/AMD exchange ratio for such period. DBO then calculated the premiums implied by the exchange ratio set forth in the merger agreement of 1.7234 shares of AMD common stock per share of Xilinx common stock compared to the historical Xilinx/AMD exchange ratio for such periods.

The following table presents the results of these analyses:

	Selected Transactions—Large Stock Acquisitions Premiums						Xilinx/AMD
Historical Period	Low	25th Percentile	Median	Mean	75th Percentile	High	Historical Exchange Ratio	Implied Exchange Ratio Reference Range
10-Day	10%	17%	25%	25%	29%	48%	1.2525x	1.4611x – 1.6146x
30-Day	11%	16%	27%	27%	32%	46%	1.2589x	1.4644x – 1.6580x
60-Day	13%	15%	26%	28%	39%	43%	1.3337x	1.5306x – 1.8530x
6 Months	3%	22%	26%	27%	37%	44%	1.5223x	1.8593x – 2.0785x
12 Months	(2)%	12%	23%	24%	40%	42%	1.8372x	2.0634x – 2.5644x

DBO then applied the 25th percentile premiums and 75th percentile premiums of the precedent Selected Transactions—Large Stock Acquisitions for these periods to the historical Xilinx/AMD exchange ratio for the corresponding period to derive a range of implied exchange ratios for the merger, and compared these implied exchange ratios, which are set forth in the following table, to the exchange ratio set forth in the merger agreement of 1.7234 shares of AMD common stock per share of Xilinx common stock.

DBO also observed that applying the low and high premiums derived from the precedent Selected Transactions – Large Stock Acquisitions for various periods to the historical Xilinx/AMD exchange ratio for the corresponding period, resulted in the following implied exchange ratio reference ranges: 1.3798x to 1.8544x for the ten-trading day period; 1.4013x to 1.8401x for the 30-trading day period; 1.5039x to 1.9083x for the 60-trading day period; 1.5719x to 2.1873x for the six-month period; and 1.8021x to 2.6048x for the 12-month period.

General

In connection with the review of the merger by the AMD board of directors, DBO performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, DBO considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. DBO believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, DBO may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be DBO’s view of the actual value of AMD or Xilinx. In performing its analyses, DBO made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of AMD or Xilinx. These include, among other things, the impact of competition on AMD’s and Xilinx’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of AMD and Xilinx and the industry, and in the financial markets in general. Any estimates contained in DBO’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

DBO conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio set forth in the merger agreement to AMD and in connection with the delivery of its opinion, dated October 26, 2020, to the AMD board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of AMD’s or Xilinx’s common stock might actually trade.

The exchange ratio set forth in the merger agreement was determined through arms-length negotiations between AMD and Xilinx and was unanimously approved by the AMD board of directors. DBO provided advice to the AMD board of directors during these negotiations but did not, however, recommend any specific exchange ratio or amount of consideration to AMD or the AMD board of directors, nor did DBO opine that any specific exchange ratio or amount of consideration constituted the only appropriate exchange ratio or amount of consideration for the merger. DBO’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

DBO’s opinion was not intended to, and does not, constitute any opinion or recommendation as to how AMD stockholders or any other person should vote or act with respect to the merger or any other matter. DBO’s opinion and its presentation to the AMD board of directors was one of many factors taken into consideration by the AMD board of directors in deciding to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and is not necessarily indicative of current market conditions. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the AMD board of directors with respect to the exchange ratio set forth in the merger agreement or of whether the AMD board of directors would have been willing to agree to different exchange ratio or amount of consideration. DBO’s opinion was approved by DBO’s opinion committee in accordance with DBO’s customary practice.

AMD retained DBO based upon DBO’s qualifications, experience in similar transactions and familiarity with AMD and AMD’s industry. DBO provides investment banking and other services to a wide range of persons and entities from which conflicting interests or duties may arise. DBO, its affiliates, directors, members, managers, officers and employees may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of AMD, Xilinx, or any other company that may be involved in the merger. In the two years preceding the date of its opinion, DBO has provided advisory services to AMD and its affiliates for which it received aggregate fees of approximately $400,000. In the two years preceding the date of its opinion, DBO has not had a material relationship with Xilinx or any of its affiliates and has not received any fees from Xilinx or any of its affiliates. DBO and its affiliates may in the future provide investment banking services to Xilinx, AMD or entities that are affiliated with Xilinx or AMD and may receive fees for the rendering of such services.

Under the terms of its engagement letter, DBO provided AMD financial advisory services and a financial opinion, described in this section and attached as Annex B hereto, in connection with the merger, and AMD has agreed to pay DBO a fee of approximately $27.0 million for its services, approximately $24.3 million of which is payable contingent upon the closing of the merger, including a portion of which may be paid in the form of AMD common stock. In addition to the fee described above, at AMD’s sole discretion, an additional payment of up to $10.0 million may be made at closing. AMD has also agreed to reimburse DBO for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, AMD has agreed to indemnify DBO and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling DBO or any of its affiliates from and against any losses, claims, damages or liabilities related to, arising out of or in connection with DBO’s engagement.

Opinion of Credit Suisse

On October 26, 2020, Credit Suisse rendered its oral opinion to the AMD board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of October 26, 2020, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to AMD.

Credit Suisse’s opinion was directed to the AMD board of directors and only addressed the fairness, from a financial point of view, to AMD of the exchange ratio set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex C hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution copy of the merger agreement;

•	reviewed certain publicly available business and financial information relating to AMD and Xilinx;

•

reviewed certain other information relating to AMD and Xilinx, including: (i) financial forecasts relating to Xilinx for the 2021 through 2025 fiscal years, prepared by Xilinx management as extrapolated through the 2032 fiscal year by Xilinx management; (ii) financial forecasts relating to Xilinx for the calendar quarter ending December 2020 and the 2020 through 2025 calendar years prepared by AMD management (the “AMD adjusted Xilinx projections”); and (iii) financial forecasts relating to AMD for the fiscal quarter ending December 2020 and the 2020 through 2023 fiscal years prepared by AMD management as extrapolated through the 2025 fiscal year by AMD management (as extrapolated, the “AMD projections”) (see “—AMD Unaudited Financial Projections” and “—Xilinx Unaudited Financial Projections”);

•	discussed the business and prospects of AMD and Xilinx with each of AMD and Xilinx management, and certain of their respective representatives and affiliates;

•

reviewed estimates prepared and provided to Credit Suisse by AMD management with respect to the potential cost synergies of the merger, including the costs necessary to achieve such cost synergies (the “Synergies Estimates”), anticipated by AMD management to result from the merger (see “—Certain Estimated Synergies”);

•

considered certain financial and stock market data of AMD and Xilinx, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of AMD and Xilinx, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with the consent of the AMD board of directors, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the AMD projections and the AMD adjusted Xilinx projections, Credit Suisse was advised by AMD management, and Credit Suisse assumed with the consent of the AMD board of directors, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of AMD management as to the future financial performance of AMD and Xilinx, respectively. With respect to the Synergies Estimates, Credit Suisse was advised by AMD management, and Credit Suisse assumed with the consent of the AMD board of directors, that (i) they had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of AMD management as to the potential cost synergies, including the costs necessary to achieve such cost synergies, anticipated to result from the merger and (ii) the Synergies Estimates will be realized in the amounts and at the times indicated thereby. At the direction of the AMD board of directors, Credit Suisse assumed that the AMD projections, the AMD adjusted Xilinx projections and the Synergies Estimates are a reasonable basis upon which to evaluate AMD, Xilinx and the merger and, at the direction of the AMD board of directors, Credit Suisse relied upon the AMD projections, the AMD adjusted Xilinx projections and the Synergies Estimates for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the AMD projections, the AMD adjusted Xilinx projections or the Synergies Estimates, or the assumptions and methodologies upon which they are based.

For purposes of its analyses and opinion, Credit Suisse was advised and Credit Suisse assumed that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. With the consent of the AMD board of directors, Credit Suisse also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on AMD, Xilinx or the contemplated benefits of the merger. In addition, for purposes of its analyses and opinion, with the consent of the AMD board of directors, Credit Suisse assumed that the merger and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AMD or Xilinx, nor was Credit Suisse furnished with any such evaluations or appraisals. With the consent of the AMD board of directors, Credit Suisse further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the execution copy reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to AMD of the exchange ratio set forth in the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that AMD had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based on information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. As the AMD board of directors was aware, the credit, financial and stock markets had been experiencing unusual volatility and Credit Suisse expressed no opinion or view as to any potential effects of such volatility on AMD, Xilinx or the merger. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to AMD, nor did it address the underlying business decision of the AMD board of directors or AMD to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of shares of AMD common stock actually would be when issued pursuant to the merger or the price or range of prices at which AMD or Xilinx common stock may be purchased, sold or otherwise transferred at any time.

Credit Suisse’s opinion and analyses were for the information of the AMD board of directors (in its capacity as such) in connection with its consideration of the merger and were among many factors considered by the AMD board of directors in evaluating the merger. Credit Suisse’s opinion did not constitute advice or a recommendation to the AMD board of directors with respect to the merger or advice or any recommendation to any security holder as to how such holder should vote or act on any matter relating to the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the AMD board of directors with respect to the merger.

In preparing its opinion to the AMD board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to

AMD, Xilinx or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of AMD and Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the AMD board of directors on October 26, 2020. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its options and other outstanding dilutive securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the value as of such date of its equity method investments (as applicable);

•

Adjusted EBITDA—generally the amount, for a specified time period, of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude, as applicable, the impact of stock-based compensation expense, acquisition-related expenses and other non-operating items; and

•

Adjusted EPS—generally the amount, for a specified time period, of the relevant company’s earnings per weighted average shares outstanding (taking into account its options and other outstanding dilutive securities), adjusted to exclude, as applicable, the impact of stock-based compensation expense, acquisition-related expenses and other non-operating items.

Financial Analyses Regarding Xilinx

Selected Companies Analysis Regarding Xilinx

Credit Suisse considered certain financial data for Xilinx and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Xilinx in one or more respects (based on Credit Suisse’s experience and professional judgment). None of the selected companies identified as meeting Credit Suisse’s selection criteria were excluded from the analysis. Stock prices for the selected companies used in the selected companies analysis described below were as of October 23, 2020. The estimates of Xilinx’s future financial performance for the year ending December 2021 used in the selected companies analysis described below were based on the AMD adjusted Xilinx projections. Estimates of the future financial performance of the selected companies listed below for the year ending December 2021 were based on publicly available research analyst estimates for those companies.

The financial data reviewed consisted of:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 2021 (“Enterprise Value / CY 2021E Adj. EBITDA”); and

•	Per share stock price as a multiple of estimated Adjusted EPS for the year ended December 2021 (“Stock Price / CY 2021E Adj. EPS”).

The companies selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

	Enterprise Value / CY 2021E Adj. EBITDA	Stock Price / CY 2021E Adj. EPS
NVIDIA Corporation	40.3x	49.8x
Intel Corporation	6.5x	9.7x
Marvell Technology Group Ltd.	26.0x	31.0x
Texas Instruments Incorporated	20.3x	23.8x
Analog Devices, Inc.	17.1x	20.4x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of (i) 18.0x to 23.0x to the Xilinx estimated Adjusted EBITDA for the year ending December 2021 and (ii) 22.0x to 26.0x to the Xilinx estimated Adjusted EPS for the year ending December 2021. The selected companies analysis indicated an implied equity value per share reference range for Xilinx common stock of $92.72 to $120.38.

Selected Transactions Analysis Regarding Xilinx

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant since 2015. The selected transactions were selected because the target companies were deemed to be similar to Xilinx in one or more respects (based on Credit Suisse’s experience and professional judgment). Financial data for the selected transactions were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for Xilinx was based on the AMD adjusted Xilinx projections.

The financial data for the selected transactions reviewed by Credit Suisse consisted of Enterprise Value implied by the consideration proposed or paid in the selected transactions, as a multiple of the target companies’ estimated next twelve months Adjusted EBITDA as of the date of announcement of the transaction (“NTM Adj. EBITDA”).

The transactions selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

Date Announced	Acquirer	Target	Enterprise Value / NTM Adj. EBITDA
September 2020	NVIDIA Corporation	Arm Limited	63.5x
July 2020	Analog Devices, Inc.	Maxim Integrated Products, Inc.	24.0x
June 2019	Infineon Technologies AG	Cypress Semiconductor Corporation	18.8x
March 2019	NVIDIA Corporation	Mellanox Technologies, Ltd.	15.1x
September 2018	Renesas Electronics Corporation	Integrated Device Technology, Inc.	21.2x
March 2018	Microchip Technology Incorporated	Microsemi Corporation	14.0x
November 2017	Marvell Technology Group Ltd.	Cavium, Inc.	17.4x
March 2017	Intel Corporation	Mobileye N.V.	53.5x
October 2016	QUALCOMM Incorporated	NXP Semiconductors N.V.	13.2x
July 2016	Analog Devices, Inc.	Linear Technology Corporation	15.7x
July 2016	SoftBank Group Corp.	ARM Holdings Plc	39.0x
June 2015	Intel Corporation	Altera Corporation	22.2x
May 2015	Avago Technologies Limited	Broadcom Corporation	12.7x
March 2015	NXP Semiconductors N.V.	Freescale Semiconductor, Ltd.	13.6x

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 25.0x to 30.0x to Xilinx’s Adjusted EBITDA for the year ending December 2021. The selected transactions analysis indicated an implied equity value per share reference range for Xilinx common stock of $130.47 to $155.69.

Discounted Cash Flow Analysis Regarding Xilinx

Credit Suisse also performed a discounted cash flow analysis with respect to Xilinx by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of Xilinx, treating stock-based compensation as a cash expense, based on the AMD adjusted Xilinx projections. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 17.0x to 22.0x to the Xilinx NTM Adjusted EBITDA estimate for the year ending December 2025 and discount rates ranging from 7.5% to 9.5% derived from a weighted average cost of capital calculation. The discounted cash flow analysis indicated an implied equity value per share reference range for Xilinx common stock of $121.52 to $163.26.

Discounted Cash Flow Analysis Regarding Xilinx Including Synergies Estimates

Credit Suisse also performed a discounted cash flow analysis with respect to Xilinx, including the impact of the Synergies Estimates, by calculating the estimated net present value of the projected after-tax, unlevered free cash flows impact of the Synergies Estimates based on the Synergies Estimates anticipated by AMD’s management to result from the merger. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 17.0x to 22.0x to the NTM Adjusted EBITDA impact of the Synergies Estimates for the year ending December 2025 and discount rates ranging from 7.5% to 9.5% derived from a weighted average cost of capital calculation. Credit Suisse then summed the estimated net present values of the Synergies Estimates impact and the corresponding enterprise values of Xilinx implied by the Discounted Cash Flow Analysis Regarding Xilinx. The discounted cash flow analysis including Synergies Estimates indicated an implied equity value per share reference range for Xilinx common stock of $137.36 to $185.01.

Financial Analyses Regarding AMD

Selected Companies Analysis Regarding AMD

Credit Suisse considered certain financial data for AMD and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to AMD in one or more respects (based on Credit Suisse’s experience and professional judgment). None of the selected companies identified as meeting Credit Suisse’s selection criteria were excluded from the analysis. Stock prices for the selected companies used in the selected companies analysis described below were as of October 23, 2020. The estimates of AMD’s future financial performance for the fiscal year ending December 2021 used in the Selected Companies Analysis described below were based on the AMD projections. Estimates of the future financial performance of the selected companies listed below for the fiscal year ending December 2021 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value / CY 2021E Adj. EBITDA; and

•	Stock Price / CY 2021E Adj. EPS.

The companies selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

	Enterprise Value / CY 2021E Adj. EBITDA	Stock Price / CY 2021E Adj. EPS
NVIDIA Corporation	40.3x	49.8x
Intel Corporation	6.5x	9.7x
Marvell Technology Group Ltd.	26.0x	31.0x
Texas Instruments Incorporated	20.3x	23.8x
Analog Devices, Inc.	17.1x	20.4x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of (i) 36.0x to 46.0x to AMD’s Adjusted EBITDA for the fiscal year ending December 2021 and (ii) 45.0x to 55.0x to AMD’s Adjusted EPS for the fiscal year ending December 2021. The Selected Companies Analysis indicated an implied equity value per share reference range for AMD common stock of $70.23 to $100.57.

Discounted Cash Flow Analysis Regarding AMD

Credit Suisse also performed a discounted cash flow analysis with respect to AMD by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of AMD, treating stock-based compensation as a cash expense, based on the AMD projections. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 22.0x to 27.0x to AMD’s NTM Adjusted EBITDA for the fiscal year ending December 2025 and discount rates ranging from 8.5% to 10.5% derived from a weighted average cost of capital calculation. The discounted cash flow analysis indicated an implied equity value per share reference range for AMD common stock of $82.48 to $107.02.

Financial Analyses Regarding the Merger

Implied Exchange Ratio Analysis

Credit Suisse then reviewed the 1.7234x exchange ratio for the consideration provided in the merger and compared it with the ranges of exchange ratios implied by its analyses. For each approach noted below, the implied reference range of exchange ratios was determined by (a) using as the bottom end, the amount calculated by dividing the lower bound of the per share reference range for Xilinx common stock by the upper bound of the per share reference range for AMD common stock and (b) using as the top end, the amount calculated by dividing the upper bound of the per share reference range for Xilinx common stock by the lower bound of the per share reference range for AMD common stock. This analysis resulted in the following implied exchange ratio reference ranges, as compared to the exchange ratio of 1.7234x set forth in the merger agreement:

Methodology	Implied Exchange Ratio Reference Range
Selected Companies Analysis	0.9219x - 1.7142x
Selected Transactions Analysis*	1.2972x - 2.2170x
Discounted Cash Flow Analysis	1.1355x - 1.9794x
Discounted Cash Flow Analysis incl. Synergies Estimates	1.2835x - 2.2432x

*

For the implied exchange ratio reference range derived by the Selected Transactions Analysis, Credit Suisse used the reference range for Xilinx common stock indicated by the Selected Transactions Analysis and the reference range for AMD common stock indicated by the Selected Companies Analysis.

Supplemental Information

Credit Suisse also noted for the AMD board of directors certain additional information that was not considered material to Credit Suisse’s financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

•

Historical Trading High and Low Stock Prices. Credit Suisse reviewed the closing stock prices for each trading day during the twelve-month period ended October 8, 2020 for AMD and Xilinx common stock and noted that the high and low closing prices during such period were $92.18 and $28.38 for AMD common stock and $111.87 and $68.98 for Xilinx common stock. The ranges of high and low closing stock prices implied an exchange ratio range of 0.7483x to 3.9419x. Credit Suisse noted that the exchange ratio set forth in the merger agreement is 1.7234x;

•	Historical Trading Exchange Ratios. Credit Suisse reviewed the exchange ratios implied by the closing stock prices for each trading day during the twelve-month period ended October 8, 2020 for AMD and

Xilinx common stock and noted that the high, low, and mean during such period were 3.2703x, 1.1424x, and 1.8319x, respectively. Credit Suisse also reviewed the exchange ratios implied by the closing stock prices for each trading day during the 5-year period ended October 8, 2020 for AMD and Xilinx common stock and noted that the high, low, and mean during such period were 26.2732x, 1.1424x, and 6.3706x, respectively. Credit Suisse noted that the exchange ratio set forth in the merger agreement is 1.7234x; and

•

Equity Research Price Targets. Credit Suisse reviewed the publicly available price targets for AMD and Xilinx common stock published by certain equity research analysts prior to October 8, 2020 and since July 28, 2020. Credit Suisse noted that the selected research analysts’ share price targets reviewed with the AMD board of directors (i) for AMD ranged from $62.00 to $120.00 per share (with a mean of $82.92 and a median of $84.00) and (ii) for Xilinx ranged from $86.00 to $130.00 (with a mean of $110.79 and a median of $110.00). The ranges of price targets implied an exchange ratio range of 0.7167x to 2.0968x. Credit Suisse noted that the exchange ratio set forth in the merger agreement is 1.7234x.

Other Matters

After discussing the potential advantages and disadvantages of engaging a second financial advisor as a complement to DBO, and considering the magnitude of the potential transaction and the benefits of having an additional perspective throughout the process, AMD retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse is entitled to receive a transaction fee of $18.0 million, approximately $16.2 million of which is payable contingent upon the closing of the merger. In addition to the fee described above, at AMD’s sole discretion, an additional payment of up to $10.0 million may be made at the closing of the merger.

Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to AMD and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender under AMD’s credit facility. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to AMD, Xilinx and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. In the two-year period prior to the date of its opinion, Credit Suisse has been paid approximately $1.5 million in fees for investment banking services from AMD and its subsidiaries in matters unrelated to the merger. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of AMD, Xilinx and their respective affiliates, and any other company that may be involved in the merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Opinion of Xilinx’s Financial Advisors

Opinion of Morgan Stanley

After considering multiple banks of high quality and reputation who were unlikely to have conflicts with respect to a transaction between Xilinx and AMD as potential financial advisors to the Xilinx Board, and after discussing each bank’s experience, expertise and qualifications, Xilinx retained Morgan Stanley to act as financial advisor to the Xilinx board of directors in connection with the proposed merger. The Xilinx board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Xilinx’s business and affairs. At the meeting of the Xilinx board of directors on October 26, 2020, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Xilinx common stock (other than holders of the Excluded Shares).

The full text of the written opinion of Morgan Stanley, dated as of October 26, 2020, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Xilinx board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Xilinx common stock (other than holders of the Excluded Shares) as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the price at which shares of AMD common stock or Xilinx common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any officers, directors or employees of Xilinx, or any class of such persons, relative to the consideration to be received by the holders of shares of Xilinx common stock pursuant to the merger. The opinion was addressed to, and rendered for the benefit of, the Xilinx board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Xilinx common stock or any holder of shares of AMD common stock as to how to vote with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Xilinx and AMD, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Xilinx and AMD, respectively;

•

reviewed certain financial projections prepared by the managements of Xilinx and AMD, respectively, including certain adjustments to the financial projections of AMD and certain extrapolations to those of Xilinx and AMD in each case prepared at the direction of Xilinx;

•

reviewed and discussed with the management of Xilinx certain publicly available Wall Street research containing financial projections relating to Xilinx and AMD that are generally reflective of consensus estimates;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Xilinx and AMD, respectively;

•

discussed the past and current operations and financial condition and the prospects of Xilinx, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Xilinx;

•

discussed the past and current operations and financial condition and the prospects of AMD, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of AMD;

•	reviewed the pro forma impact of the merger on AMD’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for the Xilinx common stock and AMD common stock;

•

compared the financial performance of Xilinx and AMD and the prices and trading activity of the Xilinx common stock and the AMD common stock with that of certain other publicly-traded companies comparable with Xilinx and AMD, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Xilinx and AMD and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Xilinx and AMD, and formed a substantial basis for its opinion. With respect to the financial projections, as well as certain adjustments to the financial projections of AMD and certain extrapolations to those of Xilinx and AMD in each case prepared at the direction of Xilinx and information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Xilinx and AMD of the future financial performance of Xilinx and AMD. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Xilinx and AMD of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Xilinx and AMD; (iii) their ability to retain key employees of Xilinx and AMD, respectively and (iv) the validity of, and risks associated with, Xilinx and AMD’s existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and at Xilinx’s direction relied upon, without independent verification, the assessment of Xilinx and its legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters (existing, contingent or otherwise). Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Xilinx’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Xilinx common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Xilinx or AMD, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 26, 2020. Events occurring after October 26, 2020 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated October 26, 2020. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections provided by Xilinx’s and AMD’s managements, including certain adjustments to the financial projections of AMD prepared at the direction of Xilinx, and referred to below. For further information regarding the financial projections, see “—Xilinx Unaudited Financial Projections” and “—AMD Unaudited Financial Projections.”

Relative Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of the company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for each of Xilinx and AMD.

To calculate the discounted equity value for AMD, Morgan Stanley utilized estimated calendar years 2022 and 2023 earnings per share based on the Xilinx adjusted AMD projections (as defined below), as well as estimated calendar year 2022 earnings per share based on the AMD Street Case (as defined below). To calculate the estimated discounted equity value for Xilinx, Morgan Stanley utilized fiscal years 2023 and 2024 earnings per share based upon the Xilinx projections (as defined below), as well as estimated fiscal year 2023 earnings per share based on the Xilinx Street Case (as defined below). Based upon the application of its professional judgment and experience after reviewing and comparing certain financial estimates for each of Xilinx and AMD with comparable publicly available consensus equity analyst research estimates for the selected comparable companies described in “—Relative Public Trading Multiples Analysis,” Morgan Stanley applied a range of P/E (as defined below) multiples (based on the range of P/E multiples for the comparable companies listed in the following section, of 30.0x to 50.0x, in the case of AMD, and 24.0x to 36.0x, in the case of Xilinx) to these estimates and applied a discount rate of 9.3%, in the case of AMD, and 6.8%, in the case of Xilinx, which rates were selected based on each company’s estimated cost of equity, taking into account estimated market risk premium risk free rate, betas and other factors.

Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Xilinx resulting from the application of the relevant multiples described above by the lowest per share price for AMD resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Xilinx resulting from the application of the relevant multiples described above by the highest per share price for AMD resulting from the application of the relevant multiples described above. Based on the foregoing, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Equity Value Analysis	Implied Transaction Exchange Ratio Range
Xilinx Mgmt. Case (FY23) to Xilinx adjusted AMD projections (CY22)	1.0035x — 2.5087x
Xilinx Mgmt. Case (FY24) to Xilinx adjusted AMD projections (CY23)	0.9405x — 2.3513x
Xilinx Street Case (FY23) to AMD Street Case (CY22)	0.9284x — 2.3211x

Morgan Stanley noted that the exchange ratio in the merger is 1.7234x.

Relative Public Trading Multiples Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for each of Xilinx and AMD with comparable publicly available consensus equity analyst research estimates for selected companies that share similar business characteristics and have certain comparable operating characteristics including, among other things, product characteristics, revenue growth, growth margin, profitability and/or other similar operating characteristics (which are referred to as the “comparable companies”). These companies were the following:

•	Analog Devices, Inc.;

•	Broadcom Inc.;

•	Inphi Corporation;

•	Intel Corporation;

•	Lattice Semiconductor Corporation;

•	Marvell Technology Group Ltd.;

•	Microchip Technology Inc.;

•	NVIDIA Corporation;

•	Qualcomm, Inc.; and

•	Texas Instruments Incorporated.

In the case of applying the analysis to Xilinx, AMD was included in the group of comparable companies. In the case of applying the analysis to AMD, Xilinx was included in the group of comparable companies. None of the selected companies identified as meeting Morgan Stanley’s selection criteria were excluded from the analysis.

For purposes of this analysis, Morgan Stanley analyzed (a) the ratio of price to earnings (“P/E”), which Morgan Stanley defined as the ratio of price per share to estimated earnings per share, commonly referred to as “EPS,” and (b) the ratio of P/E to growth (“P/E/G”), which Morgan Stanley calculated as the P/E divided by the applicable revenue compounded annual growth rate (in each case the estimated revenue compound annual growth rate from calendar year 2020 to calendar year 2022), of each of these comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes. For the purposes of this analysis and certain other analyses described below, Morgan Stanley utilized (a) the mean of selected Wall Street research estimates for each of AMD and Xilinx available as of October 8, 2020 in the case of AMD and as of October 21, 2020 or October 22, 2022 (as applicable) in the case of Xilinx, which is referred to below as the “AMD Street Case” and the “Xilinx Street Case,” as applicable, (b) financial projections for Xilinx, prepared by Xilinx and reflecting Xilinx’s LRP (as defined below), which are referred to below as the “Xilnx projections,” and (c) financial projections for AMD, prepared by AMD, incorporating certain adjustments thereto made at the direction of Xilinx, which is referred to below as the “Xilinx adjusted AMD projections.” For further information regarding the financial projections, see “—Xilinx Unaudited Financial Projections” and “—AMD Unaudited Financial Projections.”

The following tables represent the P/E and P/E/G multiples from such comparable companies for each of AMD and Xilinx:

Xilinx - Representative P/E and P/E/G multiples from comparable companies	Median of Multiples
P/E (CY21)	25.8x
P/E (CY22)	25.1x
P/E/G (CY21)	3.1x
P/E/G (CY22)	2.8x

AMD - Representative P/E and P/E/G multiples from comparable companies	Median of Multiples
P/E (CY21)	24.2x
P/E (CY22)	21.8x
P/E/G (CY21)	2.7x
P/E/G (CY22)	2.5x

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for each of Xilinx and AMD, as applicable. The following representative ranges of P/E and P/E/G multiples were used:

Representative P/E and P/E/G multiples (based on peer multiples that include stock-based compensation as an expense)	Range of Multiples
P/E - Xilinx (CY21)	24.0x — 36.0x
P/E - Xilinx (CY22)	20.0x — 32.0x
P/E/G - Xilinx (CY21)	2.50x — 3.75x
P/E/G - Xilinx (CY22)	2.00x — 3.25x

Representative P/E and P/E/G multiples (based on peer multiples that exclude stock-based compensation as an expense)	Range of Multiples
P/E - AMD (CY21)	30.0x — 50.0x
P/E - AMD (CY22)	26.0x — 46.0x
P/E/G - AMD (CY21)	2.50x — 3.75x
P/E/G - AMD (CY22)	2.00x — 3.25x

Based on the outstanding shares on a fully diluted basis, including equity awards (using the treasury method), as provided by AMD on October 20, 2020 and Xilinx on October 20, 2020, as applicable, Morgan Stanley calculated the estimated implied exchange ratio range as set forth in the table below. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Xilinx resulting from the application of the relevant multiples described above by the lowest per share price for AMD resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Xilinx resulting from the application of the relevant multiples described above by the highest per share price for AMD resulting from the application of the relevant multiples described above.

Public Trading Multiples Analysis	Implied Transaction Exchange Ratio Range
CY2021E P/E
Xilinx Mgmt. Case to Xilinx adjusted AMD projections	1.1608x — 2.9021x
Xilinx Street Case to AMD Street Case	0.9686x — 2.4214x
CY2022E P/E
Xilinx Mgmt. Case to Xilinx adjusted AMD projections	0.8604x — 2.4357x
Xilinx Street Case to AMD Street Case	0.8025x — 2.2718x
CY2021E P/E/G
Xilinx Mgmt. Case to Xilinx adjusted AMD projections	0.7168x — 1.6127x
Xilinx Street Case to AMD Street Case	0.5904x — 1.3283x
CY2022E P/E/G
Xilinx Mgmt. Case to Xilinx adjusted AMD projections	0.5414x — 1.4296x
Xilinx Street Case to AMD Street Case	0.4985x — 1.3164x

Morgan Stanley noted that the exchange ratio in the merger is 1.7234x.

No company utilized in the public trading comparables analysis is identical to either Xilinx or AMD. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Xilinx, AMD or Morgan Stanley. These include, among other things, the impact of competition on Xilinx or AMD’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Xilinx or AMD, and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable company data.

Relative Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated the estimated present value of the stand-alone unlevered after-tax free cash flows that AMD and Xilinx were forecasted to generate during the fourth quarter of calendar year 2020 through calendar year 2031, in the case of AMD, and during the second-half of fiscal year 2021 through fiscal year 2032 in the case of Xilinx. For purposes of this analysis, unlevered after-tax free cash flows were calculated using the following metrics: revenue, EBITDA (treating stock-based compensation as an expense), EBIT (treating stock-based compensation as an expense), less taxes, adding depreciation, less change in net working capital and less capital expenditures. Financial data used in this analysis was based on the Xilinx adjusted AMD projections for the fourth quarter of calendar year 2020 through calendar year 2023 on a standalone basis, in the case of AMD, and the Xilinx projections for Xilinx’s second half of fiscal year 2020 through fiscal year 2025, in the case of Xilinx. Morgan Stanley performed this analysis based on fully diluted share counts as of October 20, 2020 provided by the respective managements of AMD and Xilinx, amounting to a total of 252,117,021 shares of Xilinx common stock and 1,235,191,515 shares of AMD common stock. Based on the foregoing, Morgan

Stanley calculated the terminal year unlevered after-tax free cash flow for AMD at $10,185 million and for Xilinx at $2,509 million.

Morgan Stanley then estimated the terminal values of both AMD and Xilinx at the end of the forecast period by using terminal EBITDA multiples ranging from 11.0x to 15.0x, which multiples were selected upon the application of Morgan Stanley’s professional judgment and experience, after reviewing and comparing certain financial estimates for each of Xilinx and AMD with comparable publicly available consensus equity analyst research estimates for the selected comparable companies described in “—Relative Public Trading Multiples Analysis.” The cash flows and terminal values were then discounted to present value as of September 30, 2020 using discount rates ranging from 8.3% to 10.3%, in the case of AMD, and 6.8% to 7.8%, in the case of Xilinx, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect a weighted average cost of capital calculation for AMD and Xilinx, respectively, taking into account estimated market risk premium, risk free rate, betas, pre-tax cost of debt and debt to total capitalization and other factors. The resulting aggregate values were then adjusted for net debt, taking into account a net debt balance of $1,096 million for Xilinx as of September 26, 2020 and $1,459 million for AMD as of October 14, 2020.

Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Xilinx resulting from the application of the relevant multiples described above by the lowest per share price for AMD resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Xilinx resulting from the application of the relevant multiples described above by the highest per share price for AMD resulting from the application of the relevant multiples described above. Based on the foregoing, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Cash Flow Analysis	Implied Transaction Exchange Ratio Range
As of October 8, 2020	1.1724x — 2.2233x

Morgan Stanley noted that the exchange ratio in the merger is 1.7234x.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Xilinx board of directors, including the following information described below under “—Precedent Premia Analysis,” “—Relative Historical Exchange Ratio” and “—Relative Equity Research Analysts’ Future Price Targets.”

Precedent Premia Analysis

Morgan Stanley reviewed, based on publicly available information, the premiums paid in selected acquisition transactions in the United States.

Morgan Stanley considered premiums paid in transactions since 2010 in which the consideration was stock and which had an equity value of $1.0 billion or more and in which the acquiring company stockholders retained ownership of between 20% and 40% in the combined company. The premiums paid in such transactions represented a (i) median and mean of 19.2% with respect to one-day spot exchange ratio premiums to unaffected prices and (ii) median of 20.9% and mean of 19.2% with respect to 30-trading day exchange ratio premiums to unaffected prices.

Based on this analysis and its professional judgment, Morgan Stanley selected reference premium ranges of (i) 12.6% to 23.8% to apply to Xilinx’s closing stock price on October 8, 2020 and (ii) 13.4% to 26.4% to apply to Xilinx’s closing stock price for the 30-trading day average ending on October 8, 2020.

Morgan Stanley then calculated the exchange ratio implied by dividing the reference ranges for a share of Xilinx common stock derived from the precedent premia analyses by the unaffected closing price for AMD common stock. The analyses indicated the following implied the following implied exchange ratio ranges:

Exchange Ratio Premia Paid	Implied Transaction Exchange Ratio Range
1-day Exchange-Ratio Premium (12.6%–23.8%)	1.3795x — 1.5168x
30-day Avg. Exchange-Ratio Premium (13.4%–26.4%)	1.4271x — 1.5910x

No company or transaction utilized as a comparison in the analysis of selected precedent premia transactions is identical to Xilinx or AMD, or directly comparable to the merger in business mix, timing and size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the merger and the other transactions, Xilinx and AMD and other factors. In evaluating the precedent premia transactions, Morgan Stanley made judgments and assumptions with regard to the applicable transactions, size, business mix, governance matters, industry performance, geographic mix, economic, market and financial conditions and other matters, many of which are beyond the control of Xilinx or AMD. Mathematical analyses (such as determining the mean or median) are not in themselves a meaningful method of using comparable data.

Relative Historical Exchange Ratio

Morgan Stanley reviewed the range of the ratio of closing prices of Xilinx common stock divided by the corresponding closing prices of AMD common stock over the 52-week period ended on October 8, 2020 (the last full unaffected trading day prior to the market rumors regarding the transaction). For the 52-week period reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Period Ending October 8, 2020	Implied Transaction Exchange Ratio Range
52-Week Trading Range	0.7483x — 3.9628x

Relative Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed future public market trading price targets for AMD common stock and Xilinx common stock prepared and published by selected equity research analysts prior to October 8, 2020 (the last full unaffected trading day prior to the market rumors regarding the transaction). These forward targets reflected each analyst’s estimate of the 12-month future public market trading price of AMD common stock and Xilinx common stock. Morgan Stanley also discounted such 12-month future market trading price estimates by the cost of equity for AMD and Xilinx, respectively.

The following tables represent the public market unaffected trading price targets published by equity research analysts for each of AMD and Xilinx used by Morgan Stanley in its analysis:

Xilinx
Broker	Unaffected Price Target
Jefferies	$130.00
Credit Suisse	$120.00
Morgan Stanley	$117.00
Goldman Sachs	$116.00
Truist Securities	$111.00
BMO Capital Markets	$110.00
Cowen & Co.	$108.00
Citi	$107.50
Deutsche Bank	$100.00
Wells Fargo	$100.00
Evercore ISI	$100.00
Barclays	$100.00
JP Morgan	$96.00
BofA Securities	$86.00
Needham	N/A
William Blair	N/A

AMD
Broker	Unaffected Price Target
BofA Securities	$100.00
Cowen & Co.	$100.00
Piper Sandler	$100.00
Jefferies	$95.00
Wedbush Securities	$85.00
RBC Capital Markets	$84.00
Goldman Sachs	$84.00
Northland Capital Markets	$80.00
Credit Suisse	$75.00
Barclays	$75.00
Deutsche Bank	$75.00
Morgan Stanley	$73.00
Wells Fargo	$72.00
BMO Capital Markets	$70.00
UBS	$70.00
JP Morgan	$62.00
Oppenheimer	N/A

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for AMD common stock or Xilinx common stock, as applicable, and these estimates are subject to uncertainties, including the future financial performance of AMD and Xilinx, and future financial market conditions. The indicative discounted value range of the research analysts’ price targets was $81 to $122, in the case of Xilinx, and $57 to $91, in the case of AMD.

Based on the foregoing, Morgan Stanley calculated the following implied exchange ratio reference range:

Analyst Research Estimates	Implied Transaction Exchange Ratio Range
As of October 8, 2020	0.8800x — 2.1456x

General

In connection with the review of the merger by the Xilinx board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of AMD or Xilinx. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of AMD or Xilinx. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Xilinx common stock (other than holders of the Excluded Shares) and in connection with the delivery of its opinion, dated October 26, 2020, to the Xilinx board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of AMD common stock or Xilinx common stock might actually trade.

The exchange ratio was determined by AMD and Xilinx through arm’s-length negotiations between AMD and Xilinx and approved by the Xilinx board of directors. Morgan Stanley provided advice to the Xilinx board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Xilinx or the Xilinx board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Xilinx board of directors was one of many factors taken into consideration by the Xilinx board of directors in deciding to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Xilinx board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether the Xilinx board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Xilinx common stock or AMD common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of AMD common stock or Xilinx common stock would trade at any time in the future, or the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or any class of such persons, relative to the exchange ratio.

The Xilinx board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Xilinx, AMD and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Xilinx with financial advisory services and a financial opinion in connection with the merger, described in this section and attached as Annex D hereto, and for such services Xilinx has agreed to pay Morgan Stanley a transaction fee of $70 million, which is contingent upon the closing of the merger (other than $5 million paid upon public announcement of the merger), and up to an additional $40 million calculated based on the extent to which the value of Xilinx’s shares in the merger immediately prior to closing (as measured by the trading price of the AMD common stock received in the merger) exceeds a specified threshold. Based on the trading price of AMD common stock on March 4, 2021, the additional fee payable to Morgan Stanley would be approximately $19 million. $5 million of the transaction fee was paid upon the public announcement of the merger, and the remainder is contingent upon the closing of the merger. Xilinx has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Xilinx has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Xilinx and received aggregate fees of less than $3 million from Xilinx in connection with such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided any financial advisory or financing services to AMD, and, accordingly, have not received fees for such services from AMD during this time. Morgan Stanley may also seek to provide financial advisory and financing services to Xilinx and AMD and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of BofA Securities

After discussing the advantages and disadvantages of engaging a second financial advisor, given the magnitude of the potential transaction, importance of the investment decision and also because it would be helpful to have a second perspective while going through the process, Xilinx retained BofA Securities to act as one of its financial advisors in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Xilinx selected BofA Securities to act as Xilinx’s financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Xilinx and its business.

On October 26, 2020, at a meeting of the Xilinx board of directors held to evaluate the merger, BofA Securities delivered to the Xilinx board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 26, 2020, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of Xilinx common stock.

The full text of BofA Securities’ written opinion to the Xilinx board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E hereto and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Xilinx board of directors for the benefit and use of the Xilinx board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other term, aspect or implication of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Xilinx or in which Xilinx might engage or as to the underlying business decision of Xilinx to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

•	reviewed certain publicly available business and financial information relating to Xilinx and AMD;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Xilinx furnished to or discussed with BofA Securities by Xilinx management, including certain financial projections relating to Xilinx prepared by Xilinx management and certain extrapolations thereto prepared by or at the direction of and approved by Xilinx management, which are referred to as the “Xilinx projections”;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of AMD furnished to BofA Securities by AMD management, including certain financial projections relating to AMD prepared by AMD management, which are referred to as the “AMD projections”;

•

reviewed an alternative version of the AMD forecasts incorporating certain adjustments thereto made by Xilinx management and certain extrapolations thereto prepared by or at the direction of and approved by Xilinx management, which are referred to as the “Xilinx adjusted AMD projections,” and discussed with Xilinx management its assessments as to the relative likelihood of achieving the future financial results reflected in the AMD projections and the Xilinx adjusted AMD projections;

•

reviewed certain estimates furnished to BofA Securities by Xilinx management as to the amount and timing of cost savings and the costs of achieving such results anticipated by Xilinx and AMD managements to result from the merger, which are referred to as “cost savings”;

•

discussed the past and current business, operations, financial condition and prospects of Xilinx with members of senior management of Xilinx, and discussed the past and current business, operations, financial condition and prospects of AMD with members of senior management of Xilinx;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of AMD;

•

reviewed the trading histories for Xilinx common stock and AMD common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of Xilinx and AMD with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•	reviewed the relative financial contributions of Xilinx and AMD to the future financial performance of the combined company on a pro forma basis;

•	reviewed a draft, dated October 25, 2020, of the merger agreement, which is referred to as the “draft agreement”; and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Xilinx management that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the AMD projections, BofA Securities was advised by Xilinx, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of AMD management as to the future financial performance of AMD. With respect to the Xilinx adjusted AMD projections, the Xilinx projections and the cost savings, BofA Securities assumed, at the direction of Xilinx, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Xilinx management as to the future financial performance of AMD and Xilinx and the other matters covered thereby and, based on the assessments of Xilinx management as to the relative likelihood of achieving the future financial results reflected in the AMD projections and the Xilinx adjusted AMD projections, BofA Securities relied, at the direction of Xilinx, on the Xilinx adjusted AMD projections for purposes of BofA Securities’ opinion. BofA Securities relied, at the direction of Xilinx, on the assessments of the management of Xilinx as to AMD’s ability to achieve the cost savings and was advised by Xilinx, and assumed, with the consent of Xilinx, that the cost savings will be realized in the amounts and at the times projected.

BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Xilinx or AMD, nor did it make any physical inspection of the properties or assets of Xilinx or AMD. BofA Securities did not evaluate the solvency or fair value of Xilinx or AMD under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Xilinx, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Xilinx, AMD or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of Xilinx, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Securities also assumed, at the direction of Xilinx, that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Securities was not requested to, and did not, participate in the negotiation of the terms of the merger. BofA Securities was not requested to, and BofA Securities did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Xilinx or any alternative transaction. BofA Securities expressed no view or opinion as to any such matters. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to holders of Xilinx common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Xilinx or in which Xilinx might engage or as to the underlying business decision of Xilinx to proceed with or effect the merger. BofA Securities expressed no view or opinion with respect to, and relied, with the consent of Xilinx, upon the assessments of representatives of Xilinx regarding, legal, regulatory, accounting, tax and similar matters relating to Xilinx, AMD and the merger (including the contemplated benefits thereof), as to which BofA Securities understood that Xilinx obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of AMD common stock actually would be when issued or the prices at which Xilinx common stock or AMD common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Xilinx imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As the Xilinx board of directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on Xilinx, AMD or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below under “—Summary of Material Xilinx Financial Analyses,” “—Summary of Material AMD Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Xilinx board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Xilinx Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Xilinx and eight publicly traded companies in the semiconductor industry, selected by BofA Securities on the basis of their end market exposure, product mix, customers and other business characteristics, the first three of which as listed below were considered “tier 1” companies. The selected publicly traded companies and their respective calendar year 2021 and calendar year 2022 observed multiples (as further described below) were as follows:

	EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS
Selected Companies
NVIDIA Corporation	42.8x	55.5x	38.1x	47.2x
Intel Corporation	6.8x	10.5x	6.3x	9.8x
Advanced Micro Devices, Inc.	47.8x	58.8x	37.9x	45.9x
Broadcom Inc.	15.7x	17.8x	15.7x	17.6x
Qualcomm Incorporated	17.7x	23.4x	15.2x	20.2x
Microchip Technology, Inc.	19.0x	19.0x	17.8x	16.8x
Marvell Technology Group Ltd.	34.5x	41.7x	25.6x	28.5x
Lattice Semiconductor Corporation	51.4x	71.3x	50.4x	70.0x

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on October 23, 2020, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as “EBITDA,” treating stock-based compensation as an expense and excluding amortization of acquired intangibles and one-time, non-recurring items, which is referred to as “adjusted EBITDA.” BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on October 23, 2020, as a multiple of calendar year 2021 and calendar year 2022 estimated earnings per share, commonly referred to as “EPS,” treating stock-based compensation as an expense and excluding amortization of acquired intangibles and one-time, non-recurring items, which is referred to as “adjusted EPS.” The mean and median enterprise value / estimated adjusted EBITDA multiples observed for the tier 1 selected publicly traded companies were 32.4x and 42.8x, respectively, for calendar year 2021 and 27.4x and 37.9x for calendar year 2022, and the mean and median enterprise value / estimated adjusted EBITDA multiples for the other selected publicly traded companies were 27.7x and 19.0x, respectively, for calendar year 2021 and 24.9x and 17.8x, respectively, for calendar year 2022. The mean and median price / estimated adjusted EPS multiples observed for the tier 1 selected publicly traded companies were 41.6x and 55.5x, respectively, for calendar year 2021 and 34.3x and 45.9x, respectively, for calendar year 2022, and the mean and median price / estimated adjusted EPS multiples observed for the other selected publicly traded companies were 34.6x and 23.4x, respectively, for calendar year 2021 and 30.6x and 20.2x, respectively, for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 21.5x to 36.0x and calendar year 2022 estimated adjusted EBITDA multiples of 19.0x to 30.5x derived from the selected publicly traded companies to Xilinx’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 28.5x to 45.5x and calendar year 2022 estimated adjusted EPS multiples of 24.5x to 37.0x derived from the selected publicly traded companies to Xilinx’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Xilinx were based on the Xilinx projections. This analysis indicated the following approximate implied per share equity value reference ranges for Xilinx, as compared to the per share price of Xilinx common stock implied by the exchange ratio in the merger, calculated based on the closing price of AMD common stock on October 23, 2020, multiplied by the exchange ratio (rounded to the nearest $0.25):

Implied Per Share Equity Value Reference Ranges for Xilinx
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Per Share Price Implied by Exchange Ratio
$99.50 - $163.50	$104.50 - $166.75	$99.75 - $157.25	$102.75 - $155.25	$141.25

None of the selected companies identified as meeting BofA Securities’ selection criteria were excluded from the analysis. No company used in this analysis is identical or directly comparable to Xilinx. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Xilinx was compared.

Selected Precedent Transactions Analysis

BofA Securities reviewed, to the extent publicly available, financial information relating to 16 selected transactions involving companies in the semiconductor industry. The selected transactions and their respective next twelve month observed multiples (as further described below) were as follows:

Acquirer	Target	EV/NTM E Adj. EBITDA	Price / NTM E. Adj. EPS	Announcement Date
Analog Devices, Inc.	Maxim Integrated Products, Inc.	28.9x	36.3x	7/13/2020
Infineon Technologies AG	Cypress Semiconductor Corporation	22.2x	26.5x	6/2/2019
NVIDIA Corporation	Mellanox Technologies, Ltd.	24.2x	28.2x	3/11/2019

Renesas Electronics Corporation	Integrated Device Technology, Inc.	23.5x	31.9x	9/10/2018
Microchip Technology Inc.	Microsemi Corporation	17.0x	19.2x	3/1/2018
Qualcomm Inc.	NXP Semiconductors N.V.	14.5x	19.3x	2/20/2018
Marvell Technology Group Ltd.	Cavium, Inc.	24.3x	41.8x	11/19/2017
Intel Corporation	Mobileye N.V.	80.5x	89.5x	3/13/2017
Broadcom Limited	Brocade Communications Systems Inc.	12.3x	18.4x	11/2/2016
Analog Devices, Inc.	Linear Technology Corporation	17.8x	27.5x	7/26/2016
Softbank Group Corp.	ARM Limited	41.3x	55.4x	7/18/2016
Microchip Technology, Inc.	Atmel Corporation	23.9x	33.5x	1/13/2016
ON Semiconductor Corporation	Fairchild Semiconductor International, Inc.	10.4x	26.0x	11/18/2015
Intel Corporation	Altera Corporation	28.5x	42.5x	6/1/2015
Avago Technologies Limited	Broadcom Corporation	16.2x	19.0x	5/28/2015
NXP Semiconductors N.V.	Freescale Semiconductor, Ltd.	15.1x	18.7x	3/2/2015

BofA Securities reviewed, among other things, the enterprise value implied for the target company based on the consideration payable in the selected transaction as a multiple of the target company’s next twelve months, which is referred to as “NTM,” estimated adjusted EBITDA and the price paid in the selected transaction as a multiple of the target company’s NTM estimated adjusted EPS. The mean and median enterprise value / NTM estimated adjusted EBITDA multiples observed for the selected transactions were 21.3x and 22.2x, respectively, and the mean and median price / NTM estimated adjusted EPS multiples observed for the selected transactions were 29.6x and 27.5x, respectively.

BofA Securities then applied NTM estimated adjusted EBITDA multiples of 18.0x to 29.0x derived from the selected transactions to Xilinx’s NTM estimated adjusted EBITDA and applied NTM estimated adjusted EPS multiples of 27.5x to 42.5x derived from the selected transactions to Xilinx’s NTM estimated adjusted EPS. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of Xilinx were based on the Xilinx projections. This analysis indicated the following approximate implied per share equity value reference ranges for Xilinx, as compared to the per share price of Xilinx common stock implied by the exchange ratio in the merger (rounded to the nearest $0.25):

Implied Per Share Equity Value Reference Ranges for Xilinx		Per Share Price Implied by Exchange Ratio
EV / NTM E Adj. EBITDA	Price / NTM E Adj. EPS
$83.25 - $131.50	$101.00 - $156.25	$141.25

No company, business or transaction used in this analysis is identical or directly comparable to Xilinx or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Xilinx and the merger were compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of Xilinx to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Xilinx was forecasted to generate during Xilinx’s third and fourth quarters of fiscal year 2021 and fiscal years 2022 through fiscal year 2032 based on the Xilinx projections. BofA Securities calculated terminal values for Xilinx by applying to Xilinx’s estimated standalone unlevered, after-tax free cash flow of $2,456 million in the terminal year a range of perpetuity growth rates of 2.75% to 3.25%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from Xilinx management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2020 using discount rates ranging from 6.5% to 8.5%, which were based on an estimate of Xilinx’s weighted average cost of capital, derived using the capital asset pricing model, which took into account, among other things, risk free rate, unlevered beta, and historical equity risk premium and BofA Securities’ professional judgment and experience. From the resulting enterprise values, BofA Securities added net cash of $1,096 million to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for Xilinx (rounded to the nearest $0.25) as compared to the per share price of Xilinx common stock implied by the exchange ratio in the merger:

Implied Per Share Equity Value Reference Range for Xilinx	Per Share Price Implied by Exchange Ratio
$123.50 - $213.00	$141.25

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

BofA Securities reviewed the trading range for the Xilinx common stock for the 12-month period as of October 8, 2020 (the date on which after market close a news organization reported on a potential acquisition of Xilinx by AMD), which was $68.98 to $111.87 per share.

•

BofA Securities reviewed the following publicly available equity research analyst price targets for the Xilinx common stock available as of October 8, 2020, and noted that the range of such price targets (discounted one year by 7.5% cost of equity) was $80.00 to $121.00 per share:

Broker	Price Target
Susquehanna	$130.00
Jefferies	$130.00
Credit Suisse	$120.00
Morgan Stanley	$117.00
BMO Capital Markets	$110.00
Cowen & Co.	$108.00
Citi	$107.50
SMBC Nikko Securities	$105.00
Evercore ISI	$100.00
Barclays	$100.00
Deutsche Bank Research	$100.00
Wells Fargo	$100.00
JP Morgan	$96.00
BofA Global Research	$86.00

Summary of Material AMD Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for AMD and seven publicly traded companies in the semiconductor industry, selected by BofA Securities on the basis of their end market exposure, product mix, customers and other business characteristics. The selected publicly traded companies and their respective calendar year 2021 and calendar year 2022 observed multiples (as further described below) were as follows:

	EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS
Selected Companies
NVIDIA Corporation	35.7x	44.9x	31.7x	38.5x
Intel Corporation	6.5x	9.8x	6.0x	9.1x
Broadcom Inc.	13.2x	14.5x	13.2x	14.4x
Qualcomm Incorporated	15.0x	19.2x	12.9x	16.7x
Marvell Technology Group Ltd.	26.9x	31.0x	21.1x	22.9x
Xilinx, Inc.	19.9x	25.7x	17.9x	22.5x
Lattice Semiconductor Corporation	36.2x	45.6x	35.6x	44.7x

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on October 23, 2020, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EBITDA, unburdened by stock-based compensation. BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on October 23, 2020, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EPS, unburdened by stock-based compensation. The mean and median enterprise value / adjusted EBITDA multiples observed for the selected publicly traded companies were 21.9x and 19.9x, respectively, for calendar year 2021 and 19.8x and 17.9x, respectively, for calendar year 2022. The mean and median price / estimated adjusted EPS multiples observed for the selected publicly traded companies were 27.2x and 25.7x, respectively, for calendar year 2021 and 24.1x and 22.5x, respectively, for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 22.0x to 43.0x and calendar year 2022 estimated adjusted EBITDA multiples of 20.0x to 34.0x derived from the selected publicly traded companies to AMD’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 27.0x to 52.0x and calendar year 2022 estimated adjusted EPS multiples of 24.0x to 41.0x derived from the selected publicly traded companies to AMD’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of AMD were based on the Xilinx adjusted AMD projections.. This analysis indicated the following approximate implied per share equity value reference ranges for AMD (rounded to the nearest $0.25), as compared to the closing price of AMD common stock on October 8, 2020:

Implied Per Share Equity Value Reference Ranges for AMD
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Closing Trading Price of AMD on October 8, 2020
$47.50 - $91.50	$41.00 - $78.75	$58.75 - $98.75	$51.00 - $87.00	$86.51

None of the selected companies identified as meeting BofA Securities’ selection criteria were excluded from the analysis. No company used in this analysis is identical or directly comparable to AMD. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which AMD was compared.

Discounted Cash Flow Analysis

BofA Securities performed a discounted cash flow analysis of AMD to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that AMD was forecasted to generate during AMD’s fourth quarter of fiscal year 2020 and fiscal years 2021 through 2031 based on the Xilinx adjusted AMD projections. BofA Securities calculated terminal values for AMD by applying to AMD’s estimated standalone unlevered, after-tax free cash flow of $10,051 million in the terminal year a range of perpetuity growth rates of 3.50% to 4.00%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience and input from Xilinx management. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of September 30, 2020 using discount rates ranging from 8.50% to 10.50%, which were based on an estimate of AMD’s weighted average cost of capital, derived using the capital asset pricing model, which took into account, among other things, risk free rate, unlevered beta, and historical equity risk premium and BofA Securities’ professional judgment and experience. From the resulting enterprise values, BofA Securities added net cash of $1,459 million to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for AMD (rounded to the nearest $0.25) as compared to the closing price of AMD common stock on October 8, 2020:

Implied Per Share Equity Value Reference Range for AMD	Closing Trading Price of AMD on October 8, 2020
$69.50 - $110.00	$86.51

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	BofA Securities reviewed the trading range for the AMD common stock for the 12-month period as of October 8, 2020, which was $28.23 to $92.18 per share.

•

BofA Securities reviewed the following publicly available equity research analyst price targets for the AMD common stock available as of October 8, 2020, and noted that the range of such price targets (discounted one year by 9.5% cost of equity) was $56.50 to $109.50 per share:

Broker	Price Target
Rosenblatt Securities	$120.00
Cowen & Co.	$100.00
Piper Sandler	$100.00
BofA Global Research	$100.00
Jefferies	$100.00
Wedbush Securities	$100.00
Susquehanna	$85.00
RBC Capital Markets	$84.00
Northland Capital Markets	$80.00
Deutsche Bank	$75.00
Barclays	$75.00
Credit Suisse	$75.00
Morgan Stanley	$73.00
Wells Fargo	$72.00
BMO Capital Markets	$70.00
JP Morgan	$62.00

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analysis—Selected Companies Analysis

Utilizing the implied per share equity value reference ranges derived for Xilinx and AMD described above under “—Selected Publicly Traded Companies Analysis” for each of Xilinx and AMD, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Xilinx by the high endpoint and low endpoint of the per share equity reference range derived for AMD, respectively, without taking into account the potential pro forma financial effect of the estimated cost savings, BofA Securities calculated the approximate implied exchange ratio reference ranges. This analysis yielded the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Ranges				Merger Exchange Ratio
EV/CY2021E Adj. EBITDA	EV/CY2022E Adj. EBITDA	Price/CY2021E Adj. EPS	Price/CY2022E Adj. EPS
1.0874x – 3.4421x	1.0101x – 2.6766x	1.3270x – 4.0671x	1.1810x – 3.0441x	1.7234x

Implied Exchange Ratio Analysis – Discounted Cash Flow Analysis

Utilizing the implied per share equity value reference ranges derived for Xilinx and AMD described above under “—Discounted Cash Flow Analysis” for each of Xilinx and AMD, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for Xilinx by the high endpoint and low endpoint of the per share equity reference range derived for AMD, respectively, without taking into account the potential pro forma financial effect of the estimated cost savings, BofA Securities calculated the approximate implied exchange ratio reference range. This analysis yielded the following approximate implied exchange ratio reference range, as compared to the exchange ratio in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
1.1227x - 3.0647x	1.7234x

Pro Forma Analysis

BofA Securities performed a pro forma analysis to calculate the theoretical change in value for the Xilinx stockholders resulting from the merger based on a comparison of (i) the pro forma ownership by Xilinx stockholders of the combined company following the merger and (ii) the 100% ownership by Xilinx stockholders of the Xilinx common stock on a stand-alone basis. For Xilinx on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “—Material Xilinx Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then calculated the implied pro forma equity value per share of Xilinx common stock resulting from the merger as follows:

a.	the implied equity value of Xilinx on a standalone basis plus the implied equity value of AMD on a standalone basis (each as calculated using the discounted cash flow analysis described above);

b.

plus the implied equity value of net estimated cost savings to the combined company applying a perpetuity growth rate of 2.75% to 3.25% and a discount rate range of 6.5% to 8.5% (based on the perpetuity growth rates and discount rates used in the discounted cash flow analysis with respect to Xilinx as described above); and

c.	less the decrease in cash from the merger to the combined company.

This analysis yielded the following implied per share equity value reference ranges for Xilinx common stock on a standalone basis and, assuming 26% pro forma ownership by the Xilinx stockholders, for the combined company (rounded to the nearest $0.25):

Per Share Equity Value Reference Ranges for Xilinx Common Stock
Stand-Alone	$123.50 - $213.00
Pro Forma	$147.75 - $179.25

Other Factors

BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

Using the 12-month trading ranges for the Xilinx common stock and the AMD common stock described above, BofA Securities calculated approximate implied exchange ratio reference ranges of 1.1424x to 3.2703x, as compared to the exchange ratio in the merger.

•

Using the publicly available equity research price targets for the Xilinx common stock and the AMD common stock described above, BofA Securities calculated approximate implied exchange ratio reference ranges of 0.7306x to 2.1416x, as compared to the exchange ratio in the merger.

Miscellaneous

As noted above, the discussion under “—Summary of Material Xilinx Financial Analyses,” “—Summary of Material AMD Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Xilinx board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Xilinx and AMD. The estimates of the future performance of Xilinx and AMD in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to the Xilinx board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Xilinx or AMD.

The type and amount of consideration payable in the merger was determined through negotiations between Xilinx and AMD, rather than by any financial advisor, and was approved by the Xilinx board of directors. The decision to enter into the merger agreement was solely that of the Xilinx board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Xilinx board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Xilinx board of directors or management with respect to the merger or the exchange ratio.

Xilinx has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of $20 million, $4 million of which was payable in connection with its opinion and the remainder of which is contingent upon the completion of the merger. Xilinx also has agreed to reimburse BofA Securities for its reasonable expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Xilinx, AMD and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Xilinx and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint book running manager for a debt offering of Xilinx, (ii) having acted or acting as lender under certain term loans, letters of credit and other credit facilities for Xilinx, (iii) having provided or providing certain treasury management services and products to Xilinx and (iv) having provided or providing certain derivatives and foreign exchange trading services to Xilinx. From October 1, 2018 through September 30, 2020, BofA Securities and its affiliates derived aggregate revenues from Xilinx of approximately $4 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AMD and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of AMD, (ii) having provided or providing certain treasury management services and products to AMD and (iii) having provided or providing certain derivatives and foreign exchange trading services to AMD. From October 1, 2018 through September 30, 2020, BofA Securities and its affiliates derived aggregate revenues from AMD of approximately $16 million for investment and corporate banking services.

AMD Unaudited Financial Projections

In connection with the merger, AMD management prepared certain unaudited prospective financial information of AMD for its 2020 through 2023 fiscal years, which AMD management then extrapolated for AMD’s 2024 and 2025 fiscal years. These projections and extrapolations are referred to together as the “AMD projections.” Also in connection with the merger, AMD received certain unaudited prospective financial information concerning Xilinx for fiscal years 2021 through 2025, which AMD management adjusted to moderate the growth rate to reflect the competitive environment and to provide for a December year end. These adjusted projections for the years ending December 2020 through December 2025 are referred to as the “AMD adjusted Xilinx projections.” The AMD projections were prepared for internal use only and were provided to the AMD board of directors for the purposes of considering, analyzing and evaluating the merger. The AMD projections were also provided to AMD’s financial advisors, DBO and Credit Suisse, in connection with rendering their respective fairness opinions to the AMD board of directors and in performing the related analyses. The AMD projections for AMD’s 2020 through 2023 fiscal years (but not the extrapolations for AMD’s 2024 and 2025 fiscal years) were also provided to Xilinx management in connection with its consideration and evaluation of the merger and to Xilinx’s financial advisors, Morgan Stanley and BofA Securities. The AMD projections and, to the knowledge of AMD, the AMD adjusted Xilinx projections, were prepared treating each of AMD and Xilinx on a stand-alone basis, without giving effect to the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In connection with the merger, AMD management also independently and collaboratively prepared with Xilinx management certain estimates of annual cost synergies expected to be realized following the closing, which are referred to as the “estimated synergies” and are summarized under “—Certain Estimated Synergies.” These estimated synergies are not reflected in the financial projections prepared by AMD or by Xilinx.

AMD historically provides quarterly, annual and long-term financial guidance to investors. Long-term forecasts or projections as to future performance, revenues, earnings or other results are subject to risks, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of the underlying assumptions and estimates. However, the financial projections by AMD are being included in this joint proxy statement/prospectus to give stockholders access to certain non-public information provided to the AMD board of directors and AMD’s financial advisors and to Xilinx and its financial advisors for purposes of considering and evaluating the merger. The inclusion of the financial projections by AMD should not be regarded as an indication that the AMD board of directors, AMD, the Xilinx board of directors, Xilinx, DBO, Credit Suisse, Morgan Stanley, BofA Securities or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The accompanying financial projections by AMD and the estimated synergies were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of AMD management, were, or, in the case of the AMD adjusted Xilinx projections, assumed to have been, prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of AMD or Xilinx, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections by AMD or the estimated synergies. Although AMD management believes there is, or, in the case of the AMD adjusted Xilinx projections, assumed there was, a reasonable basis for the financial projections by AMD and the estimated synergies, AMD cautions stockholders that future results could be materially different from the financial projections by AMD and the estimated synergies. This summary of the financial projections by AMD and the estimated synergies is not being included in this joint proxy statement/prospectus to influence any decision on whether to vote for the AMD share issuance proposal or the Xilinx merger proposal, but rather because the financial projections by AMD and the estimated synergies were shared between AMD and Xilinx and provided to AMD’s and Xilinx’s respective boards of directors and financial advisors for purposes of considering and evaluating the merger and the merger agreement. AMD’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections by AMD and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The financial projections by AMD and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial projections by AMD and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by AMD management, or, in the case of the AMD adjusted Xilinx projections, assumed to be reasonable, as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, industry capital spending and unit production trends, competition and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” See also “Where You Can Find More Information.” The financial projections by AMD and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the financial projections by AMD were developed for AMD on a stand-alone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to AMD’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the financial projections by AMD or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by AMD and the estimated synergies relate, the less predictable and more unreliable the information becomes.

The financial projections by AMD contain certain non-GAAP financial measures that AMD believes are helpful in understanding its past financial performance and future results. AMD management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While AMD believes these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze AMD’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of AMD’s competitors and may not be directly comparable to similarly titled measures of AMD’s competitors due to potential differences in the exact method of calculation.

Neither AMD nor Xilinx has provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of AMD, Xilinx, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial projections by AMD or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial projections by AMD or the estimated synergies to reflect circumstances existing after the date the financial projections by AMD or the estimated synergies were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying financial projections by AMD or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable laws, AMD does not intend to make publicly available any update or other revision to the financial projections by AMD or the estimated synergies, even in the event that any or all assumptions are shown to be in error. None of AMD or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any AMD stockholder or other person regarding AMD’s ultimate performance compared to the information contained in the financial projections by AMD, the estimated synergies or that forecasted results will be achieved. AMD has made no representation to Xilinx, in the merger agreement or otherwise, concerning the financial projections by AMD or the estimated synergies.

AMD has not obtained, and does not intend to obtain, updated, revised or reaffirmed opinions from DBO and Credit Suisse, and AMD has not updated, revised or reaffirmed, and does not intend to update, revise or reaffirm, any of the projections or assumptions that it provided to DBO and Credit Suisse and upon which DBO and Credit Suisse based their respective opinions. The opinions of DBO and Credit Suisse do not speak as to the time when the merger will be completed or to any other date other than the date of each opinion. See “—Opinions of AMD’s Financial Advisors.” Further, the projections that AMD provided to DBO and Credit Suisse were not necessarily indicative of the results that AMD will achieve for any period ending after the date of the opinions.

However, as of the date of this joint proxy statement/prospectus and except as otherwise publicly disclosed, AMD is not aware of, and does not anticipate to occur before the AMD special meeting, any material change or anticipated material change in its operations or performance, or to the projections or assumptions upon which DBO and Credit Suisse based their respective opinions, since the date of such opinions.

Summary of the AMD Projections

The following table presents certain unaudited prospective financial information of AMD prepared by AMD management for AMD’s 2020 through 2023 fiscal years, and extrapolated by AMD management for AMD’s 2024 and 2025 fiscal years.

(in millions, except per share amounts)	FY20E	FY21E	FY22E	FY23E	FY24E	FY25E
Revenue	$9,319	$11,500	$14,000	$17,000	$19,550	$22,000
Non-GAAP Net Income(1)	1,463	1,924	2,706	3,581	4,206	4,831
Adjusted EBITDA(2)	1,841	2,668	3,654	4,760	5,572	6,380
Adjusted EPS(3)	1.20	1.56	2.19	2.90	3.41	3.92
Unlevered free cash flow(4)	362	1,477	2,390	3,258	3,537	3,641

(1)

Non-GAAP Net Income, a non-GAAP financial measure, refers to net income excluding the impact of stock-based compensation expense, non-cash interest expense related to convertible debt, loss on debt redemption/conversion, equity (income) loss in investee, acquisition-related and other non-recurring expenses, and the income tax effect of non-GAAP adjustments. Non-GAAP Net Income is based on the non-GAAP projected effective tax rate of 3% for FY20E and long-term non-GAAP effective tax rate of 15% for FY21E through FY25E.

(2)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding the impact of stock-based compensation expense and other non-operating items.

(3)	Adjusted EPS, a non-GAAP financial measure, refers to earnings using Non-GAAP Net Income. The projected share count is 1,228 million for FY20E and 1,233 million for FY21E through FY25E.
(4)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA less stock-based compensation which is treated as a cash expense, less taxes, change in net working capital and capital expenditures.

Summary of the AMD Adjusted Xilinx Projections

In addition, as described under “—Xilinx Unaudited Financial Projections,” Xilinx management prepared certain unaudited prospective financial information concerning Xilinx for fiscal years 2021 through 2025, which were provided to AMD and which AMD management adjusted to moderate the growth rate to reflect the competitive environment and to provide for a December year end. These projections, as so adjusted, are presented in the following table on bases both including and excluding stock-based compensation expense (“SBC”).

	Year Ending December
(in millions, except share amounts)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$3,057	$3,256	$3,722	$4,197	$4,714	$5,185
Adjusted EBITDA, unburdened by SBC(1)	1,136	1,272	1,502	1,726	2,051	2,244
Adjusted EBITDA, burdened by SBC(2)	919	1,041	1,250	1,459	1,778	1,944
Adjusted EPS, unburdened by SBC(3)	3.75	4.21	5.10	6.00	7.37	8.31
Adjusted EPS burdened by SBC(4)	2.94	3.34	4.14	4.98	6.32	7.12
Unlevered free cash flow(5)	662	817	1,001	1,153	1,394	1,565

(1)

Adjusted EBITDA, unburdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (excluding the impact of SBC), excluding acquisition-related expenses and other non-operating items.

(2)

Adjusted EBITDA, burdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (including the impact of SBC), excluding acquisition-related expenses and other non-operating items.

(3)	Adjusted EPS, unburdened by SBC, a non-GAAP financial measure, refers to earnings per share adjusted to exclude the effects of SBC, acquisition-related expenses and other non-operating items.
(4)

Adjusted EPS, burdened by SBC, a non-GAAP financial measure, refers to earnings per share adjusted to include the effects of SBC and exclude the effects of acquisition-related expenses and other non-operating items.

(5)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, unburdened by SBC, less SBC, which is treated as a cash expense, less taxes, change in net working capital and capital expenditures.

Xilinx Unaudited Financial Projections

Other than its quarterly financial guidance and business outlook, which may be updated from time to time, Xilinx does not as a matter of course make other public projections as to future revenues, earnings or other results available. In particular, Xilinx does not as a matter of course make public long-term projections or forecasts as to its future revenues, earnings or other results due to the uncertainty of the underlying assumptions and estimates. However, in connection with the merger, Xilinx management shared its five-year long-range plan, which is referred to as the “LRP.” The LRP is updated each year and reviewed with the Xilinx board of directors in the fiscal year-end timeframe, coinciding with Xilinx year-end procedures. Xilinx shared the LRP projections with AMD and the supporting financial advisors, including BofA Securities, Credit Suisse, DBO and Morgan Stanley, with certain minor variations in the LRP projections provided to AMD and the financial advisors for each of AMD and Xilinx as described below under “—Summary of Xilinx Financial Projections.” Also in connection with the merger, Xilinx received certain unaudited prospective financial information concerning AMD for fiscal years 2020 through 2023, which Xilinx management adjusted to moderate the growth rate to reflect the competitive environment. These adjusted projections for the years ending December 2020 through December 2023 are referred to as the “Xilinx adjusted AMD projections.” The LRP, the Xilinx adjusted AMD projections, the Xilinx LRP extrapolations as described below under “—Summary of Xilinx Financial Projections” and the Xilinx adjusted AMD projections as described below under “—Summary of Xilinx Adjusted AMD Projections” are referred to collectively as the “Xilinx unaudited projections.”

Because the LRP was prepared before the COVID-19 pandemic was well-understood and before the 2020 U.S. Department of Commerce rule changes for trade with Huawei and other customers in China, Xilinx management also provided a revised forecast, solely for revenue, updated for those environmental headwinds, as further discussed below. Xilinx shared the revenue forecast update with AMD and the supporting financial advisors, including BofA Securities, Credit Suisse, DBO and Morgan Stanley.

The Xilinx unaudited projections were prepared treating Xilinx and AMD, respectively, on a standalone basis, without giving effect to the merger, including any impact of the negotiation or execution of the merger, the expenses that may be incurred in connection with the merger or the consummation thereof, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the merger, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In connection with the merger, Xilinx and AMD management also prepared and agreed certain estimates of the annual cost synergies estimated to be recognized by the combined company in connection with the merger. The estimated synergies are not reflected in the Xilinx unaudited projections.

The Xilinx unaudited projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Xilinx management were prepared on a reasonable basis, reflecting the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Xilinx. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement / prospectus are cautioned not to place undue reliance on the Xilinx unaudited projections or the estimated synergies. Although Xilinx management believes there is a reasonable basis for the Xilinx unaudited projections, Xilinx cautions stockholders that future results could be materially different from the unaudited projections. This summary of the Xilinx unaudited projections is not being included in this joint proxy statement/prospectus to influence any decision whether to vote for the Xilinx merger proposal, but because the Xilinx unaudited projections were provided to Xilinx’s financial advisors and the Xilinx board of directors for purposes of considering and evaluating the merger. The prospective financial information of Xilinx included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, Xilinx management. Xilinx’s independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the financial projections by Xilinx and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

The Xilinx unaudited projections, the AMD projections and the estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Xilinx unaudited projections, the AMD projections and the estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Xilinx’s management or, in the case of the unaudited prospective financial information provided by AMD that formed the basis for the Xilinx adjusted AMD projections, assumed to have been reasonable, as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, trends in the semiconductor industry, including trends in capital spending, inventory and unit production, competition and the risks discussed under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Also see “Where You Can Find More Information.” The Xilinx unaudited projections, the AMD projections and the estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the Xilinx unaudited projections and the AMD projections were developed for Xilinx and AMD, respectively, on a standalone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Xilinx’s or AMD’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the Xilinx unaudited projections, the AMD projections or the estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the Xilinx unaudited projections and the estimated synergies relate, the less predictable and more unreliable the information becomes.

The Xilinx unaudited projections and the Xilinx adjusted AMD projections contain certain non-GAAP financial measures that Xilinx believes are helpful in understanding its past financial performance and future results. Xilinx management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Xilinx believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Xilinx’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Xilinx’s competitors (including AMD) and may not be directly comparable to similarly titled measures of Xilinx’s competitors (including AMD) due to potential differences in the exact method of calculation.

None of Xilinx, AMD, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Xilinx unaudited projections, the AMD projections or the estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Xilinx unaudited projections, the AMD projections or the estimated synergies to reflect circumstances existing after the date the Xilinx unaudited projections, the AMD projections or the estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Xilinx unaudited projections or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Xilinx does not intend to make publicly available any update or other revision to the Xilinx unaudited projections or the estimated synergies, even in the event that any or all assumptions are shown to be in error. None of Xilinx or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Xilinx stockholder or other person regarding Xilinx’s ultimate performance compared to the information contained in the Xilinx unaudited projections, the AMD projections or the estimated synergies or that forecasted results will be achieved. Xilinx has made no representation to AMD, in the merger agreement or otherwise, concerning the Xilinx unaudited projections or the estimated synergies.

Xilinx has not obtained, and does not intend to obtain, updated, revised or reaffirmed opinions from Morgan Stanley and BofA Securities, and Xilinx has not updated, revised or reaffirmed, and does not intend to update, revise or reaffirm, any of the projections or assumptions that it provided to Morgan Stanley and BofA Securities and upon which Morgan Stanley and BofA Securities based their respective opinions. The opinions of Morgan Stanley and BofA Securities do not speak as to the time when the merger will be completed or to any other date other than the date of each opinion. See “—Opinions of Xilinx’s Financial Advisors.” Further, the projections that Xilinx provided to Morgan Stanley and BofA Securities were not necessarily indicative of the results that Xilinx or AMD will achieve for any period ending after the date of the opinions. However, as of the date of this joint proxy statement/prospectus and except as otherwise publicly disclosed, Xilinx is not aware of, and does not anticipate to occur before the Xilinx special meeting, any material change or anticipated material change in its operations or performance, or to the projections or assumptions upon which Morgan Stanley and BofA Securities based their respective opinions, since the date of such opinions.

Summary of the Xilinx Financial Projections

The following table presents certain unaudited prospective financial information of Xilinx prepared by Xilinx management for Xilinx’s fiscal years ending 2021 through 2025, which we refer to as the “LRP.”

(in millions, except per share amounts)	FY2021E	FY2022E	FY2023E	FY2024E	FY2025E
Revenue	$3,300	$3,556	$4,060	$4,613	$5,435
Non-GAAP Net Income(1)	$888	$886	$1,044	$1,224	$1,560
Adjusted EBITDA(2)(5)	$1,086	$1,125	$1,311	$1,527	$1,904
Adjusted earnings per share(3)	$3.70	$3.65	$4.38	$5.25	$6.84
Unlevered free cash flow(4)(5)	$814	$903	$1,034	$1,184	$1,462

(1)

Non-GAAP Net Income, a non-GAAP financial measure, refers to net income excluding the impact of acquisition-related and non-recurring expenses, including the income tax effect of non-GAAP adjustments. Non-GAAP Net Income includes SBC expense.

(2)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding the impact of acquisition-related expenses and other non-operating items, but including SBC expense.

(3)

Adjusted earnings per share, a non-GAAP financial measure, refers to earnings per share adjusted to exclude the effects of acquisition-related expenses and other non-operating items, but including SBC expense. Adjusted earnings per share is based on the non-GAAP projected effective tax rates and projected share counts set forth below.

(projected share count in millions)	FY2021E	FY2022E	FY2023E	FY2024E	FY2025E
Non-GAAP effective tax rate	8%	9%	10%	11%	11%
Projected share count	240	243	238	233	228

(4)

Unlevered free cash flow, a non-GAAP financial measure, refers to non-GAAP operating income less taxes, less change in net working capital, less capital expenditures, plus depreciation and amortization. SBC expense is included in operating income which is treated as a cash expense in this table.

(5)

An earlier version of the LRP prepared by Xilinx management and shared with AMD and the financial advisors for each of AMD and Xilinx included certain immaterial variations. Specifically, an earlier version of the LRP reflected Adjusted EBITDA of $1,080 million in FY2021, $1,134 million in FY2022, $1,286 million in FY2023, $1,481 million in FY2024 and $1,874 million in FY2025. In one presentation, FY2021 Adjusted EBITDA was shown as $1,081 million, FY2021 unlevered free cash flow was shown as $815 million (including SBC expense) and FY2025 unlevered free cash flow was shown as $1,461 (including SBC expense).

Because the LRP was developed before the onset of the COVID-19 pandemic, and before the new and more restrictive U.S. Department of Commerce trade rules with certain products and Chinese customers, Xilinx provided an updated revenue forecast, highlighting some impact to near-term revenues, but that the longer-range revenue forecast and outlook remained consistent. Xilinx provided the update to its revenue forecast to AMD management and the supporting financial advisors, including BofA Securities, Credit Suisse, DBO and Morgan Stanley.

(revenue in millions)	Board Approved Five-Year LRP						Preliminary Update (9/3/2020)
	FY20A	FY21E	FY22E	FY23E	FY24E	FY25E	FY21E	FY22E	FY23E	FY24E	FY25E
Revenue	$3,163	$3,300	$3,556	$4,060	$4,613	$5,435	$3,021	$3,337	$3,936	$4,619	$5,488
Sequential Growth	3%	4%	8%	14%	14%	18%	-4%	10%	18%	17%	19%

Xilinx also provided an update on EPS expected for fiscal year 2021, given the latest Xilinx fiscal 2021 third quarter outlook. The adjusted EPS was $2.80 burdened by SBC and $3.66 unburdened by SBC. Xilinx provided or made available the update to its EPS to AMD management and the supporting financial advisors, including BofA Securities, Credit Suisse, DBO and Morgan Stanley.

The following table presents certain unaudited prospective financial information of Xilinx prepared at the direction of, and approved by, Xilinx management for Xilinx’s fiscal years ending 2026 through 2032, which we refer to as the “Xilinx LRP extrapolations.” The Xilinx LRP extrapolations incorporated assumptions of more moderate long-term revenue growth and maturing profitability in the years following the LRP. At the direction of Xilinx, Xilinx’s financial advisors used the Xilinx LRP extrapolations in their respective analyses included in the fairness opinions presented to the Xilinx board of directors.

(in millions)	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E	FY2032E
Revenue	$6,253	$7,022	$7,691	$8,211	$8,540	$8,881	$9,236
Adjusted EBITDA(1)	$2,149	$2,408	$2,633	$2,807	$2,915	$3,028	$3,145
Unlevered free cash flow(2)	$1,668	$1,897	$2,104	$2,314	$2,445	$2,539	$2,637

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding the impact of acquisition-related expenses and other non-operating items, but including SBC expense.

(2)

Unlevered free cash flow, a non-GAAP financial measure, refers to non-GAAP operating income less taxes, less change in net working capital, less capital expenditures, plus depreciation and amortization. SBC expense is included in operating income which is treated as a cash expense in this table.

Summary of the Xilinx Adjusted AMD Projections

In addition, as described under “—AMD Unaudited Financial Projections,” AMD management prepared certain unaudited prospective financial information concerning AMD for fiscal years 2020 through 2023, which were provided to Xilinx and which Xilinx management adjusted to moderate the growth rate to reflect a modestly lower market share forecast in anticipation of a very competitive market; specifically, the 2021E, 2022E and 2023E Revenue were adjusted by approximately (1.6)%, (1.0)% and (3.7)%, respectively. These projections, as so adjusted, are presented in the following table on bases both including and excluding SBC.

	Year Ending December
(in millions, except share amounts)	2020E	2021E	2022E	2023E
Revenue	$9,319	$11,312	$13,858	$16,373
Adjusted EBITDA, unburdened by SBC(1)	$1,796	$2,595	$3,548	$4,559
Adjusted EBITDA, burdened by SBC(2)	$1,522	$2,239	$3,093	$4,032
Adjusted EPS, unburdened by SBC(3)	$1.18	$1.51	$2.12	$2.78
Unlevered free cash flow(4)	$318	$1,455	$2,291	$3,155

(1)

Adjusted EBITDA, unburdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (excluding the impact of SBC), excluding acquisition-related expenses and other non-operating items.

(2)

Adjusted EBITDA, burdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (including the impact of SBC expense), excluding acquisition-related expenses and other non-operating items.

(3)	Adjusted EPS, unburdened by SBC, a non-GAAP financial measure, refers to EPS, adjusted to exclude the effects of SBC.
(4)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, unburdened by SBC, less SBC, which is treated as a cash expense, less taxes, change in net working capital and capital expenditures.

In addition, extrapolations to the Xilinx adjusted AMD projections were prepared at the direction of, and approved by, Xilinx management for AMD’s fiscal years ending 2024 through 2031, which we refer to as the “Xilinx adjusted AMD projections extrapolations.” The Xilinx adjusted AMD projection extrapolations incorporated assumptions of more moderate long-term revenue growth and maturing profitability in the years following the Xilinx adjusted AMD projections. At the direction of Xilinx, Xilinx’s financial advisors used the Xilinx adjusted AMD projections extrapolations in their respective analyses included in the fairness opinions presented to the Xilinx board of directors. The Xilinx adjusted AMD projections extrapolations, which contain certain unaudited prospective financial information, are presented in the following table on bases both including and excluding SBC.

(in millions)	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E
Revenue	$18,993	$21,652	$24,251	$26,676	$29,076	$31,403	$33,287	$34,618
Adjusted EBITDA, unburdened by SBC(1)	$5,625	$6,795	$8,040	$9,316	$10,669	$12,078	$13,391	$14,540
Adjusted EBITDA, burdened by SBC(2)	$5,041	$6,139	$7,316	$8,532	$9,827	$11,183	$12,458	$13,584
Unlevered free cash flow(3)	$4,031	$4,945	$5,919	$6,914	$7,937	$8,987	$9,976	$10,825

(1)

Adjusted EBITDA, unburdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (excluding the impact of SBC), excluding acquisition-related expenses and other non-operating items.

(2)

Adjusted EBITDA, burdened by SBC, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization (including the impact of SBC expense), excluding acquisition-related expenses and other non-operating items.

(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, unburdened by SBC, less SBC, which is treated as a cash expense, less taxes, change in net working capital and capital expenditures.

Certain Estimated Synergies

In August and September 2020, AMD and Xilinx management both independently and collaboratively prepared estimates of certain synergies estimated to be potentially realizable by the combined company in connection with the proposed merger. AMD and Xilinx management agreed that the estimated synergies include approximately $300 million of cost synergies estimated to be potentially realizable within 18 months subsequent to closing, which are referred to as the “estimated synergies.” The estimated synergies were provided to the AMD and Xilinx boards of directors and to their respective financial advisors.

The estimated synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the merger. See “—AMD Unaudited Financial Projections” and “—Xilinx Unaudited Financial Projections” for further information regarding the uncertainties underlying the estimated synergies, as well as under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place on a date to be designated jointly by AMD and Xilinx, which date will be no later than the second business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “The Merger Agreement—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by AMD and Xilinx.

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with effecting the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by AMD and Xilinx and specified in the certificate of merger.

AMD and Xilinx currently expect the merger to close by the end of the 2021 calendar year and are working to complete the merger on this timeline and prior to the end date of October 26, 2021 (which is subject to extension in certain circumstances related to the receipt of required regulatory approvals and the absence of restraints under certain competition laws to January 26, 2022 or April 26, 2022 pursuant to the terms of the merger agreement). However, it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a different time, or not at all.

Regulatory Approvals

Under the merger agreement, AMD, Merger Sub and Xilinx have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) the regulatory approvals described above as promptly as reasonably practicable (and in any event no later than the end date), subject to the limitations described below. In the event that any lawsuit or other legal proceeding, whether judicial or administrative, is commenced challenging the merger or the other transactions contemplated by the merger agreement as violative of any competition law, AMD, Merger Sub and Xilinx will cooperate with each other and use their respective reasonable best efforts to defend any such lawsuit or legal proceeding.

However, AMD will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by AMD: (a) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (b) grant any non-exclusive license, accept any operational restrictions or take or commit to any actions which restrictions or actions would limit AMD’s or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of AMD, Xilinx or either’s respective subsidiaries that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (A) Xilinx and its subsidiaries (taken as a whole) or (B) AMD and its subsidiaries (taken as a whole), but for purposes of clause (B), deemed to be the same size as Xilinx and its subsidiaries (taken as a whole).

Notwithstanding anything to the contrary, without the prior written consent of AMD, neither Xilinx nor any of its subsidiaries or affiliates will grant or offer to grant any accommodation or concession (financial or otherwise) to any third party in connection with seeking or obtaining its consent to the transactions contemplated by the merger agreement.

If reaching agreement with the applicable governmental entity would require AMD to agree to or effect any undertaking in excess of the limitations described above, AMD may either agree to or effect such an undertaking or continue to attempt to obtain approval of the applicable governmental entity. If such an agreement is not reached or undertaking not effected prior to the end date, the conditions to the closing of the merger would not be satisfied and either company would be permitted to terminate the merger agreement. AMD would be required to pay Xilinx a termination fee of $1.0 billion if the merger agreement is terminated:

•

by AMD or Xilinx pursuant to the right of either party to terminate the merger agreement if the merger has not been consummated by the end date and as of such termination the only conditions to closing that were not satisfied (other than those conditions that by their nature are satisfied on the closing date, provided such conditions would have been capable of satisfaction if the closing occurred on the termination date) were the condition related to illegality or injunction arising under competition laws or the condition related to receipt of regulatory approvals; or

•

by AMD or Xilinx due to the existence of a final and non-appealable order or law that permanently restrains, enjoins or makes illegal consummation of the merger and the law is a competition law or the order is issued pursuant to a competition law and all other conditions to AMD’s obligation to close would have been capable of satisfaction if the closing occurred on the termination date.

AMD, Merger Sub and Xilinx have agreed that AMD will have the ultimate right to devise the strategy and direct all matters for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission, application or similar regulatory approval, taking into account in good faith any comments of Xilinx. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government. Additionally, each party is required to (a) promptly notify the other parties to the merger agreement, and if in writing, furnish the other parties with copies of, any communication from or to any governmental entity regarding the merger, (b) permit the other parties to the merger agreement to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any governmental entity and (c) to the extent permitted by the applicable governmental entity, give the other parties reasonable opportunity to attend and participate in any in-person meetings, video conferences or teleconferences with such governmental entity regarding the merger.

See “Risk Factors—Risks Relating to the Merger.”

Ownership of the Combined Company

Based on the number of shares of AMD and Xilinx common stock outstanding on February 10, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, upon completion of the merger, former Xilinx stockholders are expected to own approximately 25.9% of the outstanding shares of AMD common stock and AMD stockholders immediately prior to the merger are expected to own approximately 74.1% of the outstanding shares of AMD common stock. The relative ownership interests of AMD stockholders and former Xilinx stockholders in the combined company immediately following the merger will depend on the number of shares of AMD and Xilinx common stock issued and outstanding immediately prior to the merger.

Board of Directors of the Combined Company

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the AMD board of directors after reasonable consultation with, and reasonable consideration of, the recommendations of Xilinx. AMD has agreed to nominate such directors for reelection at the first annual meeting of AMD stockholders that occurs after the closing.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the shares of AMD common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of AMD common stock issued to any Xilinx stockholder who may be deemed an “affiliate” of AMD after the completion of the merger. This joint proxy statement/prospectus does not cover resales of shares of AMD common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of shares of AMD common stock.

Accounting Treatment

AMD prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with AMD representing the accounting acquirer under this guidance. AMD will record assets acquired, including identifiable intangible assets, and liabilities assumed from Xilinx at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described in Note 2 (Basis of Pro Forma Presentation) to the unaudited pro forma condensed combined financial statements) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of AMD after completion of the merger will reflect Xilinx after completion of the merger, but will not be restated retroactively to reflect the historical financial condition or results of operations of Xilinx. The earnings of AMD following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense and amortization expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, AMD determines that tangible or intangible assets (including goodwill) are impaired, AMD would record an impairment charge at that time.

Litigation Relating to the Merger

On December 7, 2020, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the Northern District of California against Xilinx and the Xilinx board of directors, captioned Stein v. Xilinx, Inc., et al., Case No. 5:20-cv-08637 (N.D. Cal.) (the “Stein Complaint”). On December 11, 2020, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the District of Colorado against Xilinx and the Xilinx board of directors, captioned Hale v. Xilinx, Inc., et al., Case No. 1:20-cv-03629 (D. Colo.) (the “Hale Complaint”). On December 11, 2020, a purported Xilinx stockholder filed a putative class action in the New York State Supreme Court, New York County against Xilinx, the Xilinx board of directors, AMD and Merger Sub, captioned Nunez v. Xilinx, Inc., et al., Index No. 656971/2020 (N.Y. Sup. Ct.) (the “Nunez Complaint”). On December 15, 2020, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Xilinx, the Xilinx board of directors, AMD and Merger Sub, captioned Shumacher v. Xilinx, Inc., et al., Case No. 1:20-cv-10595 (S.D.N.Y.) (the “Shumacher Complaint”). On December 18, 2020, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Xilinx and the Xilinx board of directors, captioned Achterberg v. Xilinx, Inc., et al., Case No. 1:20-cv-10715 (S.D.N.Y.) (the “Achterberg Complaint”). On December 23, 2020, a purported AMD stockholder filed a complaint in the U.S. District Court for the Southern District of New York against AMD and the AMD board of directors, captioned Vazirani v. Advanced Micro Devices, Inc., et al., Case No. 1:20-cv-10894 (S.D.N.Y.) (the “Vazirani Complaint”). On December 30, 2020, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the Northern District of California against Xilinx and the Xilinx board of directors, captioned Sandhu v. Xilinx, Inc., et al., Case No. 5:20-cv-09440 (N.D. Cal.) (the “Sandhu Complaint). On January 15, 2021, a purported Xilinx stockholder filed a putative class action in the U.S. District Court for the Northern District of California against Xilinx and the Xilinx board of directors, captioned Stein v. Xilinx, Inc., et al., Case No. 3:21-cv-00393 (N.D. Cal.) (the “Stein II Complaint”). On January 28, 2021, a purported Xilinx stockholder filed a complaint in the U.S. District Court for the Northern District of California against Xilinx and the Xilinx board of directors, captioned Murphy v. Xilinx, Inc., et al., Case No. 5:21-cv-00695 (ND. Cal.) (the “Murphy Complaint”). On February 13, 2021, a purported Xilinx stockholder filed a putative class action in the U.S. District Court for the Northern District of California

against Xilinx and the Xilinx board of directors, captioned Stanisci v. Xilinx, Inc., et al., Case No. 5:21-cv-01108 (the “Stanisci Complaint” and, together with the Stein Complaint, the Hale Complaint, the Nunez Complaint, the Shumacher Complaint, the Achterberg Complaint, the Vazirani Complaint, the Sandhu Complaint, the Stein II Complaint and the Murphy Complaint, the “Complaints”). On February 17, 2021, the Hale Complaint was voluntarily dismissed.

The Stein Complaint, the Hale Complaint, the Shumacher Complaint, the Achterberg Complaint, the Vazirani Complaint, the Sandhu Complaint, the Stein II Complaint, the Murphy Complaint and the Stanisci Complaint assert claims against certain defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in this joint proxy statement/prospectus and against certain defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements. The Nunez Complaint and the Stanisci Complaint assert that the members of the Xilinx board of directors breached their fiduciary duties in connection with the merger by purportedly failing to disclose material information about the merger. The the Nunez Complaint also asserts that the members of the Xilinx board of directors breached their fiduciary duties in connection with the merger by purportedly failing to obtain adequate consideration, and that AMD, Xilinx and Merger Sub aided and abetted the Xilinx board of directors’ breach. Each Complaint seeks, among other relief, an order enjoining the merger and an award for plaintiffs’ fees and costs. The Stein Complaint, the Nunez Complaint and the Achterberg Complaint also seek damages in an unspecified amount. AMD and Xilinx believe the allegations in the Complaints are without merit.

AMD and/or Xilinx stockholders may file additional lawsuits challenging the merger, which may name AMD, Xilinx, members of the AMD or Xilinx boards of directors and/or others as defendants. No assurance can be made as to the outcome of such lawsuits or the Complaints, including the amount of costs associated with defending, or any other liabilities that may be incurred in connection with the litigation of, such claims.

Exchange of Shares

Prior to the closing date, AMD will select its transfer agent or, after consultation with Xilinx, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger. At or prior to the effective time, AMD will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of AMD common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

At the effective time, each share of Xilinx common stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of Xilinx stock certificates and of Xilinx book-entry shares (each as defined under “The Merger Agreement—Exchange of Shares”) will cease to have any rights as Xilinx stockholders, except the right to receive the merger consideration, any cash in lieu of fractional shares, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

As promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of shares of Xilinx common stock that are represented by a stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering such holder’s Xilinx stock certificates in exchange for the merger consideration.

Holders of Xilinx stock certificates, after providing the proper documentation to the exchange agent, will receive from the exchange agent a statement reflecting the shares of AMD common stock such holder was entitled to receive (in book-entry form) and cash in lieu of fractional shares of AMD common stock to which such holders are entitled (without interest and less any applicable withholding taxes).

Holders of book-entry shares of Xilinx common stock, whether through DTC or otherwise, will not be required to take any specific actions to exchange their shares of Xilinx common stock for shares of AMD common stock. Book-entry shares not held through DTC will be exchanged for shares of AMD common stock (in book-entry form) and cash in lieu of fractional shares of AMD common stock to which such holders are entitled without any action on the part of the applicable holder. AMD, Xilinx and the exchange agent will implement customary procedures with respect to the surrender and exchange of shares held of record by DTC and its nominees.

More information can be found under “The Merger Agreement—Exchange of Shares.”

Listing of AMD Common Stock; Delisting and Deregistration of Xilinx Common Stock

It is a condition of the merger that the shares of AMD common stock to be issued to Xilinx stockholders in the merger be approved for listing on Nasdaq, subject to official notice of issuance.

If the merger is completed, Xilinx common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and Xilinx will no longer be required to file periodic reports with the SEC with respect to Xilinx common stock.

Xilinx has agreed to cooperate with AMD and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and Nasdaq rules and policies to enable the delisting by the combined company of the shares of Xilinx common stock from Nasdaq and the deregistration of the shares of Xilinx common stock under the Exchange Act as promptly as practicable after the effective time.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A hereto and incorporated by reference in this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and the documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings AMD and Xilinx make with the SEC. See “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. AMD and Xilinx are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about AMD and Xilinx contained in this joint proxy statement/prospectus and in the public filings AMD and Xilinx make with the SEC may supplement, update or modify the factual disclosures about AMD and Xilinx contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by AMD, Merger Sub and Xilinx are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. If specific material facts exist that contradict the representations, warranties and covenants contained in the merger agreement, AMD and Xilinx have disclosed those material facts in this joint proxy statement/prospectus. If subsequent information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement has not been reflected in this joint proxy statement/prospectus, each of AMD and Xilinx will make publicly available any material information necessary to provide stockholders a materially complete understanding of the provisions of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the public filings AMD and Xilinx make with the SEC.

Additional information about AMD and Xilinx can be found elsewhere in this joint proxy statement/prospectus and in the public filings AMD and Xilinx make with the SEC. See “Where You Can Find More Information.”

Structure of the Merger

At the effective time, Merger Sub will be merged with and into Xilinx in accordance with the DGCL and on the terms and subject to the conditions set forth in the merger agreement, whereupon the separate existence of

Merger Sub will cease and Xilinx will be the surviving corporation and a wholly owned subsidiary of AMD. At the effective time, all of the property, rights, powers, privileges and franchises of Xilinx and Merger Sub will vest in Xilinx as the surviving corporation, and all of the debts, obligations, liabilities, restrictions and duties of Xilinx and Merger Sub will become debts, obligations, liabilities, restrictions and duties of Xilinx as the surviving corporation.

Completion and Effectiveness of the Merger

The closing of the merger will take place on a date to be designated jointly by AMD and Xilinx, which date will be no later than the second business day after the satisfaction or waiver (to the extent permitted) of the last of the conditions to closing (described under “—Conditions to the Completion of the Merger”) to be satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions at the closing), unless another date is agreed to in writing by AMD and Xilinx. The date on which the closing occurs is referred to as the “closing date.”

At the closing, the parties to the merger agreement will cause a certificate of merger relating to the merger to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the merger. The merger will become effective at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to in writing by AMD and Xilinx and specified in the certificate of merger.

Merger Consideration

At the effective time, automatically, by virtue of the merger and without any further action on the part of Xilinx, Xilinx stockholders, AMD or Merger Sub:

•

all shares of Xilinx common stock that are held in treasury by Xilinx or are held directly by AMD or Merger Sub immediately prior to the effective time will be cancelled and will cease to exist and no consideration will be paid or payable in respect thereof;

•

except as described in the preceding bullet, each share of Xilinx common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, without interest, 1.7234 validly issued, fully paid and non-assessable shares of AMD common stock; and

•

each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of Xilinx as the surviving corporation.

Treatment of Fractional Shares

No fractional shares of AMD common stock will be issued in connection with the merger. Each Xilinx stockholder who would otherwise have been entitled to receive in the merger a fractional share of AMD common stock pursuant to the merger agreement will, in lieu of such fractional share and upon surrender of such holder’s certificates representing shares of Xilinx common stock or book-entry positions representing non-certificated shares of Xilinx common stock, in each case outstanding as of immediately prior to the effective time, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the average of the volume-weighted average trading prices per share of AMD common stock on Nasdaq (as reported by Bloomberg L.P.) on each of the five consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the effective time. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of AMD common stock that would otherwise have been issuable as part of the merger consideration. The payment of cash in lieu of fractional share interests merely represents a mechanical rounding-off of the fractions in the exchange.

Exchange of Shares

Exchange Agent

Prior to the closing date, AMD will select its transfer agent or, after consultation with Xilinx, another reputable bank or trust company reasonably satisfactory to both parties to act as exchange agent with respect to the merger. At or prior to the effective time, AMD will deposit with the exchange agent (a) certificates or evidence of book-entry shares representing the shares of AMD common stock issuable pursuant to the merger agreement and (b) cash sufficient to make payments in lieu of fractional shares in accordance with the merger agreement.

Exchange of Xilinx Stock Certificates and Xilinx Book-Entry Shares

With respect to certificates representing shares of Xilinx common stock, which are referred to collectively as “Xilinx stock certificates,” as promptly as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of each such Xilinx stock certificate (a) a notice advising such holder of the effectiveness of the merger, (b) a letter of transmittal and (c) instructions for surrendering Xilinx stock certificates in exchange for the merger consideration.

Upon surrender of a Xilinx stock certificate and a duly executed letter of transmittal to the exchange agent in compliance with the instructions for surrender, the exchange agent will mail to each holder of record, as promptly as reasonably practicable thereafter:

•

a statement reflecting the number of whole shares of AMD common stock, if any, that such holder is entitled to receive pursuant to the merger agreement in non-certificated book-entry form in the name of such record holder; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares of AMD common stock plus (b) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

With respect to book-entry positions representing non-certificated shares of Xilinx common stock, which are referred to as “Xilinx book-entry shares,” that are not held through DTC, the exchange agent will pay and deliver to each holder of record of any such share as promptly as reasonable practicable after the effective time, but in any event within three business days thereafter:

•	the merger consideration; and

•

a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) of (a) any cash in lieu of fractional shares of AMD common stock plus (b) any unpaid cash dividends and any other dividends or distributions that such holder has the right to receive pursuant to the merger agreement. The exchange agent will promptly cancel each such non-DTC book-entry share.

With respect to Xilinx book-entry shares that are held through DTC, AMD and Xilinx will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the effective time, but in any event within three business days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures:

•	the merger consideration;

•	any cash in lieu of fractional shares of AMD common stock; and

•	any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

In the event of a transfer of ownership of shares of Xilinx common stock that is not registered in Xilinx’s transfer records, the exchange agent may deliver the merger consideration and any cash in lieu of fractional shares of AMD common stock to such transferee if:

•	in the case of Xilinx book-entry shares, written instructions authorizing the transfer of the Xilinx book-entry shares are presented to the exchange agent;

•	in the case of Xilinx stock certificates, the Xilinx stock certificates formerly representing such shares of Xilinx common stock are surrendered to the exchange agent; and

•

such Xilinx stock certificates or Xilinx book-entry shares are presented to the exchange agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to AMD and the exchange agent.

Lost, Stolen or Destroyed Certificates

In the event that any Xilinx stock certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Xilinx stock certificate to be lost, stolen or destroyed and the posting by such person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Xilinx stock certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed Xilinx stock certificate, the merger consideration, any cash in lieu of fractional shares of AMD common stock, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed Xilinx stock certificate had been surrendered.

Dividends and Distributions with Respect to Unexchanged Shares of Xilinx Common Stock

No dividends or other distributions declared or made with respect to shares of AMD common stock with a record date after the effective time will be paid or otherwise delivered to the holder of any unsurrendered Xilinx stock certificate or Xilinx book-entry shares with respect to the shares of AMD common stock that such holder has the right to receive in the merger until the later to occur of:

•	the date on which the holder surrenders such Xilinx stock certificate or Xilinx book-entry shares in accordance with the merger agreement; and

•

the payment date for such dividend or distribution with respect to shares of AMD common stock (at which time such holder will be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

Rights of Xilinx Stockholders Following the Effective Time and Transfers Following the Effective Time

At the effective time, all shares of Xilinx common stock outstanding immediately prior to the effective time will automatically be cancelled and retired and will cease to exist, and all holders of Xilinx stock certificates and of Xilinx book-entry shares will cease to have any rights as Xilinx stockholders, except the right to receive the merger consideration, any cash in lieu of fractional shares of AMD common stock, and any dividends or other distributions that such holder has the right to receive pursuant to the merger agreement.

Neither AMD nor Xilinx as the surviving corporation will be liable to any holder or former holder of shares of Xilinx common stock or to any other person with respect to any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law. If any Xilinx stock certificate or Xilinx book-entry share has not been surrendered prior to the date on which any portion of the merger consideration and any dividends or distributions, in each case, that a holder of such Xilinx stock certificate or Xilinx book-entry share has the right to receive pursuant to the merger agreement in respect of such Xilinx stock certificate or Xilinx book-entry share would otherwise escheat to or become property of any governmental entity, any such shares, cash, dividends or distributions in respect of such Xilinx stock certificate or Xilinx book-entry share will, to the extent permitted by applicable law, become the property of AMD, free and clear of all claims or interests of any person previously entitled thereto.

Withholding Rights

AMD, the exchange agent, Merger Sub, Xilinx and Xilinx as the surviving corporation will each be entitled to deduct and withhold any amounts required to be deducted or withheld pursuant to applicable tax laws from the amounts that would otherwise be payable under the terms of the merger agreement. Any such amounts that are deducted or withheld and, if required, paid over to the appropriate governmental authorities will be treated as having been paid to the person in respect of which such deduction or withholding was made.

Treatment of Xilinx Equity Awards

Xilinx RSUs

At the effective time, each outstanding award of Xilinx RSUs with vesting criteria based solely on continuing service that is held by a Xilinx employee immediately prior to the effective time, will be automatically converted into AMD RSU denominated in shares of AMD common stock based on the exchange ratio.

At the effective time, each outstanding award of Xilinx RSUs with performance-based vesting criteria that is held by a Xilinx employee immediately prior to the effective time, after Xilinx’s determination of Xilinx RSUs earned (based on actual or, if consummation of the merger occurs during or after Xilinx’s 2022 fiscal year, the greater of target-level and actual, performance through a date that is at least ten business days prior to the effective time), will be (to the extent earned) automatically converted into AMD RSUs denominated in shares of AMD common stock based on the exchange ratio, and all unearned performance-based Xilinx RSUs will be forfeited.

Aside from the foregoing adjustments, Xilinx RSUs will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

Xilinx Options

At the effective time, any outstanding Xilinx Option held by a Xilinx employee will be automatically converted into an option to acquire a number of shares of AMD common stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio).

Aside from the foregoing adjustments, Xilinx Options, if any, will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

Xilinx Non-Employee Director Equity Awards

At the effective time, the vesting of each outstanding Xilinx Option, whether vested or unvested, and each outstanding Xilinx RSU, held by a non-employee member of the Xilinx board of directors, will accelerate in full and, in the case of Xilinx RSUs, become settled.

Xilinx Employee Stock Purchase Plan

For Xilinx’s Amended and Restated 1990 Employee Qualified Stock Purchase Plan, which is referred to as the “ESPP,” Xilinx is required to take the following actions: (a) any offering period under the ESPP in effect as of payroll date occurring prior to the Closing will be shortened by setting a new exercise date for such offering period that is no later than such payroll date, and on the new exercise date, cause each outstanding purchase right under the ESPP to be exercised on that date; and (b) as of the new exercise date, the ESPP will be suspended, and no offering periods or purchase periods will commence thereafter and no payroll deductions or other contributions will be made thereafter for the ESPP.

Governance of the Combined Company

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the AMD board of directors after reasonable consultation with, and reasonable consideration of, the recommendations of Xilinx. AMD has agreed to nominate such directors for reelection at the first annual meeting of AMD stockholders that occurs after the closing.

Dr. Lisa Su will lead the combined company as Chief Executive Officer. Victor Peng, President and Chief Executive Officer of Xilinx, will join AMD as President responsible for the Xilinx business and strategic growth initiatives, effective upon closing of the merger.

Organizational Documents and Directors and Officers of the Surviving Corporation

Subject to the requirements described under “—Indemnification; Directors’ and Officers’ Insurance,” at the effective time:

•

the certificate of incorporation of Xilinx, as in effect immediately prior to the effective time, will be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub, except that the name of the surviving corporation will be “Xilinx, Inc.”; and

•

the parties will take all requisite actions so that the bylaws of Xilinx will be amended and restated in their entirety to conform to the bylaws of Merger Sub as in effect immediately prior to the effective time except that the name of the surviving corporation will be “Xilinx, Inc.” and Article VI of the Xilinx bylaws will remain in effect as Article VI of the surviving corporation.

The directors and officers of Merger Sub immediately prior to the effective time will become the initial directors and officers of Xilinx as the surviving corporation.

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by AMD, Merger Sub and Xilinx that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure letters and qualified by certain information filed by the parties with the SEC, excluding, in each case, any disclosures set forth in any risk factor section or “forward-looking statements” sections.

The reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business and subsidiaries’ organization, good standing and qualification to do business;

•	capitalization;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•

the absence of any violation of organizational documents, any conflict with or violation of applicable laws, any violation of or default under contracts, or any lien on the properties, rights or assets of a party or its subsidiaries as a result of the execution and delivery of the merger agreement and completion of the merger;

•	the proper filing of reports, schedules, forms, documents and financial statements required by the SEC and compliance with certain provisions of the Sarbanes-Oxley Act;

•	the maintenance of internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain material changes or events in the respective businesses of each of AMD and Xilinx;

•	compliance with applicable laws and the holding of necessary permits;

•	investigations, litigations and proceedings;

•	compliance with environmental laws and regulations;

•

the absence of any need for action by governmental authorities in order to complete the merger, except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable competition laws, applicable state securities takeover and “blue sky” laws or Nasdaq rules and regulations;

•	the inapplicability of state anti-takeover statutes;

•	opinions of financial advisors;

•	broker’s and finder’s fees; and

•	information provided by a party for inclusion in this joint proxy statement/prospectus.

The merger agreement also contains additional representations and warranties by Xilinx relating to, among other things, the following:

•	Xilinx’s required stockholder approval;

•

intellectual property and information technology, including with respect to the enforceability of intellectual property, third-party intellectual property infringement claims, licensing arrangements, the protection of trade secrets, security breaches and compliance with privacy and security laws and regulations;

•	real property owned and leased by Xilinx;

•	Xilinx’s significant contracts and agreements;

•	tax matters;

•	employee benefit plans and employment and labor practices;

•	insurance policies;

•	product defects and warranties; and

•	the absence of ownership (as defined in Section 203(c) of the DGCL) of shares of AMD common stock by Xilinx and its subsidiaries.

The merger agreement also contains additional representations and warranties by AMD relating to, among other things, the following:

•	each of AMD’s and Merger Sub’s required stockholder approvals;

•	intellectual property and information technology, including with respect to the enforceability of intellectual property and third-party intellectual property infringement claims;

•	tax matters;

•	the absence of beneficial ownership of shares of Xilinx common stock by AMD and its subsidiaries; and

•	ownership and operation of Merger Sub.

The representations and warranties will not survive the merger. Many of the representations and warranties contained in the merger agreement are qualified by a “materiality” standard or by a “material adverse effect” standard.

Material Adverse Effect

A material adverse effect, with respect to AMD or Xilinx, as applicable, means any fact, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that, individually or in the aggregate, (i) prevents, materially impairs, materially impedes or materially delays the consummation of the merger and the other transactions contemplated by the merger agreement on a timely basis and in any event on or before the end date or (ii) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the party and its subsidiaries, taken as a whole, excluding with respect to clause (ii) any fact, circumstance, condition, event, change, development, occurrence, result, effect, action or omission that results from or arises out of:

•	general economic, political, business, financial or market conditions affecting the industry in which the party and its subsidiaries operate;

•

a pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions;

•	changes in applicable laws or the interpretation thereof;

•	changes in GAAP or any other applicable accounting standards or the interpretation thereof;

•

geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

•

a failure by the party or any of its subsidiaries to meet any internal or external projections or forecasts or any decline in stock price (except that in each case the underlying causes of such failure or decline may be taken into account in determining whether there has been or would be a material adverse effect, to the extent otherwise permitted by the definition of material adverse effect);

•

the public announcement or pendency of the merger and the other transactions contemplated by the merger agreement, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (with certain limitations);

•	any action expressly required to be taken by the party pursuant to the terms of the merger agreement or at the express written direction or consent of the other party; or

•

except that with respect to the first four bullets above, to the extent that such change or event has a disproportionate adverse impact on the party and its subsidiaries as compared to other participants that operate in the industry in which the party and its subsidiaries operate, the change or event may be taken into account in determining the occurrence of a material adverse effect.

Conduct of Business Prior to the Merger’s Completion

AMD and Xilinx have agreed that, except as may be required by applicable laws, as expressly required by the merger agreement, as set forth in their respective disclosure schedules, or unless the other party approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), AMD and Xilinx, as applicable, will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and will use commercially reasonable efforts to:

•	maintain and preserve intact its business organization; and

•

maintain satisfactory relationships with customers, suppliers and distributors and other persons with whom AMD and Xilinx, as applicable, and their respective subsidiaries have material business relations.

Xilinx has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the merger agreement, as set forth in Xilinx’s disclosure schedule, or unless AMD approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), Xilinx will not, and will not permit its subsidiaries to:

•	amend its or its subsidiaries’ organizational documents;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of Xilinx’s capital stock or other equity interests of Xilinx or any of its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock or equity interest, subject to the following exceptions:

•

Xilinx may declare and pay a quarterly cash dividend not exceeding $0.38 per share in the third quarter of Xilinx’s 2021 fiscal year, provided, that if the initial end date is extended pursuant to the terms of the merger agreement, Xilinx may resume its regular quarterly dividend (provided, that any such quarter dividend may not be in an aggregate amount that exceeds the aggregate amount of Xilinx’s most recent quarterly dividend prior to the date of the merger agreement); and

•	dividends or distributions may be paid by any wholly owned subsidiary of a party to such party or to another wholly owned subsidiary of such party;

•

acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (a) any other entity, (b) any equity interest in any other entity, (c) any business or (d) any assets, except (i) acquisitions by Xilinx from any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries; (ii) the purchase of equipment, supplies and inventory in the ordinary course of business, (iii) inbound licenses of intellectual property in the ordinary course of business, (iv) acquisitions in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $20 million or (v) investments in any other person in one or more transactions with respect to which the aggregate investment amount for all such transactions does not exceed $20 million;

•

except in connection with any transaction between Xilinx and any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries, issue, sell or grant any additional shares of its capital stock or other equity interests, any securities convertible into or exchangeable for any such shares, or any options, warrants or rights to acquire any such shares, other than (a) shares of Xilinx common stock issuable upon exercise of Xilinx outstanding stock options or the vesting of Xilinx RSUs, or (b) pursuant to Xilinx’s employee stock purchase plan in the ordinary course of business consistent with past practice and in accordance with the merger agreement’s terms;

•

except in connection with any transaction between Xilinx and any of its subsidiaries or among any of its subsidiaries, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any of Xilinx’s intellectual property or material assets, other than (a) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (b) pursuant to written contracts or commitments existing as of the date of the merger agreement and set forth in Xilinx’s disclosure schedule; (c) as security for any borrowings permitted by the merger agreement; (d) licenses granted to customers or other third parties in the ordinary course of business consistent with past practice; or (e) dispositions of assets that do not constitute Xilinx’s intellectual property, and with respect to which the fair market value of all such assets does not exceed $10 million in the aggregate;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of Xilinx’s or any of its subsidiaries’ capital stock or equity interests, or any other securities or obligations convertible into or exchangeable for any shares of Xilinx’s or any of its subsidiaries’ capital stock or equity interests, except (a) shares of Xilinx common stock repurchased from employees or consultants or former employees or consultants pursuant to the exercise of repurchase rights binding on Xilinx and existing prior to the date of the merger agreement, or (b) shares of Xilinx common stock accepted as payment for the exercise price of options to purchase Xilinx common stock pursuant to Xilinx’s stock incentive plan or for withholding taxes incurred in connection with the exercise, vesting or settlement of Xilinx stock options or Xilinx RSUs, as applicable, in accordance with the terms of the applicable award;

•

incur, redeem, repurchase, prepay, defease, cancel or guarantee any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities or make any loans or advances or capital contributions, except for (a) indebtedness among Xilinx and its wholly owned subsidiaries, (b) borrowings in an aggregate principal amount not exceeding $25 million in the ordinary course of business pursuant to existing credit facilities or letters of credit, (c) repayment of the 2021 Notes when due in accordance with their terms and (d) purchase money financings and capital leases in the ordinary course of business in an aggregate amount not exceeding $25 million at any time outstanding;

•

incur any lien on any material property or material assets, other than in the ordinary course of business consistent with past practice and except for permitted liens securing indebtedness as expressly permitted under the merger agreement;

•

except as permitted by the merger agreement, (a) adopt, terminate or amend any Xilinx employee benefit plan other than, in the ordinary course of business consistent with past practice, if such action would not increase the annual expense of the given employee benefit plan by a material amount (and in no event may the aggregate amount of all increases in such expenses exceed $10 million), provided, that Xilinx may enter into offer letters, employment agreements and similar arrangements with employees below the level of Corporate Vice President in the ordinary course of business consistent with past practice, (b) increase, or accelerate the vesting or payment of, the compensation or benefits of any service provider, (c) grant any rights to severance, retention, change in control or termination pay to any service provider, (d) except in the ordinary course of business consistent with past practice, in respect of employees at a level below Corporate Vice President that would not increase the number of Vice Presidents by more than 10% over the number of Vice Presidents employed by Xilinx as of the date of the merger agreement, hire or promote any employee or (e) terminate any employee at or above the level of Corporate Vice President other than for cause;

•	change any methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

•

except in the ordinary course of business, materially amend or terminate certain material contracts or material property leases or waive, release or assign any materials rights under any material contracts or material property leases;

•	enter into any contract or agreement that would constitute a material contract or material property lease;

•

make, change or revoke any tax election, change or adopt any tax accounting period or method of tax accounting, amend any tax return if such amendment would reasonably be expected to result in a tax liability, file any tax return prepared in a manner inconsistent with past practice, settle or compromise any material liability for taxes or any tax audit, claim, or other proceeding relating to a material amount of taxes (except to the extent that a reserve for such taxes has been established in the financial statements contained or incorporated by reference in Xilinx’s SEC documents), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. legal requirement) (except to the extent that a reserve for such taxes has been established in the financial statements contained or incorporated by reference in Xilinx’s SEC documents), request any tax ruling from any governmental entity, surrender any right to claim a refund of taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to taxes, to the extent, in each case, that such actions would reasonably be expected, individually or in the aggregate, to have a material adverse impact on any tax liabilities of AMD or any of its subsidiaries (which would include Xilinx and any of its subsidiaries) after the closing date;

•

sell, transfer, assign, exclusively license, or otherwise dispose of to any third party (by merger, consolidation, operation of law, division or otherwise, or mortgage, encumber or exchange any material intellectual property owned, or purported to be owned, by Xilinx or any of its subsidiaries;

•

make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Xilinx’s disclosure schedule, unless such expenditures do not, in the aggregate, exceed 20% of the aggregate capital expenditure budget for such fiscal year;

•

except as expressly required by law or Xilinx’s organizational documents, convene (a) any special meeting of Xilinx stockholders, other than the Xilinx special meeting, or (b) any other meeting of Xilinx stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the transactions contemplated by the merger agreement;

•

enter into any arrangement with respect to the voting of any of Xilinx’s capital stock or other equity interests (including any voting trust), other than with respect to awards under Xilinx’s stock incentive plan otherwise permitted under the merger agreement or in connection with the granting of revocable proxies in connection with any meeting of Xilinx stockholders;

•

adopt a plan of (a) complete or partial liquidation or (b) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (b), transactions between Xilinx’s wholly owned subsidiaries;

•

settle or compromise any litigation or proceeding, except those that (a) involve solely monetary remedies with a value not exceeding $35 million in the aggregate (b) do not impose any restriction on Xilinx’s business or the business of its subsidiaries, (c) do not relate to any stockholder litigation in connection with the merger agreement or the merger and (d) do not include an admission of liability or fault on the part of Xilinx or any of its subsidiaries;

•

commence any material litigation or other claim, suit, action or proceeding, other than (a) in the ordinary course of business consistent with past practice or (b) commencing any counterclaim to preserve, protect or enforce any of Xilinx’s intellectual property or material assets;

•	materially reduce insurance coverage or fail to renew material existing insurance policies;

•	amend any permits in a manner that adversely impacts Xilinx’s ability to conduct its business in any material respect or terminate or allow to lapse any material permits;

•

fail to make any payments that become due with respect to any of Xilinx’s material registered intellectual property or otherwise abandon, cancel or permit to lapse any material Xilinx’s material registered intellectual property, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or authorize the disclosure to any third party of any material trade secret in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business, enter into any individual contract under which Xilinx or any of its subsidiaries grants or agrees to grant any right to any of Xilinx’s material intellectual property, other than non-exclusive licenses; or

•	authorize, approve, enter or commit to do any of the foregoing.

AMD has also agreed that, except as may be required by applicable laws, as expressly permitted or required by the merger agreement, as set forth in AMD’s disclosure schedule, or unless Xilinx approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), AMD will not, and will not permit its subsidiaries to:

•

amend its or Merger Sub’s organizational documents in a manner that would be adverse in any material respect to the holders of Xilinx common stock (after giving effect to the merger) relative to other holders of AMD common stock;

•	split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of AMD’s capital stock or other equity interests;

•

declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock, except dividends or distributions may be paid by any wholly owned subsidiary of a party to such party or to another wholly owned subsidiary of such party;

•

except in connection with any transaction between AMD and any of its wholly owned subsidiaries or among any of its wholly owned subsidiaries, issue, sell or grant any additional shares of its capital stock or other equity interests, any securities convertible into or exchangeable for any such shares, or any options, warrants or rights to acquire any such shares, other than (a) shares of AMD common stock issuable upon exercise of outstanding AMD stock options or the vesting of AMD RSUs, (b) pursuant to AMD’s employee stock purchase plan in the ordinary course of business consistent with past practice and in accordance with the merger agreement’s terms; (C) shares of AMD’s common stock issuable upon exercise of any convertible notes or outstanding warrants, and (d) up to an aggregate of 1 million shares of AMD common stock issued in Xilinx’s discretion from time to time;

•

directly or indirectly repurchase, redeem or otherwise acquire any shares of AMD common stock, except (a) shares of AMD common stock repurchased from employees or consultants or former employees or consultants of AMD pursuant to the exercise of repurchase rights, (b) shares of AMD common stock accepted as payment for the exercise price of AMD stock options or for withholding taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award, or (c) through AMD’s existing share repurchase program;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between AMD and any of its wholly owned subsidiaries or between such subsidiaries; or

•	authorize, approve, enter or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals

Except as expressly permitted by the merger agreement and described under “—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” and “—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event,” AMD and Xilinx have agreed that neither AMD nor Xilinx, nor any of their respective subsidiaries, will, and that they will cause their and their respective subsidiaries’ representatives not, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•

furnish any information in connection with, or afford access to, books, records or property, in each case, in connection with or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•

approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any acquisition proposal; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, prior to, in the case of AMD, obtaining approval of the AMD share issuance proposal, or, in the case of Xilinx, obtaining approval of the Xilinx merger proposal, AMD or Xilinx, as applicable, and their respective representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any person that has made a bona fide written acquisition proposal after the date of the merger agreement that did not result from any breach of the foregoing restrictions by AMD or Xilinx, their subsidiaries, or any of their representatives, as applicable, if:

•

prior to taking such action, the AMD or Xilinx board of directors, as applicable, receiving such acquisition proposal determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal either constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the fiduciary duties of the AMD or Xilinx board of directors to AMD or Xilinx, as applicable, and its respective stockholders under applicable laws; and

•

prior to providing any information regarding AMD or Xilinx or any of their respective subsidiaries, as applicable, to such third party in response to such acquisition proposal, AMD or Xilinx, as applicable, receives from such third party an executed confidentiality agreement with nondisclosure provisions at least as restrictive as the non-disclosure agreement with AMD or Xilinx, as applicable, and which does not prohibit the compliance of AMD or Xilinx, as applicable, with the merger agreement’s non-solicitation provisions.

AMD and Xilinx have also agreed that prior to or substantially concurrently with providing any non-public information to such third party, AMD or Xilinx, as applicable, will make such non-public information available to each other.

AMD and Xilinx have further agreed that they will not, and will cause their respective affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which AMD or Xilinx, or any of their respective affiliates, as applicable, is a party.

An “acquisition proposal” means any offer, indication of interest or proposal contemplating or otherwise relating to an alternative transaction (as defined below).

An “alternative transaction” means any transaction or series of related transactions (other than the merger) involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving AMD or Xilinx, as applicable;

•

any acquisition by any person or group of persons of 25% or more of the outstanding voting power of AMD or Xilinx, as applicable, or any transaction in which AMD or Xilinx, as applicable, issues securities representing 25% or more of the outstanding voting power of AMD or Xilinx, as applicable;

•	any sale, exchange, transfer, acquisition or disposition of 25% or more of the consolidated assets, including equity securities, of AMD and its subsidiaries, taken as a whole, or of Xilinx and its subsidiaries, taken as a whole, as applicable, or of any business or businesses that constitute or account for 25% or more of the consolidated net revenues or net income of AMD and its subsidiaries or of Xilinx and its subsidiaries, as applicable, taken as a whole;

•

any tender offer or exchange offer that, if consummated, would result in any person or group of persons acquiring beneficial ownership of 25% or more of the voting power of AMD or Xilinx, as applicable; or

•

any combination of the foregoing if the sum of the percentage of the voting power of AMD or Xilinx, as applicable, or of the consolidated net revenues, net income or assets of AMD and its subsidiaries or of Xilinx and its subsidiaries, as applicable, taken as a whole, involved is 25% or more.

A “superior proposal” means any bona fide, unsolicited written acquisition proposal made after the date of the merger agreement that:

•

if consummated, would result in any person or group of persons directly or indirectly becoming the beneficial owner of (a) any business or businesses that constitute or account for 50% or more of the net revenues, net income or assets of AMD or Xilinx, as applicable, or (b) 50% or more of the outstanding total voting power of the equity securities of AMD or Xilinx, as applicable; and

•

the AMD board of directors or Xilinx board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the AMD board of directors or Xilinx board of directors, as applicable, considers to be appropriate or relevant, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such acquisition proposal would be more favorable to the holders of shares of common stock of AMD or Xilinx, as applicable, from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any revisions to the terms of the merger agreement proposed by AMD or Xilinx, as applicable, in response to such acquisition proposal pursuant to the merger agreement).

Existing Discussions or Negotiations; Notice Regarding Acquisition Proposals

AMD and Xilinx have agreed that they will, and that they will cause their respective subsidiaries and their and their respective representatives to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with any person (other than AMD or Xilinx, as applicable) that was ongoing at the execution of the merger agreement and any access any such persons may have to any physical or electronic data room relating to any potential acquisition proposal.

AMD and Xilinx have also agreed that if either of them receives an acquisition proposal or any inquiry or request for information with respect to an acquisition proposal or that is reasonably likely to lead to an acquisition proposal, then AMD or Xilinx, as applicable, will promptly (and in any event, within 24 hours after its receipt of such acquisition proposal or request) notify the other party in writing of such acquisition proposal or request (which notification must include the identity of the person making or submitting such request or acquisition proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements. AMD or Xilinx, as applicable, must keep the other party reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such acquisition proposal or request, including informing the other party of any material change to the terms of such proposal, and the status of any negotiations, including any change in its intentions as previously notified.

No Change of Recommendation

AMD and Xilinx have agreed that, except as otherwise set forth in the merger agreement, neither the AMD nor Xilinx board of directors, will:

•

withhold, withdraw, modify, amend or qualify (or publicly propose to do so), in a manner adverse to AMD and Merger Sub, on the one hand, or to Xilinx, on the other hand, the Xilinx board of directors’ required recommendation to Xilinx stockholders to adopt the merger agreement, which is referred to as the “Xilinx recommendation,” or the AMD board of directors’ required recommendation to AMD stockholders to approve the share issuance, which is referred to as the “AMD recommendation,” as applicable;

•	approve, recommend or declare advisable (or publicly propose to do so) any acquisition proposal;

•

fail to publicly announce, within ten business days after a tender exchange offer relating to the equity securities of AMD or Xilinx, as applicable, have been commenced by any third party (and in no event later than one business day prior to the date of the Xilinx special meeting or the AMD special meeting, as applicable, as either may be postponed or adjourned pursuant to this merger agreement), a statement disclosing that the Xilinx board of directors or AMD board of directors, as applicable, recommends rejection of such tender or exchange offer, with such board’s taking of no position or a neutral position in respect of the acceptance of any such tender or exchange offer constituting a failure to publicly announce that such board recommends rejection of such tender or exchange offer;

•

if requested by the other party, fail to issue, within ten business days after an acquisition proposal is publicly announced (and in no event later than one business day before the date of the Xilinx special meeting or the AMD special meeting, as applicable, as it may be postponed or adjourned pursuant to the merger agreement), a press release reaffirming the Xilinx recommendation or the AMD recommendation, as applicable (any actions described in this bullet and the preceding three bullets are referred to as a “change of recommendation”);

•

cause or permit AMD or Xilinx, as the case may be, to enter into any contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with the merger agreement) contemplating or relating to an acquisition transaction;

•	take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any acquisition proposal or counterparty thereto; or

•	publicly propose to do any of the foregoing.

Permitted Change of Recommendation—Superior Proposal

However, Xilinx, at any time prior to its stockholders voting on the Xilinx merger proposal, and AMD, at any time prior to its stockholders voting on the AMD share issuance proposal, may make a change of recommendation related to an acquisition proposal and authorize termination of the merger agreement if and only if AMD or Xilinx, as applicable, receives from a third party a bona fide written acquisition proposal that has not been withdrawn and that did not result from a breach of the merger agreement’s non-solicitation provisions, if, prior to making such change of recommendation and/or authorizing termination of the merger agreement to concurrently enter into a definitive agreement with respect to such acquisition proposal:

•

the recipient’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with the recipient’s board of directors’ fiduciary duties to its stockholders under applicable laws;

•

the recipient delivers to the other party a written notice at least four business days in advance stating that the recipient’s board intends to make a change of recommendation and/or terminate the merger agreement to enter into a definitive agreement with respect to such acquisition proposal;

•

during such four business day period, if requested by the other party, the recipient engages in good faith negotiations with the other party regarding a possible amendment of the merger agreement so that the acquisition proposal that is the subject of the superior proposal notice ceases to be a superior proposal; and

•

after the expiration of such four business day period, the recipient’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, after taking into account any amendments to the merger agreement that the other party has committed to in writing, that such acquisition proposal continues to constitute a superior proposal.

If there is any change to any of the financial terms or any other material terms of such acquisition proposal, the acquisition proposal’s recipient must deliver to the other party an additional notice, and a new negotiation period will commence equal to the longer of three business days and the period remaining under the original four business day notice period.

In the case of terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, AMD or Xilinx, as applicable, shall have paid, or caused the payment of, the applicable termination fee in accordance with the merger agreement and described under “—Termination of the Merger Agreement.”

Permitted Change of Recommendation—Intervening Event

In addition, Xilinx, at any time prior to its stockholders voting on the Xilinx merger proposal, and AMD, at any time prior to its stockholders voting on the AMD share issuance proposal, may make a change of recommendation if an intervening event (as defined below) arises and prior to making such change of recommendation:

•

the Xilinx board of directors or AMD board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of such intervening event, a failure to effect a change of recommendation would be reasonably expected to be inconsistent with such board’s fiduciary duties to its stockholders under applicable laws;

•

the party experiencing the intervening event delivers to the other party a written notice at least four business days in advance stating that the board of directors intends to make a change of recommendation;

•

during such four business day period, if requested by the other party, the party experiencing the intervening event engages in good faith negotiations with the other party regarding a possible amendment of the merger agreement that obviates the need for such change of recommendation; and

•

after the expiration of such four business day period, the party experiencing the intervening event determines in good faith, after consultation with its outside legal counsel and financial advisor and, after taking into account any amendments to the merger agreement that the other party has committed to in writing, that in light of such intervening event, a failure to make a change of recommendation would be reasonably expected to be inconsistent with the board of directors’ fiduciary duties to its stockholders under applicable laws.

An “intervening event” means any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, that arises following the date of the merger agreement that (a) was neither known to nor reasonably foreseeable by the Xilinx board of directors or AMD board of directors, as applicable, as of the date of the merger agreement (or, if known to or reasonably foreseeable by such board, the consequences of which were neither known to nor reasonably foreseeable by such board as of the date of the merger agreement) and (b) is material to AMD and any of its subsidiaries or Xilinx and any of its subsidiaries, as applicable, taken as a whole, and (c) is not related to:

•	an acquisition proposal or a superior proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof;

•

in each case in and of itself, any changes in the market price or trading volume of the AMD or Xilinx common stock, as applicable, or the fact that AMD or Xilinx, as applicable, meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (except that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant the other bullet points);

•	any event, condition or circumstance related to AMD and any of its subsidiaries or Xilinx and any of its subsidiaries, as applicable; or

•	any changes in applicable laws.

Special Meetings

As promptly as reasonably practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part is declared effective by the SEC (and in any event within 45 days thereafter), AMD and Xilinx must take all actions necessary to, in the case of AMD, convene the AMD special meeting and, in the case of Xilinx, convene the Xilinx special meeting. Except as described above with respect to a change of recommendation, AMD and Xilinx must use reasonable best efforts to solicit proxies in favor of their respective proposals. AMD and Xilinx must also use reasonable best efforts to initially hold their respective special meetings on the same date or, if notwithstanding such efforts, the other party’s special meeting is held on a date prior, as promptly as reasonably practicable following the date of the other party’s special meeting.

AMD and Xilinx may postpone or adjourn the AMD and Xilinx special meetings, as applicable, if the other party provides its prior written consent and:

•

to the extent reasonably necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus which the AMD or Xilinx board of directors, as applicable, has determined in good faith, after consultation with the other party and its outside counsel, is required by applicable law is disclosed and promptly disseminated to AMD or Xilinx stockholders, as applicable, prior to such special meeting;

•	if required by applicable law or a request from the SEC; or

•

if, as of the time for which the AMD or Xilinx special meeting, as applicable, is scheduled, there are insufficient shares of AMD or Xilinx common stock, as applicable, represented to constitute a quorum necessary to conduct the business to be conducted at such special meeting.

In addition, AMD or Xilinx may, and if the other party so requests at any time prior to four months after the registration statement on Form S-4 becomes effective, must, postpone or adjourn the AMD or Xilinx special meeting, as applicable, in order to solicit additional proxies in favor of the AMD share issuance proposal or Xilinx merger proposal, as applicable, if on the date for which such special meeting is scheduled, there would be insufficient votes to obtain approval of such proposal, whether or not a quorum is present. In such case, except where the AMD or Xilinx board of directors, as applicable, has made a change of recommendation in compliance with the merger agreement, AMD or Xilinx, as applicable, must use reasonable best efforts to solicit and obtain such proxies in favor of such proposal as soon as reasonably practicable.

However, without AMD’s or Xilinx’s consent, as applicable, no single adjournment or postponement may be for more than five business days, and, subject to certain exceptions, all such adjournments and postponements together may not postpone the AMD or Xilinx special meeting, as applicable, for more than 20 business days.

Furthermore, unless the merger agreement is earlier terminated (including in order to enter into a definitive agreement with respect to a superior proposal), nothing in the merger agreement, including a change of recommendation by AMD or Xilinx, as applicable, will relieve either party of its obligation to submit to its stockholders for a vote the AMD share issuance proposal or the Xilinx merger proposal, as applicable.

Regulatory Approvals

Under the merger agreement, AMD, Merger Sub and Xilinx have each agreed to cooperate with each other and to use (and to cause their respective subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to cause the conditions to the closing to be satisfied as promptly as reasonably practicable (and in any event no later than the end date) and to consummate the merger, including to obtain (and to cooperate with each other in obtaining) the regulatory approvals described above as promptly as reasonably practicable (and in any event no later than the end date), subject to the limitations described below. In the event that any lawsuit or other legal proceeding, whether judicial or administrative, is commenced challenging the merger or the other transactions contemplated by the merger agreement as violative of any competition law, AMD, Merger Sub and Xilinx will cooperate with each other and use their respective reasonable best efforts to defend any such lawsuit or legal proceeding.

However, AMD will not be required to do any of the following in order to obtain any regulatory approval or otherwise to consummate the merger, and any requirement to do any of the following in order to obtain a required regulatory approval would result in the conditions to the consummation of the merger not being satisfied, unless waived by AMD: (a) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (b) grant any non-exclusive license, accept any operational restrictions or take or commit to any actions which restrictions or actions would limit AMD’s or any of its affiliates’ freedom of action, in each case with respect to assets, licenses, product lines, operations or businesses of AMD, Xilinx or either’s respective subsidiaries that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (A) Xilinx and its subsidiaries (taken as a whole) or (B) AMD and its subsidiaries (taken as a whole), but for purposes of clause (B), deemed to be the same size as Xilinx and its subsidiaries (taken as a whole). Notwithstanding anything to the contrary, without the prior written consent of AMD, neither Xilinx nor any of its subsidiaries or affiliates will grant or offer to grant any accommodation or concession (financial or otherwise) to any third party in connection with seeking or obtaining its consent to the transactions contemplated by the merger agreement.

If reaching agreement with the competition authorities would require AMD to agree to or effect any antitrust restraint in excess of the limitations described above, AMD has the option to either agree to commit to or take such actions or continue to attempt (with the continued cooperation of Xilinx) to obtain approval of the competition authorities. If the required approvals and clearances are not obtained by the end date, either party would have the ability to terminate the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement.”

AMD, Merger Sub and Xilinx have agreed that AMD will have the ultimate right to devise the strategy and direct all matters for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission, application or similar regulatory approval, taking into account in good faith any comments of Xilinx. However, each party will consult and coordinate with each other with respect to interactions with and filings submitted to the government. Additionally, each party is required to (a) promptly notify the other parties to the merger agreement, and if in writing, furnish the other parties with copies of, any communication from or to any governmental entity regarding the merger, (b) permit the other parties to the merger agreement to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any governmental entity, and (c) to the extent permitted by the applicable governmental entity, give the other parties reasonable opportunity to attend and participate in any in-person meetings, video conferences or teleconferences with such governmental entity regarding the merger.

Access to Information

Subject to certain limitations, prior to the effective time, each of AMD and Xilinx will afford the other party and its representatives reasonable access, during normal business hours upon prior notice, to AMD’s or Xilinx’s, as applicable, and its subsidiaries’ personnel, properties, contracts, filings, books and records and, during such period, will furnish promptly to the other party all available information concerning AMD’s or Xilinx’s, as applicable, business as the other party may reasonably request.

Publicity

AMD and Xilinx must consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or statement with respect to the merger agreement or the merger and may not issue any such public announcement or statement prior to such consultation, except as may be required by applicable law or by Nasdaq rules and regulations (in which event AMD or Xilinx, as applicable, must endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement in advance, and must give due consideration to all reasonable additions, deletions or changes suggested thereto). Notwithstanding the foregoing:

•

each of AMD and Xilinx may make public announcements concerning the merger agreement or the merger that consist solely of information previously disclosed in previous public announcements made by AMD, Xilinx or both in compliance with the publicity provisions of the merger agreement;

•

each of AMD and Xilinx may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such public statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by AMD, Xilinx or both in compliance with the publicity provisions of the merger agreement;

•	Xilinx need not consult with AMD in connection with any public announcement or statement to be made with respect to any acquisition proposal; and

•	AMD and Xilinx need not consult with the other party in connection with any public announcement or, statement to be made with respect to any change of recommendation.

Employee Benefits Matters

For twelve months following the effective time, AMD will provide, or will cause to be provided, to each employee of Xilinx and its subsidiaries who continues employment with AMD (a) a total target cash opportunity that is not less favorable than the total target cash opportunity provided to each such employee immediately prior to the effective time and (b) employee welfare and retirement benefits (excluding any benefits under any defined benefit pension plan or post-retirement medical plan) that are no less favorable in the aggregate than either (x) those provided to such continuing employee by Xilinx and its subsidiaries immediately prior to the effective time or (y) those provided to similarly situated employees of AMD.

AMD has agreed to, or to cause one of its subsidiaries to, assume and honor in accordance with their terms the Xilinx “change of control” arrangements in effect on the date of the merger agreement.

AMD will provide service credit to continuing Xilinx employees for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to AMD benefit plans. For its welfare benefit plans, AMD will use commercially reasonable efforts to (a) waive limitations on preexisting conditions, exclusions and waiting periods for continuing Xilinx employees, other than as are already in effect and have not been satisfied or waived prior to the effective time, and (b) credit annual deductibles, co-payments and out-of-pocket maximums paid under Xilinx benefit plans during the applicable plan year.

Xilinx is permitted to pay a pro-rated annual bonus for the fiscal year in which the effective time occurs, based on actual performance for the portion of the applicable fiscal year completed prior to the effective time. AMD will, or will cause one of its subsidiaries to, pay continuing Xilinx employees a prorated annual bonus for the remaining portion of the fiscal year following the effective time or, if a prorated bonus amount is not paid to continuing Xilinx employees by Xilinx prior to the effective time, annual bonuses for the full fiscal year of Xilinx in which the effective time occurs, in each case, based on achievement of actual, or, in the event the closing occurs during or after Xilinx’s fiscal year 2022, the greater of target and actual, performance metrics through the end of such fiscal year, as AMD will reasonably determine.

Certain Tax Matters

AMD, Merger Sub and Xilinx intend to report and, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. legal requirement), will report, for U.S., state and other relevant tax purposes, the merger as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “intended tax treatment.” Each of AMD, Merger Sub and Xilinx will use reasonable best efforts to cause the merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the merger from qualifying, for the intended tax treatment. The merger agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (or any similar state, local or non-U.S. legal requirement) and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and each of AMD, Merger Sub and Xilinx have adopted it as such.

Each of AMD, Merger Sub and Xilinx will use reasonable best efforts to obtain an opinion of counsel that the merger qualifies for the intended tax treatment. AMD and Merger Sub and Xilinx, respectively, will deliver to each of Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP a letter setting forth the tax opinion representations and assumptions (as defined under “U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Xilinx Common Stock”). Each of AMD, Merger Sub and Xilinx will use reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the tax opinion representations and assumptions.

Indemnification; Directors’ and Officers’ Insurance

For at least six years following the effective time:

•

AMD and Xilinx as the surviving corporation must indemnify and hold harmless, and provide advancement of expenses to, all current or former directors and officers of Xilinx or any of its subsidiaries, any person who becomes a director or officer of Xilinx or any of its subsidiaries prior to the effective time and any current or former director of officer of Xilinx or any of its subsidiaries who is, was or at any time prior to the effective time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of Xilinx or any of its subsidiaries (which individuals are referred to as the “indemnified parties”) to the fullest extent permitted by applicable laws; and

•

Xilinx as the surviving corporation must maintain in effect the provisions in the organizational documents of Xilinx and each of its subsidiaries and other agreements of Xilinx or any of its subsidiaries with any indemnified party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers, and directors or other fiduciaries and advancement of expenses that are in existence on the date of the merger agreement (including acts or omissions in connection with the approval of the merger agreement and the consummation of the merger and the related transactions) and set forth in Xilinx’s disclosure schedule, and no such provision may be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) without the consent of such indemnified party.

Furthermore, for at least six years following the effective time, AMD and Xilinx as the surviving corporation must maintain in effect Xilinx’s existing directors’ and officers’ liability insurance policy, which is referred to as the “D&O Policy,” for claims arising from facts or events that occurred at or prior to the effective time (including with respect to the approval of the merger agreement and the consummation of the merger) and covering each of Xilinx’s current directors and officers on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of the merger agreement. However, in no event will AMD or Xilinx as the surviving corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by Xilinx for such insurance. Therefore, in lieu of the foregoing obligation, Xilinx may, or if Xilinx is unable to, AMD may on its behalf, purchase, prior to the effective time, a six- year “tail” prepaid policy on the D&O Policy with an annual cost not exceeding such 300% of the current annual premium paid by Xilinx for such insurance. Each of the indemnified parties or other persons who are beneficiaries under the D&O Policy or such “tail” policy (and, after the death of any of the foregoing persons, such person’s heirs and representatives) are intended to be third party beneficiaries of the merger agreement’s indemnification provisions, with full rights of enforcement as if a party thereto.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, regulatory filings and approvals (which are described under entitled “The Merger—Regulatory Approvals”), the delisting of shares of Xilinx common stock from Nasdaq and the deregistration of Xilinx under the Exchange Act (which are described under “The Merger—Listing of AMD Common Stock; Delisting and Deregistration of Xilinx Common Stock”), reporting requirements under Section 16 of the Exchange Act, notification of certain events and regulatory matters, coordination with respect to litigation relating to the merger and termination of Xilinx’s revolving credit facility.

Conditions to the Completion of the Merger

The obligations of each of AMD and Xilinx to complete the merger are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law), at or prior to the closing, of each of the following conditions:

•

the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act, no stop order must have been issued by the SEC and remain in effect with respect to the Form S-4 and no proceedings for that purpose may have been commenced or threatened in writing by the SEC and not withdrawn;

•	approval by Xilinx stockholders of the Xilinx merger proposal must have been obtained;

•	approval by AMD stockholders of the AMD share issuance proposal must have been obtained;

•

any waiting period (or any agreed upon extension thereof or commitment not to consummate the merger for any period of time) applicable to the consummation of the merger under any applicable a competition law must have expired or been terminated by the relevant governmental entity, and there shall be no pending agreement between AMD and any governmental entity not to close and any governmental authorization required with respect to such competition laws must have been obtained and remain in full force and effect;

•

the shares of AMD common stock to be issued pursuant to the merger, including the shares of AMD common stock to be issued upon the exercise of converted Xilinx stock options and upon vesting of converted Xilinx RSUs, must have been approved for listing (subject to notice of issuance) on Nasdaq; and

•

no law or order preventing, enjoining or making illegal the consummation of the merger may have been entered, issued or adopted by any governmental entity of competent jurisdiction and remain in effect.

The obligation of AMD to complete the merger is subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

Xilinx’s representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

Xilinx’s representations and warranties regarding (a) Xilinx’s organization and good standing, (b) corporate authority and approval, (c) Xilinx’s required stockholder approval`, (d) non-violation of Xilinx’s or its subsidiaries’ organizational documents, (e) takeover statutes and (f) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all material respects as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

Xilinx’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	Xilinx’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;

•

Since the date of the merger agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a material adverse effect for Xilinx;

•

AMD must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of Xilinx, confirming that the conditions described in the preceding five bullets have been satisfied; and

•	AMD must have received the AMD closing tax opinion and a copy of the Xilinx closing tax opinion.

The obligation of Xilinx to complete the merger are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•

AMD’s representations and warranties regarding capitalization must have been true and accurate, other than de minimis inaccuracies, at and as of the date of the merger agreement and must be true and accurate, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time);

•

AMD’s representations and warranties regarding (a) AMD’s and Merger Sub’s organization and good standing, (b) corporate authority and approval, (c) AMD’s required stockholder approval, (d) non-violation of AMD’s or its subsidiaries’ organizational documents, (e) takeover statutes and (f) brokers must have been true and accurate in all material respects at and as of the date of the merger agreement and must be true and accurate in all material respects at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all material respects as of such particular date or period of time), without giving effect to any materiality or material adverse effect qualifications contained therein;

•

AMD’s remaining representations and warranties must have been true and accurate in all respects at and as of the date of the merger agreement and must be true and accurate at and as of the closing date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and accurate in all respects as of such particular date or period of time), except where the failure to be true and accurate, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a material adverse effect, without giving effect to any materiality or material adverse effect qualifications contained therein;

•	AMD’s covenants required to be complied with or performed at or prior to the closing must have been complied with and performed in all material respects;

•

Since the date of the merger agreement, there must not have occurred any effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a material adverse effect for AMD;

•

Xilinx must have received a certificate, dated as of the closing date and executed by the Chief Executive Officer or Chief Financial Officer of AMD, confirming that the conditions described in the preceding five bullets have been satisfied; and

•	Xilinx must have received the Xilinx closing tax opinion and a copy of the AMD closing tax opinion.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned:

•	by mutual written consent of AMD and Xilinx at any time prior to the effective time;

•

by either AMD or Xilinx, if the merger has not been consummated on or prior to close of business on October 26, 2021, which is referred to as the “end date” (however, (a) if all of the conditions to closing, other than conditions relating to competition laws, have been satisfied or waived or are capable of being satisfied at such time, the end date will be automatically extended to January 26, 2022, and if such conditions relating to competition laws remain unsatisfied or not waived prior to the close of business on January 26, 2022, the end date will be automatically extend again to April 26, 2022, (b) if the satisfaction of the last to be satisfied or waived of the conditions set forth in the conditions to the completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, so long as such conditions are reasonably capable of being satisfied if the closing were to occur on the end date) occurs less than two business days prior to the end date, the end date shall be deemed extended to the extent necessary to permit the closing to occur, and (c) a party may not terminate the merger agreement pursuant to this provision if such party’s material breach of any of its obligations under the merger agreement materially contributed to the failure of the closing to have occurred by the end date);

•

by either AMD or Xilinx, if a governmental authority of competent jurisdiction has entered or issued a final and non-appealable order or adopted or enacted a law that is final and non-appealable that permanently prevents, enjoins or makes illegal the consummation of the merger (however, (a) the party seeking to terminate the agreement must have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint, and (b) a party may not terminate the merger agreement pursuant to this provision if such party has failed in any material respect to comply with any of its obligations under the merger agreement related to obtaining regulatory approvals);

•

by AMD, if Xilinx has failed to include the Xilinx recommendation in the joint proxy statement/prospectus or made a change of recommendation, prior to Xilinx obtaining its required stockholder approval;

•	by Xilinx, if AMD has failed to include the AMD recommendation in the joint proxy statement/prospectus or has made a change of recommendation, prior to AMD obtaining its required stockholder approval;

•

by either AMD or Xilinx, if the approval by Xilinx stockholders of the Xilinx merger proposal has not been obtained after a vote on approval of such proposal has been taken at the Xilinx special meeting (including any postponement or adjournment thereof);

•

by either AMD or Xilinx, if prior to obtaining required stockholder approval, (a) such party’s board shall have authorized the party to enter into a definitive agreement relating to a superior proposal, (b) concurrently with the termination of the merger agreement, the party enters into the definitive agreement relating to a superior proposal and pays the other party the applicable termination fee pursuant to the merger agreement, and (c) the party has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with the applicable no solicitation of acquisition proposals and special meetings provisions of the merger agreement;

•

by either AMD or Xilinx, if the approval by AMD stockholders of the AMD share issuance proposal or Xilinx stockholders of the Xilinx merger proposal, as applicable, has not been obtained after a vote on approval of such proposal has been taken at the AMD or Xilinx special meeting, as applicable (including any postponement or adjournment thereof);

•

by either AMD or Xilinx, if any of the other party’s representations and warranties contained in the merger agreement shall be inaccurate such that the conditions to the completion of the merger would not be satisfied; or

•

by either AMD or Xilinx, if the other party has breached any representation, warranty or covenant in the merger agreement and such breach (a) would result in the failure of conditions to closing and (b) is not curable by, or is not cured by, the earlier of the end date and the date that is 30 days following written notice describing such breach (however, the terminating party may not exercise this termination right if it is then in material breach of any representation, warranty or agreement contained in the merger agreement).

Termination Fees

Xilinx Termination Fee

Xilinx will be obligated to pay to AMD a termination fee of $1.0 billion in cash if the merger agreement is terminated:

•

(a) by Xilinx if prior to obtaining required stockholder approval, (x) the Xilinx board of directors shall have authorized the party to enter into a definitive agreement relating to a superior proposal, (y) concurrently with the termination of the merger agreement, Xilinx enters into the definitive agreement relating to a superior proposal and pays the other party the applicable termination fee pursuant to the merger agreement, and (z) Xilinx has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with the applicable no solicitation of acquisition proposals and special meetings provisions of the merger agreement, (b) by AMD if Xilinx has failed to include the Xilinx recommendation in the joint proxy statement/prospectus or made a change of recommendation prior to approval of the Xilinx merger proposal, (c) by either AMD or Xilinx if the merger has not been consummated on or prior to close of business on the end date, or (d) by either AMD or Xilinx due to the failure of Xilinx to obtain approval by Xilinx stockholders of the Xilinx merger proposal, in each of the previous cases, at a time when AMD would have been entitled to terminate the merger agreement if Xilinx has failed to include the Xilinx recommendation in the joint proxy statement/prospectus or has made a change of recommendation, prior to Xilinx obtaining its required stockholder approval;

•	by either AMD or Xilinx due to the failure of Xilinx to obtain approval by Xilinx stockholders of the Xilinx merger proposal;

•

by AMD, subject to certain exceptions, if (a) any of Xilinx’s representations and warranties contained in the merger agreement shall be inaccurate such that the conditions to the completion of the merger would not be satisfied or (b) any of Xilinx’s covenants contained in the merger agreement shall have been breached such that the conditions to the completion of the merger would not be satisfied; or

•

by either AMD or Xilinx if the merger has not been consummated on or prior to close of business on the end date at a time when the merger agreement could have terminated pursuant to the bullet point above; and

•

for previous three bullet points, (x) at or prior to the Xilinx special meeting or triggering breach, an intention to make an acquisition proposal shall have been publicly announced or an acquisition proposal for Xilinx has been publicly disclosed, publicly announced, commenced, submitted or made and has not been publicly withdrawn without qualification at least five business days prior to the Xilinx special meeting or the triggering breach and (y) within 12 months after termination of the merger agreement, either (i) an alternative transaction with respect to Xilinx is consummated or (ii) a definitive agreement relating to an alternative transaction is entered into by Xilinx (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause (ii), each reference to “25%” in the definition of alternative transaction will be deemed to be a reference to “50%”).

The termination fee will be payable by Xilinx only once and not in duplication even though the termination fee may be payable by Xilinx pursuant to all of the circumstances described above.

AMD Termination Fee

AMD will be obligated to pay to Xilinx a termination fee of $1.5 billion in cash if the merger agreement is terminated:

•

(a) by AMD if prior to obtaining required stockholder approval, (x) the AMD board of directors shall have authorized the party to enter into a definitive agreement relating to a superior proposal, (y) concurrently with the termination of the merger agreement, AMD enters into the definitive agreement relating to a superior proposal and pays the other party the applicable termination fee pursuant to the merger agreement, and (z) AMD has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with the applicable no solicitation of acquisition proposals and special meetings provisions of the merger agreement, or (b) by either AMD or Xilinx (x) if the merger has not been consummated on or prior to close of business on the end date or (y) due to the failure of AMD to obtain approval by AMD stockholders of the Xilinx share issuance proposal, in each of the previous cases, at a time when Xilinx would have been entitled to terminate the merger agreement if AMD has failed to include the AMD recommendation in the joint proxy statement/prospectus or has made a change of recommendation, prior to AMD obtaining its required stockholder approval;

•	by either AMD or Xilinx due to the failure of AMD to obtain approval by AMD stockholders of the Xilinx share issuance proposal;

•

by Xilinx, subject to certain exceptions, if (a) any of AMD’s representations and warranties contained in the merger agreement shall be inaccurate such that the conditions to the completion of the merger would not be satisfied or (b) any of AMD’s covenants contained in the merger agreement shall have been breached such that the conditions to the completion of the merger would not be satisfied; or

•

by either AMD or Xilinx if the merger has not been consummated on or prior to close of business on the end date at a time when the merger agreement could have been terminated pursuant to the above bullet point; and

•

for previous three bullet points, (x) at or prior to the AMD special meeting or triggering breach, an intention to make an acquisition proposal shall have been publicly announced or an acquisition proposal for AMD has been publicly disclosed, publicly announced, commenced, submitted or made and has not been publicly withdrawn without qualification at least five business days prior to the AMD special meeting or the triggering breach and (y) within 12 months after termination of the merger agreement, either (i) an alternative transaction with respect to AMD is consummated or (ii) a definitive agreement relating to an alternative transaction is entered into by AMD (except that the parties have agreed that in the case of a definitive agreement being entered into as described in this clause (ii), each reference to “25%” in the definition of alternative transaction will be deemed to be a reference to “50%”).

AMD will be obligated to pay to Xilinx a regulatory termination fee of $1.0 billion in cash if the merger agreement is terminated:

•	by either AMD or Xilinx because the merger has not been consummated by the end date and the only conditions to closing yet to be satisfied are those relating to competition laws; or

•

by either AMD or Xilinx, when the other conditions to AMD’s obligations to close would have been satisfied or would have been capable of being satisfied if the closing were to occur on the date notice of termination was delivered, due to a governmental authority of competent jurisdiction entering or issuing a final and non-appealable order or adopting or enacting a final and non-appeal law, in either case, relating to antitrust, that permanently prevents, enjoins or makes illegal the consummation of the merger.

A termination fee will be payable by AMD only once and not in duplication even though a termination fee may be payable by AMD pursuant to more than one of the circumstances described above.

Post-Termination Liability

Except in the case of fraud or in the case of intentional and material breach of the merger agreement, if a party receives a termination fee, then the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party, its affiliates and its and their respective representatives in connection with the merger agreement.

Amendment and Waiver

The merger agreement may be amended at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties to the merger agreement, except that:

•

if the AMD share issuance proposal is approved, no amendment may be made which by applicable law or Nasdaq rule or regulation requires further approval of AMD stockholders without the further approval of such AMD stockholders; and

•

if the Xilinx merger proposal is approved, no amendment may be made which by applicable law or Nasdaq rule or regulation requires further approval of Xilinx stockholders without the further approval of such Xilinx stockholders.

Except as otherwise provided in the merger agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition therein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver will not be applicable or have any effect except in the specific instance in which it is given. No failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, will operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Assignment

The merger agreement is not assignable by any party to the merger agreement, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties thereto.

Third-Party Beneficiaries

AMD, Merger Sub and Xilinx have agreed that their respective representations and warranties set forth in the merger agreement are solely for the benefit of the other parties thereto, in accordance with and subject to the merger agreement’s terms. The merger agreement is not intended to, and does not, confer upon any person other than AMD, Merger Sub and Xilinx and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, thereunder, including the right to rely upon the representations and warranties set forth in the merger agreement, except with respect to the sections regarding indemnification and directors’ and officers’ insurance and, after the effective time, the provisions of the merger agreement relating to payment of the merger consideration, any cash in lieu of fractional shares of AMD common stock, and any dividends or other distributions, which provisions inure to the benefit of, and are enforceable by, holders of Xilinx common stock and Xilinx equity awards as of immediately prior to the effective time to the extent necessary to receive the consideration and amount due to such persons thereunder. The representations and warranties in the merger agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the merger agreement without notice or liability to any other person.

Jurisdiction; Specific Performance

Each of AMD, Merger Sub and Xilinx has consented to the exclusive personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, any federal court within the State of Delaware) in any legal actions or proceedings relating to the merger agreement or any of the transactions contemplated thereby.

Each of AMD, Merger Sub and Xilinx has also agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed or were threatened to be not performed, or were otherwise breached. Accordingly, and in addition to any other remedy that each may be entitled to, including monetary damages, AMD, Merger Sub and Xilinx have agreed that each will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Each of AMD, Merger Sub and Xilinx has also irrevocably waived any requirement for the securing or posting of any bond in connection with such injunctions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 26, 2020, AMD, Merger Sub and Xilinx entered into the merger agreement, pursuant to which Merger Sub will merge with and into Xilinx, with Xilinx as the surviving corporation and a wholly owned subsidiary of AMD. Upon successful completion of the Merger, each issued and outstanding share of Xilinx common stock will be converted into the right to receive 1.7234 shares of AMD common stock. The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical financial statements and related notes of AMD and Xilinx, and the other information regarding AMD and Xilinx that is contained or incorporated by reference in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are based on and have been derived from the historical financial statements of AMD and Xilinx, including AMD’s audited consolidated statement of operations for its fiscal year ended December 26, 2020 and audited consolidated balance sheet as of December 26, 2020, and Xilinx’s unaudited condensed consolidated statement of operations for the three months ended March 28, 2020, unaudited condensed consolidated statement of operations for the nine months ended January 2, 2021 and unaudited condensed consolidated balance sheet as of January 2, 2021. The unaudited pro forma condensed combined financial statements have been prepared pursuant to Article 11 of Regulation S-X.

AMD’s fiscal year ends on the last Saturday in December of each year and Xilinx’s fiscal year ends on the Saturday nearest March 31 of each year. The unaudited pro forma condensed combined statement of operations is presented on the basis of AMD’s fiscal year and combine the historical results of the fiscal periods of AMD and Xilinx. Since AMD’s and Xilinx’s fiscal year ends differ by more than 93 days, pursuant to Rule 11-02(c)(3) of Regulation S-X, AMD combines its statement of operations for the fiscal year ended December 26, 2020 and those of Xilinx for each of the three months ended March 28, 2020, June 27, 2020, September 26, 2020 and January 2, 2021. Accordingly, the unaudited pro forma condensed combined financial statements are presented on the basis of AMD’s fiscal year and combine the historical results of the fiscal periods of AMD and Xilinx. The unaudited pro forma condensed combined balance sheet combines AMD’s audited balance sheet as of December 26, 2020 and Xilinx’s unaudited balance sheet as of January 2, 2021.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on December 26, 2020. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 26, 2020 gives effect to the merger as if it had occurred on December 29, 2019. In the opinion of AMD management, the unaudited pro forma condensed combined financial statements reflect adjustments that are necessary to present fairly the unaudited pro forma condensed combined financial information as of and for the periods indicated, and the pro forma adjustments are based on currently available information and assumptions AMD believes are factually supportable, directly attributable to the merger and, with respect to the statement of operations, are expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. The unaudited pro forma condensed combined financial statements also should not be considered indicative of the future results of operations or financial position of AMD or Xilinx.

The unaudited pro forma condensed combined statement of operations and unaudited pro forma condensed combined balance sheet give pro forma effect to the consummation of the merger on the terms provided for in the merger agreement. The unaudited merger pro forma adjustments reflect adjustments related to the application of the acquisition method of accounting in connection with the merger and the preliminary fair value estimate of assets to be acquired and liabilities to be assumed.

The merger is subject to closing adjustments that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements as required by SEC rules. Differences between these preliminary estimates and the final merger accounting may be material.

ADVANCED MICRO DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 26, 2020

(in millions)

	Historical		Reclassification Adjustments	Note	Merger Pro Forma Adjustments	Note	Pro Forma Condensed Combined
Assets	AMD as of 12/26/20	Xilinx as of 1/2/21
Current assets:
Cash and cash equivalents	$1,595	$1,126	$—		$—		$2,721
Short-term investments	695	2,199	—		—		2,894
Accounts receivable, net	2,066	270	—		—		2,336
Inventories	1,399	300	—		—		1,699
Receivables from related parties	10	—	—		—		10
Prepaid expenses and other current assets	378	72	—		—		450

Total current assets	6,143	3,967	—		—		10,110
Property and equipment, net	641	352	—		—		993
Operating lease right-of use assets	208	—	49	4	—		257
Goodwill	289	621	—		25,655	6(a)	26,565
Investment: equity method	63	—	—		—		63
Acquisition-related intangibles, net	—	182	—		13,832	6(a)	14,014
Deferred tax assets	1,245	—	163		(1,408)	6(a)	—
Other non-current assets	373	627	(212)	4	—		788

Total Assets	$8,962	$5,749	$—		$38,079		$52,790

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$468	$110	$—		$—		$578
Payables to related parties	78	—	—		—		78
Accrued liabilities	1,796	—	463	4	167	6(b)	2,426
Accrued payroll and related liabilities	—	314	(314)	4	—		—
Income taxes payable	—	30	(30)	4	—		—
Other accrued liabilities	—	160	(160)	4	—		—
Other current liabilities	75	—	41	4	—		116
Current portion of long-term debt	—	500	—		3	6(a)	503

Total current liabilities	2,417	1,114	—		170		3,701
Long-term debt, net	330	1,492	—		100	6(a)	1,922
Long-term operating lease liabilities	201	—	41	4	—		242
Long-term income taxes payable	—	473	(473)	4	—		—
Other long-term liabilities	177	71	432	4	1,254	6(a)	1,934
Stockholders’ equity:
Capital stock:
Common stock, par value	12	2	—		2	6(c)	16
Additional paid-in capital	10,544	1,284	—		38,045	6(c)	49,873
Treasury stock, at cost	(131)	—	—				(131)
(Accumulated deficit) retained earnings	(4,605)	1,315	—		(1,494)	6(d)	(4,784)
Accumulated other comprehensive income (loss)	17	(2)	—		2	6(c)	17

Total stockholders’ equity	5,837	2,599	—		36,555		44,991

Total Liabilities and Stockholders’ Equity	$8,962	$5,749	$—		$38,079		$52,790

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ADVANCED MICRO DEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 26, 2020

(in millions, except per share amounts)

	Historical
	AMD 12 Months Ended 12/26/20	Xilinx 12 Months Ended 1/2/21	Reclassification Adjustments	Note	Merger Pro Forma Adjustments	Note	Pro Forma Condensed Combined	Note
Net revenue	$9,763	$3,053	$—		$—		$12,816
Cost of sales	5,416	915	—		10	7(a)	6,341
Amortization of acquisition-related intangibles	—	27	—		1,010	7(b)	1,037

Total cost of sales	5,416	942	—		1,020		7,378

Gross profit	4,347	2,111	—		(1,020)		5,438
Research and development	1,983	880	—		123	7(a)	2,986
Marketing, general and administrative	995	460	—		33	7(a)(c)	1,488
Amortization of acquisition-related intangibles	—	12	—		754	7(b)	766
Restructuring charges	—	28	—		—		28

Operating income (loss)	1,369	731	—		(1,930)		170
Interest expense	(47)	—	(50)	4	21	7(d)	(76)
Interest and other income (expense), net	—	(7)	7	4	—		—
Other expense, net	(47)	—	43	4	—		(4)

Income (loss) before income taxes	1,275	724	—		(1,909)		90
Income tax provision (benefit)	(1,210)	103	—		(357)	7(e)	(1,464)
Equity income in investee	5	—	—		—		5

Net Income (loss)	$2,490	$621	$—		$(1,552)		$1,559

Net income per share
Basic	$2.10	$2.54					$0.97
Diluted	$2.06	$2.51					$0.95
Cash dividends per share	$—	$1.51					N/A	7(f)
Shares used in per share calculation
Basic	1,184	245					1,608	7(g)
Diluted	1,207	247					1,634	7(g)

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1—Description of the Merger

On October 26, 2020, AMD entered into the merger agreement, by and among AMD, Merger Sub and Xilinx, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Xilinx, with Xilinx surviving the merger as a wholly owned subsidiary of AMD.

Under the merger agreement, at the effective time, each share of Xilinx common stock issued and outstanding immediately prior to the effective time (other than treasury shares and any shares of Xilinx common stock held directly by AMD or Merger Sub) will be converted into the right to receive 1.7234 fully paid and non-assessable shares of AMD common stock and, if applicable, cash in lieu of fractional shares, subject to any applicable withholding.

At the effective time, (i) all Xilinx RSUs with vesting criteria based on continuing service that are outstanding and held by Xilinx employees immediately prior to the Effective Time will be automatically converted into restricted stock units denominated in shares of AMD common stock based on the exchange ratio, (ii) all Xilinx RSUs with performance-based vesting criteria that are outstanding and held by Xilinx employees immediately prior to the effective time, after giving effect to Xilinx’s determination, based on actual, or, in the event consummation of the merger occurs during or after Xilinx’s fiscal year 2022, the greater of target-level and actual, performance through a date that is not less than ten business days prior to the effective time, of Xilinx RSUs earned, will be (to the extent earned) automatically converted into restricted stock units denominated in shares of AMD common stock based on the exchange ratio and all unearned performance-based Xilinx RSUs forfeited, (iii) all Xilinx options held by Xilinx employees that are outstanding as of immediately prior to the effective time (if any) will be automatically converted into options to acquire a number of shares of AMD common stock determined based on the exchange ratio (with the exercise price being adjusted based on the exchange ratio) and (iv) all Xilinx options and Xilinx RSUs held by non-employee members of the Xilinx board of directors shall accelerate in full and, in the case of Xilinx RSUs, become settled. Aside from the foregoing adjustments, the awards will generally remain subject to the same vesting and other terms and conditions that applied to the awards immediately prior to the effective time.

The merger has been unanimously approved by the respective AMD and Xilinx boards of directors. However, the merger is subject to approval by AMD and Xilinx stockholders, certain regulatory approvals and other customary closing conditions. The merger is currently expected to close by the end of calendar year 2021.

Note 2—Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. AMD has a 52-to-53-week fiscal year that ends on the last Saturday in December and Xilinx has a 52-to-53-week fiscal year that ends on the Saturday nearest March 31. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial statements have been prepared utilizing periods that differ by less than 93 days. Given the different fiscal year ends of AMD and Xilinx, the Xilinx historical unaudited condensed consolidated statement of operations for the twelve months ended January 2, 2021 is derived from the unaudited condensed consolidated statements of operations for each of the three months ended March 28, 2020, June 27, 2020, September 26, 2020 and January 2, 2021. The AMD historical unaudited condensed financial statement of operations data are derived from AMD’s audited consolidated financial statements for the fiscal year ended December 26, 2020.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on December 26, 2020. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 26, 2020 gives effect to the merger as if it had occurred on December 29, 2019, the beginning of AMD’s fiscal 2020 year. The unaudited pro forma condensed combined statement of operations is presented on the basis of AMD’s fiscal year and combines the historical results of the fiscal periods of AMD and Xilinx. The unaudited pro forma condensed combined balance sheet combines AMD’s audited consolidated balance sheet as of December 26, 2020 and Xilinx’s unaudited consolidated balance sheet as of January 2, 2021.

These unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with the business combination provisions of ASC 805, Business Combinations, with AMD representing the acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, AMD’s costs to acquire Xilinx have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements.

Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of Xilinx’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Certain current market-based assumptions were used which will be updated upon completion of the merger. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for definitive measurement, including inventory, property and equipment, operating lease right-of-use assets and their related tax impact. Following the consummation of the merger, management will conduct a final review. As a result of that review, management may identify differences that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger transactions or of any integration costs.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	the separate historical audited consolidated financial statements of AMD for the year ended December 26, 2020, included in AMD’s Annual Report on Form 10-K filed with the SEC on January 29, 2021;

•

the separate historical unaudited condensed consolidated financial statements of Xilinx as of and for the nine months ended January 2, 2021, included in Xilinx’s Quarterly Report on Form 10-Q filed with the SEC on January 28, 2021; and

•	the separate historical audited consolidated financial statements of Xilinx for the year ended March 28, 2020, included in Xilinx’s Annual Report on Form 10-K filed with the SEC on May 8, 2020.

Note 3—Conforming Accounting Policies

At this time, AMD is not aware of any material differences between the accounting policies of the two companies that would continue to exist subsequent to the application of acquisition accounting. Following the consummation of the merger, AMD will conduct a more detailed review of Xilinx’s accounting policies to determine if differences in accounting policies require further reclassification of Xilinx’s results of operations or reclassification of assets or liabilities to conform to AMD’s accounting policies and classifications. As a result, AMD may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Note 4—Reclassifications

The following reclassification adjustments were made to conform the presentation of Xilinx’s financial information to AMD’s presentation as indicated in the table below:

Balance Sheet as of December 26, 2020

Amount (in millions)	Presentation in Xilinx’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
$49	Other non-current assets	Operating lease right-of-use assets
163	Other non-current assets	Deferred tax assets
314	Accrued payroll and related liabilities	Accrued liabilities
30	Income taxes payable	Other current liabilities
11	Other accrued liabilities	Other current liabilities
149	Other accrued liabilities	Accrued liabilities
41	Other long-term liabilities	Long-term operating lease liabilities
473	Long-term income taxes payable	Other long-term liabilities

Statement of Operations for the Year Ended December 26, 2020

Amount (in millions)	Presentation in Xilinx’s Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements
$(50)	Interest and other income (expense), net	Interest expense
43	Interest and other income (expense), net	Other expense, net

Note 5—Preliminary Merger Consideration and Allocation

Preliminary Merger Consideration

The preliminary merger consideration is approximately $39,321 million, based on the closing price of AMD common stock on the Nasdaq of $92.35 on February 10, 2021. The aggregate value of the merger consideration will fluctuate based upon changes in the price of AMD common stock and the number of shares of Xilinx common stock outstanding immediately prior to the effective time, including shares subject to Xilinx restricted stock awards outstanding on the closing date. The preliminary merger consideration is as follows:

(Share amounts and dollars in millions, except share price data)
Estimated Xilinx common shares	246	(1)
Exchange ratio	1.7234
AMD shares to be issued in exchange	424
AMD closing share price			$92.35	(2)

Total preliminary merger consideration to be paid at closing			39,115
Fair value of estimated RSUs assumed (including Xilinx performance-based RSUs converted to RSUs)			1,053	(3)
Less: Estimated fair value of RSUs to be expensed			(847	)(3)

Estimated value of AMD replacement equity awards attributable to precombination service			206

Total preliminary merger consideration			$39,321

(1)	The estimate is based on 246 million shares of Xilinx common stock issued and outstanding as of February 10, 2021, which includes 7,587 Xilinx RSUs which have vested but are yet to be settled.
(2)	Based on the closing price of AMD common stock on the Nasdaq on February 10, 2021.

(3)

$1.1 billion represents the estimated fair value of Xilinx RSUs that will be assumed by AMD upon completion of the merger. $847 million represents the estimated fair value of Xilinx RSUs to be expensed over the future service period. The final value of Xilinx RSUs will be impacted by changes in the price of AMD common stock and the number of Xilinx RSUs vested at the actual date of the closing of the merger.

The cash consideration for any fractional shares of AMD common stock that may become payable in respect of shares of Xilinx common stock outstanding immediately prior to the effective time has not been estimated nor included in the purchase price presented for pro forma purposes.

The final merger consideration could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements primarily due to movements in the price of AMD common stock and the number of shares of Xilinx common stock outstanding immediately prior to the effective time on the closing date of the merger. A 25% fluctuation in the market price of AMD common stock would affect the value of the preliminary merger consideration reflected in the unaudited pro forma condensed combined financial information with a corresponding change to goodwill related to the transaction, as illustrated in the table below:

Change in Stock Price	Stock Price	Estimated Merger Consideration (in millions)	Estimated Change in Goodwill (in millions)
25% increase in stock price	$115.44	$49,151	$9,830
25% decrease in stock price	$69.26	$29,491	$(9,830)

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Xilinx are recorded at their fair values as of the merger date and added to those of AMD. The purchase price allocation shown below is preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and has been prepared to illustrate the estimated effect of the merger. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Xilinx, AMD used certain assumptions based on publicly available transaction data for the industry. The final purchase price allocation is dependent upon certain valuation and other studies that have yet to be completed. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could have a material impact on the final purchase price allocation.

The following table sets forth a preliminary allocation of the total preliminary merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Xilinx, based on management’s preliminary estimate of their fair values as of December 26, 2020:

	Historical	Fair Value Adjustment	Fair Value
Preliminary merger consideration			$39,321
Cash and cash equivalents	$1,126	$—	1,126
Short-term investments	2,199	—	2,199
Accounts receivable, net	270	—	270
Inventories	300	—	300
Prepaid expenses and other current assets	72	—	72
Net property, plant and equipment	352	—	352
Acquisition-related intangibles, net	182	13,832	14,014
Other assets	627	(163)	464

Total assets	5,128	13,669	18,797
Accounts payable	110	—	110
Accrued payroll and related liabilities	314		314
Income taxes payable	30	—	30
Other accrued liabilities	160	—	160
Current portion of long-term debt	500	3	503
Long-term debt	1,492	100	1,592
Long-term income taxes payable	473	—	473
Other long-term liabilities	71	2,499	2,570

Total liabilities	3,150	2,602	5,752

Fair value of net assets acquired			13,045

Goodwill			$26,276

Goodwill represents the excess of acquisition consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Xilinx, planned growth in new markets and synergies expected to be achieved from the combined operations of AMD and Xilinx. Goodwill recorded in the merger is not expected to be deductible for tax purposes.

The fair value adjustments as shown above are further described below in Notes 6 and 7.

Other Long-term Liabilities

The adjustment to Other long-term liabilities relates to deferred tax liabilities, which will be recorded at the effective date of the merger and which principally represent the deferred tax impact associated with the incremental differences in book and tax basis of acquired intangible assets. Deferred taxes associated with estimated fair value adjustments are computed using an estimated blended statutory U.S. federal and state tax rate and statutory Singapore foreign tax rate. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law, and for statement of operations purposes, where U.S. tax rates were used, rates were based on the tax laws applicable to the respective periods. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including post-acquisition activities, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

	Fair Value (in Millions)	Weighted Average Estimated Useful Life (in Years)
Developed technology	$7,260	7
Customer relationships	5,065	7
Trade name	169	4

Identified intangible assets subject to amortization	12,494
In-process research and development not subject to amortization	1,520	N/A

Total identified intangible assets	$14,014

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ materially from this preliminary determination.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above.

Note 6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(a) Reflects the adjustments of fair value of assets acquired and liabilities assumed as a result of acquisition accounting. See Note 5 for details.

Goodwill

Amount (in millions)
Elimination of Xilinx’s historical goodwill	$(621)
Preliminary goodwill from the Xilinx acquisition	26,276

Adjustment to goodwill	$25,655

Acquisition-related Intangibles, net

Amount (in millions)
Elimination of Xilinx’s historical acquisition-related intangible assets, net	$(182)
Preliminary acquisition-related intangible assets from the Xilinx acquisition	14,014

Adjustment to acquisition-related intangible assets, net	$13,832

Deferred Tax

The adjustment to Deferred tax assets of $1.4 billion represents (i) $1.3 billion reclassification of AMD’s and Xilinx’s historical U.S. deferred tax assets to deferred tax liabilities, net which is presented in Other long-term liabilities as the combined company has a net deferred tax liability position primarily due to the acquisition-related intangible assets and (ii) $67 million write-down related to certain Xilinx deferred tax assets to conform to AMD’s tax positions.

Current Portion of Long-term Debt

Amount (in millions)
Elimination of Xilinx’s historical current portion of long-term debt	$(500)
Preliminary fair value of Xilinx’s current portion of the long-term debt	503

Adjustment to current portion of long-term debt	$3

Long-term Debt, net

Amount (in millions)
Elimination of Xilinx’s historical long-term debt, net	$(1,492)
Preliminary fair value of Xilinx’s long-term debt	1,592

Adjustment to long-term debt, net	$100

Other Long-term Liabilities

Amount (in millions)
Increase in Xilinx’s deferred tax liability upon acquisition	$2,595
Reclassification of deferred tax assets	(1,341)

Adjustment to other long-term liabilities	$1,254

The net adjustment to Other long-term liabilities of $1.3 billion reflects an increase in deferred tax liabilities of $2.6 billion associated with acquired intangible assets that are not expected to be tax-deductible. AMD has computed deferred tax impacts assuming Xilinx as a member of the combined company’s U.S. consolidated tax return following the acquisition. The final determination of the treatment of AMD and Xilinx associated with the U.S. tax filings may differ as a result of subsequent changes in tax laws and integration activities. The acquired intangible assets resulted in a net deferred tax liability position for the combined company. Therefore, the deferred tax assets have been reclassified to reflect a net deferred tax liability.

(b) Represents adjustments to the combined company accrued liabilities balance for (i) Xilinx retention bonuses and (ii) AMD and Xilinx transaction costs anticipated to be paid in connection with completing the merger. An adjustment for total additional retention bonuses of $41 million for Xilinx employees reflects the full expected payable amount assuming all eligible employees remain employed through the applicable payout dates. Total additional transaction costs of $138 million are expected, of which $126 million would be paid in cash and which is reflected as an increase to accrued liabilities, with the remaining $12 million, which is payable either in AMD common stock or cash, assumed to be paid in AMD common stock and reflected as an increase in additional paid-in capital. Also see Note 6(d). Accrued liabilities do not include (i) transaction costs of $20 million payable at closing solely at the discretion of AMD and (ii) transaction costs of up to $40 million that are payable based upon the value of Xilinx shares at closing.

Amount (in millions)
Additional retention bonus accrual.	$41
Additional transaction cost accrual.	126

Adjustment to accrued liabilities.	$167

(c) Reflects the elimination of Xilinx’s historical common stock, capital in excess of par value and accumulated other comprehensive income, as well as adjustments to reflect the value of shares exchanged, and replacement equity awards.

Common Stock

Amount (in millions)
Elimination of par value of Xilinx’s historical common stock	$(2)
Estimated par value of AMD common stock issued for outstanding shares of Xilinx common stock	4

Adjustment to common stock	$2

Additional Paid-in Capital

Amount (in millions)
Elimination of Xilinx’s historical additional paid-in capital	$(1,284)
Estimated value of AMD common stock issued for outstanding shares of Xilinx common stock	39,115
Estimated value of AMD common stock issued for transaction cost upon close	12
Estimated par value of AMD common stock issued for outstanding shares of Xilinx common stock	(4)
Estimated value of AMD replacement equity awards attributable to precombination service	206

Adjustment to additional paid-in capital	$38,045

(d) Reflects the adjustment to AMD’s accumulated deficit to (i) eliminate Xilinx’s historical retained earnings after pro forma adjustments, (ii) record Xilinx retention bonuses and (iii) record transaction costs. The transaction costs primarily consist of fees for investment banking, legal and accounting services. The adjustments for Xilinx retention bonuses transaction costs are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly attributable to the merger. The adjustment to accumulated deficit is as follows:

Amount (in millions)
Elimination of Xilinx’s retained earnings after adjustments	$(1,315)
Adjustment for Xilinx retention bonuses	(41)
Adjustment for AMD and Xilinx transaction costs	(138)

Total adjustment to accumulated deficit	$(1,494)

Note 7—Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a) Represents the adjustments to record the additional stock-based compensation expense of (i) $167 million for the estimated differences between preliminary fair value of the unvested portion of the Xilinx equity awards replaced in connection with the merger and the historical grant date fair value of unvested portion of these awards and (ii) $29 million for RSUs granted to retain Xilinx employees as the amount is a recurring item that is directly attributable to the merger. The value for the replacement awards is based on the AMD common stock price as of February 10, 2021. The breakdown of the adjustment is as follows:

Pro Forma Year Ended December 26, 2020 (in millions)
Cost of sales	$10
Research and development	123
Marketing, general and administrative	63

Adjustment to share-based compensation	$196

(b) Represents the adjustments to record (i) the elimination of historical amortization expense and (ii) recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized, which are subject to further adjustment as additional information becomes available.

Cost of Sales

Pro Forma Year Ended December 26, 2020 (in millions)
Elimination of Xilinx’s historical intangible asset amortization	$(27)
Amortization of purchased identifiable intangible assets	1,037

Adjustment to intangible asset amortization expense	$1,010

Operating Expense

Pro Forma Year Ended December 26, 2020 (in millions)
Elimination of Xilinx’s historical intangible asset amortization	$(12)
Amortization of purchased identifiable intangible assets	766

Adjustment to intangible asset amortization expense	$754

The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that AMD will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense of approximately $180 million for the year ended December 26, 2020. A 10% decrease in the valuation of intangible assets would cause a corresponding decrease in the amortization expense of approximately $180 million for the year ended December 26, 2020.

(c) Represents the adjustment to remove $30 million of transaction costs recognized in the historical financial statements that do not have a continuing effect on the results of operations of the combined company.

(d) Represents the adjustment to amortize the difference between the fair value of the Xilinx’s outstanding debt as of December 26, 2020 as a result of acquisition accounting and its historical carrying value over the remaining term of the instruments.

Pro Forma Year Ended December 26, 2020 (in millions)
Adjustment to interest expense	$(21)

(e) Represents the deferred tax impact associated with the adjustments to acquired intangible asset amortization, share-based compensation and interest expense.

(f) Pro forma combined company dividends per share is not presented, as the declaration and payment of dividends, if any, by the combined company will be determined at the discretion of the AMD board of directors following the completion of the merger.

(g) Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of AMD common stock outstanding and the additional shares of AMD common stock and equity awards estimated to be issued in conjunction with the merger, assuming those shares were outstanding for the fiscal year ended December 26, 2020.

Pro Forma Basic and Diluted Weighted Average Shares

Pro Forma Year Ended December 26, 2020 (in millions)
Historical AMD weighted average shares outstanding—basic	1,184
Shares of AMD common stock to be issued to Xilinx stockholders pursuant to merger agreement	424

Pro forma weighted average shares—basic	1,608

Pro Forma Year Ended December 26, 2020 (in millions)
Historical AMD weighted average shares outstanding—diluted	1,207
Shares of AMD common stock to be issued to Xilinx stockholders pursuant to merger agreement	424
Dilutive impact of replacement equity awards	3

Pro forma weighted average shares—diluted	1,634

Information About AMD’s Board of Directors and Executive Officers

Set forth below is information concerning AMD’s board of directors and executive officers. The definitive proxy statement for AMD’s 2021 annual meeting of stockholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our” and “us” refer to AMD, the term “Board” refers to the AMD board of directors, and references to committees refer to the applicable committees of the Board.

AMD’s Board of Directors

Certain information regarding each member of the Board is set forth below. Each director’s former directorships on public company boards during the past five years are set forth under “—Former Directorships During the Last Five Years” below. The age of each director is as of February 10, 2021.

 John E. Caldwell

 Director since October 2006 and Chairman of the Board since May 2016

 Age: 71

 Board Committees: Nominating and Corporate Governance Committee (Chair) and Audit and Finance Committee

Mr. Caldwell served as President and Chief Executive Officer of SMTC Corporation (an electronics manufacturing services company) from March 2003 until he retired in March 2011. Before joining SMTC, Mr. Caldwell served as chair of the restructuring committee of the board of directors of The Mosaic Group (a marketing services provider) from October 2002 to September 2003, as President and Chief Executive Officer of GEAC Computer Corporation, Ltd. (a computer software company) from October 2000 to November 2001 and as President and Chief Executive Officer of CAE Inc. (a simulation technologies and integrated training solutions provider for the civil aviation and defense industries) from June 1993 to October 1999. In addition, Mr. Caldwell has served in a variety of senior executive positions in finance, including Senior Vice President of Finance and Corporate Affairs of CAE and Executive Vice President of Finance and Administration of Carling O’Keefe Breweries of Canada. Over the course of his career, Mr. Caldwell has served on the audit committees of ten public companies. Mr. Caldwell has been a director of Faro Technologies, Inc. since 2002. Mr. Caldwell holds a Bachelor of Commerce degree from Carleton University, Ontario, and is a chartered professional accountant with the Chartered Professional Accountants of Ontario. Mr. Caldwell is an author and lecturer on the subject of board oversight of enterprise risk.

Director Qualifications: Mr. Caldwell brings to the Board extensive and diversified general management, financial management and risk assessment experience as a result of his experience at SMTC, his other executive management experience and his service as a director on the boards of directors of other public companies.

 Nora M. Denzel

 Director since March 2014

 Age: 58

 Board Committees: Compensation and Leadership Resources Committee (Chair), Innovation and Technology

 Committee and Nominating and Corporate Governance Committee

Ms. Denzel served as interim Chief Executive Officer of Outerwall Inc. (an automated retail solutions provider) from January to August 2015. Prior to Outerwall, Ms. Denzel held various executive management positions from February 2008 through August 2012 at Intuit Inc. (a cloud financial management software company), including Senior Vice President of Big Data, Social Design and Marketing and Senior Vice President and General Manager of the QuickBooks Employee Management business unit. From 2000 to 2006, Ms. Denzel held several executive level positions at HP Enterprise, formerly, Hewlett-Packard Company (a technology software, services and hardware provider), including Senior Vice President and General Manager, Software Global Business Unit from May 2002 to February 2006 and Vice President of Storage Organization from August 2000 to May 2002. Prior to HP Enterprise, Ms. Denzel held executive positions at Legato Systems Inc. (a data storage management software company purchased by EMC Corporation) and International Business Machines Corporation (IBM) (an information technology company). Ms. Denzel has been a member of the board of directors of Ericsson since March 2013, Talend S.A. since July 2017 and NortonLifelock since December 2019. She holds a Master of Business Administration degree from Santa Clara University and a Bachelor of Science degree in Computer Science from the State University of New York.

Director Qualifications: Ms. Denzel brings to the Board more than 25 years of experience in technology, software, data center and leadership as a result of her experience at Intuit, Hewlett-Packard and IBM and her experience on the boards of directors of other public companies.

 Mark Durcan

 Director since October 2017

 Age: 59

 Board Committees: Innovation and Technology Committee (Chair), Compensation and Leadership Resources

 Committee and Nominating and Corporate Governance Committee

Mr. Durcan served as an advisor of Micron Technology, Inc. (a memory and storage solutions company) from May 2017 to August 2017 and served as its Chief Executive Officer from February 2012 until his retirement in May 2017. During Mr. Durcan’s 32-year tenure at Micron Technology, he held a wide variety of senior leadership positions, including President and Chief Operating Officer from 2007 to 2012, Chief Operating Officer from 2006 to 2007, Chief Technical Officer from 1998 to 2006 and Vice President, Research and Development from 1996 to 1998. Mr. Durcan joined Micron Technology, in June 1984 as a Diffusion Engineer and held a series of increasingly responsible positions, including Process Integration Engineer, Process Integration Manager and Process Development Manager. Mr. Durcan holds approximately 100 U.S. patents and overseas patents. Mr. Durcan has been a member of the board of directors of AmerisourceBergen Corporation since 2015, Veoneer, Inc. since 2018, and the Supervisory Board at ASML Holding NV. since April 2020. He also serves as a director of St. Luke’s Medical System, a not-for-profit hospital and health care system, and as a member of the Rice University Board of Trustees. Mr. Durcan holds a Bachelor of Science degree in Chemical Engineering and a Master of Chemical Engineering degree from Rice University.

Director Qualifications: Mr. Durcan is a seasoned business executive with 32 years of experience in the semiconductor industry. He brings to the Board substantial experience as a chief executive officer and in the areas of executive leadership, strategic planning, finance and corporate governance.

 Michael P. Gregoire

 Director since November 2019

 Age: 55

 Board Committees: Audit and Finance Committee and Nominating and Corporate Governance Committee

Mr. Gregoire is a founding partner at Brighton Park Capital (a growth equity private equity firm). Prior to Brighton Park Capital, Mr. Gregoire served as Chairman & CEO of CA Technologies (an enterprise software company) from January 2013 to November 2018. Mr. Gregoire served as President and CEO of Taleo Corporation (“Taleo”) (a cloud-based talent management software company) from March 2005 to April 2012. He also served as a member of the board of directors of Taleo from April 2005 to April 2012 and as chairman of the board from May 2009 to April 2012. In addition, Mr. Gregoire served as Executive Vice President at PeopleSoft, Inc. and Executive Director at Electronic Data Systems (EDS) and has been chair of the World Economic Forum’s IT Governors Steering Committee as well as a member of the Business Roundtable’s Information and Technology Committee. Mr. Gregoire also serves on the Executive Council of TechNet, an organization of CEOs that represents the technology industry in policy issues critical to American innovation and economic competitiveness. Mr. Gregoire has been a member of the board of directors of Smartsheet Inc. since December 2019. Mr. Gregoire holds a Bachelor of Science degree in Physics and Computing from Wilfrid Laurier University in Ontario, Canada, and a Master of Business Administration degree from California Coast University.

Director Qualifications: Mr. Gregoire is a seasoned business executive with experience as a chief executive officer and a strong financial management and fiscal background. Mr. Gregoire brings to the Board extensive experience in executive leadership and strategy in the technology industry.

 Joseph A. Householder

 Director since September 2014

 Age: 65

 Board Committees: Audit and Finance Committee (Chair) and Nominating and Corporate Governance

 Committee

Mr. Householder was the President and Chief Operating Officer of Sempra Energy (a worldwide provider of energy infrastructure and gas and electric utilities and a recognized leader in sustainability, diversity and inclusion) where he oversaw Sempra Energy’s regulated U.S. utilities and the Sempra North American Infrastructure Group from May 2018 until his retirement in January 2020. Previously from 2017 to 2018, Mr. Householder served as Sempra Energy’s Corporate Group President, Infrastructure Businesses overseeing the company’s operations in midstream, liquefied natural gas and renewable energy and Mexico. From 2011 to 2016, Mr. Householder was the Executive Vice President and Chief Financial Officer of Sempra Energy. He also served as Chief Accounting Officer of Sempra Energy from 2007 to 2012. From 2006 to 2011, Mr. Householder was Senior Vice President and Controller of Sempra Energy responsible for financial reporting, accounting and controls and tax functions for all Sempra Energy companies. Prior to this role, he served as Vice President of Corporate Tax and Chief Tax Counsel for Sempra Energy. Prior to joining Sempra Energy in 2001, Mr. Householder was a partner at PricewaterhouseCoopers in the firm’s national tax office. From 1986 to 1999, he served in a number of legal and financial roles at Unocal Corporation, including ultimately as Vice President of Corporate Development and Assistant Chief Financial Officer, where he was responsible for worldwide tax planning, financial reporting and forecasting and mergers and acquisitions. He holds a Bachelor of Science degree in Business Administration from the University of Southern California and a Juris Doctor degree from Loyola Law School.

Director Qualifications: Mr. Householder brings to the Board significant financial and operational expertise as a result of his chief financial officer experience at Sempra Energy, his experience as a partner of PricewaterhouseCoopers and his experience at Unocal Corporation.

 John W. Marren

 Director since February 2017

 Age: 57

 Board Committees: Audit and Finance Committee and Nominating and Corporate Governance Committee

Mr. Marren has served as Senior Managing Director, North America of Temasek (a sovereign wealth fund of the government of Singapore) since November 2017. Prior to joining Temasek, Mr. Marren was a Senior Partner and the Head of Technology Investments of TPG Capital (a private equity investment company) from 2000 until his retirement in December 2015. From 1996 through 2000, Mr. Marren was a Managing Director at Morgan Stanley (a global financial services company), most recently as Co-Head of the Technology Investment Banking Group. From 1992 to 1996, he was a Managing Director and Senior Semiconductor Research Analyst at Alex Brown & Sons (an investment company). While at Morgan Stanley and Alex Brown & Sons, Mr. Marren was a frequent member of the Institutional Investor All-American Research Team, which recognizes the top research analysts on Wall Street. Prior to Alex Brown, Mr. Marren spent seven years in the semiconductor industry working for VLSI Technology and Vitesse Semiconductor. Mr. Marren has been a member of the board of directors of Poshmark, Inc. since July 2018. Mr. Marren currently serves on the board of directors of Impossible Foods Inc., a private company. He is a Trustee of the University of California, Santa Barbara, and he serves on the US Olympic and Paralympic Foundation Board. Mr. Marren holds a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara.

Director Qualifications: Mr. Marren brings to the Board extensive experience with financial management and technology as well as capital market expertise as a result of his prior work at TPG Capital and Morgan Stanley. Mr. Marren also provides the Board with valuable corporate governance insight from his past and present service on private and public company boards.

 Dr. Lisa T. Su

 Director since October 2014

 Age: 51

Dr. Lisa T. Su is AMD’s President and Chief Executive Officer, a position she has held since October 2014, and serves on the Board. Previously, from July 2014 to October 2014, she was Chief Operating Officer responsible for AMD’s business units, sales, and global operations teams. Dr. Su joined AMD in January 2012 as Senior Vice President and General Manager, Global Business Units and was responsible for driving end-to-end business execution of AMD products and solutions. Prior to joining AMD, Dr. Su served as Senior Vice President and General Manager, Networking and Multimedia at Freescale Semiconductor, Inc. (a semiconductor manufacturing company), and was responsible for global strategy, marketing and engineering for the company’s embedded communications and applications processor business. Dr. Su joined Freescale in 2007 as Chief Technology Officer, where she led the company’s technology roadmap and research and development efforts.

Dr. Su spent the previous 13 years at IBM in various engineering and business leadership positions, including Vice President of the Semiconductor Research and Development Center responsible for the strategic direction of IBM’s silicon technologies, joint development alliances and semiconductor R&D operations. Prior to IBM, she was a member of the technical staff at Texas Instruments Incorporated from 1994 to 1995.

Dr. Su has a Bachelor of Science, Master of Science and Doctorate degrees in Electrical Engineering from the Massachusetts Institute of Technology (MIT). She has published more than 40 technical articles and was named a Fellow of the Institute of Electronics and Electrical Engineers in 2009. In 2017, Dr. Su was named one of the “World’s 50 Greatest Leaders” by Fortune Magazine and the “Top Ranked Semiconductor CEO” by Institutional Investor Magazine. In 2018, Dr. Su was elected to the National Academy of Engineering and received the Dr. Morris Chang Exemplary Leadership Award from the Global Semiconductor Alliance. In 2019, Dr. Su was named one of the World’s 50 Best CEOs by Barron’s, one of the “Most Powerful Women in Business” by Fortune Magazine and she was included in The Bloomberg 50 list of people who defined the year. In 2020, Fortune named Dr. Su #2 on its “Business Person of the Year” list, she was elected to the American Academy of

Arts & Science, and she received the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award. Dr. Su has been a member of the board of Cisco Systems, Inc. since January 2020. She also serves on the board of directors for the Semiconductor Industry Association and the Global Semiconductor Alliance.

Director Qualifications: As our President and Chief Executive Officer, Dr. Su brings to the Board her expertise and proven leadership in the global semiconductor industry as well as valuable insight into our operations, management and culture, providing an essential link between the management and the Board on management’s perspectives.

 Abhi Y. Talwalkar

 Director since June 2017

 Age: 56

 Board Committees: Compensation and Leadership Resources Committee, Innovation and Technology

 Committee and Nominating and Corporate Governance Committee

Mr. Talwalkar was President and Chief Executive Officer of LSI Corporation (a semiconductor and software company) from May 2005 until the completion of LSI’s merger with Avago Technologies Limited in May 2014. From 1993 to 2005, Mr. Talwalkar held a number of senior management positions at Intel Corporation (a semiconductor company), including Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which was comprised of Intel’s corporate client, server, storage, and communications businesses, and Vice President and General Manager for the Intel Enterprise Platform Group, where he focused on developing, marketing, and driving Intel business strategies for server computing. Prior to Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems (a multiprocessing computer systems design and manufacturer that later became a part of IBM). He also held positions at Bipolar Integrated Technology, Inc. (a VLSI bipolar semiconductor company) and Lattice Semiconductor Inc. (a service-driven developer of programmable design solutions). He has been a member of the board of directors of Lam Research Corporation since 2011, iRhythm Technologies since 2016 and TE Connectivity since 2017. Mr. Talwalkar was also a member of the board of directors of LSI Corporation from 2005 to 2014 and the Semiconductor Industry Association. Additionally, he was a member of the U.S. delegation for World Semiconductor Council proceedings. Mr. Talwalkar holds a Bachelor of Science degree in Electrical Engineering from Oregon State University.

Director Qualifications: Mr. Talwalkar brings to the Board extensive CEO experience and significant public company technology industry experience. He also provides the Board with valuable public board governance insight from his past and present board service.

Former Directorships in Public Companies in the Last Five Years

The table below sets forth the list of public companies on which our directors formerly served over the last five years, including the name of the company and duration of service. No director currently serves on the boards of the companies listed below.

Director	Name of the Company	Term of Past Directorship
John E. Caldwell	IAMGOLD Corporation	2006—2021
Mark Durcan	Micron Technology, Inc.	2012—2017
Michael P. Gregoire	CA Technologies	2013—2018
	Automatic Data Processing, Inc.	2014—2019
Joseph A. Householder	Infraestructura Energetica Nova, S.A.B. de C.V.	2013—2020
Lisa T. Su	Analog Devices Inc.	2012—2020

AMD’s Executive Officers

The following sets forth biographical information regarding our executive officers as of February 10, 2021. Biographical information about Dr. Su, who is both a director and an executive officer, may be found above under “—AMD’s Board of Directors.” The age of each executive officer is as of February 10, 2021.

 Devinder Kumar

 Executive Vice President, Chief Financial Officer and Treasurer

 Age: 65

Mr. Kumar is our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Kumar is responsible for the company’s global finance organization and oversees financial management of the company as well as global corporate services and facilities.

Since joining AMD in 1984, Mr. Kumar progressed through leadership positions in corporate accounting and corporate finance, including serving 10 years as the regional finance director in Asia. From 2001 to 2012, Mr. Kumar served as Corporate Controller. He was appointed Chief Financial Officer in January 2013 and his role was expanded to include Treasurer in April 2015.

Mr. Kumar has served as a member of the board of directors of Ciena Corporation (a networking systems, services and software company) since August 2019.

Mr. Kumar holds a Bachelor of Science degree in Ecology from the University of Malaya, Malaysia, a Master of Science degree in Biology from the University of California, Santa Barbara and an MBA in Finance from the University of California, Los Angeles.

 Rick Bergman

 Executive Vice President, Computing and Graphics Business Group

 Age: 57

Mr. Bergman is our Executive Vice President of Computing and Graphics. Mr. Bergman is responsible for the company’s graphics and semi-custom businesses as well as combining AMD’s high-performance CPUs, GPUs and software to create differentiated solutions. Mr. Bergman brings over 30 years of industry experience including significant business leadership experience.

Previously, Mr. Bergman was president and CEO for Synaptics, a leading developer of human interface solutions including touch, display, IoT and biometrics solutions, from October 2011 to March 2019. Prior to that, he served in a series of senior executive positions at AMD, where he was Senior Vice President and General Manager of AMD’s Product Group from May 2009 to September 2011, and Senior Vice President and General Manager of AMD’s Graphics Product Group from October 2006 to May 2009. During his time at AMD, Mr. Bergman was responsible for delivering microprocessors and graphics chips to our customers across server, client, embedded and game consoles, and for driving the technology that put a graphics chip and processor on a single piece of silicon. Until AMD acquired ATI Technologies Inc. in 2006, Mr. Bergman was Senior Vice President and General Manager of ATI Technologies’ PC Group.

Additionally, he has held senior management positions at S3 Graphics, Texas Instruments and IBM and was a board member of Maxwell Technologies from 2015 until it was acquired by Tesla in May 2019.

Mr. Bergman holds a Bachelor of Science degree in Electrical Engineering from the University of Michigan and a Master of Science degree in Business Administration from the University of Colorado’s Executive MBA program.

 Darren Grasby

 Executive Vice President and Chief Sales Officer, President EMEA

 Age: 51

Mr. Grasby is our Executive Vice President, Chief Sales Officer and President of AMD EMEA. In this role, he is responsible for leading the global sales organization for our product lines, including computing, graphics, datacenter and embedded products. Since Mr. Grasby joined AMD in 2007, he has held several leadership roles focused on sales and marketing, including serving as Senior Vice President of Global Computing and Graphics Sales from July 2018 to January 2019. In that role, Mr. Grasby led teams responsible for successfully driving adoption of AMD Ryzen™, AMD Radeon™ and AMD EPYC™ processors globally. Prior to that, Mr. Grasby was our President EMEA and Global Channel Sales from October 2015 to July 2018 and Corporate Vice President, Global Sales and General Manager EMEA from November 2014 to October 2015. He was our Corporate Vice President and General Manager EMEA from August 2007 to November 2014. Mr. Grasby has nearly three decades of high-tech industry expertise focused on PCs, graphics and peripheral product sales. Before joining AMD, Mr. Grasby created and ran several very successful companies, including businesses focused on computer manufacturing, supply chain management, global distribution, and creation and development of graphics brands like ATI.

 Forrest E. Norrod

 Senior Vice President and General Manager, Datacenter and Embedded Solutions Business Group

 Age: 55

Mr. Norrod is our Senior Vice President and General Manager of the Datacenter and Embedded Solutions Business Group. In this role, he is responsible for managing all aspects of strategy, business management, engineering and sales for AMD data center and embedded products. Mr. Norrod joined AMD in November 2014. Mr. Norrod has more than 25 years of technology industry experience across a number of engineering and business management roles at both the chip and system level.

Mr. Norrod was Vice President and General Manager of Dell Inc.’s server business from December 2009 to October 2014, driving the business to market share leadership in several key geographies and markets while delivering consistent revenue and profitability growth. In his role as Vice President and General Manager of Dell’s Data Center Solutions, Mr. Norrod successfully led the creation of the company’s first internal startup, which established Dell’s leadership presence in the hyper-scale datacenter market. He joined Dell as CTO of Client Products in August 2000, then led the company’s Enterprise Engineering before ultimately having responsibility for all of Dell’s global engineering teams. Prior to Dell, Mr. Norrod worked at Cyrix Corp from 1993 to 1997 and National Semiconductor from 1997 to 2000 leading the integrated x86 CPU businesses.

Mr. Norrod holds Bachelor of Science and Master of Science degrees in Electrical Engineering from Virginia Tech and holds 11 US patents in computer architecture, graphics and system design. He served on the board of directors of Intersil Corporation from October 2014 until it was acquired in February 2017.

 Mark D. Papermaster

 Chief Technology Officer and Executive Vice President, Technology and Engineering

 Age: 59

Mr. Papermaster is our Chief Technology Officer and Executive Vice President, Technology and Engineering and is responsible for corporate technical direction, product development, including system-on-chip (SOC) methodology, microprocessor design, I/O and memory and advanced research. He led the re-design of engineering processes at AMD and the development of the award-winning “Zen” high-performance x86 CPU family, high-performance GPUs and our modular design approach, Infinity Fabric. Mr. Papermaster also oversees Information Technology that delivers our compute infrastructure and services. His more than 35 years of engineering experience includes significant leadership roles managing the development of a wide range of products from microprocessors to mobile devices and high-performance servers.

Before joining AMD in October 2011 as our Chief Technology Officer and Senior Vice President, Mr. Papermaster was the leader of Cisco Systems, Inc.’s Silicon Engineering Group, the organization responsible for silicon strategy, architecture, and development for the company’s switching and routing businesses.

In prior roles, Mr. Papermaster served as Apple, Inc.’s Senior Vice President of Devices Hardware Engineering, where he was responsible for iPod and iPhone hardware development. He also held a number of senior leadership positions at IBM overseeing development of the company’s key microprocessor and server technologies.

Mr. Papermaster holds a Bachelor of Science degree from the University of Texas at Austin and a Master of Science degree from the University of Vermont, both in Electrical Engineering. He is a long-term member of the University of Texas Cockrell School of Engineering Advisory Board, Olin College Presidents Council and the Juvenile Diabetes Research Foundation. Most recently, he was appointed to the CTO Forum Advisory Board and IEEE Industry Advisory Board.

 Harry A. Wolin

 Senior Vice President, General Counsel and Corporate Secretary

 Age: 58

Mr. Wolin is our Senior Vice President, General Counsel and Corporate Secretary. In this role, Mr. Wolin has responsibility for our worldwide legal matters, global trade compliance, corporate investigations and public affairs, including government relations, community affairs and corporate responsibility. Prior to becoming General Counsel in 2003, Mr. Wolin was our Vice President, Intellectual Property. Before joining us in 2000, Mr. Wolin spent 12 years at Motorola, Inc. (now known as Motorola Solutions, Inc., a provider of technologies, products and services that enable a broad range of mobile, wireline, digital communication, information and entertainment experiences), where his last role was Vice President and Director of Legal Affairs for the Semiconductor Products Sector.

Mr. Wolin served as a member of the board of directors of GLOBALFOUNDRIES Inc. from February 2011 through March 2012. Mr. Wolin received the 2008 Magna Stella award for innovative management from the Texas General Counsel Forum. He is a member of the State Bars of Arizona and Texas and is registered to practice before the United States Patent and Trademark Office. Mr. Wolin holds a Bachelor of Science degree in Chemistry from the University of Arizona and a Juris Doctor degree from Arizona State University.

CORPORATE GOVERNANCE OF AMD

Set forth below is information concerning corporate governance of AMD. The definitive proxy statement for AMD’s 2021 annual meeting of stockholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our” and “us” refer to AMD, the term “Board” refers to the AMD board of directors, and references to committees refer to the applicable committees of the Board.

The Board has adopted the Governance Principles to address significant corporate governance matters. The Governance Principles provide a framework for our corporate governance matters and include topics such as Board and Board committee composition and evaluation. The Nominating and Corporate Governance Committee is responsible for reviewing the Governance Principles and recommending any changes to the Governance Principles to the Board.

Independence of Directors

The Governance Principles provide that a substantial majority of the members of the Board must meet the criteria for independence as required by applicable law and the listing rules of Nasdaq. Among other criteria, no director qualifies as independent unless the Board determines that the director has no direct material relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. On an annual basis, the Board undertakes a review of director independence. The Board determined that all directors who served during fiscal 2020, other than Dr. Su, are independent in accordance with SEC and Nasdaq rules.

In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, our records and publicly available information. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the transactions or arrangements involved an amount that (i) exceeded the greater of 5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served in any capacity other than as a director of a publicly held corporation or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which our directors serve as professors or employees.

The Board determined that none of our directors currently has or has had any direct or indirect material interest in any transactions and arrangements that would interfere with their exercise of independent judgment as members of the Board. The Board also determined that each of the members of the Audit and Finance Committee, the Nominating and Corporate Governance Committee and the Compensation and Leadership Resources Committee (the “Compensation Committee”) are independent in accordance with SEC and Nasdaq rules.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Ms. Denzel and Messrs. Durcan and Talwalkar served on the Compensation Committee. None of the members of the Compensation Committee is or has been an executive officer or employee of AMD. In addition, none of our executive officers serves on the board of directors or compensation committee of a company which has an executive officer who serves on the Board or the Compensation Committee.

Board Leadership Structure

The Governance Principles permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals, based on our needs, best practices and the interests of our stockholders. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board has the experience of functioning effectively either way. The Board believes that its current leadership structure, with an independent Chairman of the Board, separate from the Chief Executive Officer, is the most appropriate leadership structure for the Company at this time, is in the best interests of the stockholders and allows the Board to fulfill its duties effectively and efficiently based on our current needs. Mr. Caldwell, who is independent in accordance with SEC and Nasdaq rules, is our Chairman of the Board. Mr. Caldwell presides at meetings of our stockholders and directors and leads the Board in fulfilling its responsibilities. The Board benefits from Mr. Caldwell’s extensive and diversified leadership experience, financial management and risk assessment experience. He also has strong public company board experience and has intimate familiarity with our history and business.

Separating the roles of the Chairman of the Board and Chief Executive Officer also enables the independent directors to more meaningfully participate in the leadership of the Board. The Board currently believes this structure provides an appropriate degree of oversight and allows Dr. Su, our President and Chief Executive Officer, to focus on our business strategy and market opportunities, as well as on our organizational structure and execution capabilities.

Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of management having responsibility for day-to-day risk management activities and processes, and the Board and its committees being actively involved in overseeing our risk management. The Board and management consider “risk” for these purposes to be the possibility of an undesired occurrence that could threaten the viability of the company, result in a material destruction of our assets or stockholder value, or materially impact our long-term performance. Examples of the types of risks faced by us include:

•

business-specific risks related to our ability to develop new products and services, our strategic position in key existing and new markets, our operational execution and infrastructure, our relationships with our third-party manufacturing suppliers and competition in the microprocessor and graphics markets;

•	macroeconomic risks, such as adverse global economic conditions and global geo-political events; and

•	“event” risks, such as pandemics, natural disasters and cybersecurity threats.

During 2020, the Board and its committees also discussed with management strategies to address the impact of COVID-19 on employees and our business operations and practices, including taking measures to protect the health and safety of our employees and monitoring demand signals to assess supply chain requirements and product schedules and roadmaps.

We engage in value-creating strategies and activities that appropriately balances returns with risk. We mitigate potential exposures through our proactive risk management systems. Our senior management participates in the identification and assessment of the inherent risks that impact our business and develops processes and controls and other measures designed to mitigate those risks. Our Chief Executive Officer has ultimate responsibility for management of our business, including enterprise level risks and the risk management program and processes.

In fulfilling its oversight role, the Board focuses on understanding the nature of our enterprise risks, including risks in our operations, finance and strategy, organization, compliance and external exposures as well as the adequacy of our risk assessment and risk management processes. The Board has implemented a risk oversight model that delegates certain risks to its committees and retains other risks at the Board-level. The Board and committees periodically receive reports and updates from management. At least annually, the Board discusses with management the appropriate level of risk relative to our strategy and objectives and reviews with management our existing risk management processes and their effectiveness. The Board also receives periodic management updates on our operations, organization, financial position and results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to these topics. In addition, the Board receives full reports from the following Board committee chairs regarding each committee’s considerations and actions related to the specific risk topics over which the committee has oversight:

•

The Audit and Finance Committee assists the Board in overseeing our enterprise risk management process, including the company’s financial and information technology (including product security and cybersecurity) risk exposures; reviews our portfolio of risk; discusses with management significant financial, reporting, regulatory and legal compliance risks in conjunction with enterprise risk exposures as well as risks associated with our capital structure; reviews our policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor or control financial and enterprise risk exposure; business continuity; and emerging risks. The Audit and Finance Committee meets with members of our Internal Audit department to discuss any issues that warrant attention.

•

The Compensation Committee oversees risk management as it relates to our compensation policies and practices as well as talent management and development applicable to all employees. It reviews with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could be reasonably likely to have a material adverse effect on us. For additional details, see “Compensation Policies and Practices.” Additionally, the Compensation Committee oversees organizational risks, including leadership succession, talent capacity, capabilities, attraction, retention and culture.

•

The Nominating and Corporate Governance Committee considers potential risks related to the effectiveness of the Board, including succession planning for the Board, our overall governance and Board structure and matters related to environmental and social issues.

•

The Innovation and Technology Committee assists the Board in its oversight responsibilities relating to technical and market risks associated with product development and investment, sourcing strategy, as well as risk mitigation policies and procedures relating to products based on new technology or significant innovations to existing technology.

Code of Ethics

The Board has adopted a code of ethics that applies to all directors and employees entitled the “Worldwide Standards of Business Conduct,” which is designed to help directors and employees resolve ethical issues encountered in the business environment. The Worldwide Standards of Business Conduct covers topics such as conflicts of interest, compliance with laws (including anti-corruption laws), fair dealing, protecting our property and confidentiality of our information and encourages the reporting of any behavior not in accordance with the Worldwide Standards of Business Conduct.

The Board has also adopted a “Code of Ethics” for our executive officers and all other senior finance executives. The Code of Ethics covers topics such as financial reporting, conflicts of interest and compliance with laws, rules, regulations and our policies.

Meetings and Committees of the Board

The table below shows the current chairs and membership of the Board and each standing Board committee, the independence status of each director and the number of Board and Board committee meetings held during fiscal 2020.

Director	Board of Directors	Audit and Finance Committee	Nominating and Corporate Governance Committee	Compensation and Leadership Resources Committee	Innovation and Technology Committee
John E. Caldwell	C	●	C
Nora M. Denzel	●		●	C	●
Mark Durcan	●		●	●	C
Michael P. Gregoire	●	●	●
Joseph A. Householder**	●	C	●
John W. Marren	●	●	●
Lisa T. Su*	●
Abhi Y. Talwalkar	●		●	●	●
Number of 2020 Meetings	15	9	4	6	4

 C Chair             • Member             * Non-Independent Director             ** Financial Expert

Board Meetings and Attendance

The Board held 15 meetings during 2020 and all members of the Board attended at least 75% of the meetings of the Board and Board committees on which they served. In addition, on at least an annual basis, the Board and management discuss our strategic direction, new business opportunities and product roadmap. Independent and non-management directors also meet regularly in scheduled executive sessions without our Chief Executive Officer and other members of senior management. In addition to these formal meetings, members of the Board informally interact with senior management (including our Chief Executive Officer), industry leaders and customers on a periodic basis. In 2020, sessions of only our non-employee directors were held five times.

Board Committees

The Board has four standing committees: an Audit and Finance Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and an Innovation and Technology Committee. The members of the Board committees and their Chairs are nominated by the Nominating and Corporate Governance Committee and appointed by the Board.

Each of the Board committees has adopted a written charter, which has been approved by the Board. You can access our current bylaws, committee charters, the Governance Principles, the Worldwide Standards of Business Conduct and the Code of Ethics on the Investor Relations pages of our website at www.amd.com or ir.amd.com.

Audit and Finance Committee.    The Audit and Finance Committee assists the Board with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, risk assessment, the performance of our internal audit function, our financial affairs and policies and the nature and structure of major financial commitments. The Audit and Finance Committee is also directly responsible for the appointment, independence, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit and Finance Committee. The Audit and Finance Committee meets alone with our senior management, our financial, legal and internal audit personnel and with our independent registered public accounting firm, which has free access to the Audit and Finance Committee. The head of our Internal Audit Department reports directly to the Chair of the Audit and Finance Committee and “dotted-line” to our Chief Financial Officer and serves a staff function for the Audit and Finance Committee. The Audit and Finance Committee currently consists of Mr. Householder, as Chair, and Messrs. Caldwell, Gregoire and Marren, each determined to be financially literate and “independent” under applicable SEC and Nasdaq rules. The Board also determined that Mr. Householder is an “audit committee financial expert,” as defined under applicable SEC rules. The Audit and Finance Committee held nine meetings during 2020.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in its responsibilities regarding the identification of qualified candidates to become Board members, the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), the selection of candidates to fill any vacancies on the Board and the development and recommendation to the Board of corporate governance guidelines and principles, including the Governance Principles, as well as matters related to environmental and social issues (“ESG”), practices and reporting. In addition, the Nominating and Corporate Governance Committee oversees the Board’s annual review of its performance (including its composition and organization) and leads a process for our non-employee directors to evaluate the performance of our Chief Executive Officer. The Nominating and Corporate Governance Committee retains a search firm for the purpose of obtaining information regarding potential candidates for Board membership. The Nominating and Corporate Governance Committee currently consists of Mr. Caldwell, as Chair, Ms. Denzel and Messrs. Durcan, Gregoire, Householder, Marren and Talwalkar, each determined by the Board to be “independent” under applicable SEC and Nasdaq rules. The Nominating and Corporate Governance Committee held four meetings during 2020.

In evaluating candidates to determine if they are qualified to become Board members, the Nominating and Corporate Governance Committee looks principally for the following attributes: personal and professional character, integrity, ethics and values; diversity and inclusion; general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company; strategic planning abilities and experience; aptitude in accounting and finance; expertise in domestic and international markets; experience in our industry and with relevant social policy concerns; understanding of relevant technologies; expertise in an area of our operations; communication and interpersonal skills; and practical and mature business judgment. The Nominating and Corporate Governance Committee also considers Board members’ and nominees’ service on the boards of other public companies. Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Nominating and Corporate Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and our requirements, taking into consideration the diverse communities and geographies in which we operate. Although the Nominating and Corporate Governance Committee uses these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Compensation and Leadership Resources Committee.    The Compensation Committee assists the Board in its responsibilities relating to the compensation of all Section 16 officers, members of the Board and such other employees as delegated from time to time by the Board. In consultation with management, the Board and the Compensation Committee’s compensation consultant, the Compensation Committee designs, recommends to the Board for approval and evaluates our compensation plans, policies and programs. In addition, the Compensation Committee provides guidance on our talent management and development programs, including but not limited to those regarding talent acquisition, retention, talent development, succession planning, career progression, culture, diversity and inclusion. With respect to our Section 16 officers, the Compensation Committee reviews and approves all grants to the Board, our executive officers, senior vice presidents, and Section 16 officers under our equity plans. To the extent permitted by its charter, the Compensation Committee may delegate certain authority and certain responsibilities to one or more of its members, our officers or a subcommittee of the Compensation Committee. The Compensation Committee aims to structure our compensation program to encourage high performance, promote accountability and align employee interests with our strategic goals and with the interests of our stockholders. The Compensation Committee also oversees risk management as it relates to our compensation policies and practices for employees generally.

The Compensation Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. During 2020, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its independent compensation consultant to provide assistance on executive and director compensation matters. Compensia advised the Compensation Committee on a variety of compensation-related matters in 2020, including:

•

the competitiveness of our executive compensation program by providing market review of executive compensation, evaluating our compensation peer group composition and compensation at our compensation peer group companies;

•

the pay levels of our named executive officers by assessing and proposing equity and cash compensation guidelines for various executive job levels and assessing compensation levels for our executive officers;

•

our executive compensation program design, including short-term and long-term incentive plan design and pay mix, the framework for our long-term incentive awards and our retention strategies, and evaluation of our compensation recovery (i.e., “clawback”) policies; and

•	the compensation arrangements for the Board.

The Compensation Committee is supported in its work by members of our management team, including: (i) Dr. Su, our President and Chief Executive Officer; (ii) our Senior Vice President Worldwide Marketing, Human Resources and Investor Relations; (iii) our Senior Vice President and Chief Human Resources Officer; (iv) our Senior Vice President, General Counsel and Corporate Secretary; and (v) our Corporate Vice President, Compensation and Benefits. The Compensation Committee considers the input of these individuals to formulate the specific plan and award designs, including performance measures and performance levels, necessary to align our executive compensation program with our business objectives and strategies as well as strategies relating to talent management and development. These individuals did not attend either executive sessions or portions of any meetings of the Compensation Committee or the Board where their own compensation determinations were decided. Dr. Su does not participate in the determination of her own compensation.

The Compensation Committee currently consists of Ms. Denzel, as Chair, and Messrs. Durcan and Talwalkar, each determined to be “independent” under applicable SEC and Nasdaq rules. The Compensation Committee held six meetings during 2020.

Innovation and Technology Committee.    The Innovation and Technology Committee assists the Board in its oversight responsibilities regarding matters of innovation and technology. The Innovation and Technology Committee is responsible for reviewing, evaluating and making recommendations to the Board regarding our major technology plans, strategies and intellectual property, including our research and development activities, as well as the technical and market risks associated with product development and investment and protection of the company’s intellectual property; reviewing, evaluating and making recommendations regarding talent and skills of our workforce supporting our technology and research and development activities; monitoring the performance of our technology development in support of our overall business strategy; monitoring and evaluating existing and future trends in technology that may affect our strategic plans, including monitoring overall industry trends; and assessing our risk mitigation policies and procedures relating to products based on new technology or significant innovations to existing technology. The Innovation and Technology Committee currently consists of Mr. Durcan, as Chair, Ms. Denzel and Mr. Talwalker. The Innovation and Technology Committee held four meetings during 2020.

AMD DIRECTORS’ COMPENSATION AND BENEFITS

Set forth below is information concerning the compensation and benefits of AMD’s directors. The definitive proxy statement for AMD’s 2021 annual meeting of stockholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our” and “us” refer to AMD, the term “Board” refers to the AMD board of directors, and references to committees refer to the applicable committees of the Board.

Our directors play a critical role in guiding our strategic direction and overseeing our management. In order to compensate them for their substantial time commitment, we provide a mix of cash and equity-based compensation. While we reimburse our non-employee directors for expenses incurred in connection with their service on the Board, we do not provide perquisites, pension or retirement benefits to our non-employee directors.

2020 Non-Employee Director Compensation.   The table below summarizes the compensation paid to our non-employee directors for 2020. Dr. Su, who is an employee director, did not receive any additional compensation for her service as a director on the Board.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
John E. Caldwell	152,500	311,232	463,732
Nora M. Denzel	140,000	207,488	347,488
Mark Durcan	140,000	207,488	347,488
Michael Gregoire	105,000	103,744	208,744
Joseph A. Householder	130,000	207,488	337,488
John W. Marren	105,000	207,488	312,488
Abhi Y. Talwalkar	125,000	207,488	332,488

(1)

Amounts represent annual retainers for service as directors, annual retainers for Board committee service and annual retainers for serving as Board committee chairs, where applicable. See “—Cash Fees Paid to Non-Employee Directors” below for additional information.

(2)

Amounts represent equity awards in the form of restricted stock unit (“RSU”) awards granted under our Outside Director Equity Compensation Policy. See “—Equity Awards for Non-Employee Directors” below for additional information. Amounts reflect the aggregate grant date fair value of the respective director’s RSU awards computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). For a discussion of the assumptions made in the valuations reflected in this column, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K. The actual value that a director may realize from an RSU award is contingent upon our stock price and the satisfaction of the conditions to vesting of that award. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amounts shown.

The following table sets forth all RSUs granted to each non-employee director in 2020:

Name	Grant Date	RSUs Granted (#)	Grant Date Fair Value ($)
John E. Caldwell	5/7/2020	5,991	311,232
Nora M. Denzel	5/7/2020	3,994	207,488
Mark Durcan	5/7/2020	3,994	207,488
Michael Gregoire	5/7/2020	1,997	103,744
Joseph A. Householder	5/7/2020	3,994	207,488
John W. Marren	5/7/2020	3,994	207,488
Abhi Y. Talwalkar	5/7/2020	3,994	207,488

(3)

The following table sets forth the aggregate number of outstanding RSUs held by our non-employee directors as of December 26, 2020, our fiscal year end. None of our non-employee directors held any options as of December 26, 2020. Pursuant to our Outside Director Equity Compensation Policy, Ms. Denzel and Messrs. Caldwell, Durcan, Gregoire, Householder, Marren and Talwalkar have elected to defer the issuance of shares subject to RSU awards, respectively, until such time as the respective director ceases to serve on the Board. The deferred RSUs as of fiscal year end are included in the following table.

Name	RSUs Outstanding as of December 26, 2020
John E. Caldwell	398,162
Nora M. Denzel	59,202
Mark Durcan	42,683
Michael Gregoire	6,783
Joseph A. Householder	214,233
John W. Marren	47,845
Abhi Y. Talwalkar	28,739

Determining Non-Employee Director Compensation.  The Compensation Committee annually reviews our non-employee directors’ compensation. Based on this review, the Compensation Committee recommends any changes to our non-employee directors’ compensation to the Board for approval. In addition, the Board and Compensation Committee periodically evaluate how our director pay levels and pay policies compare to the competitive market. In 2020, the Board and Compensation Committee reviewed competitive market data regarding non-employee directors’ pay relative to our peer group (as described in more detail in “Compensation Discussion and Analysis”) as well as the broader market which was compiled by Compensia, the independent compensation consultant of our Compensation Committee. While competitive market data is important to the evaluation of the directors’ compensation, such data is just one of several factors considered by the Board in approving director compensation, and the Board has discretion in determining the nature and extent of its use. In 2020, in addition to the competitive market data, the Board considered the amount of time associated with Board and Board committee services as well as annual share usage under our 2004 Equity Incentive Plan (as amended and restated, the “2004 Plan”) related to non-employee director compensation.

The Board continued the practice adopted in May 2014, to reallocate the mix of cash and equity compensation paid to our non-employee directors, with the goal of maintaining total average compensation per non-employee director at approximately the same level as had been previously paid and maintaining an affordable annual share usage. These changes are further described under “Cash Fees Paid to Non-Employee Directors” and “Equity Awards for Non-Employee Directors” below.

Cash Fees Paid to Non-Employee Directors.  The cash fees our non-employee directors were eligible to receive in fiscal 2020 was composed of the following elements:

•	Annual retainer for services as a director;

•	Annual retainer for services on a Board committee; and

•	Annual retainer for services as a Board committee chair.

Annual Retainer for Service as Director.  Non-employee directors are paid an annual retainer for their service as directors. In 2020, other than our Chairman of the Board, the non-employee directors were paid an annual retainer of $75,000. The annual retainer for the Chairman of the Board for a full year of service is 1.5 times the amount of the other Board members annual retainer, or $112,500.

Annual Retainer for Service on Board Committees.  During 2020, the Board continued the practice of paying additional annual retainers set forth below for service on a Board committee. These retainers were unchanged in 2020 from 2019.

Audit and Finance Committee	$20,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$10,000
Innovation and Technology Committee	$20,000

Annual Retainer for Service as Board Committee Chair.  In addition, non-employee directors receive annual retainers for serving as a chair of a Board committee, which are set forth below. These retainers were unchanged in 2020 from 2019.

Audit and Finance Committee	$25,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Innovation and Technology Committee	$15,000

Equity Awards for Non-Employee Directors.  In order to align the long-term interests of our directors with those of our stockholders, a portion of director compensation is provided in the form of equity. Non-employee directors participate in the 2004 Plan and are entitled to receive equity awards under our Outside Director Equity Compensation Policy, subject to the terms of the 2004 Plan. Non-employee directors are generally eligible to receive an annual RSU award (an “Annual RSU Award”) upon re-election at each annual meeting of stockholders, and, if a non-employee director is appointed to the Board on a date other than the date of an annual meeting of stockholders, such director is entitled to receive an initial RSU award on his or her appointment to the Board (an “Off-Cycle RSU Grant”).

Annual RSU Awards.  Under our current Outside Director Equity Compensation Policy, which was amended in February 2020, the Annual RSU Award for each non-employee director (other than the Chairman of the Board) who has served on the Board continuously prior to an annual meeting of stockholders is calculated based on the following formula, with no discretionary component: the quotient of (i) $205,000 (the “Target Equity Value”) divided by (ii) the average closing price of our common stock for the 30-trading day period preceding and ending with the date of the respective RSU grant. The Chairman of the Board’s Annual RSU Award is 1.5x the Target Equity Value.

In addition, under our current Outside Director Equity Compensation Policy, if a non-employee director has served on the Board for less than twelve months prior to an annual meeting of stockholders, such director’s Annual RSU Award is pro-rated based on the number of months of service before the respective annual meeting of stockholders. For purposes of the pro rata calculation, service during any portion of a month counts as a full month of service.

Off-Cycle Grants.  Under our current Outside Director Equity Compensation Policy, an Off-Cycle Grant is equal to the quotient of (i) the Target Equity Value divided by (ii) the average closing price of our common stock for the 30-trading day period preceding and ending with the date of the respective RSU grant. The Annual RSU Awards and the Off-Cycle RSU Grants vest on the one-year anniversary of their grant dates.

In 2020, each of our directors received an Annual RSU Award under our current Outside Director Equity Compensation Policy.

Deferral.  Pursuant to our Outside Director Equity Compensation Policy, our non-employee directors may elect to defer the issuance of shares of our common stock that become issuable upon vesting of the RSUs granted pursuant to the 2004 Plan (and the recognition of taxable income associated with such RSUs) until such time as the director ceases to serve on the Board. A non-employee director can make this election by completing a Restricted Stock Unit Award Deferral Election Agreement before the scheduled date of an RSU grant. If a director makes this election, the issuance of the common stock subject to the RSUs may not be accelerated or changed once the Election Agreement is submitted to us. Any common stock deferred under our Outside Director Equity Compensation Policy is issued to the director, in one lump sum, within 30 days after his or her resignation from the Board.

Acceleration of Vesting.  Pursuant to our Outside Director Equity Compensation Policy, in the event of our change of control, all of our non-employee directors’ equity compensation awards will become fully vested. In addition, in the event of the termination of a non-employee director’s service to the Board as a result of death, disability or retirement, all of his or her equity compensation awards will become fully vested; provided that, such non-employee director served as a member of the Board for at least three years prior to the date of termination and satisfied our stock ownership guideline requirements during his or her service as a Board member.

Other Benefits for Non-Employee Directors.  We reimburse our directors for their travel and expenses in connection with attending Board meetings and Board-related activities, such as AMD site visits and sponsored events, as well as for continuing education programs.

Stock Ownership Guidelines.  Under our stock ownership guidelines, which were updated in August 2020, our non-employee directors are required to hold the lesser of (i) the number of shares equivalent to five times their then-current annual retainer divided by the average closing price of our common stock for the 30-day period immediately preceding and ending with the date of the annual meeting of stockholders or (ii) 30,000 shares (in the case of non-employee directors other than the Chairman of the Board) or 45,000 shares (in the case of the Chairman of the Board).

The stock ownership guidelines must be achieved by each non-employee director within the later of (i) August 2022 or (ii) the five-year anniversary of the respective director’s first election or appointment to the Board or first appointment as Chairman of the Board, as applicable.

Until the requirements of our stock ownership guidelines are achieved, each non-employee director is encouraged to retain at least 10% of the “net shares” (as defined below) obtained through our stock incentive plans. Shares counted toward the minimum stock ownership requirements include (i) shares of common stock owned outright by a director and his or her immediate family members who share the same household, whether held individually or jointly; (ii) restricted stock where the restrictions have lapsed; (iii) shares acquired upon stock option exercise; (iv) shares purchased in the open market; (v) restricted stock units where the restrictions have lapsed but the issuance of the shares to the director has been deferred at the election of the director pursuant to a Company policy, plan or written agreement; and (vi) shares held in trust. “Net shares” are the number of shares from the sale of stock options or the vesting of restricted stock or restricted stock units, less the number of shares the director sells to cover the exercise price of stock options and sells to pay taxes.

As of December 26, 2020, all of our non-employee directors were holding the required number of shares under our stock ownership guidelines or had time remaining to do so within the established compliance time frame.

AMD EXECUTIVE COMPENSATION

Set forth below is information concerning AMD’s executive compensation. The definitive proxy statement for AMD’s 2021 annual meeting of stockholders may include additional information related to the topics discussed below. As used in this section, the terms “we,” “our” and “us” refer to AMD, the term “Board” refers to the AMD board of directors, and references to committees refer to the applicable committees of the Board.

AMD Compensation Discussion and Analysis

The Compensation Committee oversees, among other things, the development and administration of our executive compensation program. This “Compensation Discussion and Analysis” describes our executive compensation philosophy and objectives, provides an overview of our executive compensation program and reviews compensation decisions for the following executive officers (our “Named Executive Officers”) for the 2020 fiscal year:

Name	Title
Lisa Su	President and Chief Executive Officer
Devinder Kumar(1)	Executive Vice President, Chief Financial Officer and Treasurer
Rick Bergman	Executive Vice President, Computing and Graphics Business Group
Darren Grasby(2)	Executive Vice President and Chief Sales Officer
Mark Papermaster	Chief Technology Officer and Executive Vice President, Technology and Engineering

(1)

Mr. Kumar was promoted to Executive Vice President, Chief Financial Officer and Treasurer effective January 4, 2021. Prior to that promotion, Mr. Kumar served as our Senior Vice President, Chief Financial Officer and Treasurer.

(2)	Mr. Grasby was promoted to Executive Vice President and Chief Sales Officer effective January 4, 2021. Prior to that promotion, Mr. Grasby served as our Senior Vice President and Chief Sales Officer.

Executive Summary

2020 Business Highlights

2020 marked an inflection point in our long-term journey as we made significant progress establishing AMD as the high-performance computing leader, while setting a new record for annual revenue. We significantly accelerated our business and exceeded our aggressive growth goals for the year while navigating industry-wide challenges caused by COVID-19. We built substantial momentum throughout the year as we successfully ramped volume production of more than twenty 7nm PC, gaming, and data center products.

We made great progress across our businesses in 2020 as we gained market share with our 7nm RyzenTM and EPYCTM processors. For the year, record annual client processor revenue grew by more than 50% as AMD Ryzen processor demand increased. Adoption of EPYC processors across cloud, enterprise and HPC customers also accelerated significantly in 2020. We set a new all-time record for annual server processor revenue. Server processor sales more than doubled year-over-year, and our overall data center sales are now a high teens percentage of our total annual revenue. Strong demand for our 7nm products powered by our “Zen 3” processor core increased AMD’ momentum across the PC, Gaming and data center markets

Our financial results in fiscal 2020 compared to fiscal 2019 were strong as we delivered record annual revenue, higher gross margins, and a significant growth in profitability. In 2020, we grew revenue by 45% year-over-year to $9.76 billion and increased our gross margin to 45% compared to 43% in the prior year, which marked our highest gross margin since 2011. We increased our operating income to $1.37 billion compared to $631 million for fiscal 2019 and improved our net income to $2.49 billion, including a $1.30 billion income tax benefit associated with a valuation allowance release, compared to $341 million in the prior year. We also made significant progress strengthening our balance sheet as our cash, cash equivalents and short-term investments totaled $2.29 billion, up from $1.50 billion in the prior year.

Driven by superior operational and financial performance, we were the seventh highest performing stock in the S&P 500 with annual growth of 100%, following growth of 143% in 2019 and 80% in 2018. From the end of fiscal 2015 to the end of fiscal 2020, our market capitalization appreciated, generating approximately $109 billion in value for our stockholders. The following graphic compares the change in our market capitalization to the change in the S&P 500 and the Philadelphia Semiconductor Sector Index (“SOX”) from the end of fiscal 2015 through the end of fiscal 2020:

2020 Executive Compensation Program—Highlights

We operate in a challenging, highly competitive and rapidly evolving global business environment. To compete effectively in this environment, our Compensation Committee has implemented an executive compensation program that is designed to: emphasize “pay for performance”; advance our business strategies and objectives; drive the creation of long-term sustainable stockholder value; and attract, retain and motivate high-caliber senior leadership. Accordingly, our 2020 executive compensation program:

•	Provides our Named Executive Officers with target total direct compensation that is competitive with the market;

•

Rewards our Named Executive Officers for superior financial and operational results through our Executive Incentive Plan (our “EIP”), a short-term cash incentive program that puts a substantial component of pay at risk, with payouts tied to achievement of carefully selected and calibrated financial performance objectives and strategic milestones; and

•

Aligns our Named Executive Officers’ interests with those of our stockholders through long-term equity-based awards, including performance-based restricted stock units (“PRSUs”) tied to above-market stock price performance.

Consistent with the forgoing, the compensation payable to our Named Executive Officers for 2020 was primarily driven by achievement of the financial performance objectives and strategic milestones under our EIP and our stock price performance.

2020 Executive Compensation Program—Emphasis on “Pay for Performance”

As the tables below illustrate, the target total direct compensation (defined below) delivered to our Named Executive Officers in 2020 was weighted heavily towards performance-based compensation:

•

Approximately 94% of our Chief Executive Officer’s target total direct compensation and approximately 86% of the average target total direct compensation of our other Named Executive Officers was delivered in the form of variable or “at risk” compensation tied to Company, individual, or stock price performance;

•

Long-term equity awards (the ultimate value of which depend on our stock price) continued to be the largest element of compensation, representing approximately 83% of our Chief Executive Officer’s target total direct compensation and approximately 72% of the average target total direct compensation of our other Named Executive Officers; and

•

100% of the target annual incentive bonuses payable to our Named Executive Officers was tied to the achievement of pre-established financial goals for the 2020 fiscal year that align with our annual operating plan and strategic milestones.

As used herein, a Named Executive Officer’s “target total direct compensation” is the sum of his or her base salary, target annual incentive bonus opportunity under our EIP and the aggregate intended target value of long-term equity awards granted under our 2004 Plan in the 2020 fiscal year. The aggregate intended target values of our long-term equity awards, excluding the non-recurring retention equity award for Mr. Grasby (see “Retention Equity Award – Darren Grasby” below), differ from the accounting values (grant date fair value) that are included in the “2020 Summary Compensation Table” and “Grants of Plan-Based Awards in 2020” table below.

2020 Realized Pay Driven by Financial and Operational Results and Stock Price Performance

The total compensation of our Named Executive Officers, as reported in the 2020 Summary Compensation Table, reflects the accounting values (grant date fair value) of their annual long-term equity awards and not the economic value actually realized by our Named Executive Officers from these awards. Since a significant portion of the reported compensation of our Named Executive Officers represents potential future compensation, we believe it is useful to supplement the information provided in the 2020 Summary Compensation Table with a discussion of the pay our Named Executive Officers actually realized during the fiscal year.

The table below compares our market capitalization to the “realized pay” of our Chief Executive Officer and the average “realized pay” of our other Named Executive Officers for each of our last three fiscal years. As this table demonstrates, the compensation collectively “realized” by our Named Executive Officers in the aggregate from the end of fiscal 2018 to the end of fiscal 2020 represented 0.28% of the $101.2 billion in value created for our stockholders during that same period.

(1)

Each Named Executive Officer’s “realized pay” is the sum of his or her earned base salary, actual annual incentive bonus under the EIP, any discretionary or retention bonus amounts realized, other compensation, and Form W-2 income realized due to stock option exercises and the vesting of restricted stock unit and performance-based awards under our equity plans for the applicable fiscal year. Additional information is provided below in the “2020 Summary Compensation Table” and the “Option Exercises and Stock Vested in 2020” table. Realized pay is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the notes accompanying the 2020 Summary Compensation Table below.

(2)

The fiscal 2018 average of the Other Named Executive Officers exclude Messrs. Bergman and Grasby, who were not Named Executive Officers during those years. The fiscal 2019 average of the Other Named Executive Officers excludes Mr. Bergman, who joined us on August 5, 2019.

(3)	The AMD Market Capitalization amounts are as of the last day of each applicable fiscal year.

The realized pay of our Named Executive Officers in 2020 was primarily attributable to (i) the growth in AMD stock price and the vesting of long-term equity awards and exercise of stock options that were granted in prior years, (ii) payout vs. target amounts for PRSUs and (iii) their annual incentive bonuses under the EIP. The EIP payout in 2020 was 142% of target compared to 74.6% of target in 2019 and 86% of target in 2018, resulting in an average payout under the EIP for the previous three fiscal years of 100.9% of target. For a discussion of the EIP, see “2020 Compensation Elements—Annual Incentive Bonuses” below.

Response to 2020 “Say On Pay” Vote and Stockholder Engagement Process

The Compensation Committee seeks to align the objectives of our executive compensation program with the interests of our stockholders. When evaluating our executive compensation program, the Compensation Committee carefully considers both the results of our annual advisory resolution on the compensation of our Named Executive Officers (the “say on pay” proposal) as well as direct feedback from our stockholders, with whom we actively and directly engage throughout the fiscal year. After three years of consistently strong (90%+) stockholder support, our “say on pay” resolution received 66.9% (70.2% as calculated by Institutional Shareholder Services) support at our 2020 annual meeting of stockholders. We believe this was primarily due to the multi-year PRSU awards granted to Dr. Su and Mr. Papermaster in 2019 (the “Value Creation Equity Awards”), which were intended to be one-time awards. However, as a result, during 2020 we further intensified our stockholder engagement regarding executive compensation and other corporate governance matters.

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. During 2020, our integrated outreach team led by our Investor Relations group and executive compensation team, met to discuss a wide variety of issues with investors. We believe that our approach to engaging openly with our investors on topics such as financial issues, corporate governance, diversity and inclusion, executive compensation, and corporate responsibility drives increased corporate accountability, improves decision-making, and ultimately creates long-term value. We are committed to:

•	Accountability. Maintain leading corporate governance practices to ensure good oversight, accountability, and good decision-making.

•

Engagement. Proactively engage with stockholders and stakeholder groups in dialogue on a range of topics to solicit feedback and identify emerging trends and issues to inform our thinking and approach.

•

Transparency. Maintain high levels of transparency on a range of financial and environmental, social and governance (ESG) matters to build trust and sustain two-way stakeholder dialogue that supports our business strategy and success.

In addition to our regular engagements, we held a series of meetings every year with many of our institutional stockholders focused on compensation practices, COVID-19, environmental, social and governance disclosures and diversity and inclusion, among other topics. We pursue multiple avenues for stockholder engagement, including in-person and virtual meetings with our stockholders, participating at various conferences (including virtual engagement in 2020), and issuing periodic reports on our activities. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, and other topics of interest to our stockholders, such as our corporate responsibility activities discussed above. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and ESG practices. We actively engage with our stockholders on a year-round basis and remain active outside of proxy season. Feedback from these engagements is provided to the Board who in turn decides whether enhancements to our company’s policies and practices are required to meet stockholder expectations relating to current or new issues or emerging trends.

In 2020, we engaged with over 60% of our total shares outstanding and our Directors personally engaged with nearly 30% of our total shares outstanding.

Stockholder Engagement Feedback

In summary, stockholder feedback centered on the following themes:

Board Composition

•

We provide substantial disclosure around the composition of our current Board and the skill sets we consider important for our directors to have as well as our process for identifying and evaluating potential director candidates.

•	Annually, we look at and assess the composition of the Board across a broad range of criteria including, but not limited to industry and geographic experience, skills, education, and diversity.

Environmental, Social and Corporate Governance Disclosures

•

The Board maintains formal oversight responsibility for our focus on corporate responsibility. Our Nominating and Corporate Governance Committee is primarily responsible for these matters with additional ESG matters reviewed by other committees (e.g., the Compensation Committee is responsible for oversight of human capital issues and the Audit Committee is responsible for oversight of our corporate ethics and compliance program).

•

Based on stockholder feedback, this year we have disclosed more information about ESG. Additionally, our 25th anniversary Corporate Citizenship Report published in 2020 highlighted our progress across various sustainability metrics.

•

In 2020, we completed multi-year sustainability goals spanning energy efficiency in products, greenhouse gas reductions in our operations, and “best-in-class” greenhouse gas, water and waste management with our wafer foundry suppliers. For instance, we exceeded our award-winning AMD 25x20 energy Efficiency goal that demonstrated a 31.7x more typical-use, energy efficiency in our processors for mobile devices since 2014 (more information is available at AMD.com/25x20).

•

We also surveyed and interviewed external and internal stakeholders to gather ESG feedback, priorities, and opportunities that are of importance and material to the company and society. We are currently assessing the feedback and expect to further develop our strategic ESG focus areas and goals this year. We continue to be focused on strategic ESG issues such as product energy efficiency and climate, human capital management, supply chain responsibility, and the role of technology in society. We disclose hundreds of related data points in our ESG data tables and Global Reporting Index (GRI), including environmental data on energy, emissions, water and waste; employee-related data on gender, age, well-being and community; supplier responsibility data on assessments, trainings and audits; and more.

Executive Compensation

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In the aggregate, feedback received during these discussions continued to be supportive of our executive compensation program and our compensation program design, and we received feedback that AMD has a well-functioning incentive program which appropriately rewards strong long-term performance.

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Some stockholders expressed concern with the Value Creation Equity Awards granted to Dr. Su and Mr. Papermaster. As we explained in our definitive proxy statement for our 2020 annual meeting of stockholders and reiterated in many of our conversations with our stockholders, the Value Creation Equity Awards were intended to be one-time awards that the Compensation Committee and the non-management members of the Board approved following their review and consideration of (i) Dr. Su’s and Mr. Papermaster’s unique and significant contributions to our success (ii) our long-term objectives and strategy, (iii) the potential incentive and retention value of Dr. Su’s and Mr. Papermaster’s then-outstanding equity holdings, and (iv) the highly competitive marketplace for executive talent. Under their leadership, AMD has performed exceptionally well from an operational, financial and stockholder return perspective. Since Dr. Su’s promotion to Chief Executive Officer in 2014, AMD has created over $109 billion in market capitalization for our stockholders. The Compensation Committee and non-management members of the Board determined the Value Creation Equity Awards were in the best interests of AMD and its stockholders by promoting the retention and further motivation of Dr. Su and Mr. Papermaster, whose continued focus and dedication is vitally important to our continued growth and long-term success.

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We shared stockholder feedback with the Compensation Committee, which considers both the results of our say-on-pay vote as well as direct feedback from stockholders to align the objectives of our executive compensation program with the interests of our stockholders. As we evaluated our compensation practices for 2020, the Compensation Committee considered the strong support we received from our stockholders for the overall design of our executive compensation program during our 2020 engagement as well as in the past.

•

Based on stockholder feedback and considering the unique circumstances of our 2019 program, the Compensation Committee decided to retain the overall program design, which they believe emphasizes pay-for-performance and provides a competitive program that effectively retains and motivates our Named Executive Officers while aligning with stockholder value creation. Based on stockholder feedback, no Value Creation Equity Awards were granted in 2020.

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Despite the challenging external landscape due to the COVID-19 pandemic that impacted our business operations and practices as well as the global economy at large, the Compensation Committee did not make any mid-year adjustments to the fiscal 2020 EIP performance targets.

Diversity and Inclusion

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We shared our commitment to diversity and inclusion and outlined our vision for stockholders this year. Our Diversity, Belonging and Inclusion (“DB&I”) vision is that: Transforming lives through high performance computing is enabled by attracting, acquiring, developing, and advancing our aim to have the most engaged, diverse and inclusive workforce in the semiconductor industry. Our goal is to grow and expand our global team to include as many unique, underrepresented, and minority voices as possible to fuel our differentiated culture, enable great products and deliver strong business results while also advocating for diversity and inclusion across our ecosystem.

•	We believe diversity, belonging and inclusion creates better companies and increases stockholder returns.

•	Cultivating the best and brightest semiconductor talent across the globe strengthens our high-performance culture and solidifies our place as an industry leader for years to come.

•	Our DB&I strategy is an extension of our existing talent strategy and winning culture, as younger generations view purposeful DB&I action as a work culture imperative, not just a “nice to have.”

•

In line with stockholder feedback, we developed our 3-year diversity and inclusion strategy in 2020 to set measurable goals to determine success in the coming years in primary focus areas of Women, People of Color, Employee Community and professional development.

•	Based on stockholder feedback, we added a DB&I goal to our EIP strategic milestones for 2021.

Pandemic-Related Business Continuity

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AMD worked diligently to navigate the uncertainty of COVID-19. We continuously monitored and assessed the situation to take the necessary steps to maintain business continuity while protecting the health and safety of our employees, customers and communities. We remain committed to being a strong and dependable partner.

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AMD possesses a world-class global supply chain. Over the last five years we have established a track record of excellence in execution and we are well-positioned today to continue to execute well through these unprecedented times. As the COVID-19 pandemic evolved, we made adjustments and mitigated the impact on our global operations. We have stayed very close to our partners, customers and employees to make sure we are doing all that we can to support the evolving environment and their priorities.

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We are proud that people are working safely and productively remotely on AMD-powered laptops, using services running on AMD-powered servers, and searching for medical breakthroughs on AMD-powered supercomputers. We don’t take this responsibility lightly.

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We provided technology and home office stipends for employees as they eased into remote work and provided PPE and testing globally. We continue to keep the health and safety of our employees, and those of our partners, as the top priority. We are following guidelines from local government and public health authorities around the world and implementing best practices to keep our operations running effectively.

•	Stockholder feedback was that AMD’s actions and rapid and decisive response to COVID-19 was world class and thorough.

Our commitment to corporate responsibility and sustainability—built on a strong foundation of transparency, governance, and ethics—creates value for AMD and our stockholders by helping us mitigate risks, reduce costs, build brand value and identify new market opportunities. Through our technology, we enable others to solve some of the world’s toughest problems—from climate change and energy efficiency, to medical advancements and positive societal change. We are proud of the results we have achieved to date—but as we look toward the next decade we know that even greater leadership will be required in the area of ESG.

A foundational element of our approach to corporate responsibility is our commitment to transparency, and we regularly evaluate the effectiveness of our reporting on our ESG reporting continue to strive to keep pace with reporting advancements in this area including in our most recent Corporate Responsibility Report.

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary at Advanced Micro Devices, Inc., 2485 Augustine Drive, Santa Clara, California 95054 or by email to Corporate.Secretary@amd.com. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that seem to be appropriate for the Board’s consideration.

Executive Compensation Policies and Practices

We implement sound executive compensation policies and practices, which we believe drive superior performance and prohibit or minimize behaviors that we believe do not serve our stockholders’ long-term interests, as highlighted in the below table:

Policy/Practice	Summary

Claw-back/Recovery Rights

We have the right to claw-back incentive-based and other compensation (including equity awards) paid or granted to an employee (including any Named Executive Officer) in the event of certain misconduct by the employee.

One-year minimum vesting period for equity awards	Our 2004 Plan requires a minimum one-year vesting period, subject to limited exceptions such as death, disability, termination of employment or a change in control of AMD.

Change in control payments are “double-trigger” and capped

Our change in control agreements are “double-trigger,” meaning payments will be made only if there is an involuntary termination of employment without cause or constructive discharge following a change in control. Further, since March 2010 we have not and will not enter into change in control agreements that provide cash change in control payments that exceed (i) two times the sum of base salary and target annual incentive bonus plus (ii) the pro-rated target annual incentive bonus for the year in which the termination of employment occurs.

No new excise tax gross-ups	Since April 2009, we have not and will not enter into any change in control agreement or arrangement with a Named Executive Officer that provides for an excise tax gross-up payment.

Limited perquisites	We provide limited perquisites or other personal benefits to our Named Executive Officers and provide air and other travel for our Named Executive Officers for business purposes only.

Anti-hedging and pledging policy

We prohibit our employees (including our Named Executive Officers and Directors) from hedging AMD securities. Pledging of AMD securities is not permitted without the preapproval of the Nominating and Governance Committee, which is only granted in very limited circumstances. None of our Named Executive Officers or Directors currently have pledged any shares.

Incentive compensation amounts are subject to payment thresholds and maximums	Our annual cash performance bonuses and 2020 annual PRSU awards have threshold performance requirements that must be achieved to receive payment and are subject to maximum potential payment “caps.”

Stock ownership requirements	We have robust stock ownership requirements for our Chief Executive Officer and other Named Executive Officers.

Compensation risk assessment	The Compensation Committee conducts an annual risk assessment of our compensation policies and practices to ensure that our programs are not reasonably likely to have a material adverse effect on us.

Talent Management Focus

Developing, motivating, retaining, and attracting talent is critical to guide and execute our strategy as well as to continue to grow our business. This is a strong focus of our executive compensation program and the Compensation Committee. Our executive compensation program aligns with our talent objectives and our compensation decisions not only consider individual and company performance, but also long-term potential, key retention needs and organizational succession plans.

One of the Compensation Committee’s responsibilities described in its charter is to regularly review succession planning and talent development. The Compensation Committee at least annually reviews succession plans for the Chief Executive Officer and other senior executive positions. These reviews occur with input from the Chief Executive Officer and our Senior Vice President, Worldwide Marketing, Human Resources and Investor Relations and our Senior Vice President and Chief Human Resources Officer. The Compensation Committee also reviews succession plans in executive session, with no members of management present. Succession planning for key executive roles consists of an assessment of internal candidates and their development plans, as well as potential external talent, while factoring in our culture and an emphasis on diversity and inclusion.

We believe that building a diverse talent pipeline, encouraging a culture of respect and belonging, and increasing inclusion of unique and underrepresented voices makes AMD stronger. We are focused on hiring and developing under-represented minorities and women leaders. We are proud to be led by a highly regarded Chief Executive Officer who has earned many esteemed awards for her business and technical prowess. In 2020, Dr. Su received the semiconductor industry’s highest honor as the 2020 recipient of the Robert N. Noyce Award. Dr. Su also ranked #2 on Fortune’s Businessperson of the Year list for her strategic vision and successful company turnaround.

Compensation Philosophy and Objectives

Pay for Performance

Our executive compensation program philosophy centers on pay for performance and is guided by the following primary principles:

Principle	Description
Business Driven

Compensation should be aligned to performance. Rewards should be directly tied to the achievement of specific financial, operational and strategic objectives that generally lead to increased and sustained stockholder value.

Performance Differentiated

Compensation should be structured to create an effective link between pay and performance at both the company and individual level. With improved company performance and increases in company valuation and stock price, our compensation programs should deliver higher rewards to our Named Executive Officers.

Market Competitive	Compensation should be competitive to attract, retain and motivate high-caliber senior leadership.
Ownership Oriented

Compensation should be fully aligned with stockholder interests by delivering meaningful equity awards tied to and balanced with stockholder value creation and by maintaining robust stock ownership requirements.

We continually assess and adjust our executive compensation program, policies and practices taking into account these guiding principles and based on feedback obtained through our stockholder engagement efforts.

Competitive Compensation

We operate in a highly competitive business environment; therefore, it is imperative that we recruit and retain top leadership and industry experts to guide and execute our business strategy. This requires that we offer competitive compensation. Accordingly, the Compensation Committee seeks to compensate our Named Executive Officers at competitive levels with compensation for executives in similar positions at a group of peer companies (set forth below), which the Compensation Committee believes reflects the current competitive market for executive talent. In making its compensation decisions, the Compensation Committee also considers a number of other factors, including the scope of responsibility of each Named Executive Officer, internal pay comparisons and the retention value of each Named Executive Officer’s unvested long-term equity award holdings, as well as its assessment of each Named Executive Officer’s performance and expected future contributions and impact on the organization.

Generally, the Compensation Committee seeks to position each Named Executive Officer’s target total direct compensation between the 50th and 75th percentile of the competitive market (the “Target Positioning”). A Named Executive Officer’s target total direct compensation may vary from the Target Positioning depending on the other factors. The compensation realized by a Named Executive Officer will reach the Target Positioning only if applicable performance targets are achieved and our stock price matches index performance and does not decline. However, if performance targets are exceeded and our Total Stockholder Return (TSR) surpasses the benchmark index, then the compensation realized by the Named Executive Officer could be substantially greater than the Target Positioning. For 2020, the actual total target direct compensation was generally consistent with our Target Positioning and the realized compensation was higher because of Company and stock price performance.

Align Pay Practices with Sound Risk Management

The Compensation Committee seeks to structure our executive compensation program to motivate and reward our Named Executive Officers for appropriately balancing opportunity and risk, such as investment in key initiatives designed to advance our growth in existing and new markets while at the same time avoiding pay practices that encourage excessive risk-taking.

The Compensation Committee believes that our executive compensation program fosters our objectives while mitigating potentially excessive risk-taking through the following means:

Sound Risk Management
✓	Compensation is an appropriate balance of “fixed” pay versus “variable” pay, as well as “short-term” versus “long-term” incentives
✓	Performance-based compensation opportunities are capped
✓	Our annual incentive plans include multiple Company-wide financial measures that are quantitative and measurable
✓	Long-term equity awards are a balanced mix of time-based and performance-based vesting, both spanning multiple years
✓	Long-term equity awards generally have a minimum vesting period of one year
✓	Compensation is subject to recoupment (“claw-back”) policies and provisions
✓	Our Named Executive Officers are subject to stock ownership requirements

How We Make Compensation Decisions

Role of the Compensation Committee and the Board

The Compensation Committee is responsible to the Board for developing and overseeing our executive compensation and benefits policies and programs. The Compensation Committee, which consists of three independent directors, is responsible for reviewing our executive compensation program annually to evaluate its alignment with the strategies and needs of our business, market trends and the interests of our stockholders. The Compensation Committee is responsible for formulating compensation recommendations to the non-management members of the Board regarding our Chief Executive Officer’s compensation and for approving the compensation of our other Named Executive Officers. This includes:

•	reviewing and approving the performance goals and objectives that relate to performance-based compensation awarded under the EIP and the 2004 Plan;

•	conducting an annual compensation risk assessment to evaluate our compensation policies and practices;

•	evaluating the competitiveness of each Named Executive Officer’s total compensation package; and

•

reviewing and approving any changes to a Named Executive Officer’s total compensation package, such as base salary, annual incentive bonus opportunities, annual long-term incentive award opportunities, and payouts and retention programs.

The Compensation Committee is supported by our Chief Executive Officer (other than with respect to her own compensation) and other members of management. The Compensation Committee considers the input of these individuals to formulate the specific plan and award designs, including performance measures and performance levels, necessary to align our executive compensation program with our business objectives and strategies. These individuals did not attend either executive sessions or portions of any meetings of the Compensation Committee or the Board where their own compensation determinations were made.

The non-management members of the Board annually conduct a performance assessment of our Chief Executive Officer. The Compensation Committee reviews and considers this performance assessment in making its recommendations to the non-management members of the Board regarding the compensation and other terms of our Chief Executive Officer’s employment. Our Chief Executive Officer does not participate in the determination of her own compensation and no management recommendation is made regarding her compensation.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. During 2020, the Compensation Committee retained Compensia, a national compensation consulting firm, as its compensation consultant to provide assistance on executive and director compensation matters. Compensia advised the Compensation Committee on a variety of compensation-related matters, including:

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the competitiveness of our executive compensation program by providing a market review of executive compensation, evaluating our compensation peer group composition and analyzing the compensation at our compensation peer group companies;

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the pay levels of our Named Executive Officers by assessing and advising on equity and cash compensation guidelines for various executive job levels and assessing compensation levels for our executive officers;

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our executive compensation program design, including short-term and long-term incentive plan design and pay mix, the framework for our long-term equity awards and our retention strategies, evaluation of our stock ownership guidelines, and assessment of severance and change of control arrangements; and

•	the compensation arrangements for the non-management members of the Board.

Conflict of Interest Assessment for Compensation Consultant

The Compensation Committee recognizes the importance of receiving objective advice from its compensation consultant and conducts an annual conflicts of interest assessment of its compensation consultant. In 2020, Compensia did not provide any services to or receive any payments from us, except in its capacity as a consultant to the Compensation Committee. In March 2020, the Compensation Committee considered whether the services provided by Compensia raised any conflicts of interest pursuant to the rules of the SEC and the listing rules of Nasdaq and concluded that the work performed by Compensia did not raise any conflicts of interest. The Compensation Committee expects to update its consideration of this topic in March 2021, and its conclusions will be included in our definitive proxy statement for our 2021 annual meeting of stockholders.

In the course of its engagement, Compensia attended meetings of the Compensation Committee and, where applicable, presented its findings and recommendations for discussion. Compensia also consulted frequently with members of the Compensation Committee and met with members of senior management to obtain and validate market data, review materials, and discuss management’s compensation recommendations.

Role of the Chief Executive Officer

Generally, during the Compensation Committee’s annual review of executive compensation, our Chief Executive Officer reviews with the Compensation Committee her performance evaluations of each of our other Named Executive Officers and her compensation recommendations for those Named Executive Officers. The Compensation Committee considers these recommendations in its decision process.

Competitive Pay Analysis

Each year, the Compensation Committee reviews the compensation decisions of a custom group of peer companies in combination with industry-specific compensation survey data to develop an understanding of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluates how our pay practices and our Named Executive Officers’ compensation levels compared to the competitive market. As part of this evaluation, the Compensation Committee also reviews the performance measures and related performance target levels generally used within the competitive market to reward performance. The Compensation Committee believes that it appropriately sets the compensation of our Named Executive Officers, while taking into account the practices of our peers and industry best practices.

Methodology Used to Perform the Competitive Pay Analysis

To assist the Compensation Committee in its review of the 2020 compensation for our Named Executive Officers, Compensia provided a competitive pay analysis in February 2020, which set forth compensation data developed from publicly available information (as of November 2019) of the companies included in a custom peer group (the “2020 Executive Compensation Peer Group”). In May 2020, Compensia provided the Compensation Committee an update to this competitive pay analysis that reflected, in relevant part, (a) AMD and peer stock price and financial data as of April 17, 2020 and (b) the February 25, 2020 retention equity award to Mr. Grasby.

To develop the 2020 Executive Compensation Peer Group, the Compensation Committee reviewed the group of companies comprising the then-existing compensation peer group in November 2019, with particular reference to their industry (i.e., business segment), revenues (generally 50% to 200% of our revenues for the trailing four fiscal quarters) and market capitalization (generally 30% to 300% of our market capitalization), in each case based on publicly available information as of November 4, 2019. The Compensation Committee selected these two metrics because, based on Compensia’s analysis and holding all other factors constant, revenue has the greatest correlation to cash compensation levels and market capitalization has the greatest influence on equity compensation levels.

Based on this review, the Compensation Committee removed ON Semiconductor Corp. because its market capitalization was less than 30% of our market capitalization, and Symantec Corporation because it was undergoing major business changes and completed the sale of its enterprise security assets on November 4, 2019. Also based on this review, and in order to improve the statistical sampling of the peer group, the Compensation Committee added Micron Technology, Inc. and Qualcomm Inc., each of which fit within the applicable criteria for industry and market capitalization. Although Micron Technology, Inc. and Qualcomm Inc. each have revenues that exceed 200% of our revenues for the trailing four fiscal quarters, the Compensation Committee determined it was appropriate to include them in our 2020 Executive Compensation Peer Group given the limited alternatives. Our revenues for the trailing four fiscal quarters ending December 28, 2019, would have placed us in approximately the 38th percentile of the 2020 Executive Compensation Peer Group based on publicly available information. The Compensation Committee believes that the composition of the 2020 Executive Compensation Peer Group reflects an appropriate set of comparator companies for purposes of assessing our executive compensation program.

The Compensation Committee used the 2020 Executive Compensation Peer Group competitive pay analysis developed by Compensia as its reference source in analyzing the competitiveness of our Named Executive Officers’ compensation. As compared to the 2020 Executive Compensation Peer Group, AMD’s fiscal 2020 and fiscal 2019 annual revenue was approximately $9.76 billion and $6.73 billion, respectively.

The companies comprising the 2020 Executive Compensation Peer Group are as follows:

Company Name(1)	Revenue ($MM)
Qualcomm Inc.	$25,258
Micron Technology, Inc.	$23,406
Broadcom Inc.	$22,265
Applied Materials, Inc.	$15,161
Texas Instruments Incorporated	$14,750
NVIDIA Corporation	$10,185
Seagate Technology plc	$9,977
L3Harris Technologies, Inc.(2)	$9,690
VMware, Inc.	$9,496
Lam Research Corporation	$9,489
Motorola Solutions, Inc.	$7,765
Analog Devices, Inc.	$6,060
NetApp, Inc.	$5,908
Microchip Technology Incorporated	$5,460
KLA-Tencor Corporation	$4,889
Juniper Networks, Inc.	$4,418
Skyworks Solutions, Inc.	$3,558
Xilinx, Inc.(3)	$3,311
Marvell Technology Group Ltd.	$2,915

(1)

Table includes source data compiled by Compensia from publicly available financial reports. Revenue data was obtained per S&P Capital IQ as of November 4, 2019 (in connection with the Compensation Committee’s November 2019 selection and approval of the 2020 Executive Compensation Peer Group), and are for the four most recent fiscal quarters ended before November 4, 2019, for which the information was publicly available.

(2)

L3Harris Technologies, Inc. revenues do not reflect the full impact of the merger between L3 Technologies, Inc. and Harris Corporation, which took effect on July 1, 2019. Before the combination, L3 Technologies, Inc. and Harris Corporation had revenues of approximately $10.2 billion and $6.2 billion, respectively, based on data provided by Compensia.

(3)

On October 27, 2020, we entered into a definitive agreement with Xilinx, Inc., pursuant to which we will acquire Xilinx, Inc., subject to approval by our and Xilinx, Inc.’s shareholders, certain regulatory approvals and other customary closing conditions.

2020 Compensation Elements

The principal elements of our 2020 executive compensation program, their objectives, and the factors influencing the amount ultimately provided to our Named Executive Officers, are as follows:

Element		Description	Objective	Factors Influencing Amount
Base Salary		Fixed compensation delivered in cash; reviewed annually and adjusted if appropriate	Provides base amount of market competitive pay	Experience, market data, individual role and responsibilities, and individual performance
Annual Cash Performance Bonus (EIP Awards)

Variable cash compensation based on performance against annual financial goals (weighted 80%) and strategic milestones (weighted 20%), subject to Compensation Committee discretion to increase or decrease the amount of the bonus

Motivates and rewards achievement of key financial results for the year

Target annual cash performance bonus opportunity determined annually based on performance relative to financial goals and strategic milestones, individual role and responsibilities, and individual performance; payout based on Company and individual performance

Long-Term Incentive Plan Awards (LTI Awards)	Performance- Based Restricted Stock Units (PRSUs)

Variable compensation with payout in shares based on (i) stock price performance (absolute and relative to the performance of the S&P 500 Index) over a three-year performance period, and (ii) AMD’s non-GAAP EPS growth from 2020 through 2022

			Directly aligns interests of executives with long-term stockholder value creation by linking potential payouts to relative and absolute stock price performance and promotes retention	Intended target value of all LTI Awards is based on market data and individual role and responsibilities; generally, a minimum one-year vesting requirement for all LTI Awards
	Stock Options	Variable compensation based on increase in stock price from date of grant, subject to exercise of the stock option and time-based vesting; awards vest over three years and have seven-year term	Directly aligns interests of executives with long-term stockholder value creation and provides upside potential over a seven-year option term and promotes retention
	Restricted Stock Units (RSUs)	Variable compensation with payout in shares subject to time-based vesting; awards vest over three years	Directly aligns interests of executives with long-term stockholder value creation and promotes retention

Other elements of our 2020 executive compensation program, including the retention equity award to Mr. Grasby in February 2020, our deferred compensation plan, health, welfare and other personal benefits, and post-employment compensation arrangements are described below.

Base Salaries

The annual base salaries of our Named Executive Officers as of the beginning and end of 2020 are set forth in the table below. After considering the competitive market data from our 2020 Executive Compensation Peer Group in February 2020, the Compensation Committee made no changes to the base salaries of our Named Executive Officers.

Named Executive Officer	Base Salary as of December 26, 2020	Base Salary as of December 28, 2019	Percentage Increase
Lisa Su	$1,055,000	$1,055,000	N/A
Devinder Kumar	$580,000	$580,000	N/A
Rick Bergman	$600,000	$600,000	N/A
Darren Grasby(1)	$555,960	$555,960	N/A
Mark Papermaster	$625,000	$625,000	N/A

(1)

Mr. Grasby’s base salary of £410,000 was converted from British pounds to U.S. dollars using an exchange rate of 1.356 U.S. dollars per 1.00 British pound, which was the exchange rate reported by Bloomberg Financial as of December 26, 2020.

Annual Cash Performance Bonuses

Generally, short-term incentives in the form of an annual cash performance bonus are provided to our Named Executive Officers under the EIP. These bonuses are designed to reward short-term performance and the achievement of the principal goals of our annual operating plan.

Under the fiscal 2020 EIP, the amount of each Named Executive Officer’s annual cash performance bonus was calculated based on (i) his or her target annual cash performance bonus opportunity, (ii) our corporate financial performance (weighted 80%) for fiscal 2020, as measured against pre-established performance levels (the “Financial Performance Targets”) and (iii) achievement of strategic milestones (weighted 20%) established with respect to new product tape outs, launches, and commercial/operational metrics (the “Strategic Milestones”). The Financial Performance Targets and the Strategic Milestones were approved by the Compensation Committee in February 2020. Notwithstanding achievement of the fiscal 2020 performance goals, the Compensation Committee has discretion under the EIP to increase or to reduce any Named Executive Officer’s annual cash performance bonus.

The following illustrates how the 2020 annual cash performance bonuses under the EIP were calculated:

Financial Performance Targets

The Compensation Committee used the following financial performance measures and weightings as the Financial Performance Targets for the fiscal 2020 EIP:

Financial Measure	Weighting
Adjusted Non-GAAP Net Income	50%
Revenue	25%
Adjusted Free Cash Flow	25%

The performance levels (threshold, target and maximum) for each financial performance measure were established by the Compensation Committee in February 2020, in each case in consultation with senior management. The performance levels were structured to align with our fiscal 2020 financial objectives taking into account overall affordability of the bonus opportunities provided under the EIP for fiscal 2020.

The Compensation Committee chose adjusted non-GAAP net income as a performance measure because it is a fair measure of our profitability and a valid metric for comparison, which the Compensation Committee believes is directly tied to enhanced stock price performance. The Compensation Committee assigned it a weight of 50% because it is a key short-term financial measure for the operation of our business and is a measure of significant importance to our stockholders. For purposes of the fiscal 2020 EIP, our “adjusted non-GAAP net income” was calculated by adjusting our fiscal 2020 GAAP net income for (i) non-GAAP financial adjustments such as a loss on debt redemption/conversion, non-cash interest expense related to convertible debt, stock-based compensation, acquisition-related costs, provision for income taxes associated with these adjustments and release of valuation allowance on deferred tax assets, and (ii) amounts accrued for fiscal 2020 annual cash performance bonuses.

The Compensation Committee chose revenue as a performance measure because it reflects our top-line growth, which the Compensation Committee believes is a strong indicator of our long-term ability to increase profitability, cash flow and improve stock price performance. For purposes of the fiscal 2020 EIP, we use our GAAP net revenue for fiscal 2020.

Finally, the Compensation Committee chose adjusted free cash flow as a performance measure because it believes effective cash management and cash generation are key components of our strategy and our annual operating plan, the successful execution of which should lower indebtedness, increase financial flexibility and ultimately drive improved company valuation and stock price performance. For purposes of the fiscal 2020 EIP, our “adjusted free cash flow” was calculated by adjusting our GAAP net cash provided by operating activities for (i) purchases of property and equipment and (ii) cash payments for fiscal 2019 bonuses which were paid in March and April 2020.

The following table sets forth the 2020 performance levels and comparable actual results for the EIP:

2020 Executive Incentive Plan Financial Performance Targets (in millions)
Financial Measure	(Threshold)	(Target)	(Maximum)	Actual Performance
Adjusted Non-GAAP Net Income	$667	$1,491	$2,314	$1,894
Revenue	$7,000	$8,500	$10,000	$9,763
Adjusted Free Cash Flow	$405	$748	$1,085	$921

The threshold, target and maximum performance levels for the fiscal 2020 EIP were determined by the Compensation Committee using our fiscal 2020 operating plan as a benchmark and provide for appropriate payout above or below target. The fiscal 2020 EIP target level for each performance measure was determined by the Compensation Committee to be appropriately aggressive and aligned to our fiscal 2020 operating plan and objectives. The fiscal 2020 targets were set higher than the fiscal 2019 actual results. For each performance measure, the level of performance required increases at a fixed rate between each performance level.

Strategic Milestones

For the Strategic Milestones, which account for 20% of the EIP Performance Factor, the Compensation Committee selected (a) new product tape outs and launches tied to specified internal targeted delivery dates and (b) achievement of various commercial/operations milestones relating to objectives for product yields and quality, inventory, brand awareness, and commercial pipeline development. Each of the specific Strategic Milestones is confidential, the disclosure of which would cause us competitive harm. When approved, the Compensation Committee believed that each Strategic Milestone was challenging, yet reasonably achievable.

Based on our performance relative to the Financial Performance Targets and Strategic Milestones, the fiscal 2020 EIP reached 147% achievement. Based on management’s request to allocate a portion of the EIP funding towards a discretionary end of year cash bonus for all employees below the level of Corporate Vice President, the Compensation Committee exercised its discretion under the plan to modify achievement from 147% to 142%. At the end of fiscal 2020, our Chief Executive Officer assessed each Named Executive Officer’s performance, except her own, and made bonus recommendations to the Compensation Committee for each of them. The Compensation Committee then considered the Chief Executive Officer’s individual performance reviews and bonus recommendations, and independently assessed the company’s performance and the individual performance of the Chief Executive Officer and each of the other Named Executive Officers. Based on its assessment of each of these factors and considering the company’s strong performance relative to the Financial Performance Targets and Strategic Milestones, the Compensation Committee approved fiscal 2020 annual cash performance bonuses under the EIP for the Named Executive Officers as set forth below:

Named Executive Officer	2020 EIP Bonus Calculation
	Eligible Base Salary During Fiscal 2020	Target Bonus Opportunity	2020 EIP Performance Factor	2020 EIP Bonus(1)
Lisa Su	$1,055,000	170%		$2,546,770
Devinder Kumar	$580,000	100%		$823,600
Rick Bergman	$600,000	100%	142%	$852,000
Darren Grasby(2)	$555,960	100%		$789,463
Mark Papermaster	$625,000	100%		$887,500

(1)	The amounts reported in this column reflect the bonus amounts approved by the Compensation Committee and paid to the Named Executive Officers.
(2)

Mr. Grasby’s eligible base salary during fiscal 2020 of £410,000 was converted from British pounds to U.S. dollars using an exchange rate of 1.356 U.S. dollars per 1.00 British pound, which was the exchange rate reported by Bloomberg Financial as of December 26, 2020.

The Compensation Committee reviews and certifies the level of achievement for each performance measure before any payments are made. This review and certification is generally performed at the first regularly scheduled Compensation Committee meeting following the end of the year with any payout of the annual cash performance bonus occurring in March of such year.

Long-Term Equity Awards

We believe that long-term incentive compensation in the form of equity awards provide a strong alignment between the interests of our Named Executive Officers and our stockholders. The Compensation Committee generally seeks to provide equity award opportunities that are consistent with our compensation philosophy (with the potential for larger payments for exceptional performance). The Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention.

2020 Annual Equity Awards

In 2020, the Compensation Committee and, in Dr. Su’s case, the non-management members of the Board, approved the following annual equity awards under our 2004 Plan, each of which was granted to the listed Named Executive Officer on August 9, 2020:

Named Executive Officer	PRSUs (Target # of Shares)	Time-Based RSUs	Time-Based Stock Options	Aggregate Intended Target Value(1)
Lisa Su	109,446	54,723	120,642	$13,845,000
Devinder Kumar	22,134	11,067	24,398	$2,800,000
Rick Bergman	21,343	10,671	23,527	$2,700,000
Darren Grasby	23,715	11,857	26,141	$3,000,000
Mark Papermaster	28,458	14,229	31,369	$3,600,000

(1)

The amounts reported in the 2020 Summary Compensation Table represent the grant date fair values (i.e., accounting values) of these awards computed in accordance with Accounting Standards Codification (ASC) Topic 718.

The Compensation Committee (the non-management members of the Board for Dr. Su) approved the aggregate intended target value of each listed Named Executive Officer’s 2020 annual long-term equity award. As reflected in the table above, the aggregate intended target value was converted into a mix of 50% PRSUs, 25% RSUs and 25% stock options using a conversion price of $63.25 (the greater of $20.00 and the average closing price of our common stock over the 30 trading-day period ending on August 9, 2020, the 2020 annual program’s grant date) and, for the stock options, also using a factor of 45.36% that correlates to the value we use for accounting purposes. These amounts do not include the separate retention equity award Mr. Grasby received in February 2020, see “Retention Equity Award – Darren Grasby” below. The amounts reported in the 2020 Summary Compensation Table represent the grant date fair values (i.e., accounting values) of the 2020 long-term equity awards computed in accordance with Accounting Standards Codification (ASC) Topic 718.

In approving the aggregate intended target value of each Named Executive Officer’s 2020 annual long-term equity award, the Compensation Committee (the non-management members of the Board for Dr. Su) reviewed data showing the market-competitive award levels based on the 2020 Executive Compensation Peer Group and the potential realizable value of each Named Executive Officer’s then-outstanding equity holdings. Additionally, the Compensation Committee (the non-management members of the Board for Dr. Su) considered the potential realizable value of each Named Executive Officer’s then-outstanding equity holdings, our executive retention objectives and continuity within senior management and the following high-level corporate goals: achieve fiscal 2020 financial results, execute industry-leading roadmap and meet customer commitments. The achievement of these high-level goals drive our overall Company business strategy and, correspondingly, the attainment of the performance objectives in our long-term incentive compensation program.

2020 Annual PRSU Awards.  The 2020 annual PRSU awards (the “2020 Annual PRSUs”) provide for a payout that will range from 0% to 250% of the target number of shares of our common stock subject to the award (the “Target Shares”). The actual number of shares earned by each Named Executive Officer will be calculated as follows:

•

Each Named Executive Officer will earn between 0% and 200% of his or her target number of shares (the “Initial Earned Shares”) depending on the return on our stock price relative to the return on the S&P 500 Index, in each case over the Performance Period.

•

In alignment with our long-term growth strategy, we used EPS growth as an upside modifier to the award. If we meet or exceed challenging pre-established non-GAAP EPS growth targets from our 2020 to our 2022 fiscal year, award payouts will be increased to 125% or 150% of each Named Executive Officer’s Initial Earned Shares (if applicable, the “Adjusted Earned Shares”). In no event, however, will the Named Executive Officer’s Adjusted Earned Shares exceed 250% of his or her target number of shares.

•

If the return on our stock over the Performance Period is negative, then the total number of shares earned by each Named Executive Officer will be reduced to 50% of his or her Adjusted Earned Shares. If the return on our stock price over the Performance Period is equal to or greater than 0%, then the total number of shares earned by each Named Executive Officer will be the number of his or her Adjusted Earned Shares.

Any PRSUs that are earned will generally be settled on the later of August 16, 2023, or the date following the Compensation Committee’s certification of our performance achievement. Each Named Executive Officer must be continuously employed through the last day of the Performance Period to receive his or her earned shares, except to the extent an event triggers accelerated vesting of the 2020 Annual PRSUs under the terms of his or her employment or other agreement, as applicable.

Stock Options.  Stock options are intended to align the interests of our Named Executive Officers with the interests of our stockholders because they will not realize any financial benefit from these awards unless our stock price increases above the exercise price over the seven-year option term. The stock options have an exercise price equal to 100% of the fair market value of our common stock on the grant date, which was $84.85 per share. The stock options vest (and become exercisable) as to 33 1/3% of the underlying shares on each of

August 9, 2021, August 9, 2022 and August 9, 2023, subject to each Named Executive Officer’s continued employment with us through each vesting date (unless his or her employment agreement or other agreement with us provides otherwise). The service-based vesting requirements are intended to further our retention objectives. The stock options expire seven years after the grant date, subject to earlier expiration if the Named Executive Officer’s employment with us terminates.

RSUs. RSUs are intended to encourage executive retention, manage share dilution, recognize individual performance and align the interests of our Named Executive Officers with our stockholders because the value of the awards is tied to the market value of our common stock at the time of vesting. All of the RSUs granted to our Named Executive Officers in 2020 vest as to 33 1/3% of the underlying shares on each of August 9, 2021, August 9, 2022 and August 9, 2023, subject to each Named Executive Officer’s continued employment with us through each vesting date (unless his or her employment agreement or other agreement with us provides otherwise).

Retention Equity Award—Darren Grasby

In February 2020, the Compensation Committee approved the grant of a retention equity award to Mr. Grasby having a target value of $4 million. The award was in recognition of his unique and significant contributions to our fiscal 2019 performance and to encourage his retention through 2023. The target value of the retention equity award was converted into a mix of 50% PRSUs and 50% time-based RSUs, which were granted on February 15, 2020 under the terms of the 2004 Plan. The PRSUs have the same performance and service vesting conditions as the PRSUs granted on August 9, 2019 to our fiscal 2019 Named Executive Officers and which are described in detail in our definitive proxy statement for our 2020 annual meeting of stockholders filed with the SEC on March 26, 2020. The time-based RSUs vest in three equal annual installments on each of the first, second and third anniversaries of the grant date.

Accounting Considerations

We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option or other award.

In accordance with ASC Topic 718, the accounting value of the 2020 Annual PRSUs and the retention PRSUs to Mr. Grasby were calculated by an outside professional valuation consultant using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718, except no assumptions for forfeitures are included. The amounts reported in the 2020 Summary Compensation Table include the grant date fair values (i.e., accounting values) of the awards.

Grant Timing Practices.

We have no practice or policy of coordinating or timing the release of company information around the grant date of our annual long-term equity awards. Our annual long-term equity awards are typically granted in July or August. On occasion, we grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. These “off cycle” awards are granted only on a limited basis.

Deferred Compensation

In 2020, our U.S.-based Named Executive Officers were eligible to participate in our Deferred Income Account Plan (the “DIA Plan”). Participation in the DIA Plan is intended to assist our Named Executive Officers in their retirement planning as well as to restore Company contributions that are lost due to IRS limits applicable to contributions in our Section 401(k) plan. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to AMD. Messrs. Kumar, Bergman and Papermaster participated in the DIA Plan in 2020. For further information about the DIA Plan, see the “2020 Nonqualified Deferred Compensation” table below.

Health, Welfare and Other Personal Benefits (Perquisites)

In 2020, a broad population of our U.S. employees, including our Named Executive Officers, were eligible to receive the following health and welfare benefits:

•	participation in our U.S. benefit programs, including our Section 401(k) plan, health care coverage, paid time-off and paid holidays;

•	matching contributions under our Section 401(k) plan, which were equal to 75% of an employee’s annual contribution, up to the first 6% of compensation deferred under the plan; and

•	patent awards, if earned.

In addition to the above, our Named Executive Officers were eligible to receive an annual physical examination and executive life insurance.

The health, welfare and other personal benefits described above are intended to be part of a competitive overall compensation program and help attract and retain executive talent.

For further information regarding the health, welfare, perquisites and other personal benefits received by our Named Executive Officers during 2020, see the “2020 Summary Compensation Table” below.

Change in Control Agreements and Arrangements

Our Chief Executive Officer has an employment agreement that establishes her base salary and provides for annual incentive and long-term incentive awards under our approved plans (i.e., the EIP and 2004 Plan). In addition, the agreement provides for certain payments and benefits in the event of certain termination of employment scenarios, including following a change in control of AMD. For further information on this agreement, see “Severance and Change in Control Arrangements.”

With the exception of our Chief Executive Officer, each of our other Named Executive Officers is party to a change in control agreement with us. These agreements and the change-in-control provisions of Dr. Su’s employment agreement are designed to encourage the continued services of the covered Named Executive Officer in the event of a potential change in control of AMD and to allow for a smooth leadership transition upon such a change in control. In addition, these agreements and the change-in-control provisions in Dr. Su’s employment agreement are intended to provide incentives to the covered Named Executive Officer to effectively execute the directives of the Board, even in the event that such actions may result in the elimination of the Named Executive Officer’s position.

In April 2009, AMD adopted a policy to not enter into any new change in control agreements or arrangements containing an excise tax gross-up provision. Our Named Executive Officers’ change in control agreements and the change-in-control provisions of Dr. Su’s employment agreement do not provide for excise tax gross-ups.

Termination of Employment Required to Trigger Payments

Under the terms and conditions of these change in control agreements and the change-in-control provisions of Dr. Su’s employment agreement, each of our Named Executive Officers is eligible to receive certain specified payments and benefits only if (a) a “change in control” of us occurs and (b) the Named Executive Officer’s employment is terminated or the Named Executive Officer is constructively discharged within two years of the change in control transaction (a “double trigger” arrangement). The Compensation Committee believes this structure strikes a balance between our incentive arrangements and our executive hiring and retention objectives without providing “windfall” payments and benefits to any Named Executive Officers who continue employment with an acquiring entity following a change in control of AMD.

For a detailed description of these agreements and arrangements with our Named Executive Officers, as well as an estimate of the amounts payable under such agreements and arrangements as of the last day of fiscal 2020, see “Severance and Change in Control Arrangements.”

Severance and Separation Arrangements

Any post-employment compensation payable to our Chief Executive Officer is governed solely by her employment agreement, the terms of which were the result of arms-length negotiations between her and the Compensation Committee. Under her employment agreement, Dr. Su is eligible to receive certain specified payments and benefits in the event that her employment is involuntarily terminated. The Compensation Committee believes that the amount payable to Dr. Su pursuant to her employment agreement is reasonable and competitive and provides transition assistance in the event of her involuntary termination of employment, with the goal of keeping her focused on our business rather than her personal circumstances.

With the exception of our Chief Executive Officer, all of our other Named Executive Officers participate in our Executive Severance Plan for Executive Vice Presidents and Senior Vice Presidents (the “Executive Severance Plan”). The Executive Severance Plan is designed to provide uniform treatment in the event of an involuntary termination of employment of our U.S. senior executives (except our Chief Executive Officer) and to provide transition assistance in such instances with the goal of keeping these senior executives focused on our business rather than their personal circumstances. A Named Executive Officer is not eligible to receive payments and benefits under the Executive Severance Plan if he or she receives severance payments and benefits in connection with a change in control of AMD pursuant to his or her change in control agreement. The Compensation Committee believes that the Executive Severance Plan provides the covered executives important protections and promotes our objectives of attracting and retaining executive talent.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, as well as an estimate of the amounts payable under such arrangements as of the last day of fiscal 2020, see “Severance and Change in Control Arrangements.”

Other Compensation Policies

Compensation Recovery (“Claw-back”) Rights

Our Worldwide Standards of Business Conduct provide that we may pursue all remedies available under applicable law to recover any incentive-based or other compensation (including equity awards) paid or granted to our employees or agents in the event of such individual’s direct involvement with fraud, misconduct or gross negligence which contributes to an accounting restatement as a result of our material noncompliance with any financial reporting laws.

In addition, the award agreement for each stock option, RSU, and PRSU granted since May 2010 to an employee at or above the level of senior vice president (which includes our Named Executive Officers) has included a compensation recoupment (“claw-back”) provision. The claw-back provides the Compensation Committee with the right to recover all or a portion of the compensation attributable to the award if the employee’s direct involvement with fraud, misconduct or his or her gross negligence contributes to or results in us being required to prepare an accounting restatement as a result of our material noncompliance with any financial reporting requirement under the federal securities laws. The claw-back does not apply to any award granted more than 18 months before the date of the first public issuance or SEC filing of the financial document embodying the reporting requirement. In addition, (a) with respect to awards granted in and after August 2015, we may claw-back the award if the recipient violates the non-competition, non-solicitation or confidentiality terms of the award agreement as permitted under applicable law, or fails to comply with any agreement with us regarding inventions, intellectual property rights, or proprietary information or material, and (b) with respect to awards granted after May 2019, we may claw-back the award if the recipient engages in certain workplace misconduct (including sexual harassment or age, sex or other prohibited discrimination) or a criminal act involving moral turpitude. The Compensation Committee may exercise these claw-back rights by cancellation, forfeiture, repayment or disgorgement of any profits realized by the employee from the sale of our securities.

We continue to monitor the rulemaking activities of the SEC and Nasdaq with respect to the development, implementation and disclosure of compensation recovery provisions/policies. We expect to revise our compensation recovery provisions/policies in the future if and as required by applicable law.

Stock Ownership Requirements

Our stock ownership requirements are designed to increase our Named Executive Officers’ stakes in us and to align their interests more closely with those of our stockholders.

In August 2020, we increased our stock ownership requirements for our Named Executive Officers. These requirements provide that on or before the Ownership Achievement Date (as defined below), our Chief Executive Officer should attain an investment position in our common stock equal to the lesser of (a) six-times her then-current annual base salary or (b) 350,000 shares, and our other Named Executive Officers should attain an investment position in our common stock equal to the lesser of (x) 2.5 times their then-current annual base salaries or (y) 80,000 shares.

Shares of our common stock counted toward the minimum stock ownership requirements include any shares held directly or indirectly by a Named Executive Officer.

The “Ownership Achievement Date” is the later of August 7, 2025, or five years from first appointment as an executive officer. Until the guideline is achieved, each Named Executive Officer is encouraged to retain at least 10% of the net shares (defined below) obtained through our stock incentive plans. For this purpose, the “net shares” are the number of shares received from the exercise of stock options or the vesting of restricted stock or restricted stock unit awards, less the number of shares the Named Executive Officer sells to cover the exercise price of stock options or sells or has withheld to pay taxes.

As of December 26, 2020, each of our Named Executive Officers had satisfied his or her applicable stock ownership requirement or has time remaining to do so.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While the Compensation Committee may consider the deductibility of awards as one factor in determining our executive compensation, it also considers other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for our executive compensation program, even if the awards may not be deductible for tax purposes.

The Tax Cuts and Jobs Act repealed the exception to the deductibility limit that was previously available for “qualified performance-based compensation” (including stock option grants, performance-based cash bonuses and performance-based equity awards, such as the PRSUs) effective for taxable years beginning after December 31, 2017. As a result, any compensation paid to certain of our Named Executive Officers for taxable years beginning after December 31, 2017 in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded by the Tax Cuts and Jobs Act to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 and which are not subsequently materially modified.

AMD Compensation Policies and Practices

In February 2020, the Compensation Committee reviewed our compensation policies and practices for employees generally and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In reaching this conclusion, the Compensation Committee, with the assistance of management, assessed our executive and broad-based compensation and benefits programs to determine if any of them created undesired or excessive risks of a material nature. The assessment included (i) a review of our compensation policies and practices for employees generally, (ii) identification of the risks that could result from such policies and practices, (iii) identification of the risk mitigators and controls, and (iv) analysis of the potential risks against the risk mitigators and controls and our business strategy and objectives. Although the Compensation Committee reviewed our compensation programs, the Compensation Committee focused on the programs that have variability of payout and in which employees could directly affect the payout of incentives. These programs included the EIP, Annual Incentive Plan, Long-Term Incentive Plan (“LTI”), Sales Incentive Plan and 2004 Plan.

In performing the assessment and reaching its conclusion, the Compensation Committee noted the following factors that the Compensation Committee believes may reduce the likelihood of undesired or excessive risk-taking:

•	Our overall compensation levels are competitive with the market;

•	Our compensation practices and policies appropriately balance base pay versus variable pay and short-term versus long-term incentives;

•

Although the EIP, Annual Incentive Plan, LTI and Sales Incentive Plan have variability of payout, the Compensation Committee believes that any potential risks associated with such plans are controlled or mitigated by one or more of the following: (i) the performance goals being multi-dimensional (i.e., adjusted non-GAAP net income, adjusted non-GAAP free cash flow, revenue), thereby increasing the range of performance over which incentives are paid; (ii) the performance goals being aligned with our business objectives and being quantitative financial measures; (iii) the use of sliding payout scales, with the payouts in certain instances being linearly interpolated for performance falling between the performance levels set by the Compensation Committee; (iv) the ability of the Compensation Committee and/or management to exercise discretion to reduce payouts; (v) the existence of multiple internal controls and approval processes that are intended to prevent manipulation of outcomes by any employee, including the Named Executive Officers; and (vi) the incentive opportunities being capped;

•

Although the grant of equity awards under the 2004 Plan could motivate our employees to, among other things, focus on increasing our short-term stock price rather than the creation of long-term stockholder value, the Compensation Committee believes that potential risks are controlled or mitigated by one or more of the following: (i) awarding a combination of PRSUs, RSUs and stock options; (ii) three-year vesting and performance period for PRSUs awarded in fiscal 2019 and 2020 (with the exception of the Value Creation Equity Awards granted in fiscal 2019, which have a five-year performance period); (iii) the vesting provisions of stock options and RSUs occurring over multi-year periods; (iv) caps on performance-based compensation opportunities; and (v) our stock ownership guidelines for our executive officers. In addition, we prohibit our employees, including Named Executive Officers, from engaging in hedging transactions in our securities; and

•	We have implemented claw-back provisions and policies, as described in more detail in “Compensation Discussion and Analysis” above.

AMD Executive Compensation

The following table shows, for fiscal 2020, 2019 and 2018, the compensation for our Named Executive Officers. Messrs. Bergman and Grasby were not Named Executive Officers in 2018 but became Named Executive Officers in 2019.

For information on the role of each compensation component within the total compensation packages of the Named Executive Officers, see “Compensation Discussion and Analysis—Fiscal 2020 Compensation Elements.”

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Lisa T. Su

President and Chief Executive Officer	2020	1,095,574	—	18,840,582	4,643,535	2,546,770	15,417	27,141,878
	2019	1,026,442	—	53,176,357	3,087,749	1,228,476	15,264	58,534,288
	2018	961,057	—	8,622,801	2,500,318	1,241,625	30,591	13,356,392

Devinder Kumar

Executive Vice President, Chief Financial Officer and Treasurer	2020	602,316	—	3,810,257	939,084	823,600	15,130	6,190,387
	2019	572,210	—	2,223,098	609,534	427,085	14,125	3,846,052
	2018	557,204	—	2,011,962	583,407	479,450	13,859	3,645,882

Rick Bergman

Executive Vice President, Computing and Graphics Business Group	2020	623,074	—	3,674,048	905,559	852,000	14,380	6,069,061
	2019	230,768	500,000	6,657,033	662,543	181,229	9,423	8,240,996

Darren Grasby

Executive Vice President and Chief Sales Officer(6)	2020	555,960	—	9,825,628	1,006,172	789,463	20,144	12,197,367
	2019	517,699	545,187	3,187,128	857,405	389,135	22,052	5,518,606

Mark D. Papermaster

Chief Technology Officer and Executive Vice President, Technology and Engineering	2020	649,037	—	4,898,903	1,207,399	887,500	14,445	7,657,284
	2019	621,056	—	15,119,119	927,560	466,250	25,127	17,159,112
	2018	587,015	—	2,874,245	833,434	505,250	13,938	4,813,882

(1)	For fiscal 2019, amounts represent (i) a retention bonus payment of $545,187 for Mr. Grasby and (ii) a sign-on bonus payment of $500,000 for Mr. Bergman.
(2)

Amounts shown in the column do not reflect dollar amounts actually received by the Named Executive Officers. Instead, these amounts represent the aggregate grant date fair value of the RSUs and PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value (which is sometimes referred to herein as the “accounting value”) is used to recognize the accounting expense for long-term equity awards. For fiscal 2020, the amounts shown include the grant date fair value of the PRSUs awarded in fiscal 2020 to each Named Executive Officer, as set forth in the table below. The grant date fair value of the PRSUs is determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of the most probable aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report.

The aggregate accounting values of the PRSUs granted to our Named Executive Officers in fiscal 2020 are as follows:

Named Executive Officer	Grant Date	Shares Underlying PRSUs at Target (100%) (#)	Shares Underlying PRSUs at Maximum (250%) (#)(7)	Grant Date Fair Value ($)(8)

Lisa T. Su	8/9/2020	109,446	273,615	14,197,335

Devinder Kumar	8/9/2020	22,134	55,335	2,871,222

Rick Bergman	8/9/2020	21,343	53,358	2,768,614

Darren Grasby	2/15/2020	39,992	99,980	3,531,294
	8/9/2020	23,715	59,288	3,076,310

Mark D. Papermaster	8/9/2020	28,458	71,145	3,691,572

(3)

Amounts shown in this column do not reflect dollar amounts actually received by the Named Executive Officers. Instead, the amounts represent the aggregate grant date fair value of option awards granted in the year indicated computed in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report.

(4)

Amounts represent cash performance bonuses paid under the EIP for fiscal 2020. See “Compensation Discussion and Analysis—Fiscal 2020 Compensation Elements—Annual Cash Performance Bonuses” above for more information about these payments, including the pre-established financial measures under the EIP.

(5)	The following table sets forth the components of the amounts presented in the All Other Compensation column for fiscal 2020:

Named Executive Officer	Matching Contributions to 401(k) ($)	Life Insurance Premiums Paid By Company ($)	Other(9) ($)	Total ($)

Lisa T. Su	12,825	2,592	—	15,417

Devinder Kumar	12,825	1,505	800	15,130

Rick Bergman	12,825	1,555	—	14,380

Darren Grasby	—	2,407	17,736	20,144

Mark D. Papermaster	12,825	1,620	—	14,445

(6)

Cash amounts received by Mr. Grasby are paid in British pounds. Amounts represented for Mr. Grasby are based on an exchange rate of 1.356 U.S. dollars per British pound, which was the exchange rate as of December 26, 2020, as reported by Bloomberg Financial.

(7)

The maximum number of shares that may be earned for the PRSU granted to Mr. Grasby on February 15, 2020 is capped at the number equal to (i) twelve times the target value of the PRSU award, divided by (ii) the closing price of our common stock on the last day of the three-year performance period ending on August 9, 2021, or the date of a change of control of the Company, if earlier.

(8)

In accordance with Instruction 3 to Item 402(c)(2)(v), assuming that the highest level of performance conditions of the PRSUs granted to our Named Executive Officers in fiscal 2020 will be achieved, the maximum possible value of the PRSUs, using our stock price on the grant date of the PRSUs, is: $23,216,233 for Dr. Su; $4,695,175 for Mr. Kumar; $4,527,384 for Mr. Bergman; $8,483,303 and $3,279,192, respectively, for Mr. Grasby; and $6,036,653 for Mr. Papermaster.

(9)	Amounts include (i) a company service anniversary award to Mr. Kumar, available to all employees, and (ii) car allowance and home working allowance in the United Kingdom for Mr. Grasby.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 26, 2020. The equity awards reported in the Option Awards column consist of non-qualified stock options. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lisa T. Su
							43,656(2)		4,008,057
							60,215(3)		5,528,339
							54,723(4)		5,024,119
										392,114	(5)	36,000,000
										451,587	(6)	41,460,202
										1,550,386	(7)	142,340,939
										182,775	(8)	16,780,481
	366,598	—			2.80	10/31/2021
	1,386,859	—			2.92	12/26/2022
	777,214	—			6.98	7/26/2023
	347,577	—			12.83	8/9/2024
	210,996	105,500	(9)		19.10	8/9/2025
	74,901	149,826	(10)		34.19	8/9/2026
	—	120,642	(11)		84.85	8/9/2027
Devinder Kumar
							10,186	(2)	935,177
							11,887	(3)	1,091,345
							11,067	(4)	1,016,061
										91,493	(5)	8,400,000
										89,145	(6)	8,184,402
										36,963	(8)	3,393,573
	315,221	—			1.84	8/15/2022
	222,061	—			6.98	7/26/2023
	86,894	—			12.83	8/9/2024
	49,232	24,617	(9)		19.10	8/9/2025
	14,785	29,577	(10)		34.19	8/9/2026
	—	24,398	(11)		84.85	8/9/2027
Rick Bergman
							12,920	(3)	1,186,185
							82,692	(3)	7,591,953
							10,671	(4)	979,705
										96,897	(6)	8,896,114
										35,642	(8)	3,272,292
	16,071	32,149	(10)		34.19	8/9/2026
	—	23,527	(11)		84.85	8/9/2027

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Darren Grasby
							33,987	(12)	3,120,346
							14,553	(2)	1,336,111
							7,723	(13)	709,049
							11,370	(10)	1,043,880
							39,992	(14)	3,671,666
							11,857	(11)	1,088,591
										21,784	(5)	2,000,000
										43,568	(5)	4,000,000
										85,270	(6)	7,828,639
										99,980	(6)	9,179,164
										39,604	(8)	3,636,043
	100	—			1.84	8/15/2022
	8,844	17,690	(15)		23.68	2/15/2026
	14,143	28,291	(10)		34.19	8/9/2026
	—	26,141	(11)		84.85	8/9/2027
Mark D. Papermaster
							14,553	(2)	1,336,111
							18,089	(3)	1,660,751
							14,229	(4)	1,306,364
										130,704	(5)	12,000,000
										135,657	(6)	12,546,479
										434,108	(7)	39,855,455
										47,524	(8)	4,363,178
	500,221	—			1.84	8/15/2022
	222,061	—			6.98	7/26/2023
	97,756	—			12.83	8/9/2024
	70,332	35,166	(9)		19.10	8/9/2025
	22,500	45,008	(10)		34.19	8/9/2026
	—	31,369	(11)		84.85	8/9/2027

(1)

The dollar value of these awards is calculated by multiplying the number of units by $91.81 per share, the last reported sales price of our common stock on December 24, 2020, the last trading day of fiscal 2020.

(2)	This RSU award vested 33 1/3% on each of August 9, 2019 and 2020 and 33 1/3% will vest on August 9, 2021, subject to continued service.
(3)	This RSU award vested 33 1/3% on August 9, 2020 and 33 1/3% will vest on each of August 9, 2021 and 2022, subject to continued service.
(4)	This RSU award will vest 33 1/3% on each of August 9, 2021, 2022 and 2023, subject to continued service.
(5)

Amount reflects estimated PRSU achievement based on performance status as of December 26, 2020 (250% of Target), adjusted for the value cap described below. The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending August 9, 2021. Vested PRSUs will generally be settled on the later of August 16, 2021, or the date following the Compensation Committee’s certification of performance. The number of shares that may be earned is between 0% and 250% of the target number of shares; provided that, the maximum number of shares that may be earned is capped at the number equal to (i) eight times the target value of the PRSU award, divided by (ii) the closing price of the Company’s stock on August 9, 2021.

(6)

Amount reflects estimated PRSU achievement based on performance status as of December 26, 2020 (250% of Target), adjusted for the value cap described below. The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending August 9, 2022. Vested PRSUs will generally be settled on the later of August 16, 2022, or the date following the Compensation Committee’s certification of performance. The number of shares that may be earned is between 0% and 250% of the target number of shares; provided that, the maximum number of shares that may be earned is capped at the number equal to (i) twelve times the target value of the PRSU award, divided by (ii) the closing price of the Company’s stock on August 9, 2022.
(7)	Represents a Value Creation Equity Award at 200% (the “earned PRSUs”) which will vest 50% on each of the third and fifth anniversaries of the grant date.
(8)

Amount reflects estimated PRSU achievement based on performance status as of December 26, 2020 (167% of Target). The actual number of shares that may be earned, if at all, is contingent upon the achievement of pre-established performance metrics over the three-year period ending August 9, 2023. Vested PRSUs will generally be settled on the later of August 16, 2023, or the date following the Compensation Committee’s certification of performance. The number of shares that may be earned is between 0% and 250% of the target number of shares.

(9)	This option vested 33 1/3% on each of August 9, 2019 and 2020 and 33 1/3% will vest on August 9, 2021, subject to continued service.
(10)	This option vested 33 1/3% on August 9, 2020 and 33 1/3% will vest on each of August 9, 2021 and 2022, subject to continued service.
(11)	This option will vest 33 1/3% on each of August 9, 2021, 2022 and 2023, subject to continued service.
(12)	This RSU award vested 33 1/3% on each of February 15, 2019 and 2020 and 33 1/3% will vest on February 15, 2021, subject to continued service.
(13)	This RSU award vested 33 1/3% on February 15, 2020 and 33 1/3% will vest on each of February 15, 2021 and 2022, subject to continued service.
(14)	This RSU award will vest 33 1/3% on each of February 15, 2021, 2022 and 2023, subject to continued service.
(15)	This option vested 33 1/3% on February 15, 2020 and will vest 33 1/3% on each of February 15, 2021 and 2022, subject to continued service.

Grants of Plan-Based Awards in 2020

The following table sets forth all plan-based awards granted to the Named Executive Officers in fiscal 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Plan Name	Grant Date	Compensation Committee Action Date	Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Lisa T. Su
EIP			—	1,793,500	3,587,000
2004 Plan	8/9/2020	8/7/2020				—	109,446	273,615				14,197,335
2004 Plan	8/9/2020	8/7/2020							54,723			4,643,247
2004 Plan	8/9/2020	8/7/2020								120,642	84.85	4,643,535
Devinder Kumar
EIP			—	580,000	1,160,000
2004 Plan	8/9/2020	8/6/2020				—	22,134	55,335				2,871,222
2004 Plan	8/9/2020	8/6/2020							11,067			939,035
2004 Plan	8/9/2020	8/6/2020								24,398	84.85	939,083
Rick Bergman
EIP			—	600,000	1,200,000
2004 Plan	8/9/2020	8/6/2020				—	21,343	53,358				2,768,614
2004 Plan	8/9/2020	8/6/2020							10,671			905,434
2004 Plan	8/9/2020	8/6/2020								23,527	84.85	905,559
Darren Grasby
EIP			—	555,960	1,111,920
2004 Plan	2/15/2020	2/11/2020				—	39,992	99,980				3,531,294
2004 Plan	2/15/2020	2/11/2020							39,992			2,211,958
2004 Plan	8/9/2020	8/6/2020				—	23,715	59,288				3,076,310
2004 Plan	8/9/2020	8/6/2020							11,857			1,006,066
2004 Plan	8/9/2020	8/6/2020								26,141	84.85	1,006,172
Mark D. Papermaster
EIP			—	625,000	1,250,000
2004 Plan	8/9/2020	8/6/2020				—	28,458	71,145				3,691,572
2004 Plan	8/9/2020	8/6/2020							14,229			1,207,331
2004 Plan	8/9/2020	8/6/2020								31,369	84.85	1,207,399

(1)

Amounts represent the estimated cash performance bonuses payable under the EIP for fiscal 2020. For the Named Executive Officers, the actual amounts paid under the EIP for fiscal 2020 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “2020 Summary Compensation Table” above.

(2)

Amounts represent PRSUs. See “Compensation Discussion and Analysis—Fiscal 2020 Compensation Elements—Long-Term Equity Awards” above for more information about the PRSUs, including the pre-established performance periods and performance measures, and see footnotes to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above for a description of the PRSU vesting schedules. Also see “Compensation Discussion and Analysis—Fiscal 2020 Compensation Elements—Long-Term Equity Awards—Value Creation Equity Awards” above for more information about the Value Creation Equity Awards.

(3)	Amounts represent time-based RSUs. See footnotes to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above for a description of the RSU vesting schedules.
(4)

Amounts represent stock options. See footnotes to the “Outstanding Equity Awards at 2020 Fiscal Year-End” table above for a description of the stock option vesting schedules. The stock options expire seven years after the grant date.

(5)

Amounts reflect the grant date fair value of the respective award computed in accordance with ASC Topic 718. Regardless of the value on the grant date, the actual value that may be realized from an award is contingent upon the satisfaction of the applicable conditions to vesting of that award, and for stock options, also upon the excess of AMD’s stock price over the exercise price. With respect to the PRSUs, in accordance with SEC rules, amounts reflect the fair value at the grant date determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these amounts, see Note 11 of the Notes to Consolidated Financial Statements in our Annual Report.

Option Exercises and Stock Vested in 2020

The following table shows the value realized by the Named Executive Officers as a result of the exercise of stock options and stock awards that vested during 2020.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lisa T. Su	1,200,000	77,837,040	500,203	41,103,392
Devinder Kumar	313,821	17,265,442	122,740	10,079,781
Rick Bergman	—	—	47,798	4,055,660
Darren Grasby	3,548	182,580	67,944	4,647,078
Mark D. Papermaster	392,277	26,354,194	143,531	11,802,060

(1)	Value is the closing trading price of our common stock on the date of vesting multiplied by the number of vested shares.

2020 Nonqualified Deferred Compensation

The following table shows information for the Named Executive Officers who had accounts in the Deferred Income Account Plan (the “DIA”), a non-qualified deferred compensation plan, in 2020. Except for amounts deferred and vested prior to January 1, 2005, the DIA is subject to Section 409A of the Code.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Devinder Kumar	—	—	337,678	208,166	2,273,448
Rick Bergman	199,922	—	58,535	—	292,409
Mark D. Papermaster	—	—	2,208	—	30,323

(1)	Amount is included in the “Salary” column for fiscal 2020 of the “2020 Summary Compensation Table” above.
(2)

Represents the net amounts debited from the DIA accounts of Messrs. Kumar, Bergman and Papermaster as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market or preferential earnings (within the meaning of 17 CFR Section 229.402(c)(2)(viii)), and as a result are not reported in the “2020 Summary Compensation Table” above.

(3)

Mr. Bergman’s balance includes $199,922 that was reported as compensation in the “Summary Compensation Table.” No other aggregate amounts were reported as compensation for the Named Executive Officers in 2020, 2019 and 2018.

We maintain the DIA, which allows eligible employees, including the Named Executive Officers, to voluntarily defer receipt of a portion of their salary, bonus and any commission payments until the date or dates selected by the participant. Participants may defer up to 50% of annual base salary and/or 100% of commissions and bonuses. Earnings on the deferred accounts are based on the performance of the investment funds selected by the participants. Participants make a deferral election, prior to the year in which the compensation is earned, that may not be terminated or changed during the year for which it was made. Generally, we make a discretionary contribution to the participant’s account if his or her annual base salary, minus his or her Section 401(k) contribution before the deferral, is greater than the annual compensation limit for Section 401(k) plans. The contribution, if any, is equal to the lesser of (i) 50% of the deferred compensation credited to the participant’s account for the year or (ii) a discretionary percentage of the participant’s base salary in excess of the eligible Section 401(k) compensation limit for the year minus the participant’s Section 401(k) contributions. For 2020, our discretionary contribution percentage under option (ii) above was 4.5%. Participants are 100% vested in the value of their accounts. Participants may select their desired benchmark investment fund(s) in which their accounts are deemed to be invested and may change their investment elections at any time, with such change effective as of the next business day. The amount of investment gain or loss that is credited to the participant’s account depends on the participant’s investment election. For 2020, we utilized investment funds in an array of asset classes, substantially aligned to those offered under our Section 401(k) plan. We have placed assets in mutual funds held in a Rabbi trust established for the DIA. For 2020, the investment return credited to Messrs. Kumar’s, Bergman’s and Papermaster’s DIA accounts was 23.0%, 41.7%, and 7.8%, respectively, based on their investment elections for their respective DIA accounts. This investment return was calculated by taking the aggregate gain in fiscal 2020 and dividing it by the aggregate balance as of the beginning of fiscal 2020.

The DIA accounts are distributed following a participant’s termination of employment with us unless the participant has elected an in-service withdrawal (scheduled or hardship withdrawal). At the time a participant makes his or her deferral election, he or she may elect a different form of distribution for such year’s deferred compensation. The participant may elect a single lump sum distribution or annual installment distributions over three to ten years. The default form of distribution is a single lump sum. A participant may change the form of distribution election, subject to the terms of the DIA.

A participant may elect to withdraw all or part of his or her account while employed by us, subject to the terms of the DIA. The in-service withdrawal date must be at least two years after the plan year in which the election was made. An in-service withdrawal date may be changed, subject to the terms of the DIA. An unscheduled payment may also be made, subject to the terms of the DIA.

Severance and Change in Control Arrangements

We have entered into an employment agreement with Dr. Su, our current President and Chief Executive Officer. In addition, Messrs. Kumar, Bergman, Grasby and Papermaster participate in the Executive Severance Plan and have each entered into a change in control agreement with us.

The Executive Severance Plan and change in control agreements are designed to (i) implement a uniform process for handling potential future involuntary departures of the Named Executive Officers, and (ii) encourage the Named Executive Officers’ continued services in the event of a potential change in control of us and to allow for a smooth transition upon such a change in control. In addition, these arrangements are intended to provide incentives to the Named Executive Officers to effectively execute the directives of the Board, even in the event that such actions may result in the elimination of a Named Executive Officer’s position. Under the terms of the change in control agreements, a Named Executive Officer is eligible to receive certain specified compensatory payments and benefits only if (i) a “change in control” occurs, and (ii) the Named Executive Officer’s employment is terminated, or the Named Executive Officer is constructively discharged, within two years of that change in control.

Dr. Su’s Employment Agreement.    Pursuant to Dr. Su’s at-will employment agreement (the “Su Employment Agreement”), setting forth Dr. Su’s duties and obligations as our President and Chief Executive Officer, the Su Employment Agreement may be terminated by (i) us for Cause (as defined in the Su Employment Agreement), (ii) Dr. Su’s Involuntary Termination Without Cause (as defined in the Su Employment Agreement), (iii) Dr. Su’s Constructive Termination (as defined in the Su Employment Agreement), (iv) Dr. Su’s voluntary election to terminate her employment with us, or (v) Dr. Su’s death or disability.

Except as otherwise described in the next paragraph, in the event of Dr. Su’s Involuntary Termination Without Cause or Constructive Termination, subject to Dr. Su’s execution of a full release of claims, which remains effective, following such termination:

•

Dr. Su will be credited with an additional 12 months of service for purposes of calculating the service-based vesting of any unvested equity awards granted to Dr. Su on or after October 8, 2014 and 24 months of service for purposes of calculating the service-based vesting of any unvested equity awards granted to Dr. Su before October 8, 2014. Any performance-based equity award for which the service-based vesting condition has been satisfied as of the date of termination will continue in accordance with the terms of the applicable award agreement and will be earned or forfeited based on actual performance for the applicable performance period. The settlement of any earned performance-based equity award will occur at such time as such performance-based equity award would have been settled had Dr. Su continued her employment with us;

•	We will make a lump-sum cash payment to Dr. Su in an amount equal to two times her then base salary;

•

We will pay Dr. Su the pro rata amount of her annual bonus accrued under the EIP, based on actual performance for the year of termination and paid at the time annual bonuses are paid to other executives; and

•

We will, for 24 months following the date of termination, pay Dr. Su an amount equal to the COBRA premium for continuation coverage for herself and her dependents (if applicable) under our group medical and dental plans on a monthly basis.

In the event of Dr. Su’s Involuntary Termination Without Cause or Constructive Termination between the public announcement of a transaction that results in our Change of Control (as defined in the Su Employment Agreement) and 24 months after such Change of Control, subject to Dr. Su’s execution of a full release of claims, which remains effective, following such termination:

•

We will pay Dr. Su her earned but unpaid base salary through the date of termination and all other amounts to which Dr. Su is entitled under any of our compensation plans or practices on the date of termination;

•

All unvested equity awards then held by Dr. Su will accelerate and be deemed fully vested, and all such equity awards then-outstanding that are subject to performance-based vesting conditions, other than Dr. Su’s Value Creation Equity Award, will be deemed achieved at the target levels set forth in the applicable award agreement;

•

We will make a lump-sum cash payment to Dr. Su in an amount equal to two times her base salary plus two times her target annual bonus, in each case at the rate in effect immediately before the date of termination or, if higher, the rate in effect six months before the date of termination;

•	We will pay Dr. Su the pro rata amount of her annual bonus accrued under the EIP assuming performance at target levels for the portion of the year prior to the date of termination; and

•

We will, for 24 months following the date of termination, pay Dr. Su an amount equal to the COBRA premium for continuation coverage for herself and her dependents (if applicable) under our group medical and dental plans on a monthly basis. In addition, we will pay Dr. Su $4,000 per month for 12 months following the date of termination for financial planning and tax planning services.

Under the terms of the Su Employment Agreement, upon a termination of employment in connection with a change in control, Dr. Su’s severance payments and benefits will be made in full or as to such lesser amount as would result in no portion of the payments being subject to an excise tax imposed by Section 4999 of the Code (relating to Section 280G of the Code), whichever of the foregoing amounts is greater on an after-tax basis (i.e., a parachute payment cut-back).

Executive Severance Plan for Executive Vice Presidents and Senior Vice Presidents.    With the exception of Dr. Su, all of the Named Executive Officers participated in the Executive Severance Plan as of the end of 2020.

Under the terms of the Executive Severance Plan, any participant who (i) is involuntarily terminated other than for cause (as defined in the Executive Severance Plan) or as a result of death or disability (as defined in the Executive Severance Plan) and (ii) is not offered a job with one of our affiliates or a successor of us, will be entitled to the following benefits, subject to the participant’s execution of a full release of claims, which remains effective, following such termination:

•	We will make a lump-sum cash payment to the participant in an amount equal to 12 months of base salary;

•	We will, for 12 months following the date of termination, pay COBRA premiums for continuation coverage under our group medical and dental plans; and

•	We will allow participants to use our Employee Assistance Plan for up to 12 months.

Additionally, we will seek reimbursement on a pro rata basis, of severance benefits if we re-employ a participant during the 12 months following receipt of a severance payment under the SVP Severance Plan.

The Executive Severance Plan is intended to represent the exclusive severance benefits payable to a participant by us. Accordingly, any Participant who is entitled to receive severance benefits payable in connection with a change of control pursuant to a change in control agreement may not also receive severance benefits under the SVP Severance Plan. In other words, a participant may not collect severance benefits under the SVP Severance Plan if he or she receives benefits under a change in control agreement with us.

Although we expect to maintain the Executive Severance Plan indefinitely, we may amend, modify or terminate the Executive Severance Plan at any time. Therefore, severance benefits under the Executive Severance Plan are not guaranteed and may be eliminated in the future. The form of release agreement used under our Executive Severance Plan includes a customary non-disparagement agreement and a one-year employee non-solicitation agreement.

Change in Control Agreements.    We entered into change in control agreements with Messrs. Kumar, Bergman, Grasby and Papermaster designed to encourage their continued services in the event of a change in control. For purposes of these change in control agreements, a change in control generally means any of the following events:

•	the acquisition by any person representing more than 50% of our then outstanding shares of stock or the combined voting power of our voting securities;

•	a change of the majority of the Board during any two consecutive years, unless certain Board approval conditions are met;

•

a merger or consolidation of us into any other corporation, where immediately after the merger or consolidation 50% or less of the combined voting power is held by holders of our voting securities immediately before such merger or consolidation; or

•	the stockholders approve a plan of complete liquidation or there is a consummated a sale of all or substantially all of our assets.

The change in control agreements provide that, if within two years after a change in control, the Named Executive Officer’s employment is terminated by us without cause or they are constructively discharged, the Named Executive Officer will receive:

•

a lump sum severance benefit equal to the sum of two times the executive’s rate of annual base compensation at the rate in effect immediately before the date of termination or, if higher, the rate in effect six months before the date of the change in control, plus two times the target annual bonus in the year of termination;

•	all unvested equity will vest and be exercisable, and options may be exercised for the period of one year from the date of termination or the original option term, whatever is shorter;

•	payment of the executive’s prorated accrued bonus assuming performance at target levels for the portion of the year prior to the date of termination;

•	reimbursement of personal financial and tax planning up to $4,000 for twelve months following the date of termination; and

•

12 months’ continued health and welfare benefits comparable to those in effect at termination and a gross-up for any income taxes due as a result of the payment by us for such health and welfare benefits.

The payments and benefits pursuant to the change in control agreements are subject to the executive’s execution of a release of claims. Further, upon a termination of employment in connection with a change in control, the executive’s severance payments and benefits will be made in full or as to such lesser amount as would result in no portion of the payments being subject to an excise tax imposed by Section 4999 of the Code (relating to Section 280G of the Code), whichever of the foregoing amounts is greater on an after-tax basis (i.e., a parachute payment cut-back).

AMD Policies.    In April 2009, we adopted a policy to, in general, not enter into any new change in control agreements or arrangements containing an excise tax gross-up provision. Dr. Su’s change in control agreement does not provide for an excise tax gross-up.

In March 2010, we also adopted a policy to not enter into any new change in control agreement or arrangement with any executive officer that provides for a cash severance payment (upon both our change in control and a subsequent termination of employment) in excess of (i) two times the sum of the respective executive officer’s base salary and annual target bonus, plus (ii) a prorated annual target bonus for the year in which the termination of employment occurs. Dr. Su’s change in control agreement complies with this limitation.

Vesting of Awards.    All RSUs and stock options granted under our equity incentive plans become fully vested (i) if our successor refuses to assume or substitute similar awards for outstanding awards, upon a change in control, or (ii) if our successor assumes or substitutes similar awards for outstanding awards and the participant’s employment is terminated by our successor for any reason (other than for misconduct) or by the participant due to a constructive termination within one year following a change in control, upon such termination of employment. All PRSUs vest to the extent the applicable performance criteria were achieved. Upon a change in control, the Compensation Committee shall determine and approve the Company’s performance with respect to the applicable performance vesting conditions as of the effective date of the change in control and the participant will be deemed to have earned that number of PRSUs, which will be converted automatically into an equal number of RSUs that will vest as of the first to occur of (i) the one-year anniversary of the change in control or (ii) the last day of the originally scheduled performance period. All remaining unearned PRSUs will be automatically forfeited without consideration. If the participant’s employment or service with the Company is involuntarily terminated for any reason (other than misconduct) after a change in control, then all such converted RSUs will become fully vested as of the date of termination. Upon death or disability, the participant or the participant’s estate shall have the right for a period of twelve (12) months following the date of death or termination of status as a service provider to exercise any stock options to the extent the participant was entitled to exercise such stock options on the date of death or termination. For the Value Creation Equity Awards, if Dr. Su incurs a “covered termination” (as defined in her employment agreement) or if Mr. Papermaster’s employment with the Company is involuntarily terminated (other than for misconduct) during the performance period, then (a) the unvested earned Value Creation Equity Awards held by Dr. Su or Mr. Papermaster, as applicable, that were scheduled to vest on or before the one-year anniversary of the termination date will immediately vest and (b) the unvested unearned Value Creation Equity Awards held by Dr. Su or Mr. Papermaster, as applicable, will remain outstanding for 12 months (or, if earlier, until August 9, 2024 or the date of a change in control) and vest if such Value Creation Equity Awards would have vested had he or she remained employed in a covered position for such period.

Potential Payments upon Termination or Change in Control.    The following table presents the amount of compensation and benefits payable to Dr. Su under her employment agreement in the event of (i) an involuntary termination without cause or a constructive termination (without a change in control), (ii) an involuntary termination without cause or a constructive termination immediately following the consummation of a change in control and (iii) a separation due to death. As required by SEC rules, the amounts shown assume that the termination or death was effective as of December 26, 2020, exclude amounts earned through that time and are estimates of the amounts that would be paid out to Dr. Su. For purposes of the below calculations, the value of each share of our common stock underlying an option, RSU or PRSU is assumed to be $91.81, the last reported sales price of our common stock on December 24, 2020, the last trading day of our fiscal 2020.

The actual amounts to be paid out to Dr. Su can only be determined at the time of Dr. Su’s separation from us.

Name	Type of Benefit	Involuntary Termination Without Cause/Constructive Termination ($)		Qualifying Termination Following a Change in Control ($)		Separation Due to Death or Disability ($)
Lisa T. Su
	Severance	2,110,000	(1)	5,697,000	(2)	—
	Annual Bonus	2,546,770	(3)	1,793,500	(4)	—
	Stock Options	12,266,648	(5)	17,143,547	(6)	—
	Restricted Stock Units	44,446,520	(7)	251,142,137	(8)	—
	Health and Welfare	30,137	(9)	30,137	(9)	—
	Life Insurance	—		—		2,000,000	(10)
	Financial Planning	—		48,000	(11)	—
	Total	61,400,075		275,854,321	(12)	2,000,000

(1)	Amount represents two times Dr. Su’s base salary of $1,055,000.
(2)	Amount represents two times Dr. Su’s base salary of $1,055,000, plus two times her pro-rated target annual bonus.
(3)	Amount represents the pro rata amount of her annual bonus accrued under the EIP based on actual 2020 performance for the portion of the year prior to the date of termination.
(4)	Amount represents the pro rata amount of her annual bonus accrued under the EIP assuming performance at target levels for the portion of the year prior to the date of termination.
(5)

Amounts represents the value of unvested stock options that would have vested during the 12-month period after her termination. The value of each option is the excess of the aggregate value of the underlying shares over the aggregate exercise price of the option.

(6)

Amount represents the value of all unvested and accelerated stock options. The value of each option is the excess of the aggregate value of the underlying shares over the aggregate exercise price of the option. Amounts shown also reflect the value of stock option acceleration in the event of a change in control if our successor refuses to assume or substitute similar awards for outstanding stock options, pursuant to our equity incentive plans.

(7)

Amount reflects the value of unvested RSUs and PRSUs that would have vested during the 12-month period after her termination. The number of PRSUs payable reflects achievement for the 2018 grant as of December 26, 2020, which is limited by the 8x value cap. The actual number of PRSUs payable could be higher or lower and will not be known until August 9, 2021, the last day of the performance period.

(8)

Amount reflects the value of all unvested RSUs and PRSUs that would become vested upon Dr. Su’s qualifying termination immediately following the consummation of a change in control. The number of PRSUs payable reflects achievement as of December 26, 2020, at the following levels: 2018 annual PRSU award (250% of target, but limited by the 8x value cap), 2019 annual PRSU award (250% of target), Value Creation Equity Award (200% of target), and 2020 annual PRSU award (167% of Target). Upon the occurrence of a change in control, the PRSUs convert into a number of time-based RSUs determined based on achievement as of the date of the change in control. These time-based RSUs would immediately vest upon Dr. Su’s qualifying termination immediately following the change in control.

(9)	Amount represents our cost of paying COBRA premiums on behalf of Dr. Su and her dependents for 24 months following her termination based on rates for a current employee.
(10)	Pursuant to our Executive Life Insurance Benefit Plan, amount reflects a life insurance payout equal to three times Dr. Su’s base salary of $1,055,000, subject to a maximum of $2,000,000.
(11)	Pursuant to Dr. Su’s employment agreement, she is entitled to $4,000 per month in financial planning for a 12-month period following termination.
(12)

In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of Dr. Su’s Employment Agreement.

The following table presents the amount that would be payable to Messrs. Kumar, Bergman, Grasby and Papermaster (i) under the Executive Severance Plan assuming an involuntary termination of employment without cause outside of a change in control, (ii) under their respective change in control agreements, in each case assuming a termination of employment without cause or a constructive discharge that occurred within 24 months of a change in control, and (iii) in the event of a separation due to death or disability. As required by SEC rules, the amounts shown assume that such termination or death was effective as of December 26, 2020, exclude amounts earned through that time and are estimates of the amounts that would be paid out to the Named

Executive Officers. For purposes of the below calculations, the value of each share of our common stock underlying an option, RSU or PRSU is assumed to be $91.81, the last reported sales price of our common stock on December 24, 2020, the last trading day of our fiscal 2020. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from us.

Name	Type of Benefit	Involuntary Termination Without Cause/Constructive Termination ($)		Qualifying Termination Following a Change in Control ($)		Separation Due to Death ($)
Devinder Kumar
	Severance	580,000	(1)	2,320,000	(2)	—
	Annual Bonus	823,600	(3)	580,000		—
	Stock Options	—		3,663,939	(4)	—
	Restricted Stock Units	—		23,020,539	(5)	—
	Health and Welfare	15,068	(6)	31,823	(7)	—
	Life Insurance	—		—		1,740,000	(8)
	Financial Planning	—		4,000		—
	Total	1,447,668		29,620,301	(9)	1,740,000
Rick Bergman
	Severance	600,000	(1)	2,400,000	(2)	—
	Annual Bonus	852,000	(3)	600,000		—
	Stock Options	—		2,016,166	(4)	—
	Restricted Stock Units	—		21,925,789	(5)	—
	Health and Welfare	7,196	(6)	15,197	(7)	—
	Life Insurance	—		—		1,800,000	(8)
	Financial Planning	—		4,000		—
	Total	1,459,196		26,961,152	(9)	1,800,000
Darren Grasby
	Severance	555,960	(1)	2,223,840	(2)	—
	Annual Bonus	789,463	(3)	555,960		—
	Stock Options	—		3,017,288	(4)	—
	Restricted Stock Units	—		37,613,488	(5)	—
	Health and Welfare	—		—		—
	Life Insurance	—		—		2,034,000	(8)
	Financial Planning	—		4,000		—
	Total	1,345,423		43,414,577	(9)	2,034,000
Mark D. Papermaster
	Severance	625,000	(1)	2,500,000	(2)	—
	Annual Bonus	887,500	(3)	625,000		—
	Stock Options	—		5,368,602	(4)	—
	Restricted Stock Units	—		72,976,530	(5)	—
	Health and Welfare	24,001	(6)	50,688	(7)	—
	Life Insurance	—		—		1,875,000	(8)
	Financial Planning	—		4,000		—
	Total	1,536,501		81,524,820	(9)	1,875,000

(1)

Under the Executive Severance Plan, the value of the severance benefit following an involuntary termination or separation due to death or disability is equal to a single lump sum severance payment equivalent to 12 months of base pay.

(2)

Under the change in control agreements with each of Messrs. Kumar, Bergman, Grasby and Papermaster, the value of the severance benefit following a termination without cause or a constructive termination within two years after a change in control is equal to a single lump sum severance payment equivalent to two times the executive’s rate of annual base pay, plus two times the target annual bonus in the year of termination. These calculations assume compensation rates as of December 26, 2020 (and for Mr. Grasby, conversion of his compensation from British pounds to U.S. dollars using an exchange rate of 1.356 U.S. dollars per 1.00 British pound, which was the exchange rate reported by Bloomberg Financial as of December 26, 2020).

(3)	Amount represents the pro rata amount of the executive’s annual bonus accrued under the EIP assuming performance at target levels for the portion of the year prior to the date of termination.
(4)

Amount represents the value of all unvested and accelerated stock options. The value of each stock option is the excess of the aggregate value of the underlying shares over the aggregate exercise price of the option. Amounts shown also reflect the value of stock option acceleration in the event of a change in control if our successor refuses to assume or substitute similar awards for outstanding stock options, pursuant to our equity incentive plans.

(5)

Amount represents the value of all unvested and accelerated RSUs and PRSUs. The number of PRSUs payable reflects achievement as of December 26, 2020 at the following levels, based on the year of grant: 2018 annual PRSU award (250% of target, but limited by the 8x value cap), 2019 annual PRSU award (250% of target) and 2020 annual PRSU award (167% of Target). For Mr. Papermaster, the number of PRSUs payable also reflects achievement under his Value Creation Equity Award at 200% of target. Upon the occurrence of a change in control, the PRSUs (including Mr. Papermaster’s Value Creation Equity Award) convert into a number of time-based RSUs determined based on achievement as of the date of the change in control. These time-based RSUs would immediately vest upon the Named Executive Officer’s qualifying termination immediately following the change in control.

(6)

Under the Executive Severance Plan, the value of the health and welfare benefit following an involuntary termination is equal to 12 months of COBRA medical, dental and/or vision insurance premiums, based on the participant’s benefits plan elections in effect at the time of termination, and use of the employee assistance plan provided by us as part of the 12 months of COBRA coverage.

(7)

Amount reflects our annual cost of paying COBRA premiums on behalf of Messrs. Kumar, Bergman and Papermaster for 12 months following termination based on the rates of a current employee. Also includes gross-ups for income taxes in the amounts of $16,755, $8,001, and $26,687 due by Messrs. Kumar, Bergman and Papermaster, respectively, as a result of our payment of health and welfare benefits on their behalf. Mr. Grasby does not participate in AMD’s medical or dental plans.

(8)

Pursuant to our Executive Life Insurance Benefit Plan, amount reflects a life insurance payout equal to three times the Named Executive Officer’s base salary, which is $580,000 for Mr. Kumar, $600,000 for Mr. Bergman, $555,960 for Mr. Grasby and $625,000 for Mr. Papermaster.

(9)

In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of our Change in Control Agreement.

Chief Executive Officer Pay Ratio

For 2020:

•	the annual total compensation for the median employee of the Company (other than our Chief Executive Officer) was $118,959; and

•	the annual total compensation of our Chief Executive Officer was $27,141,878.

Based on this information, for 2020 the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 228 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934. As permitted by SEC rules, to identify our median employee, we selected total estimated compensation which we calculated as annual base pay plus the target bonus plus the intended value of stock awards, as the compensation measure to be used to compare the total estimated compensation of our employees as of December 1, 2020. We annualized base pay and estimated bonus for any regular employees who commenced work during 2020 and did not annualize these amounts for temporary and seasonal employees. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, and the median employee’s annual total compensation was converted to U.S. dollars using a currency exchange rate as of December 26, 2020.

(1)	For additional details on the compensation of our Chief Executive Officer, see “Compensation Discussion and Analysis.”

AMD Equity Compensation Plan Information

The following table provides information as of December 26, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans. Our 2004 Plan and our 2017 Employee Stock Purchase Plan (the “2017 ESPP”), each of which was approved by our stockholders, are our only equity incentive plans available for the grant of new equity awards. Outstanding options and any full value awards are not transferable for consideration.

	Fiscal Year Ended December 26, 2020
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	22,647,424	(1)	—	96,815,237	(4)
Options	7,459,694	(2)	$12.91	—
Awards—RSUs and PRSUs	15,187,730	(3)	—	—
Equity compensation plans not approved by stockholders	—		—	—
Options	—		—	—
Awards—RSUs and PRSUs	—		—	—
Total	22,647,424			96,815,237

(1)

Includes shares of our common stock issuable from performance-based restricted stock units (“PRSUs”), in each case representing the number of shares that could be earned assuming target achievement of the applicable performance conditions.

(2)	As of December 26, 2020, the aggregate weighted-average remaining contractual life of our outstanding stock options was 2.92 years with an aggregate weighted-average exercise price of $12.91.
(3)	Includes 12,489,992 RSU awards and 2,697,738 PRSU awards, based on target shares granted.
(4)

Includes 40,122,701 shares available for issuance under our 2017 ESPP, of which up to a maximum of 679,701 shares may be purchased in the current purchase period which runs until May 9, 2021 under the 2017 ESPP, based on stock price as of December 24, 2020, the last trading day for 2020.

AMD — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit and Finance Committee of the AMD board of directors monitors and reviews issues involving potential conflicts of interest and related party transactions. In doing so, it applies AMD’s Worldwide Standards of Business Conduct, which provides that AMD’s directors, named executive officers and other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. AMD’s governance principles require AMD’s directors to promptly disclose to the Chairman of the AMD board of directors any conflict of interest involving the director. In fiscal 2020, AMD did not conduct any transactions with related persons that would require disclosure pursuant to applicable SEC rules.

INTERESTS OF AMD DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Other than with respect to continued service for, employment by and the right to continued indemnification by the combined company, as of the date of this joint proxy statement/prospectus, AMD directors and executive officers do not have interests in the merger that are different from, or in addition to, the interests of other AMD stockholders generally. The AMD board of directors was aware of and considered these factors, among other matters, in reaching its determination that the terms of the merger agreement and the merger are fair to and in the best interests of AMD and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, and recommending that AMD stockholders approve the AMD share proposal issuance. See “The Merger—Background of the Merger” and “The Merger—Recommendation of the AMD Board of Directors; AMD’s Reasons for the Merger.”

Executive Officers

AMD’s “named executive officers” are:

•	Dr. Lisa Su, President and Chief Executive Officer;

•	Devinder Kumar, Executive Vice President, Chief Financial Officer and Treasurer;

•	Rick Bergman, Executive Vice President, Computing and Graphics Business Group;

•	Darren Grasby, Executive Vice President and Chief Sales Officer, President EMEA; and

•	Mark Papermaster, Chief Technology Officer and Executive Vice President, Technology and Engineering.

AMD’s “executive officers” are:

•	its named executive officers;

•	Forrest E. Norrod, Senior Vice President and General Manager, Datacenter and Embedded Solutions Business Group; and

•	Harry A. Wolin, Senior Vice President, General Counsel and Corporate Secretary.

Governance of the Combined Company

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the AMD board of directors after reasonable consultation with, and reasonable consideration of, the recommendations of Xilinx. AMD has agreed to nominate such directors for reelection at the first annual meeting of AMD stockholders that occurs after the closing.

Dr. Lisa Su will lead the combined company as Chief Executive Officer. Victor Peng, President and Chief Executive Officer of Xilinx, will join AMD as President responsible for the Xilinx business and strategic growth initiatives, effective upon closing of the merger.

See “The Merger Agreement—Governance of the Combined Company.”

INTERESTS OF XILINX DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Xilinx board of directors, Xilinx stockholders should be aware that Xilinx directors and executive officers may have interests in the merger, including financial interests, which may be different from, or in addition to, the interests of Xilinx stockholders generally. These interests are described in more detail below and, with respect to Xilinx named executive officers, are quantified under “—Quantification of Payments and Benefits to Xilinx Named Executive Officers.” The Xilinx board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger is fair to and in the best interests of Xilinx and its stockholders, approving and declaring advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommending that Xilinx stockholders approve the Xilinx merger proposal. See “The Merger—Background of the Merger” and “The Merger—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger.” The closing of the merger is expected to constitute a “ change of control” (or similar phrase) for purposes of each of the compensation plans and agreements, if applicable.

Executive Officers

Xilinx’s “named executive officers” are:

•	Victor Peng, President and Chief Executive Officer;

•	Brice Hill, Executive Vice President and Chief Financial Officer;

•	William Christopher Madden, Executive Vice President and General Manager, Wired and Wireless Group;

•	Salil R. Raje, Executive Vice President and General Manager, Data Center Group;

•	Vamsi Boppana, Senior Vice President, Central Products Group; and

•	Lorenzo A. Flores, Former Executive Vice President and Chief Financial Officer (Mr. Flores resigned his position effective October 25, 2019).

Mr. Flores is considered a named executive officer and executive officer for purposes of this disclosure, but as a former employee of Xilinx he is not entitled to the same payments and benefits described below for the named executive officers and executive officers in connection with the merger. The discussion of any such payments and benefits below does not apply to Mr. Flores.

Xilinx’s “executive officers” are:

•	its named executive officers;

•	Sumeet Gagneja, Chief Accounting Officer, Corporate Vice President Finance and Corporate Controller;

•	Catia Hagopian, Senior Vice President, General Counsel and Secretary;

•	Vincent L. Tong, Executive Vice President, Global Operations and Quality; and

•	Mark David Wadlington, Senior Vice President, Core Markets Group.

Share Ownership

Xilinx’s directors and executive officers will receive the same merger consideration as other Xilinx stockholders for each share of Xilinx common stock that they own at the effective time. For information regarding beneficial ownership of Xilinx common stock by each of Xilinx’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Certain Beneficial Owners of Xilinx Common Stock—Security Ownership of Xilinx Directors and Executive Officers.”

Treatment of Xilinx Equity Awards

Stock Options

At the effective time, each outstanding Xilinx stock option held by employees of Xilinx, including executive officers, will be automatically converted into a stock option to acquire a number of shares of AMD common stock determined based on the exchange ratio (with the exercise price with respect to such option being adjusted based on the exchange ratio). At the Effective Time, each outstanding Xilinx stock option, whether vested or unvested, held by non-employee members of the Xilinx board of directors, will accelerate in full. Aside from the foregoing adjustments, Xilinx stock options will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

As of February 10, 2021, no executive officer or director held any vested or unvested Xilinx stock options.

Xilinx RSUs

At the effective time, each outstanding award of Xilinx RSUs with vesting criteria based on continuing service that is outstanding and held by an employee of Xilinx immediately prior to the effective time, will be automatically converted into an award of AMD RSUs covering shares of AMD common stock based on the exchange ratio.

At the effective time, each outstanding award of Xilinx RSUs with performance-based vesting criteria that is outstanding and held by an employee of Xilinx immediately prior to the effective time, after giving effect to Xilinx’s determination (based on actual or, in the event consummation of the merger occurs during or after Xilinx’s 2022 fiscal year, the greater of target-level and actual, performance through a date that is not less than ten business days prior to the effective time) of Xilinx RSUs earned, will be (to the extent earned) automatically converted into an award of AMD RSUs covering shares of AMD common stock based on the exchange ratio, and all unearned performance-based Xilinx RSUs will be forfeited.

At the Effective Time, the vesting of each outstanding award of Xilinx RSUs held by non-employee members of the Xilinx board of directors will accelerate in full and become settled.

Aside from the foregoing adjustments, Xilinx RSUs will generally remain subject to the same vesting and other terms and conditions that applied to such awards immediately prior to the effective time.

The table below summarizes the number of currently outstanding Xilinx RSUs held by Xilinx executive officers and directors as of February 10, 2021, and the estimated aggregate value of such Xilinx RSUs, with such numbers and amounts calculated based on target-level performance with respect to Xilinx RSUs subject to performance-based vesting criteria and calculated based on the average closing market price of Xilinx common stock over the five-day period commencing on October 28, 2020, or $120.13.

Name	Number of Xilinx Restricted Stock Units (#)	Estimated Value of Xilinx Restricted Stock Units ($)
Named Executive Officers
Victor Peng	201,391	24,193,101
Brice Hill	60,310	7,245,040
William Christopher Madden	62,565	7,515,933
Salil R. Raje	62,565	7,515,933
Vamsi Boppana	45,701	5,490,061
Lorenzo A. Flores(1)	—	—
Other Executive Officers
Sumeet Gagneja	19,701	2,366,681
Catia Hagopian	41,210	4,950,557
Vincent L. Tong	35,361	4,247,916
Mark David Wadlington	51,241	6,155,581
Non-Employee Directors
Dennis Segers	2,300	276,299
Raman K. Chitkara	2,300	276,299
Saar Gillai	2,300	276,299
Ronald S. Jankov	2,300	276,299
Mary Louise Krakauer	2,300	276,299
Thomas H. Lee	7,200	864,936
Jon A. Olson	2,300	276,299
J. Michael Patterson(2)	—	—
Marshall C. Turner(3)	—	—
Elizabeth W. Vanderslice	2,300	276,299

(1)	Mr. Flores resigned as Executive Vice President and Chief Financial Officer effective October 25, 2019.
(2)	Mr. Patterson retired from Xilinx’s board of directors effective on the 2020 Annual Meeting of Stockholders.
(3)	Mr. Turner retired from Xilinx’s board of directors effective on the 2020 Annual Meeting of Stockholders.

Treatment of Xilinx’s ESPP

The ESPP will operate in accordance with its terms and past practice until the payroll date occurring prior to the Closing, at which time (a) any offering period under the ESPP in effect as of payroll date occurring prior to the Closing will be shortened by setting a new “exercise date” (within the meaning of the ESPP) in respect of such offering period that is no later than such payroll date (after crediting contributions for such payroll date) (which is referred to as the “offering period end date”), and on the offering period end date, cause each outstanding purchase right under the ESPP to be exercised on that date; and (b) as of the offering period end date, the ESPP will be suspended, and no offering periods or purchase periods will be thereafter commenced and no payroll deductions or other contributions will be thereafter made or effected with respect to the ESPP.

Governance of the Combined Company

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. Each such director must qualify as an “independent director” under applicable Nasdaq rules and regulations and will be designated by the AMD board of directors after reasonable consultation with, and reasonable consideration of, the recommendations of Xilinx. AMD has agreed to nominate such directors for reelection at the first annual meeting of AMD stockholders that occurs after the closing.

In addition, Victor Peng, President and Chief Executive Officer of Xilinx, will join AMD as President responsible for the Xilinx business and strategic growth initiatives, effective upon closing of the merger.

See “The Merger Agreement—Governance of the Combined Company.”

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, certain directors and officers of Xilinx and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

New Compensation Arrangements with AMD

Any Xilinx executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to AMD or the surviving corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by AMD. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and AMD and/or its affiliates have been established.

Xilinx Chief Executive Officer Employment Agreement

Xilinx maintains an employment agreement with Victor Peng providing for Mr. Peng’s employment with the Xilinx as President and Chief Executive Officer.

Under Mr. Peng’s employment agreement, if Xilinx terminates Mr. Peng’s employment at any time due to disability or other than for “Cause” or if Mr. Peng voluntarily terminates his employment for “Good Reason” (as each such term is defined in his employment agreement) then, subject to Mr. Peng’s execution of a release of claims in favor of the Xilinx, he will be eligible for:

(i)

a pro rata portion of his bonus for the fiscal year during which his employment was terminated based on (a) his termination date, (b) the determination by Xilinx’s compensation committee whether Xilinx performance objectives have been met and (c) an assumption that any individual performance objectives have been achieved at target;

(ii)	a lump sum payment equal to one year of his then-current base salary;

(iii)	a lump sum payment equal to one year of his annual target bonus;

(iv)	at Xilinx’s election, a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance; and

(v)

24 months’ accelerated vesting of all equity grants received from Xilinx prior to his termination of employment, provided that (a) in the case of performance-based RSUs for which the number of earned RSUs has not been determined as of the date of termination, the number of accelerated shares will be the actual number of RSUs earned for actual performance achievement that would have vested in the 24 months following termination of employment (such performance to be determined by Xilinx’s compensation committee within two and one-half months after the end of the fiscal year in which termination occurs), had the original vesting schedule provided for monthly rather than annual vesting, and (b) in the case of any outstanding awards of RSUs that are not subject to performance metrics and that are subject to “cliff” vesting on one or more anniversaries of the date of grant, such RSUs will be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant, and Mr. Peng will become vested in that number of RSUs which would have vested during the period commencing from the date of grant and continuing up to his termination date and during an additional 24-month period following his termination date.

Notwithstanding the foregoing, if Mr. Peng’s employment is terminated at any time within 90 days prior to or two years following a change of control and he executes a release of claims in favor of Xilinx, he will be eligible for:

(i)

a pro rata portion of his bonus for the fiscal year during which his employment was terminated based on (a) his termination date, (b) the determination by Xilinx’s compensation committee whether Xilinx performance objectives have been met and (c) an assumption that any individual performance objectives have been achieved at target;

(ii)	a lump sum payment equal to 24 months of his then-current base salary;

(iii)	a lump sum payment equal to two years of his annual target bonus;

(iv)	a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance;

(v)	100% accelerated vesting of all non-performance-based equity awards; and

(vi)	100% accelerated vesting of performance-based RSUs at 100% of target.

Xilinx Change of Control Arrangements with Executive Officers

Xilinx entered into change of control agreements with each of its executive officers, other than Mr. Peng, which provide certain benefits if the executive’s employment is terminated in connection with a change of control of Xilinx. Under the change of control agreements, if the employment of the executive is terminated without “Cause” or the executive resigns pursuant to a “Constructive Termination” at any time within 90 days prior to or two years following a change of control (in each case, as defined in the change of control agreement), and subject to the executive’s execution of a release of claims in favor of Xilinx, the executive will be eligible for:

(i)	a lump sum payment equal to 150% of the executive’s then-current base salary;

(ii)	a lump sum payment equal to 150% of the executive’s annual target bonus;

(iii)	a lump sum payment equal to, or payment of, one year of COBRA premiums for medical and dental insurance, if the executive elects continuation coverage under COBRA;

(iv)	for each executive officer other than Mr. Hill, 100% accelerated vesting of all non-performance-based equity awards;

(v)	for each executive officer other than Mr. Hill, 100% accelerated vesting of performance-based RSUs at 100% of target; and

(vi)

for Mr. Hill, if his termination date occurs after a change of control, he will be eligible for the following: if the change of control occurs before the first anniversary of Mr. Hill’s employment start date (which is April 9, 2020), then 25% of his equity awards shall vest; if the change of control occurs between the first and second anniversaries of Mr. Hill’s employment start date, then 50% of his equity awards shall vest; and if the change of control occurs after the second anniversary of Mr. Hill’s employment start date, then 100% of his equity awards shall vest.

Quantification of Payments and Benefits to Xilinx Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Xilinx named executive officers in connection with the merger.

Golden Parachute Compensation

The narrative and tables that follow are estimates based on multiple assumptions that may or may not actually occur. They describe potential payments and benefits to the named executive officers under their existing agreements, including payments and benefits that would be due to them in connection with the occurrence of a change of control, assuming the closing date occurred on February 10, 2021 and that each named executive officer experienced a qualifying termination of employment on such closing date. The equity award values are calculated based on the average closing market price of Xilinx common stock over the five-day period commencing on October 28, 2020, or $120.13. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.

Name	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)(5)
Victor Peng	5,747,501	24,193,101	21,242	29,961,844
Brice Hill	1,650,000	1,811,260	30,203	3,491,463
William Christopher Madden	1,575,001	7,515,933	29,068	9,120,002
Salil R. Raje	1,575,001	7,515,933	30,204	9,121,138
Vamsi Boppana	1,188,000	5,490,061	32,936	6,710,997
Lorenzo A. Flores(1)	—	—	—	—

(1)	Mr. Flores resigned as Executive Vice President and Chief Financial Officer effective October 25, 2019.

(2)

Cash. For Mr. Peng, represents the cash severance payment (based on a pro rata portion of his bonus for the fiscal year in which the termination date occurs (assuming target level performance), a lump sum payment equal to 24 months of his then-current base salary and a lump sum payment equal to two years of his annual target bonus), which he is eligible to receive pursuant to the terms of his employment agreement, payable in connection with a qualifying termination of employment following a change of control (including the merger), and accordingly these amounts are “double trigger” payments (that is, they are payable upon the occurrence of both a change of control and a qualifying termination that occurs 90 days prior to or two years following a change of control). For the other named executive officers, represents the cash severance payment (based on 150% of their then-current base salary and 150% of their annual target bonus) that they are eligible to receive pursuant to the terms of their change of control agreements, payable in connection with a qualifying termination of employment following a change of control (including the merger), and accordingly these amounts are also “double trigger” payments.

(3)

Equity. Represents the value of accelerated vesting of outstanding unvested Xilinx restricted stock units (based on the assumptions described below. As described under “Interests of Xilinx’s Directors and Executive Officers in the Merger,” these equity awards will be assumed by AMD and converted into AMD awards. The values in the equity column of the table above reflect the accelerated vesting terms of the executives’ change of control agreements and for Mr. Peng, his employment agreement and the following assumptions:

•

the named executive officer’s employment is terminated by Xilinx without cause or by the officer for good reason or constructive termination, as applicable, such that the named executive officer’s outstanding and unvested assumed Xilinx equity awards will vest in full (or, for Mr. Hill, 25% of his awards shall vest), which is a double-trigger benefit; and

•

the values for the equity awards are calculated based on a price per share value of $120.13, which was the average closing market price of Xilinx common stock over the five-day period commencing on October 28, 2020.

(4)

Perquisites / Benefits. For each of the named executive officers, represents the cost of premiums for twelve months’ continuation of the same or reasonably equivalent medical and dental insurance coverage which becomes payable upon a qualifying termination of employment following a change of control (including the merger), and accordingly these amounts are “double trigger” payments.

(5)

Total. This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. In the event any payment or benefit received by a named executive officer in connection with the merger would be subject to excise taxes imposed under Section 4999 of the Code, the amount of such payments or benefits provided would be reduced, but only to the extent such reduction results in a greater after-tax benefit to the named executive officer.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of Xilinx common stock that exchange their Xilinx common stock for AMD common stock in the merger. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statement and conclusions set forth in this discussion and could adversely affect a U.S. Holder. We have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion applies only to U.S. Holders of Xilinx common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (or any similar state, local or non-U.S. legal requirement) (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders of Xilinx common stock in light of their particular circumstances and does not apply to U.S. Holders of Xilinx common stock subject to special treatment under the U.S. federal income tax laws including, without limitation:

•	banks, insurance companies and other financial institutions;

•	tax-exempt and governmental organizations;

•	partnerships, S corporations and other pass-through entities (and investors in partnerships, S corporations and other pass-through entities);

•	regulated investment companies and real estate investment trusts;

•	controlled foreign corporations and passive foreign investment companies;

•	brokers and dealers in stocks, securities, commodities, or currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	persons who acquired Xilinx common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation;

•	persons who actually or constructively own more than 1% (by vote or value) of the outstanding stock of Xilinx;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold shares of Xilinx common stock as part of a hedge, straddle, constructive sale, conversion, or other integrated transaction;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code; and

•	U.S. expatriates and former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Xilinx common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Xilinx common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Xilinx common stock and any partners in such partnership should consult their tax advisors regarding the tax consequences of the merger to them.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL HOLDERS OF XILINX COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Xilinx Common Stock

For U.S. federal income tax purposes, the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to AMD’s obligation to consummate the merger that AMD receive an opinion from Latham & Watkins LLP, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “AMD closing tax opinion,” and a copy of the Xilinx closing tax opinion (as defined below). It is a condition to Xilinx’s obligation to consummate the merger that Xilinx receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the closing date, to the effect that, based on the facts, representations, assumptions and exclusions set forth in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the “Xilinx closing tax opinion,” and a copy of the AMD closing tax opinion.

The AMD closing tax opinion and the Xilinx closing tax opinion will be based on customary assumptions and representations from AMD and Xilinx, as well as certain warranties, covenants and undertakings by AMD, Merger Sub and Xilinx, which are collectively referred to as the “tax opinion representations and assumptions.” If any of the tax opinion representations and assumptions or any other facts, representations, assumptions and exclusions set forth in such opinions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither AMD nor Xilinx intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this joint proxy statement/prospectus as discussed below under “—Tax Consequences if the Merger Fails to Qualify as a Reorganization.”

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, generally, a U.S. Holder of Xilinx common stock that exchanges their Xilinx common stock for AMD common stock in the merger:

•

will not recognize any gain or loss upon the exchange of Xilinx common stock for AMD common stock in the merger, except with respect to cash received in lieu of fractional shares of AMD common stock (as discussed below);

•

will have a tax basis in the AMD common stock received in the merger (including fractional shares of AMD common stock deemed received and exchanged for cash, as discussed below) equal to the tax basis of the Xilinx common stock surrendered in exchange therefor; and

•

will have a holding period for the AMD common stock received in the merger (including fractional shares of AMD common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its Xilinx common stock surrendered in exchange therefor.

The AMD common stock received in the merger (including fractional shares of AMD common stock deemed received and exchanged for cash, as discussed below) by a U.S. Holder that acquired different blocks of Xilinx common stock at different times or at different prices will be allocated pro rata to each block of Xilinx common stock of such U.S. Holder, and the basis and holding period of such shares of AMD common stock will be determined using a block for block approach and will depend on the basis and holding period of each block of Xilinx common stock exchanged for such AMD common stock.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of AMD common stock in the merger will generally be treated as having received the fractional share pursuant to the merger and then as having exchanged such fractional share with AMD for cash, and will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share of AMD common stock and the U.S. Holder’s tax basis in such fractional share. Such capital gain or loss will generally be long term capital gain or loss if the holding period for such fractional share of AMD common stock is more than one year. Long term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder of Xilinx common stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Xilinx common stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the AMD common stock received in the merger (including any cash received in lieu of a fractional shares of AMD common stock) and such U.S. Holder’s tax basis in the Xilinx common stock surrendered in the merger. Gain or loss must be calculated separately for each block of Xilinx common stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Xilinx common stock is more than one year at the effective time of the merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of AMD common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

COMPARISON OF STOCKHOLDERS’ RIGHTS

AMD and Xilinx are Delaware corporations and the rights of AMD and Xilinx stockholders are governed by the DGCL. Xilinx stockholders’ rights are also governed by the Xilinx charter and bylaws. If the merger is completed, the rights of Xilinx stockholders who become AMD stockholders will be governed by the AMD charter and bylaws.

As AMD and Xilinx are both Delaware corporations, the rights of AMD and Xilinx stockholders are not materially different. However, there are certain differences in the rights of AMD stockholders under the AMD charter and bylaws and of Xilinx stockholders under the Xilinx charter and bylaws, as summarized in the table below. This summary does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to. Further, the identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. AMD and Xilinx stockholders should carefully read the relevant provisions of the AMD charter, the AMD bylaws, the Xilinx charter, the Xilinx bylaws and the DGCL. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

AMD	Xilinx

Authorized and Outstanding Capital Stock

AMD is authorized to issue 2,251,000,000 shares of stock, consisting of 2,250,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of serial preferred stock, par value $0.10 per share.

As of the close of business on the AMD record date, there were 1,211,803,421 shares of AMD common stock and no shares of serial preferred stock issued and outstanding.

Xilinx is authorized to issue 2,002,000,000 shares of stock, consisting of 2,000,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

As of the close of business on the Xilinx record date, there were 245,766,700 shares of Xilinx common stock (which includes 7,587 Xilinx RSUs which had vested but were yet to be settled) and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

AMD is authorized to issue serial preferred stock in one or more series, each series with such rights, powers and preferences, and qualifications, limitations and restrictions thereof, as determined by the AMD charter or by resolution of the AMD board of directors, including any series’ designation, the number of shares constituting the series—which can be increased or decreased (but not below the number of shares then outstanding), the annual rate of dividends payable on shares of the series and the voting rights of shares of the series.

Subject to variations in rights and restrictions between series as fixed by resolution of the AMD board of directors, each share of serial preferred stock is equal to every other share of serial preferred stock.

Xilinx is authorized to issue preferred stock in one or more series. The Xilinx board of directors may determine or alter the rights, powers and preferences, and qualifications, limitations and restrictions thereof, of any wholly unissued series and, within the limits provided by any resolution of the Xilinx board of directors fixing the number of shares constituting any series, may fix, increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares or determine their designation.

AMD	Xilinx

Voting Rights

Each stockholder is entitled to one vote for each share having voting power held by the stockholder, subject to special voting rights that are or may be granted to holders of serial preferred stock with respect to the election of a limited number of directors in the event AMD defaults in the payment of dividends.

Other than with respect to the election of directors, if a quorum is present at any meeting, the affirmative vote of the majority of the shares represented and entitled to vote on the matter is controlling, unless the matter is one upon which by express provision of applicable law, rule or regulation applicable to AMD or its securities or of the AMD charter, a different standard is required, in which case such express provision shall govern and control the decision of such question. With respect to the sale, lease or exchange of all or substantially all of AMD’s assets, the AMD charter requires the affirmative vote of the holders of two-thirds of the stock issued and outstanding and having voting power.

Each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote of the stockholders. A stockholder entitled to vote on any matter may vote all or part of the stockholder’s shares in favor of the proposal or, except when electing directors, may vote them against the proposal.

Except as otherwise provided by applicable law, for all matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting on the matter at a duly held meeting is considered the act of the stockholders so long as such shares voting affirmatively constitute a majority of a quorum.

Distributions and Dividends

The AMD board of directors may declare dividends at any regular or special meeting. Dividends may be paid in cash, property or shares of stock.

After requirements related to preferential dividends have been paid or set apart, and after AMD has complied with all requirements for setting aside sums as a sinking fund or for a redemption account, holders of AMD common stock are entitled to receive dividends declared by the AMD board of directors.

The holders of Xilinx common stock are entitled to receive dividends, if any, as and when declared from time to time by the Xilinx board of directors out of funds legally available therefore.

Quorum

The AMD bylaws provide that, unless otherwise provided by law, the holders of a majority in voting power of the issued and outstanding stock entitled to vote at the meeting constitutes a quorum.	The Xilinx bylaws provide that the presence (in person or by proxy) of the holders of a majority of the shares entitled to vote at the meeting constitutes as quorum.

Record Date

The AMD board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.	The Xilinx board of directors may fix a record date for purposes of, among other things, determining the rights of stockholders to notice of or to vote at any stockholder meeting and determining the identity of stockholders entitled to receive payment of any dividend or other distribution.

AMD	Xilinx

In the case of determining stockholders entitled to vote at a stockholder meeting, the record date cannot be more than 60 nor less than ten days before the date of the meeting. In the case of any other lawful action (other than stockholder action by written consent), the record date cannot be more than 60 days before such action.

The record date for determining stockholders entitled to express written consent to corporate action without a meeting may also be fixed by the AMD board of directors. Anyone seeking to have the stockholders authorize action by written consent must request that a record date be fixed, and the record date cannot be more than ten days after the date of the resolution adopted by the AMD board of directors fixing the record date.

In the case of determining stockholders entitled to vote at a stockholder meeting, the record date cannot be more than 60 nor less than ten days before the date of the meeting. In the case of any other lawful action, the record date cannot be more than 60 days before such action.

Number of Directors

The AMD bylaws provide that the AMD board of directors must consist of no less than three and no more than 12 members. Within those parameters, the number of directors is determined by resolution of the AMD board of directors or by stockholders at an annual meeting. There are currently eight AMD directors.	The Xilinx bylaws provide that the Xilinx board of directors must consist of no less than seven and no more than 11 members, with the exact number to be fixed by resolution of the Xilinx board of directors. The range may only be altered with stockholder approval. There are currently nine Xilinx directors.

Election of Directors

Pursuant to the AMD bylaws, (i) in a meeting of stockholders other than a contested election meeting, a candidate for director is elected to the AMD board of directors by the affirmative vote of a majority of the votes cast for such candidate (meaning the number of shares voted “for” a candidate must exceed the number of shares voted “against” such candidate) and (ii) in a contested election, each director is elected by an affirmative vote of a plurality of the votes cast.

The AMD charter expressly provides that the election of directors need not be by written ballot unless the AMD bylaws so provide.

AMD has agreed to appoint at least two members of the Xilinx board of directors to the AMD board of directors as of the effective time, with such directors to hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal. See “Summary—Governance of the Combined Company.”

The Xilinx bylaws provide that a director is elected by the vote of a majority of the votes cast for such director at each annual meeting of stockholders; provided, that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares represented in person or by proxy at such meeting and entitled to vote.

Pursuant to the Xilinx charter, the election of directors need not be by written ballot unless the Xilinx bylaws so provide or unless a stockholder demands election by written ballot at a meeting and before voting begins.

AMD	Xilinx

Cumulative Voting

AMD stockholders do not have cumulative voting rights.	Xilinx stockholders do not have cumulative voting rights.

Removal of Directors

The AMD directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote in an election of directors.	The Xilinx directors serving on a may be removed with or without cause by the holders of a majority of the shares then entitled to vote in an election of directors.

Director Nominations by Stockholders

The AMD bylaws provide that stockholders who comply with the notice provisions set forth in the AMD bylaws and are entitled to vote at an annual meeting of stockholders may nominate a candidate to the AMD board of directors for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination containing specified information, representations and consents to AMD’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders.

Separately, a stockholder (or a group of up to 20 stockholders) who complies with or meets, as applicable, the procedural, informational and stockholder eligibility requirements set forth in the proxy access provision of the AMD bylaws may also nominate a candidate to the AMD board of directors at a meeting of stockholders pursuant to such provisions, in which case any such nominees nominated pursuant to such provisions shall be included by AMD in its proxy statement or form of proxy and ballot.

To nominate a candidate pursuant to such proxy access bylaw, the stockholder must meet certain requirements and, among other things, submit certain information to AMD’s Secretary, as prescribed by the AMD bylaws, no less than 120 days and no more than 150 days prior to the first anniversary of the date of AMD’s proxy materials released to stockholders in connection with the preceding year’s annual meeting.

The Xilinx bylaws provide that stockholders who comply with the notice provisions set forth in the Xilinx bylaws who are stockholders of record on the date of giving such notice and of the record date for notice of and voting at an annual meeting of stockholders may nominate a candidate to the Xilinx board of directors for election at such meeting. These notice requirements generally require that, among other things, the stockholder deliver a notice of any such nomination no less than 120 days and no more than 150 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders.

Separately, a stockholder (or a group of up to 20 stockholders) who complies with or meets, as applicable, the procedural, informational and stockholder eligibility requirements set forth in the proxy access provision of the Xilinx bylaws may nominate a candidate to the Xilinx board of directors at a stockholder meeting pursuant to such provisions, in which case any such nominees nominated pursuant to such provisions shall be disclosed by Xilinx in its proxy statement.

In order to nominate a candidate pursuant to such proxy access bylaw, Xilinx’s Secretary must receive proper notice of the nomination no less than 120 days and no more than 150 days prior to anniversary of the date Xilinx first distributed its proxy statement to stockholders for the preceding year’s annual meeting.

Stockholder Proposals

Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record both at the time the written notice	Business may be properly brought before an annual meeting by any stockholder so long as he or she is a stockholder of record both at the time the written

AMD	Xilinx

provided for in the AMD bylaws is delivered and at the time of the meeting. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the AMD bylaws.

To be timely, a stockholder’s notice must generally be delivered to AMD’s Secretary no less than 90 days and no more than 120 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders.

notice provided for in the Xilinx bylaws is delivered and at the time of the meeting. The stockholder must also be entitled to vote at the meeting and comply with the notice requirements set forth in the Xilinx bylaws.

To be timely, a stockholder’s notice must generally be delivered to Xilinx’s Secretary no less than 120 days and no more than 150 days prior to the anniversary of the date of immediately precedent annual meeting of stockholders.

Stockholder Action by Written Consent

The AMD bylaws permit any action required or permitted to be taken at a stockholders’ meeting to be taken without a meeting, prior notice and a vote pursuant to written consent. The consent must describe the action taken, bear the date of the signatures of the consenting stockholders and be delivered to AMD in accordance with the AMD bylaws.

To be effective, a consent must be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote on the action were present and voted.

The Xilinx charter prohibits stockholder action by written consent and requires that any action taken by Xilinx stockholders be taken at an annual or special meeting of stockholders.

Special Stockholder Meetings

A special meeting of stockholders may only be called by the chairman of the AMD board of directors or by AMD’s Secretary upon written request by a majority of the AMD board of directors. The only matters to be brought before a special meeting are those specified in the meeting notice. Stockholders are not permitted to propose business to be brought before a special meeting of stockholders.

A special meeting of stockholders may be called at any time, but only by the Xilinx board of directors, the chairman of the Xilinx board of directors or Xilinx’s President. A special meeting must also be called by Xilinx’s Secretary upon written request of certain stockholders (who must meet certain criteria and request the meeting in proper form and by proper means, all in accordance with the Xilinx bylaws).

Stockholder-requested special meetings are held at such place and on such date and time as fixed by the Xilinx board of directors, but may not be held more than 120 days after receipt by Xilinx of a valid special meeting request.

Notice of Stockholder Meetings

Whenever stockholders are required or permitted to take any action at a meeting, they must be given notice that states the place, date and hour of the meeting, the means of remote communications, if any, by which	All notices of stockholder meetings must be sent or otherwise given no less than ten and no more than 60 days before the date of the meeting. Each notice must state the place, date and hour of the meeting, the

AMD	Xilinx
stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose of the meeting. Notice must be given no less than ten and no more than 60 days before the date of the meeting.	means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and (i) in the case of a special meeting, the general nature of the business to be transacted at the meeting, or (ii) in the case of an annual meeting, the matters the Xilinx board of directors intends to present to stockholders at the meeting. The notice of any meeting at which directors will be elected must also include the name of any nominee whom the Xilinx board of directors intends to present for election.

Adjournment of Stockholder Meetings

A stockholder meeting may only be adjourned by the chair of the meeting. Stockholders do not have authority to adjourn a meeting. No notice need be given of any adjourned meeting if the place, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. If not announced, AMD’s Secretary must give notice of that information no less than ten days before the date of the adjourned meeting.

If a quorum is present at an adjourned meeting, stockholders may transact any business that may have been transacted at the original meeting. Once a share is represented at a meeting, it will be deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof, unless a new record date is set for the adjourned meeting. If the adjournment is longer than 30 days, or if a new record date is fixed for the adjourned meeting after the adjournment, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the adjourned meeting.

Any stockholder meeting, whether or not a quorum is present, may be adjourned by the vote of a majority of the shares represented at that meeting.

When a stockholder meeting is adjourned, no notice need be given of the adjourned meeting if the time and place, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided that notice must be given to any stockholder entitled to vote at the adjourned meeting if the adjournment is longer than 30 days or if a new record date is fixed for the adjourned meeting,

Limitation of Personal Liability of Directors

The AMD charter provides that no AMD director will be personally liable to AMD or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.	The Xilinx charter provides that no Xilinx director will be personally liable to Xilinx or its stockholders for monetary damages for breach of his or her fiduciary duty as a director to the fullest extent permitted by the DGCL.

AMD	Xilinx

Indemnification of Directors and Officers

The AMD bylaws provide that AMD will indemnify any person who is a party or threatened to be made a party to any action or proceeding (other than an action by or in the right of AMD) by reason of the fact that he or she is or was a director or officer of AMD, or is or was serving at the request of AMD as a director or officer of another entity, against all expenses, liability and loss, provided the person acted in good faith and in a manner he or she reasonably believed to be in AMD’s best interests. Regarding any criminal action, the person must have also had no reasonable cause to believe his or her conduct was unlawful.

AMD is also obligated to indemnify any such person against expenses with respect to actions or proceedings by or in the right of AMD. However, no indemnification will be made if the person was adjudged to be liable to AMD, unless and only to the extent that the relevant court determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.

AMD has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify AMD directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Any indemnification will be made by AMD only as authorized in accordance with the AMD bylaws. For additional information about AMD’s indemnification policy, see “Part II: Information Not Required in Prospectus—Item 20. Indemnification of Directors and Officers and Directors.”

The Xilinx charter and bylaws provide that Xilinx will indemnify its directors and officers to the fullest extent permitted by Delaware law.

Xilinx has also entered into indemnity agreements with certain directors and executive officers. These agreements, among other things, indemnify Xilinx directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement payments incurred in any action in connection with the good faith performance of their duties as a director or officer.

Rights Upon Liquidation

Pursuant to the AMD charter, after the distribution of all preferential amounts to be distributed to stockholders in the event of liquidation AMD, common stockholders are entitled to receive all of AMD’s remaining assets available for distribution.	Upon liquidation, dissolution or winding up of the affairs of Xilinx, common stockholders will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Xilinx available for distribution to common stockholders.

AMD	Xilinx

Stockholder Rights Plan

The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. AMD does not have a stockholder rights plan currently in effect.	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law. Xilinx does not have a stockholder rights plan currently in effect.

Certain Business Combinations

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the AMD charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above. AMD’s amended and restated certificate of incorporation requires either (i) the affirmative vote of holders of two-thirds of the voting stock issued and outstanding having voting power at a given stockholders’ meeting duly called or (ii) the written consent of the holders of two-thirds of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of AMD.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two-thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Xilinx charter has not opted out of Section 203.

Although the DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than the vote described above, the Xilinx charter does not require a greater vote.

AMD	Xilinx

Exclusive Forum

The AMD bylaws provide that, unless AMD consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of AMD; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former AMD director, officer, employee or stockholder to AMD or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the AMD charter or the AMD bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. The AMD bylaws also provide that, unless AMD consents in writing to the selection of an alternate forum, the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Nothing in the AMD charter or the AMD bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

See “Risk Factors—The AMD bylaws designate the Court of Chancery of the State of Delaware and, to the extent enforceable, the U.S. federal district courts as the exclusive forums for substantially all disputes between AMD and its stockholders, which will restrict AMD stockholders’ ability to choose the judicial forum for disputes with AMD or its directors, officers or employees.”

The Xilinx bylaws provide that, unless Xilinx consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Xilinx; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former Xilinx director, officer, stockholder, employee or agent to Xilinx or its stockholders; (iii) any action asserting a claim arising out of or relating to any provision of the DGCL, the Xilinx charter or the Xilinx bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. In addition, unless Xilinx consents in writing to the selection of an alternative forum, the U.S. federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Nothing in the Xilinx charter or the Xilinx bylaws would preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from certain mergers or consolidations, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with such transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Xilinx and holders of AMD common stock will continue to hold their shares following completion of the merger, holders of AMD common stock are not entitled to appraisal rights in connection with the merger.

Because AMD common stock is listed on Nasdaq, a national securities exchange, and because Xilinx stockholders are not required by the terms of the merger agreement to accept for their shares of Xilinx common stock anything other than shares of AMD common stock and cash in lieu of fractional shares, holders of Xilinx common stock are not entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The legality of the shares of AMD common stock offered hereby will be passed upon for AMD by Latham & Watkins LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for AMD by Latham & Watkins LLP and for Xilinx by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

AMD

The consolidated financial statements of Advanced Micro Devices, Inc. appearing in Advanced Micro Devices, Inc.’s Annual Report (Form 10-K) for the year ended December 26, 2020, and the effectiveness of Advanced Micro Devices, Inc.’s internal control over financial reporting as of December 26, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Xilinx

The consolidated financial statements of Xilinx, Inc. appearing in Xilinx, Inc.’s Annual Report (Form 10-K) for the year ended March 28, 2020, and the effectiveness of Xilinx, Inc.’s internal control over financial reporting as of March 28, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF AMD COMMON STOCK

To AMD’s knowledge, the following table sets forth certain information regarding the beneficial ownership of AMD common stock as of February 10, 2021 (except as noted in the footnotes below), the latest practicable date prior to the date of this joint proxy statement/prospectus, by:

•	each member of the AMD board of directors;
•	each named executive officer of AMD;
•	the members of the AMD board of directors and AMD’s current executive officers as a group; and
•	each person known by AMD to beneficially own 5% or more of the outstanding shares of AMD common stock.

AMD has determined beneficial ownership in accordance with the rules of the SEC. Except as noted in the footnotes below, AMD believes, based on the information furnished to AMD, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of AMD common stock that he, she or it beneficially owns.

Security Ownership of AMD Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Advanced Micro Devices, Inc., 2485 Augustine Drive, Santa Clara, California 95054.

Name	Shares(1)	%(2)
Dr. Lisa T. Su	5,671,997	*
John E. Caldwell	466,843	*
Nora M. Denzel	139,768	*
Mark Durcan	38,689	*
Michael P. Gregoire	4,786	*
Joseph A. Householder	210,239	*
John W. Marren	43,851	*
Abhi Y. Talwalkar	40,046	*
Devinder Kumar	1,100,162	*
Rick Bergman	87,962	*
Darren Grasby	107,596	*
Mark D. Papermaster	2,122,665	*
All directors and executive officers as a group (14 persons)	12,268,337	1.0%

*	Represents less than 1%
(1)	Some individuals may share voting power with their spouses with respect to the listed shares.
(2)

As shown below, includes beneficial ownership of (i) shares that are issuable upon the exercise of stock options that are exercisable within 60 days of February 10, 2021 (“Options”), (ii) shares that are issuable upon the vesting of RSUs that will vest within 60 days of February 10, 2021 (“RSU Shares”) and (iii) shares that are issuable upon the vesting of RSUs that were vested as of February 10, 2021 for which the issuance thereof was deferred by the director pursuant to AMD’s Outside Director Equity Compensation Policy until such director ceases to serve on the AMD board of directors (“Deferred RSU Shares”). These shares, however, were not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual.

Name	Options	RSU Shares	Deferred RSU Shares
Lisa T. Su	3,039,145	—	—
John E. Caldwell	—	—	392,171
Nora M. Denzel	—	—	55,208
Mark Durcan	—	—	38,689
Michael P. Gregoire	—	—	4,786
Joseph A. Householder	—	—	210,239
John W. Marren	—	—	43,851
Abhi Y. Talwalkar	—	—	24,745
Devinder Kumar	625,149	—	—
Rick Bergman	16,071	—	—
Darren Grasby	31,931	51,177	—
Mark D. Papermaster	912,870	—	—
All current directors and executive officers as a group (14 persons)	5,271,433	51,177	769,689

Security Ownership of Other Beneficial Owners

Based on information available to AMD as of February 10, 2021, AMD knew of no person who beneficially owned 5% of the outstanding shares of AMD common stock, except as set forth below.

Name	Shares		%(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 193555	96,497,569	(2)	8.0%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	83,446,416	(3)	6.9%

(1)	Based on 1,211,803,421 shares outstanding as of February 10, 2021.
(2)

Based on Amendment No. 9 to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group is an investment adviser deemed to be the beneficial owner of the shares. The Vanguard Group has sole dispositive power as to 91,167,493 shared dispositive power as to 5,330,076, sole voting power as to 0 shares and shared voting power as to 2,058,395 shares.

(3)

Based on Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 5, 2021. Includes shares owned by BlackRock and its subsidiaries. BlackRock has sole voting power as to 73,113,712 shares and sole dispositive power as to all shares.

CERTAIN BENEFICIAL OWNERS OF XILINX COMMON STOCK

To Xilinx’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Xilinx common stock as of February 10, 2021 (except as noted in the footnotes below), the latest practicable date prior to the date of this joint proxy statement/prospectus, by:

•	each member of the Xilinx board of directors;

•	each named executive officer of Xilinx;

•	the members of the Xilinx board of directors and Xilinx current executive officers as a group; and

•	each person known by Xilinx to beneficially own more than 5% of the outstanding shares of Xilinx common stock.

Xilinx has determined beneficial ownership in accordance with the rules of the SEC. Except as noted in the footnotes below, Xilinx believes, based on the information furnished to Xilinx, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Xilinx common stock that he, she or it beneficially owns.

Security Ownership of Xilinx Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owners listed in the table below is c/o Xilinx, Inc., 2100 Logic Drive, San Jose, California 95124.

Name	Shares(1)	%(2)
Jon Olson	5,167	*
Dennis Segers	11,154	*
Elizabeth Vanderslice	36,989	*
Saar Gillai	9,612	*
Ronald S. Jankov	13,012	*
Thomas H. Lee	8,112	*
Mary Louse (ML) Krakauer	7,065	*
Raman Chitkara	5,300	*
Victor Peng	99,024	*
Catia Hagopian	24,386	*
Vincent Tong	46,172	*
Sumeet Gagneja	3,887	*
Salil Raje	37,010	*
Liam Madden	8,988	*
Brice Hill	634	*
Vamsi Boppana	11,740	*
Mark Wadlington	5,495	*
All directors and executive officers as a group (17 persons)	333,747	*

*	Represents less than 1%.
(1)

Includes beneficial ownership of shares of that are issuable upon the vesting of RSUs that will vest within 60 days of February 10, 2021. These shares were not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual.

(2)	Based on 245,766,700 shares outstanding as of February 10, 2021, which includes 7,587 Xilinx RSUs which had vested but were yet to be settled.

Security Ownership of Other Beneficial Owners

Based on information available to Xilinx as of February 10, 2021, Xilinx knew of no person who beneficially owned 5% of the outstanding shares of Xilinx common stock, except as set forth below.

Name	Shares	%(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 193555	28,300,635	11.5%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	21,172,378	8.6%

(1)	Based on 245,766,700 shares outstanding as of February 10, 2021, which includes 7,587 Xilinx RSUs which had vested but were yet to be settled.
(2)

Based on Amendment No. 12 to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021. The Vanguard Group is an investment adviser deemed to be the beneficial owner of the shares. The Vanguard Group has sole dispositive power as to 27,202,241 shares, shared dispositive power as to 1,098,394 shares, sole voting power as to 0 shares and shared voting power as to 430,338 shares.

(3)

Based on Amendment No. 10 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 5, 2021. Includes shares owned by BlackRock and its subsidiaries. BlackRock has sole voting power as to 18,735,750 shares and sole dispositive power as to 21,172,378 shares.

STOCKHOLDER PROPOSALS

AMD

AMD will hold an annual meeting of stockholders in 2021, which is referred to as the “AMD 2021 annual meeting,” regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the AMD 2021 annual meeting and considered for inclusion in AMD’s proxy materials must have been received by AMD on or before November 19, 2020. Such proposals must have been submitted in writing to: Advanced Micro Devices, Inc., Attn: Corporate Secretary, 2485 Augustine Drive, Santa Clara, California 95054. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the AMD bylaws, nominees for director submitted by stockholders must have been received by AMD between January 7, 2021 and February 6, 2021. Such proposals must also meet the requirements set forth in the AMD bylaws.

Xilinx

Xilinx will hold an annual meeting of stockholders in 2021, which is referred to as the “Xilinx 2021 annual meeting,” only if the merger has not already been completed.

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposals intended to be presented at the Xilinx 2021 annual meeting and considered for inclusion in Xilinx’s proxy materials must have been received by Xilinx on or before February 19, 2021. Such proposals must have been submitted in writing to: Xilinx, Inc., Attn: Company Secretary, 2100 Logic Drive, San Jose, California 95124. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholder proposals.

Under the Xilinx bylaws, stockholder proposals made outside of Rule 14a-8 under the Exchange Act and nominees for director submitted by stockholders must be received by Xilinx between March 8, 2021 and April 7, 2021. Such proposals must also meet the requirements set forth in the Xilinx bylaws.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

AMD and Xilinx have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from AMD or Xilinx, as applicable. Registered AMD or Xilinx stockholders (those who hold shares directly in their name with AMD’s or Xilinx’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to AMD or Xilinx, as applicable, at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Advanced Micro Devices, Inc., Attn: Corporate Secretary, corporate.secretary@amd.com, (408) 749-4000; or Xilinx, Inc., Attn: Investor Relations, ir@xilinx.com, (408) 626-4293.

WHERE YOU CAN FIND MORE INFORMATION

AMD and Xilinx file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both AMD and Xilinx, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents AMD and Xilinx file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to AMD’s and Xilinx’s websites at www.amd.com and www.xilinx.com, respectively. The websites of AMD and Xilinx are provided as inactive textual references only. The information contained on or accessible through the websites of AMD and Xilinx (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows AMD and Xilinx to “incorporate by reference” in this joint proxy statement/prospectus documents that AMD and Xilinx file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that AMD and Xilinx can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that AMD and Xilinx file with the SEC will update and supersede that information. Each of AMD and Xilinx incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about AMD’s and Xilinx’s businesses and financial performance.

AMD (SEC File No. 001-07882)

•	AMD’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, filed with the SEC on January 29, 2021;

•	AMD’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 6, 2021, January 12, 2021 and February 22, 2021; and

•	any description of shares of AMD common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

If you are an AMD stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning AMD, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Advanced Micro Devices, Inc.

Attn: Corporate Secretary

corporate.secretary@amd.com

(408) 749-4000

Xilinx (SEC File No. 000-18548)

•	Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 28, 2020, filed with the SEC on May 8, 2020;

•

the information specifically incorporated by reference in Xilinx’s Annual Report on Form 10-K for the fiscal year ended March  28, 2020 from Xilinx’s definitive proxy statement on Schedule 14A for Xilinx’s 2020 annual meeting of stockholders, filed with the SEC on June 19, 2020;

•

Xilinx’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 2020, September 26, 2020 and January 2, 2021, filed with the SEC on July  31, 2020, October  22, 2020 and January 28, 2021, respectively;

•

Xilinx’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on May  8, 2020, May  15, 2020, May  19, 2020, August  6, 2020, October  27, 2020 and January 12, 2021; and

•

any description of shares of Xilinx common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

If you are a Xilinx Stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference to this joint proxy statement/prospectus or other information concerning Xilinx, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Xilinx, Inc.

Attn: Investor Relations

ir@xilinx.com

(408) 626-4293

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

ADVANCED MICRO DEVICES, INC.,

a Delaware corporation;

THRONES MERGER SUB, INC.,

a Delaware corporation;

and

XILINX, INC.,

a Delaware corporation

Dated as of October 26, 2020

A-i

A-ii

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2020, by and among: Advanced Micro Devices, Inc., a Delaware corporation (“Parent”); Thrones Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and Xilinx, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The parties intend that Acquisition Sub be merged with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Acquisition Sub will cease to exist and the Company will continue as the Surviving Corporation and a wholly owned Subsidiary of Parent.

B. The Company Board has unanimously: (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (iii) recommended that the Company’s stockholders adopt this Agreement.

C. The Parent Board has unanimously: (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, Parent and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of shares of Parent Common Stock in connection therewith, each on the terms and subject to the conditions set forth in this Agreement; and (iii) recommended that Parent’s stockholders approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Acquisition Sub has: (i) determined that it is advisable and in the best interests of Acquisition Sub and its sole stockholder for Acquisition Sub to enter into this Agreement; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended that its sole stockholder adopt this Agreement.

E. It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:

SECTION 1. THE MERGER

1.1 The Merger. At the Effective Time, Acquisition Sub shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly owned Subsidiary of Parent. From and after the Effective Time, all the property, rights, powers, privileges and franchises of the Company and Acquisition Sub shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of the Company and Acquisition Sub shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.2 Closing. The consummation of the Merger (the “Closing”) shall be held (a) at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, or (b) remotely by exchange of documents and signatures (or their electronic counterparts), in either case unless another place is agreed to in writing by the parties to this Agreement, on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Merger set forth in Sections 5.1, 5.2 and 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the DGCL in connection with effecting the Merger. The Merger shall become effective on the date and at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificate of Merger (the time at which the Merger becomes effective being referred to in this Agreement as the “Effective Time”).

1.3 Certificate of Incorporation and Bylaws.

(a) Subject to the requirements set forth in Section 4.13(a), at the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Sub until thereafter changed or amended as set forth in the form of certificate of incorporation of the Surviving Corporation attached hereto as Exhibit B.

(b) Subject to Section 4.13(a), the parties hereto shall take all requisite actions so that, from and after the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to conform to the bylaws of Acquisition Sub as in effect immediately prior to the Effective Time, except (i) for the provisions thereof referring to the name of the Surviving Corporation, which shall instead be amended to refer to “Xilinx, Inc.”, and (ii) for the provisions of Article VI of the bylaws of the Company, which shall not be amended and shall remain in effect as Article VI of the bylaws of the Surviving Corporation upon the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 4.13(a).

1.4 Directors and Officers.

(a) From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Surviving Corporation’s Organizational Documents: (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

(b) Prior to the Effective Time, Parent shall take such actions as may be reasonably necessary or appropriate such that, as of the Effective Time, the Parent Board shall include at least two directors designated by the Parent Board (after reasonable consultation with, and reasonable consideration of the recommendations of, the Company) from among the directors serving on the Company Board as of immediately prior to the Effective Time, each of whom must qualify as an “independent director” under applicable Nasdaq rules and regulations. Each of such directors shall hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal as a member of the Parent Board. Parent agrees to nominate such individuals appointed to the Parent Board pursuant to this Section 1.4(b) for reelection at Parent’s first annual stockholders meeting that occurs after the Closing.

1.5 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, automatically, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any stockholder of the Company:

(a) all shares of Company Common Stock that are held in the Company’s treasury or are held directly by Parent or Acquisition Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid or payable in respect thereof;

(b) except as provided in Section 1.5(a), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with this Section 1.5(b), the “Merger Consideration”); and

(c) each share of common stock, par value $0.01 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

1.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class or series of shares by reason of any stock split, division, combination, change, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.

1.7 Treatment of Equity Awards.

(a) Effective as of the Effective Time, each Company Option held by an individual who, as of immediately after the Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8 that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the Effective Time, except that: (i) the number of shares of Parent Common Stock subject to each Assumed Company Option shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; and (ii) the per share exercise price of each Assumed Company Option shall be determined by dividing: (A) the per share exercise price of the Assumed Company Option immediately prior to the Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent.

(b) Effective as of the Effective Time, each award of Company RSUs held by an individual who, as of immediately after the Effective Time, constitutes an “employee” of Parent within the meaning of Form S-8 that is outstanding immediately prior to the Effective Time (each, an “Assumed Company RSU Award”) shall cease to represent a right to acquire shares of Company Common Stock upon vesting and shall be assumed by Parent and converted automatically into a restricted stock unit award with respect to shares of Parent Common Stock and shall otherwise remain subject to the same vesting and other terms and conditions that applied to the underlying Company RSU immediately prior to the Effective Time, except that: (i) after giving any effect to clause (ii) below, the number of shares of Parent Common Stock subject to each such Assumed Company RSU Award shall be determined by multiplying: (A) the number of shares of Company Common Stock subject to such Assumed Company RSU Award immediately prior to the Effective Time; by (B) the Exchange Ratio, rounded down to the nearest whole number and (ii) with respect to each Assumed Company RSU Award that vests based on the achievement of one or more performance criteria, the Company shall determine the number of earned Company RSUs subject to such award based on actual, or, in the event the Closing occurs during or after the Company’s fiscal year 2022, the greater of target-level and actual, performance through a date that is not less than ten (10) Business Days prior to the Closing, any unearned Company RSUs based upon such determination shall be forfeited as of immediately prior to the Effective Time and any earned Company RSUs shall be assumed by Parent in accordance with this Section 1.7(b) and shall vest on the time-based vesting schedule applicable to the Company RSUs following achievement in accordance with their terms but based on service to Parent and its Affiliates.

(c) Prior to the Effective Time, the Company shall take all corporate action necessary to provide that the vesting of each Company Option and each Company RSU held by a non-employee member of the Company’s Board of Directors shall accelerate in full and, in the case of Company RSUs, be settled, in each case, as of immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take all corporate action necessary to provide that each Company Option that does not constitute an Assumed Company Option and each Company RSU that does not constitute an Assumed Company RSU Award, and in each case, which is not accelerated pursuant to Section 1.7(c) shall be terminated for no consideration as of immediately prior to the Effective Time.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all Assumed Company Options and Assumed Company RSU Awards. Parent shall file and cause to be effective as of no later than the Effective Time, a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all Assumed Company Options and Assumed Company RSU Awards, and Parent shall use its best efforts cause such registration statement to remain in effect for so long as such Assumed Company Options and Assumed Company RSU Awards remain outstanding.

1.8 No Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(b) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(b)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.10, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the Average Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.8(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

1.9 Closing of Transfer Books.

At the Effective Time:

(a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as stockholders of the Company, except (unless such holder is subject to Section 1.5(a)) the right to receive the Merger Consideration pursuant to Section 1.5(b), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.10(f); and

(b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.10.

1.10 Exchange of Certificates and Cancellation of Book-Entry Positions.

(a) Prior to the Closing Date, Parent shall select Parent’s transfer agent or (after consultation with the Company) another reputable bank or trust company reasonably satisfactory to Parent and the Company to act as exchange agent with respect to the Merger (the “Exchange Agent”). Prior to or concurrent with the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.8(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.10(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Section 1 (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund).

(b) With respect to Company Stock Certificates, as promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Certificate as provided in Section 1.10(e)) to the Exchange Agent (the “Letter of Transmittal”) and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall cause the Exchange Agent to mail to each holder of record of any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to this Section 1 in non-certificated book-entry form in the name of such record holder (subject to Section 1.10(i)) and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1. Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

(c) With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall cause the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within three (3) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of any cash in lieu of fractional shares plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange

Agent. Subject to Section 1.10(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.

(d) With respect to Company Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within three (3) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.

(e) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1, as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.

(f) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until the later to occur of: (A) the date on which the holder surrenders such Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.10; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.10 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5, cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.10(f).

(h) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this Section 1 in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(i) In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.8(b) or any dividends or distributions pursuant to Section 1.10(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of Acquisition Sub, in the name of the Company or otherwise) be fully authorized to take such action.

1.12 Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that, except as set forth or incorporated by reference in the Company SEC Documents filed and publicly available after January 1, 2018 but prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”):

2.1 Due Organization and Good Standing; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) Exhibit 21.1 of the Most Recent Company 10-K is a correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement (other than the Company Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)). Neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K and any other wholly owned Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, except for restrictions on transfer under applicable securities laws.

2.2 Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, including all amendments thereto. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 2,000,000,000 shares of Company Common Stock, of which 245,121,717 were issued and outstanding as of October 20, 2020 (the “Company Capitalization Date”); and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding as of the Company Capitalization Date. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in the Company’s or any Company Subsidiary’s Organizational Documents or the Company Equity Agreements: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote; and (iv) there is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. Except as set forth in the Company Equity Agreements, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) As of the Company Capitalization Date: (i) 0 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options; (ii) 6,995,304 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs, including 110,850 shares of Company Common Stock subject to Company RSUs that vest based on the achievement of performance goals (assuming performance at target levels); (iii) 12,361,087 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) except as set forth in Section 2.3(a), no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of: (A) the Company Equity Plan; and (B) the forms of all stock option agreements evidencing Company Options outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Company RSUs outstanding as of the date of this Agreement. The per share exercise price of each such Company Option was, and has been since its date of grant, at least equal to the fair market value of one (1) share of Company Common Stock on the date of grant of such Company Option. Prior to the date of this Agreement, the Company has made available to Parent a list of all Company Options and awards of Company RSUs, in each case, including the holder of such Company Option or award Company RSUs, the number of shares of Company Common Stock subject to such Company Option or award of Company RSUs, the grant date of such Company Option or award of Company RSUs, the per share exercise price of such Company Option, the vesting schedule for such Company Option or award of Company RSUs, and the date on which such Company Option expires.

(d) Except as set forth in Section 2.3(c), there are no: (i) subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of the Company or any Company Subsidiary, in each case, to which the Company or any Company Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or other equity interests of the Company or any Company Subsidiary, other than pursuant to Company Options or Company RSUs, in each case, that were outstanding as of the Company Capitalization Date.

(f) Except as set forth in any Company Subsidiary’s Organizational Documents: (i) none of the outstanding capital or other equity interests of any Company Subsidiary is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding capital or other equity interests of any Company Subsidiary is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness of any Company Subsidiary issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of a Company Subsidiary may vote; and (iv) there is no Contract to which any Company Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any capital or other equity interests of any Company Subsidiary. No Company Subsidiary is under any obligation, nor is any Company Subsidiary bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding capital or other equity interests of any Company Subsidiary or other securities.

2.4 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote, to consummate the Merger. On or prior to the date hereof, the Company Board has unanimously: (a) duly and validly authorized and approved the execution, the delivery and, subject to the receipt of the Required Company Stockholder Vote, the performance of this Agreement and the consummation of the Merger by the Company; (b) determined that the Merger is fair to and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; and (d) subject to the terms and conditions hereof, directed that this Agreement be submitted to a vote of the Company’s stockholders, recommended that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), and resolved to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, subject to Section 4.2. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, in each case other than, with respect to the consummation of the Merger, the receipt of the Required Company Stockholder Vote and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and the Company Organizational Documents to approve or adopt this Agreement or for the Company to consummate the transactions contemplated hereby, including the Merger.

2.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Stockholder Vote, the consummation by the Company of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.7, result in any loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

(b) Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Merger, in each case, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Company Material Adverse Effect.

2.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2018 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Company SEC Document was filed; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since January 1, 2018. Since January 1, 2018 no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments and (iv) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c) The Company maintains, and at all times since April 1, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 28, 2020, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of March 28, 2020. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(d) Since January 1, 2018, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

(e) The Company maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of the Nasdaq Global Select Market (“Nasdaq”).

(f) Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.

(h) Neither the Company nor any Company Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Company Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

2.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Company Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, and neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to Sections 4.1(a)(iii), (iv), (vi), (viii), (xi), (xii), (xvii), (xviii) or, as it relates to any of the foregoing clauses, Section 4.1(a)(xxiii).

2.9 Intellectual Property and Related Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the material Company IP that is Registered IP (“Company Registered IP”) (other than applications for Patents, Trademarks or Copyrights pending as of the date hereof), including all Company Registered IP that is currently being asserted in any infringement proceedings, is subsisting and, to the knowledge of the Company, valid and enforceable; and (ii) there is currently no Legal Proceeding pending or, since January 1, 2018, threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the registrations and pending applications to Governmental Entities or regulatory bodies with respect to any “Xilinx” Marks and domain name registrations have been timely and duly filed, prosecution for such applications and registrations has been attended to, all related fees have been paid, and the Company and Company Subsidiaries have taken all other actions reasonably required to maintain their effectiveness.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material Company IP is owned exclusively by the Company or a Company Subsidiary free and clear of all Liens other than Company Permitted Encumbrances.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is subject to any outstanding or potential Order that restricts in any material manner the use, transfer or licensing of any material Company IP, and (ii) the execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, or otherwise result in: (1) a loss of, or lien on, any material Company IP, (2) a material breach of, termination of, or acceleration or modification of any right under any Contract listed or required to be listed in Part 2.9(j) of the Company Disclosure Schedule; (3) the release, disclosure, or delivery of any material Company IP by or to any escrow agent or other Person; or (4) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company IP, Company Products or Parent IP under any Contract listed or required to be listed in Part 2.9(j) of the Company Disclosure Schedule.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the operations of the businesses of the Company and the Company Subsidiaries as currently conducted, including the Company’s and the Company Subsidiaries’ design, manufacture, provision, use and sale of any Company Products (including the use or sale of any Company Products by any customer or distributor of the Company or any Company Subsidiary, whether alone but not in combination with other third Person products), do not infringe, misappropriate or otherwise violate, and, since January 1, 2018, have not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person; provided, that with respect to the infringement of Patents, the foregoing representation and warranty is limited to the knowledge of the Company, (ii) no Legal Proceeding is pending or, since January 1, 2018, has been threatened in writing, against the Company or any Company Subsidiary, or, to the knowledge of the Company, against any customer or distributor of the Company or any Company Subsidiary where such Legal Proceeding is based in whole or in part on one or more Company Products and there have been no written complaints, claims or notices received by the Company or any Company Subsidiary or, to the knowledge of the Company, any customer or distributor of the Company or any Company Subsidiary, since January 1, 2018, alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Company or any Company Subsidiary, (iii) no written requests or demands for indemnification or defense as a result of a claim that a Company Product infringes Third Party Intellectual Property has been received by the Company or any Company Subsidiary from any third Person since January 1, 2018 that have resulted, or could reasonably be expected to result, in material liability to the Company or a Company Subsidiary, (iv) to the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company IP by any third Person, and (v) since January 1, 2018, neither Company nor any Company Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Company IP.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any material support, funding, resources or assistance from any government entities, or from any university, college, other academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business) in the development of any (i) Company Product or (ii) Software or other Technology of the Company and the Company Subsidiaries, in each case (i) and (ii) that resulted in, or is reasonably expected to result in, such third parties being granted any rights or licenses to, or ownership interest in, any material Company IP.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) no material Company IP has been declared as essential to any standard and (ii) no third party has specifically alleged that any material Company IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, patent pool, trade association, or similar organization.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have taken commercially reasonable steps to protect all Trade Secrets that are material to the Company or the Company Subsidiaries and, to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such Trade Secrets. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current and former employee of, and each current and former consultant to, the Company or any Company Subsidiary, in each case, who has been engaged in the development of any (i) Company Product, or (ii) material Software or other material Technology of the Company and the Company Subsidiaries, has entered into a valid and enforceable agreement with the Company or a Company Subsidiary for whom such employee or consultant provides or provided services containing an assignment to the Company or the Company Subsidiaries, as applicable, of all Intellectual Property in such Person’s contribution to the Company IP except to the extent such Intellectual Property is not legally assignable, and the Company and Company Subsidiaries have obtained waivers of all non-assignable rights (including, but not limited to, a waiver of all moral rights). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) since January 1, 2018, to the knowledge of the Company, no such employee or consultant has materially violated such agreement or otherwise misappropriated any Trade Secret that constitutes material Company IP and (y) no Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any material Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company or a Company Subsidiary).

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) neither the Company nor any Company Subsidiary is in breach of any material terms or conditions of any relevant Open Source Licenses for Open Source incorporated into any material proprietary Company Products, including notice and attribution obligations; and (y) since January 1, 2018, neither the Company nor any Company Subsidiary has received any claim from a third party, or knows of any claim by a third party, that any material Company Product incorporates, is integrated with, or, links to any Open Source in such a manner that requires the Company or any Company Subsidiary to distribute any material proprietary source code for such Company Product under the terms of an Open Source License and, to the knowledge of the Company, there would be no reasonable basis for such a claim to be made by a third party.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) to the knowledge of the Company, any Software or firmware incorporated in or provided with the Company Products by Company or any Company Subsidiary, and any media used to distribute it by the Company or any Company Subsidiary, contain at delivery no computer instructions, circuitry or other technological means whose purpose or effect is to disrupt, damage or otherwise negatively interfere with any use of any customer’s computer and communications facilities or equipment (“Harmful Code”), and (y) Company and the Company Subsidiaries have used commercially reasonable efforts to prevent the introduction of such Harmful Code to all Software, firmware and media distributed or sold by the Company and the Company Subsidiaries. “Harmful Code” includes (a) any instrumentality that could cause the Software or firmware to fail to be operative upon command of or by design by the Company or the Company Subsidiaries, and (b) any code containing viruses, trojan horses, worms, or like destructive code or code that self-replicates. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has entered into any agreement requiring the Company or the Company Subsidiary to place the Software source code or any other Company IP in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(j) Part 2.9(j) of the Company Disclosure Schedule sets forth a true, correct and complete list, in all material respects, as of the date of this Agreement of, (i) all material Contracts pursuant to which a third Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any material Intellectual Property (other than Open Source Licenses, licenses to commercially available off-the-shelf Software or commercially available technology (including IP blocks) used in the general operation of the business and granted for an annual aggregate fee of less than $2,000,000) (“Company Inbound Licenses”); and (ii) each material Contract pursuant to which the Company has granted to any third Person any right or license (including covenants not to sue) to any material Company IP (other than non-exclusive licenses granted in the ordinary course in connection with the sale, manufacture, design, development, marketing, provision, distribution or use of any Company Products and granted for an annual aggregate fee of less than $2,000,000) (“Company Outbound Licenses” and, together with the Company Inbound Licenses, the “Company IP Licenses”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, without limiting the foregoing, neither the Company nor any Company Subsidiary has granted any exclusive licenses to any material Company IP.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) The Company and each Company Subsidiary is in material compliance, and has since January 1, 2018 complied, with all applicable Legal Requirements regarding Personal Data; (ii) neither the Company nor any Company Subsidiary has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of Legal Requirements regarding Personal Data by the Company or any Company Subsidiary, nor has the Company or any of the Company Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) the Company and each Company Subsidiary, has, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, since January 1, 2018, there has been no incident of the same; (iv) the Company and each Company Subsidiary, has, since January 1, 2018, taken commercially reasonable steps with respect to all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company and the Company Subsidiaries to obligate such Persons to take steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies and will comply with all Privacy Laws and the Company’s and each of the Company Subsidiaries’ applicable published privacy policies in each case in all material respects.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the information technology systems (“IT Systems”) used by the Company and any Company Subsidiaries are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and Company Subsidiaries as conducted in the twelve (12) months prior to the date of this Agreement. Without limiting the foregoing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from Harmful Code, (ii) the Company and the Company Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their business and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems, and (iii) there has been no material failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems used by the Company and any Company Subsidiaries that (x) has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary or (y) to the knowledge of the Company, has resulted in unauthorized disclosure of any confidential information of the Company or any Company Subsidiary to any unauthorized Person.

2.10 Title to Assets; Real Property. The Company or a Company Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company or a Company Subsidiary has good and marketable fee simple title (or the equivalent in any applicable foreign jurisdiction) to each real property owned by the Company or a Company Subsidiary (such real property, collectively, the “Company Owned Real Property”), free and clear of all Liens (other than Company Permitted Encumbrances), except as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and to the knowledge of the Company no such proceeding is threatened. Either the Company or a Company Subsidiary has a good, valid and binding leasehold interest in each material lease, sublease, license, or other material use or occupancy agreement (such material leases, collectively, the “Company Real Property Leases”) under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property, collectively, the “Company Leased Real Property”), (i) All Company Real Property Leases are in full force and effect and are valid and enforceable in accordance with their respective terms, against the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto, (ii) none of the Company or any Company Subsidiary is in existing default of any provision of any Company Real Property Lease and (iii) the Company has delivered to Acquisition Sub a true and correct copy of each such Company Real Property Lease, except, in each case, as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Company Material Adverse Effect.

2.11 Contracts. Part 2.11 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts (other than the Company Real Property Leases) to which the Company or a Company Subsidiary is a party (each such Contract (x) required to be listed in Part 2.11 of the Company Disclosure Schedule, (y) that is a Company IP License, or (z) that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K under the Exchange Act prior to the date of this Agreement (other than any Company Plan), being referred to as a “Material Contract”):

(a) each Contract that restricts in any material respect the ability of the Company, any Company Subsidiary or any Affiliate of any of them to (i) engage or compete in any geographic area or line of business, market or field, or to develop, sell, supply, manufacture, market, distribute, or support any material product or service, (ii) transact with any Person or (iii) solicit any client or customer (or that would so restrict Parent, any Parent Subsidiary or any Affiliate of any of them following the Closing), in each case, other than licenses of Intellectual Property;

(b) each joint venture agreement, partnership agreement or similar agreement with a third party;

(c) each Contract (other than any Organizational Document) between the Company or any Company Subsidiary, on the one hand, and any director, officer or Affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;

(d) each material acquisition or divestiture Contract that contains any material indemnification obligations or any material “earnout” or other material contingent payment obligations that are outstanding obligations of the Company or any Company Subsidiary as of the date of this Agreement;

(e) each Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case in excess of $10,000,000;

(f) each Contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to make loans to the Company or any Company Subsidiary, or (iv) to grant liens on the property of the Company or any Company Subsidiary;

(g) each Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person, except for (i) loans or advances for indemnification, attorneys’ fees, or travel and other business expenses in the ordinary course of business, (ii) extended payment terms for customers in the ordinary course of business, (iii) prepayment of Taxes for repatriated employees of the Company or any Company Subsidiary or (iv) loans, advances or capital contributions to, or investments in, any Person that is not an Affiliate or Employee of the Company not in excess of $10,000,000 individually;

(h) each Contract that grants any right of first refusal, first notice, first negotiation or right of first offer or similar right with respect to any assets, rights or properties of the Company or any Company Subsidiary (i) for, or that would reasonably be expected to result in, total consideration of more than $10,000,000, (ii) with a fair market value in excess of $10,000,000 or (iii) that concerns material Company IP;

(i) each Contract or series of related Contracts (excluding (i) purchase orders given or received in the ordinary course of business and(ii) Contracts between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries) under which the Company or any Company Subsidiary (A) paid in excess of $15,000,000 in fiscal year 2020, or is expected to pay in excess of $15,000,000 in fiscal year 2021 or (B) received in excess of $50,000,000 in fiscal year 2020, or is expected to receive in excess of $50,000,000 in fiscal year 2021;

(j) each Contract with any foundry, or any provider of semiconductor product assembly, testing, and manufacturing services containing any “take or pay” or minimum purchase commitments that have outstanding payment obligations of the Company or a Company Subsidiary in excess of $10,000,000;

(k) each written collective bargaining or other labor or works council agreement covering employees of the Company or a Company Subsidiary;

(l) each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $250,000 per month (excluding leases or rental Contracts for office equipment entered into in the ordinary course of business);

(m) each Contract relating to the acquisition, sale or disposition of any business unit or product line of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;

(n) any material Government Contract that has not been closed out or that has been closed out within the last three (3) years;

(o) each material Contract with any “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis, or that includes a price protection or rebate provision in favor of the counterparty to such Contract;

(p) each settlement agreement entered into since January 1, 2018 (i) with a Governmental Entity, (ii) that requires the Company or any Company Subsidiary to pay more than $10,000,000 after the date of this Agreement, (iii) that imposes any material restrictions on the business of the Company or any Company Subsidiary or (iv) that imposes any material restrictions on any Affiliate of the Company (including future Affiliates);

(q) each material Contract (excluding (i) ordinary course confidentiality or non-disclosure agreements, (ii) purchase orders given or received in the ordinary course of business, (iii) statements of work that were signed prior to the date that is twenty four (24) months prior to the date hereof or that have been substantially satisfied in full, (iv) standard form Contracts, provided that (A) the standard form has been made available to Parent and (B) any such Contract is materially similar to the standard form, and (v) except with respect to Contracts regarding material Company IP, Contracts under which the Company or any Company Subsidiary (A) paid less than $2,000,000 in fiscal year 2020, and is expected to pay less than $2,000,000 in fiscal year 2021 or (B) received less than $2,000,000 in fiscal year 2020, and is expected to receive less than $2,000,000 in fiscal year 2021) with any Top Customer, Top Distributor or Top Supplier of the Company and its Subsidiaries;

(r) each Contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary; and

(s) each employment or individual consulting Contract that both (i) is not terminable at will or for convenience by the Company on 30 days’ or less notice and (ii) obligates the Company or any Company Subsidiary to make payments or provide compensation in excess of $300,000 annually.

There are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and, to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where, individually or in the aggregate, such breaches or defaults have not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. No event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where, individually or in the aggregate, such breaches or defaults have not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Each Material Contract (with the exception of Government Contracts that have been closed out) is valid, has not been terminated prior to the date of this Agreement, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and, in each case, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Prior the date of this Agreement, no Top Customer, no Top Distributor and no Top Supplier to the Company or a Company Subsidiary has canceled, terminated or substantially curtailed its relationship with the Company or any Company Subsidiary, given written notice to the Company or any Company Subsidiary of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened to do any of the foregoing or, to the knowledge of the Company, been threatened with bankruptcy or insolvency. All material representations, certifications and statements executed and submitted by the Company in connection with Material Contracts that are also Government Contracts were correct in all material respects as of their respective effective date.

2.12 Compliance with Legal Requirements.

(a) The Company and the Company Subsidiaries are, and since January 1, 2017 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement.

(b) The Company and the Company Subsidiaries hold, and have at all times since January 1, 2017 held, all Governmental Authorizations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits.

(c) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary have at all times during the five (5) years prior to the date of this Agreement complied with applicable Sanctions Laws and Export Control Laws, and (ii) neither the Company nor any Company Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither the Company nor any Company Subsidiary has been notified of any such pending or threatened actions. Neither the Company, any Company Subsidiary, any director, officer, or employee, nor, to the knowledge of the Company, independent contractor, consultant, agent or other person acting on behalf of the Company or any Company Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws. During the five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries have secured and maintained all necessary material permits, registrations, agreements or other authorizations, including amendments thereof pursuant to applicable Export Control Laws or Sanctions Laws required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, during the five (5) years prior to the date of this Agreement, has been in compliance in all material respects with the terms of all Export Approvals. To the knowledge of the Company, there are no pending or threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals.

(d) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company has implemented policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

2.13 Legal Proceedings; Investigations; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect the Company’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b) There are no subpoenas, civil investigative demands or other written requests for information issued to the Company or any Company Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of the Company, threatened, or any investigations or claims against or affecting the Company or any Company Subsidiary, or any of their respective properties, relating to potential or actual violations of any Legal Requirement that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c) There is no Order under which the Company or any Company Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, with respect to any Government Contract, during the previous three (3) years, (i) neither the Company nor any Company Subsidiary has conducted an internal investigation for which it or such Company Subsidiary engaged outside counsel or a forensic accounting firm or made any voluntary or mandatory disclosure to any Governmental Entity with respect to or concerning any actual, alleged, or potential material violation of any Legal Requirement under or relating to any Government Contract; (ii) neither the Company nor any Company Subsidiary has had a Government Contract terminated for cause or default and no notice of termination for cause or default, cure notice or show cause notice has been issued with respect to any such Government Contract; (iii) neither the Company nor any Company Subsidiary has been notified of any material claim, dispute, or protest; and (iv) neither the Company, any Company Subsidiary, nor any of their respective Principals (as defined in 48 C.F.R. § 2.101) or employees has been suspended or debarred from doing business with any Governmental Entity or has been declared non-responsible or ineligible for government contracting.

2.14 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, during the five (5) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary nor to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning corrupt payments applicable to the Company or any Company Subsidiary (collectively, the “Anti-Corruption Laws”) or (b): (i) used any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity; (ii) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any Company Subsidiary; (v) made any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. To the knowledge of the Company, neither the Company nor any Company Subsidiary is (x) under external or internal investigation by any Governmental Entity for any material actual or potential violation of any Anti-Corruption Laws or (y) has received any written or other notice from any Governmental Entity regarding any material actual or potential violation of, or failure to comply with, any Anti-Corruption Laws. During the five (5) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

2.15 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them (the “Company Returns”) and all such Company Returns are true, correct and complete.

(ii) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by the Company or any Company Subsidiary.

(iii) Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(v) Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (iii) an election under Section 108(i) of the Code (or any similar state, local or non-U.S. Legal Requirement).

(b) There are no: (i) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any material Taxes of the Company or any Company Subsidiary or any material Company Returns; (ii) extensions or waivers of the limitation period applicable to any material Company Return or the period for the assessment of any material Taxes of the Company or the Company Subsidiaries; (iii) deficiencies for material Taxes that have been claimed, proposed or assessed by any Governmental Entity against the Company or any Company Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Company Permitted Encumbrances) upon any of the property or assets of the Company or any Company Subsidiary.

(c) Neither the Company nor any of the Company Subsidiaries (i) is or has been, within the last ten (10) years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.

(d) Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.

(e) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(f) Part 2.15(f) of the Company Disclosure Schedule sets forth the Company’s expected future payments due to its election pursuant to Section 965(h) of the Code.

(g) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(h) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

(i) Neither the Company nor any Company Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

2.16 Employee Benefit Plans.

(a) Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all material Company Plans as of the date of this Agreement, provided that with respect to employment agreements, offer letters, severance agreements and similar arrangements, only the forms of such agreements and arrangements shall be listed along with the forms of any agreements that materially differ from such general forms. Part 2.16(a) of the Company Disclosure Schedule separately identifies each material Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any Company Subsidiary (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”).

(b) The Company has made available to Parent copies of, to the extent applicable: (i) the plan document for each material Company Plan, provided that the Company shall be required to make available only the forms of (and not individual) employment agreements, offer letters, severance agreements and similar arrangements along with the forms of any agreements that materially differ from such forms; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each material Company Plan; (iii) the most recent summary plan description with respect to each material Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence from any Governmental Entity regarding any active or threatened Legal Proceeding regarding any Company Plan.

(c) No Company Plan is, and neither the Company nor any Company Subsidiary contributes to, has at any time in the previous six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (v) voluntary employee benefit association under Section 501(a)(9) of the Code. No Company Plan is a defined benefit pension plan or scheme.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been operated in compliance with its terms and with all applicable Legal Requirements, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Without limiting the foregoing, except as, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect, no liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring a liability under such Title.

(e) Except as expressly contemplated under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event): (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to any payment or benefit under any Company Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan; or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary, and there is no agreement between the Company or any Company Subsidiary, on the one hand, and any employee or independent contractor of the Company or Company Subsidiary, on the other hand, that will give rise to any payment that would not be deductible for United States federal income Tax purposes pursuant to Section 280G of the Code. No Company Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.

(f) Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(g) With respect to each Foreign Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, and (ii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

2.17 Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any written, material collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any Company Subsidiary.

(b) During the three (3) years prior to the date of this Agreement, there has not been any strike, material work slowdown, material work stoppage, lockout, picketing or union organizing activity affecting the Company, any Company Subsidiary or any of their employees with respect to their employment with the Company or any Company Subsidiary. There is not now pending, and, to the knowledge of the Company, no Person has currently threatened in writing to commence, any such strike, material work slowdown, material work stoppage, lockout, picketing or union organizing activity.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement there is no claim, complaint or grievance, in each case that is in writing and pending or, to the knowledge of the Company, threatened, relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case that is in writing.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, mass layoffs or reductions in force, plant closing notification, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, and (ii) the Company and the Company Subsidiaries have properly classified all of their current service providers as either employees or independent contractors and as exempt or non-exempt for all purposes.

(e) Within the last two (2) years, no employee of the Company or any Company Subsidiary has transferred into employment with the Company or any Company Subsidiary by means of a relevant transfer pursuant to the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national applicable law of any country in the EEA, as amended from time to time, or any legislation that has substantially the same effect in any country outside the EEA. For purposes of this Section, “EEA” means European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland.

2.18 Environmental Matters. The Company and the Company Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. During the three-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. For purposes of this Section 2.18 and Section 3.13, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, exposure to or release of, or the management of any hazardous materials.

2.19 Insurance. Since January 1, 2018, neither the Company nor any Company Subsidiary has received any written communication notifying the Company or any Company Subsidiary of any: (a) premature cancellation or invalidation of any material insurance policy held by the Company or any Company Subsidiary; or (b) refusal of any coverage or rejection of any material claim under any insurance policy held by the Company or any Company Subsidiary. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any material insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary and all claims thereunder have been filed in due and timely fashion, and neither the Company nor any of Company Subsidiary is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such insurance policies.

2.20 Product Defects and Warranties.

(a) Since January 1, 2018, all Company Products that are sold and currently supported by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries’ applicable contractual commitments, warranties and specifications, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company’s warranty reserve reflected on the Most Recent Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the knowledge of the Company, was sufficient as of the date of the Most Recent Company Balance Sheet to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the

Company or its Subsidiaries to their respective customers as of the date of the Company Balance Sheet, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since the date of the Most Recent Company Balance Sheet, the Company has not materially modified its practices in calculating warranty reserves. To the knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date hereof to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.21 Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.16, the Company Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Company Organizational Documents inapplicable to the Merger.

2.22 Ownership of Parent Common Stock. During the three (3) years prior to the date of this Agreement, none of the Company, any Company Subsidiary or any “affiliate” or “associate” (as such terms are defined in Section 203(c) of the DGCL) of any of the foregoing “owns” or “owned” (as such terms are defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock (other than pursuant to any Company Plan). There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.

2.23 Opinions of Financial Advisors. As of the date of this Agreement, the Company Board has received the opinions of Morgan Stanley and Co. LLC and BofA Securities, Inc., (the “Company Financial Advisors”), financial advisors to the Company, to the effect that, as of the date of such opinions and subject to the respective assumptions, qualifications and limitations set forth in such opinions, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company will make available to Parent a copy of such opinions as soon as practicable following the execution of this Agreement for information purposes only.

2.24 Brokers. No broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has made available to Parent true, correct and complete copies of all engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and the Company Financial Advisors.

2.25 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including the Joint Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, or on the date of the Company Stockholder Meeting or the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed and publicly available after January 1, 2018 but prior to the date of this Agreement (excluding any disclosures contained in such documents under the heading “Risk Factors” or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or, subject to Section 7.12, in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

3.1 Due Organization and Good Standing; Subsidiaries.

(a) Parent and Acquisition Sub are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and Acquisition Sub have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect. Parent and Acquisition Sub are duly qualified and have all necessary Governmental Authorizations to do business, and are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(b) Neither Parent nor Acquisition Sub nor any Parent Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21 of Parent’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 (filed with the SEC on February 4, 2020) and any other wholly owned Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, except for restrictions on transfer under applicable securities laws.

3.2 Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent and Acquisition Sub, including all amendments thereto. The Organizational Documents of Parent, Acquisition Sub and each Parent Subsidiary are in full force and effect and neither (a) Parent or Acquisition Sub nor (b) except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, any Parent Subsidiary is in violation of any of the provisions of such Organizational Documents.

3.3 Capitalization.

(a) The authorized capital stock of Parent consists of: (i) 2,250,000,000 shares of Parent Common Stock, of which 1,201,790,367 shares were issued and outstanding as of October 20, 2020 (the “Parent Capitalization Date”); and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share, none of which were outstanding as of the Parent Capitalization Date. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plan will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b) Except as set forth in Parent’s restated articles of organization (as amended), Parent’s bylaws or the Parent Equity Agreements: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness of Parent issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote; and (iv) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

(c) As of the Parent Capitalization Date: (i) 7,931,807 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (ii) 15,485,936 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs, including 2,697,738 shares of Parent Common Stock subject to Parent RSUs that vest based on the achievement of performance goals (assuming performance at target levels); (iii) 40,961,353 shares of Parent Common Stock were reserved for issuance pursuant to the Parent ESPP; (iv) 10,783,028 shares of Parent Common Stock were subject to issuance pursuant to the Convertible Notes; (v) 466,770 shares of Parent Common Stock were subject to issuance pursuant to outstanding warrants; and (vi) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, Parent has made available to the Company accurate and complete copies of: (A) the Parent Equity Plan; and (B) the forms of all stock option agreements evidencing Parent Options outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Parent RSUs outstanding as of the date of this Agreement.

(d) Except as set forth in Section 3.3(c), as of the Parent Capitalization Date, there was no: (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of Parent; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.

(e) From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has issued any shares of Parent Common Stock or other equity interests of Parent or any Parent Subsidiary, other than pursuant to Parent Options, Parent RSUs or the Parent ESPP, in each case, that were outstanding as of the Parent Capitalization Date.

3.4 Authority; Binding Nature of Agreement.

(a) Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Parent Stockholder Vote, to consummate the Merger. Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, on or prior to the date hereof, the Parent Board has unanimously: (i) duly and validly authorized and approved the execution, the delivery and, subject to the receipt of the Required Parent Stockholder Vote, the performance of this Agreement and the consummation of the Merger, by Parent; (ii) determined that the Merger is fair to and in the best interests of Parent and its stockholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger; (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the Merger as contemplated by this Agreement (the “Parent Share Issuance”); and (v) directed that the Parent Share Issuance be submitted to a vote of Parent’s stockholders, recommended the approval of the Parent Share Issuance for purposes of the rules and regulations of Nasdaq by the holders of shares of Parent Common Stock (the “Parent Board Recommendation”), and resolved to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, subject to Section 4.3. Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.22, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, in each case other than the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub (which shall occur immediately following the execution of this Agreement) and, with respect to the Parent Share Issuance, the receipt of the Required Parent Stockholder Vote. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against

Parent in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Acquisition Sub is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub has: (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub and its stockholder; (ii) declared that this Agreement is advisable and recommended that its sole stockholder adopt this Agreement; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub. The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub, and no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement other than, with respect to the Merger: (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Certificate of Merger as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Vote Required. The approval of the Parent Share Issuance by a majority of the outstanding shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting and entitled to vote on the proposal to approve the Parent Share Issuance (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary under applicable Legal Requirements and Parent’s Organizational Documents for Parent to consummate the transactions contemplated hereby, including the Merger. The approval of the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub, which consent will be delivered immediately following the execution hereof in accordance with Section 4.9(c), is the only vote of the holders of any class or series of Acquisition Sub’s capital stock necessary under applicable Legal Requirements and Acquisition Sub’s Organizational Documents for Acquisition Sub to consummate the transactions contemplated hereby, including the Merger.

3.6 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and, assuming receipt of the Required Parent Stockholder Vote and the accuracy of the Company’s representations and warranties set forth in Section 2.22, the consummation by Parent of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 3.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.7, result in any loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to constitute or result in a Parent Material Adverse Effect.

(b) Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq, neither Parent nor Acquisition Sub, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Merger, the performance by Parent of its covenants and obligations hereunder or the consummation by Parent of the Merger, in each case, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.7 Reports; Financial Statements; Internal Controls.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since January 1, 2018 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Parent SEC Document was filed; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2018, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal and recurring year-end adjustments and (iv) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.

(c) Parent maintains, and at all times since December 30, 2018 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the

Sarbanes-Oxley Act for the fiscal year ended December 28, 2019, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 28, 2019. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

(d) Since January 1, 2018, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e) Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of Nasdaq.

(f) Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.

(h) Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

3.8 Absence of Certain Changes.

(a) Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) From the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, and neither Parent nor any Parent Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require the Company’s consent pursuant to Sections  4.1(b).

3.9 Compliance with Legal Requirements.

(a) Parent and the Parent Subsidiaries are, and since January 1, 2017 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. Neither Parent nor any Parent Subsidiary has, during the three-year period prior to the date of this Agreement: (i) to the knowledge of Parent, received any written notice or verbal notice from any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement.

(b) Parent and the Parent Subsidiaries hold, and have at all times since January 1, 2017 held, all Governmental Authorizations and orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of Parent and the Parent Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect, (i) all Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of Parent, no suspension or cancellation of any such Parent Permit is threatened; and (ii) Parent and each Parent Subsidiary is in compliance with the terms and requirements of all Parent Permits.

(c) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent and each Parent Subsidiary have at all times during the five (5) years prior to the date of this Agreement complied in all material respects with applicable Sanctions Laws and Export Control Laws, and neither Parent nor any Parent Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither Parent nor any Parent Subsidiary has been notified of any such pending or threatened actions. Neither Parent, any Parent Subsidiary, any director, officer, or employee, nor, to the knowledge of Parent, independent contractor, consultant, agent or other person acting on behalf of Parent or any Parent Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws. During the five (5) years prior to the date of this Agreement, Parent and the Parent Subsidiaries have secured and maintained all necessary material permits, registrations, agreements or other authorizations, including amendments thereof pursuant to applicable Export Control Laws or Sanctions Laws required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (the “Parent Export Approvals”), and each of Parent and the Parent Subsidiaries is and, uring the five (5) years prior to the date of this Agreement, has been in compliance in all material respects with the terms of all Export Approvals. To the knowledge of Parent, there are no pending or threatened claims against Parent or any Parent Subsidiary with respect to such Export Approvals.

(d) Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent has implemented policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

3.10 Legal Proceedings; Investigations; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent, Acquisition Sub or any Parent Subsidiary or affecting any of their respective properties or assets that: (i) would adversely affect Parent’s or Acquisition Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(b) There are no subpoenas, civil investigative demands or other written requests for information issued to Parent or any Parent Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of Parent, threatened, or any investigations or claims against or affecting Parent or any Parent Subsidiary, or any of their respective properties, relating to potential or actual violations of any Legal Requirement that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

(c) There is no Order under which Parent, Acquisition Sub or any Parent Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has been or would reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

3.11 Intellectual Property and Related Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the material Parent IP that is Registered IP (“Parent Registered IP”) (other than applications for Patents, Trademarks or Copyrights pending as of the date hereof), including all Parent Registered IP that is currently being asserted in any infringement proceedings, is subsisting and, to the knowledge of the Parent, valid and enforceable; and (ii) there is currently no Legal Proceeding pending or, since January 1, 2018, threatened in writing, in which the validity, enforceability or ownership of any Parent Registered IP is being contested or challenged.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all material Parent IP is owned exclusively by the Parent or a Parent Subsidiary free and clear of all Liens other than Parent Permitted Encumbrances.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is subject to any outstanding or potential Order that restricts in any material manner the use, transfer or licensing of any material Parent IP and (ii) the execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, or otherwise result in the release, disclosure, or delivery of any material Parent IP by or to any escrow agent or other Person.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the operations of the businesses of the Parent and the Parent Subsidiaries as currently conducted, including the Parent’s and the Parent Subsidiaries’ design, manufacture, provision, use and sale of any Parent Products (including the use or sale of any Parent Products by any customer or distributor of the Parent or any Parent Subsidiary, whether alone but not in combination with other third Person products), do not infringe, misappropriate or otherwise violate, and, since January 1, 2018, have not infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person; provided, that with respect to the infringement of Patents, the foregoing representation and warranty is limited to the knowledge of the Parent and (ii) no Legal Proceeding is pending or, since January 1, 2018, has been threatened in writing, against the Parent or any Parent Subsidiary, or, to the knowledge of the Parent, against any customer or distributor of the Parent or any Parent Subsidiary where such Legal Proceeding is based in whole or in part on one or more Parent Products and there have been no written complaints, claims or notices received by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any customer or distributor of the Parent or any Parent Subsidiary, since January 1, 2018, alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Parent or any Parent Subsidiary, (iii) no written requests or demands for indemnification or defense as a result of a claim that a Parent Product infringes Third Party Intellectual Property has been received by the Parent or any Parent Subsidiary from any third Person since January 1, 2018 that have resulted, or could reasonably be expected to result, in material liability to the Parent or a Parent Subsidiary, (iv) to the knowledge of the Parent, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Parent IP by any third Person, and (v) since January 1, 2018, neither Parent nor any Parent Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice or other assertion, alleging any Person is infringing, misappropriating or otherwise violating any material Parent IP.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of the Parent, (i) no material Parent IP has been declared as essential to any standard and (ii) no third party has specifically alleged that any material Parent IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, patent pool, trade association, or similar organization.

3.12 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them (the “Parent Returns”) and all such Parent Returns are true, correct and complete.

(ii) Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, and the financial statements of Parent and the Parent Subsidiaries reflect full and adequate reserves, in accordance with GAAP, for all Taxes accrued but not yet paid by Parent or any Parent Subsidiary.

(iii) Each of Parent and the Parent Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(iv) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns of a particular type that Parent or any Parent Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(v) Neither Parent nor any Parent Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date or (iii) an election under Section 108(i) of the Code (or any similar state, local or non-U.S. Legal Requirement).

(b) There are no: (i) examinations, investigations, audits, or other proceedings pending or threatened in writing with respect to any material Taxes of Parent or any Parent Subsidiary or any material Parent Returns; (ii) extensions or waivers of the limitation period applicable to any material Parent Return or the period for the assessment of any material Taxes of Parent or the Parent Subsidiaries; (iii) deficiencies for material Taxes that have been claimed, proposed or assessed by any Governmental Entity against Parent or any Parent Subsidiary that have not been fully satisfied by payment; or (iv) Liens in respect of or on account of material Taxes (other than Parent Permitted Encumbrances) upon any of the property or assets of Parent or any Parent Subsidiary.

(c) Neither Parent nor any of the Parent Subsidiaries (i) is or has been, within the last ten (10) years, a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Parent is the common parent or (ii) has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.

(d) Neither Parent nor any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than: (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among Parent and/or the Parent Subsidiaries.

(e) Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(f) Part 3.12(f) of the Parent Disclosure Schedule sets forth Parent’s expected future payments due to its election pursuant to Section 965(h) of the Code.

(g) Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).

3.13 Environmental Matters Parent and the Parent Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Parent and each Parent Subsidiary of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, in each case, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect. During the three-year period prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has received any written notice from a Governmental Entity that alleges that Parent or any Parent Subsidiary is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, there has been no release of any hazardous materials by Parent or any Parent Subsidiary at or from any facilities owned or leased by Parent or any Parent Subsidiary or, to the knowledge of Parent, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by Parent or any Parent Subsidiary and, in each case, for which Parent or any Parent Subsidiary would reasonably be expected to be subject to any liability, except as, individually or in the aggregate, has not constituted or resulted in and would not reasonably be expected to constitute or result in a Parent Material Adverse Effect.

3.14 Certain Business Practices. Except as, individually or in the aggregate, has not been or would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, during the five (5) years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary nor to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any Parent Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any Anti-Corruption Laws applicable to Parent or any Parent Subsidiary or (b): (i) used any funds of Parent or a Parent Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity; (ii) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any Parent Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of Parent or any Parent Subsidiary; (iv) made any fraudulent entry on the books or records of Parent or any Parent Subsidiary; (v) made any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form or (vi) engaged in or facilitated any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with any Prohibited Person. To the knowledge of Parent, neither Parent nor any Parent Subsidiary is (x) under external or internal investigation by any Governmental Entity for any actual or potential violation of any Anti-Corruption Laws or (y) has received any written or other notice from any Governmental Entity regarding any actual or potential violation of, or failure to comply with, any Anti-Corruption Laws. During the five (5) years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

3.15 Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.22, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Merger and the Parent Share Issuance.

3.16 Ownership of Company Common Stock. During the three (3) years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock (other than pursuant to any Parent Plan). There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

3.17 Intended Tax Treatment. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action or believes or has any reason to believe that any conditions exist that could prevent or impeded the Merger from qualifying for the Intended Tax Treatment.

3.18 Opinion of Financial Advisor. The Parent Board has received the opinions of DBO Partners LLC and Credit Suisse Securities (USA) LLC (collectively, the “Parent Financial Advisors”), financial advisors to Parent, dated as of the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio set forth in this Agreement is fair, from a financial point of view, to Parent. Parent will make available to the Company a copy of the written opinions as soon as practicable following the execution of this Agreement for information purposes only.

3.19 Brokers. No broker, finder or investment banker (other than the Parent Financial Advisors) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has made available to the Company true, correct and complete copies of all engagement, fee and similar Contracts between Parent (or any Subsidiary of Parent) and the Parent Financial Advisors.

3.20 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 (including the Joint Proxy Statement/Prospectus) will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, or on the date of the Company Stockholder Meeting or the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.

3.21 Acquisition Sub. Parent is the sole stockholder of Acquisition Sub. Since its date of incorporation, Acquisition Sub has not carried on any business or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 4. COVENANTS

4.1 Interim Operations.

(a) The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and maintain satisfactory relationships with customers, suppliers and distributors and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly or required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to), in each case by merger, consolidation, division, operation of law, or otherwise:

(i) amend the Company’s Organizational Documents or the Organizational Documents of any Company Subsidiary;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Company’s capital stock or other equity interests of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interest of any Company Subsidiary, other than (A) the Company’s regular quarterly dividend on the Company Common Stock to be declared and paid in the third quarter of the Company’s 2021 fiscal year, in a quarterly amount not to exceed the amount set forth in Part 4.1(a)(iii) of the Company Disclosure Schedule, provided, that if the initial End Date is extended pursuant to Section 6.1(b), the Company may resume its regular quarterly dividend (provided, that any such quarterly dividend may not be in an aggregate amount that exceeds the aggregate amount of the Company’s most recent quarterly dividend prior to the date hereof) on the Company Common Stock until the earlier of the Closing or termination of this Agreement, or (B) dividends or distributions only to the extent paid by any wholly owned Company Subsidiary to the Company or another wholly owned Subsidiary of the Company;

(iv) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person, (C) any business, or (D) any assets, except, (1) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company; (2) the purchase of equipment, supplies and inventory in the ordinary course of business, (3) inbound licenses of Intellectual Property in the ordinary course of business or (4) acquisitions in one or more transactions with respect to which the aggregate consideration for all such transactions does not exceed $20,000,000 or (5) investments in any other Person in one or more transactions with respect to which the aggregate investment amount for all such transactions does not exceed $20,000,000;

(v) except in connection with any transaction between the Company and any wholly owned Subsidiary of the Company or among any wholly owned Subsidiaries of the Company, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than: (A) shares of Company Common Stock issuable upon exercise of outstanding Company Options or the vesting of outstanding Company RSUs; and (B) pursuant to the Company ESPP in the ordinary course of business consistent with past practice and in accordance with the terms thereof and of this Agreement;

(vi) except in connection with any transaction between the Company and any wholly owned Subsidiary of the Company or among any wholly owned Subsidiaries of the Company, sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any Company IP or material assets of the Company, other than: (A) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement and set forth in Part 4.1(a)(vi) of the Company Disclosure Schedule; (C) as security for any borrowings permitted by Section 4.1(a)(viii); (D) licenses granted to customers or other third parties in the ordinary course of business consistent with past practice; or (E) dispositions of assets which do not constitute Company IP, and with respect to which the fair market value of all such assets does not exceed $10,000,000 in the aggregate;

(vii) directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, except: (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights binding on the Company and existing prior to the date of this Agreement; or (B) shares of Company Common Stock accepted as payment for the exercise price of options to purchase Company Common Stock pursuant to the Company Equity Plan or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options and Company RSUs, as applicable, in accordance with the terms of the applicable award;

(viii) (A) incur, redeem, repurchase, prepay, defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances or capital contributions to any other Person, except for: (1) repayment of the 2021 Notes when due in accordance with their terms, including pursuant to the Company’s Rule 10b5-1 plan; (2) borrowings in an aggregate principal amount outstanding at any time not to exceed $25,000,000 incurred in the ordinary course of business pursuant to existing credit facilities or letters of credit, (3) any indebtedness among the Company and its wholly owned Subsidiaries or among any wholly owned Subsidiaries of the Company (and guarantees by the Company or its Subsidiaries in respect thereof) and (4) purchase money financings and capital leases entered into in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time outstanding; or (B) incur any Lien on any of its material property or material assets other than in the ordinary course of business consistent with past practice and except for Company Permitted Encumbrances;

(ix) (A) except in the ordinary course of business consistent with past practice adopt, terminate or amend any Company Plan other than if such action would not increase the annual expense of the given Company Plan by a material amount (but in no event will the aggregate amount of all increases in such expenses exceed $10,000,000), provided, that the Company may enter into offer letters, employment agreements and similar arrangements with employees below the level of Corporate Vice President in the ordinary course of business consistent with past practice, (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, independent contractor or current or former employee of the Company or any Company Subsidiary, (C) grant any rights to severance, retention, change in control or termination pay to any director, independent contractor or current or former employee of the Company or any Company Subsidiary, (D) except in the ordinary course of business consistent with past practice, in respect of employees at a level below Corporate Vice President that would not increase the number of Vice Presidents by more than 10% over the number of Vice Presidents employed by the Company as of the date of this Agreement, hire or promote any employee, or (E) terminate the employment of any employee at or above the level of Corporate Vice President (other than for cause); except, in each case, for: (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements; (2) increases in compensation or benefits required pursuant to any Company Plan in effect on the date hereof and listed in Part 4.1(a)(ix) of the Company Disclosure Schedule; (3) increases to total target cash opportunities (i.e., annual base salary or wage rates and target annual cash bonus opportunities) as set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule; (4) payment of cash incentive compensation to the extent set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule and (5) any other actions set forth in Part 4.1(a)(ix) of the Company Disclosure Schedule;

(x) except in the ordinary course of business and for renewals or extensions of any existing Material Contract or Material Real Property Lease entered into in the ordinary course of business, (i)(A) materially amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract or Material Real Property Lease) any Material Contract or Material Real Property Lease or (B) waive, release or assign any material rights under any Material Contracts or Material Real Property Leases, or (ii) enter into any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract or Material Real Property Lease;

(xi) change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP;

(xii) make, change or revoke any Tax election, change or adopt any Tax accounting period or method of Tax accounting, amend any Company Return if such amendment would reasonably be expected to result in a Tax liability, file any Company Return prepared in a manner inconsistent with past practice, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes (except to the extent that a reserve for such Taxes has been established in the financial statements contained or incorporated by reference into the Company SEC Documents), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement) (except to the extent that a reserve for such Taxes has been established in the financial statements contained or incorporated by reference into the Company SEC Documents), request any Tax ruling from any Governmental Entity, surrender any right to claim a refund of Taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to Taxes, to the extent, in each case, that such actions would reasonably be expected, individually or in the aggregate, to have a material adverse impact on any Tax liabilities of Parent or any of the Parent Subsidiaries (which would include the Company and the Company Subsidiaries) after the Closing Date;

(xiii) sell, transfer, assign, exclusively license, or otherwise dispose of to any third party (by merger, consolidation, operation of law, division or otherwise), or mortgage, encumber or exchange any material Intellectual Property owned, or purported to be owned, by the Company or any Subsidiary of the Company;

(xiv) make any capital expenditure that is not contemplated by the capital expenditure budget (the “CapEx Budget”) set forth in Part 4.1(a)(xiv) of the Company Disclosure Schedule (a “Non-Budgeted Capital Expenditure”), except that the Company or any Subsidiary of the Company may make any Non-Budgeted Capital Expenditure that, when added to all other Non-Budgeted Capital Expenditures made by the Company and the Company Subsidiaries in the same fiscal year (and with respect to the 2021 fiscal year, since the date of this Agreement) would not, in the aggregate, exceed twenty percent (20%) of the aggregate CapEx Budget for such fiscal year;

(xv) except as expressly required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s stockholders other than the Company Stockholder Meeting or (B) any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;

(xvi) enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust), other than with respect to awards under the Company Equity Plan otherwise permitted under this Agreement or in connection with the granting of revocable proxies in connection with any meeting of the Company’s stockholders;

(xvii) adopt a plan of (A) complete or partial liquidation of the Company or any Subsidiary of the Company or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization, other than, in the case of clause (B), transactions between or among direct or indirect wholly owned Subsidiaries of the Company;

(xviii) (A) settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (1) involve solely monetary remedies with a value not in excess of $35,000,000 in the aggregate to be paid by the Company and its Subsidiaries, (2) do not impose any restriction on the Company’s business or the business of the Company Subsidiaries, (3) do not relate to any litigation, claim, suit, action or proceeding by the Company’s stockholders in connection with this Agreement or the Merger and (4) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary, or (B) commence any material litigation or other claim, suit, action or proceeding, other than (1) in the ordinary course of business consistent with past practice or (2) commencing any counterclaim to preserve, protect or enforce any Company IP or material assets of the Company;

(xix) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing insurance policies;

(xx) (A) amend any Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Company Permits;

(xxi) (A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business consistent with past practice, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business consistent with past practice;

(xxii) except in the ordinary course of business, enter into any individual Contract under which the Company or any Company Subsidiary grants or agrees to grant any right to material Company IP, other than non-exclusive licenses; or

(xxiii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (xxii) of this sentence.

(b) Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (2) as set forth in Part 4.1(b) the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing, (2) as set forth in Part 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, Parent shall not (and shall not permit any Parent Subsidiary to), in each case by merger, consolidation, division, operation of law, or otherwise:

(i) amend Parent’s or Acquisition Sub’s Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse in any material respect to the holders of Company Common Stock (after giving effect to the Merger) relative to other holders of Parent Common Stock;

(ii) split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Parent’s capital stock or other equity interests of the Company;

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock or the capital stock of any Parent Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(iv) except in connection with any transaction between Parent and any wholly owned Subsidiary of Parent or among any wholly owned Subsidiaries of Parent, issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than: (A) shares of Parent Common Stock issuable upon exercise of outstanding Parent Options or the vesting of outstanding Parent RSUs; (B) pursuant to the Parent ESPP in the ordinary course of business consistent with past practice and in accordance with the terms thereof and of this Agreement; (C) shares of Parent Common Stock issuable upon exercise of any Convertible Notes or outstanding warrants; and (D) up to an aggregate of 1,000,000 shares of Parent Common Stock issued in the Company’s discretion from time to time;

(v) directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent Common Stock, except: (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights; (B) shares of Parent

Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award; or (C) through Parent’s existing share repurchase program;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries; or

(vii) authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses (i) through (vi) of this sentence.

4.2 Company No Solicitation.

(a) The Company will not, and the Company will cause each of its Subsidiaries and its and their respective Representatives not to, except as expressly permitted by this Section 4.2 or Section 4.5, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) furnish any information regarding the Company or any Subsidiary of the Company (other than to Parent and its Subsidiaries), or afford access to the Company’s or its Subsidiaries’ Representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(iv) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from any breach of this Section 4.2(a) or Section 4.2(c) by the Company, any of its Subsidiaries or any of its or their respective Representatives if: (A) prior to taking any such action, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Legal Requirements; and (B) prior to providing any information regarding the Company or any Subsidiary of the Company to such third party in response to such Company Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as the Non-Disclosure Agreement and that does not prohibit compliance by the Company with this Section 4.2. Prior to or substantially concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly

(and in any event within 24 hours) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status and terms of any Company Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.

(b) If the Company receives a Company Acquisition Proposal or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than 24 hours after its receipt of such Company Acquisition Proposal or request) notify Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Company Acquisition Proposal. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 4.2 by any of the Company’s Subsidiaries or any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

4.3 Parent No Solicitation.

(a) Parent will not, and Parent will cause each of its Subsidiaries and its and their respective Representatives not to, except as expressly permitted by this Section 4.3 or Section 4.6, directly or indirectly:

(i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) furnish any information regarding Parent or any Subsidiary of Parent (other than to the Company and its Subsidiaries), or afford access to Parent’s or its Subsidiaries’ Representatives, books, records or property, in each case, in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal;

(iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Parent Acquisition Proposal; or

(iv) approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Parent Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Parent Stockholder Vote, Parent and its Representatives may engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Parent Acquisition Proposal after the date hereof that did not result from any breach of this Section 4.3(a) or Section 4.3(c) by Parent, any of its Subsidiaries or any of its or their respective Representatives if: (A) prior to taking any such action, the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to lead to a Parent Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties to Parent and its stockholders under applicable Legal Requirements; and (B) prior to providing any information regarding Parent or any Subsidiary of Parent to such third party in response to such Parent Acquisition Proposal, Parent receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as the Non-Disclosure Agreement and that does not prohibit compliance by Parent with this Section 4.3. Prior to or substantially concurrently with providing any non-public information to such third party, Parent shall make such non-public information available to the Company (to the extent such non-public information has not been previously made available by Parent to the Company). Parent shall promptly (and in any event within 24 hours) inform the Company if Parent furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.3(a) and will keep the Company reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status and terms of any Parent Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.

(b) If Parent receives a Parent Acquisition Proposal or any inquiry or request for information with respect to a Parent Acquisition Proposal or that is reasonably likely to lead to a Parent Acquisition Proposal, then Parent shall promptly (and in no event later than 24 hours after its receipt of such Parent Acquisition Proposal or request) notify the Company in writing of such Parent Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Parent Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and Parent shall thereafter keep the Company reasonably informed in writing, on a current basis (and, in any event, within 24 hours), of the status of such Parent Acquisition Proposal or request, including informing the Company of any material change to the terms of such Parent Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.

(c) Promptly following the execution and delivery of this Agreement, Parent shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than the Company and its Representatives) relating to any Parent Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Parent Acquisition Proposal. Parent shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which Parent or any of its Affiliates is a party.

(d) Any violation of the restrictions contained in this Section 4.3 by any of Parent’s Subsidiaries or any Representatives of Parent or any of its Subsidiaries shall be deemed to be a breach of this Section 4.3 by Parent.

4.4 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, in preliminary form, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall: (i) use reasonable best efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/ Prospectus to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement of Joint Proxy Statement/Prospectus; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Merger; and (vi) cooperate with, and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus (including any amendments or supplements to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal or Parent Acquisition Proposal. The Company will, prior to filing the preliminary Joint Proxy Statement/Prospectus, obtain all necessary consents of the Company Financial Advisors to permit the Company to include in the Joint Proxy Statement/Prospectus the opinion of the Company Financial Advisors that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. Parent will, prior to filing the preliminary Joint Proxy Statement/Prospectus, obtain all necessary consents of the Parent Financial Advisors to permit Parent to include in the Joint Proxy Statement/Prospectus the written opinion of the Parent Financial Advisors that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio set forth in this Agreement is fair, from a financial point of view, to Parent.

(b) Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, in each case as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties shall promptly furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) stockholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.4. If, at any time prior to obtaining the Required Company Stockholder Vote or Required Parent Stockholder Vote, any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus in order to make any statement therein, in the light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus not misleading, then such party: (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is required by law or otherwise appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of Parent or the stockholders of the Company.

(c) Prior to the Effective Time, Parent shall take all other actions required to be taken under the Securities Act and the rules and regulations of the SEC promulgated thereunder, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of Parent Common Stock to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company RSUs; provided, however, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

4.5 Meeting of the Company’s Stockholders; Company Change in Recommendation.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective (and in any event within 45 days thereafter), duly call, give notice of and hold a meeting of the holders of shares of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholder Meeting”); and (ii) shall submit such proposal to, and, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.5(c), use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholder Meeting, and the Company shall not submit any other proposal to its stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Stockholder Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with Parent and outside counsel is required by applicable Legal Requirements is disclosed to the Company’s stockholders and for such supplement or amendment to be promptly disseminated to the Company’s stockholders within a reasonable amount of time (as determined by the Company Board in good faith after consultation with outside counsel) prior to the Company Stockholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its staff; or (3) if as of the time for which the Company Stockholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholder Meeting; and (B) the Company may, and if Parent so requests at any time prior to the date that is four months from the date the Form S-4 Registration Statement shall have become effective, shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the adoption of this Agreement if, on the date for which the Company Stockholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Stockholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.5(c), the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable; provided that without the prior written consent of Parent (not to be unreasonably withheld, in the cases of clauses (A)(1) and (A)(2)), (x) no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements and (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five (5) Business Days prior to the End Date. Subject to the foregoing and applicable Legal Requirements, (I) the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholder Meeting to initially be called for the same date as the Parent Stockholder Meeting; and (II) if, notwithstanding such efforts, the Parent Stockholder Meeting is initially called for a date prior to the Company Stockholder Meeting, the Company shall use its reasonable best efforts to call its meeting on a date that is as promptly as reasonably practicable following the date of the Parent Stockholder Meeting. The Company shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, advise Parent as to the aggregate number of shares of Company

Common Stock entitled to vote at the Company Stockholder Meeting for which proxies have been received by the Company with respect to the Required Company Stockholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Company Stockholder Vote.

(b) Subject to Section 4.5(c), the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation. Neither the Company Board nor any committee thereof shall, except as otherwise expressly permitted by this Agreement, including by Section 4.5(c): (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.5(a)), a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Parent, fail to issue, within ten (10) Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.5(a)), a press release reaffirming the Company Board Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); (v) cause or permit the Company to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation related to a Company Acquisition Proposal and authorize the Company to terminate this Agreement if and only if (x) the Company receives from a third party a bona fide written Company Acquisition Proposal after the date of this Agreement that has not been withdrawn and did not result from a breach of Section 4.2 and (y) prior to making such Company Change in Recommendation and/or authorizing the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Company Acquisition Proposal:

(i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Legal Requirements;

(ii) the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four (4) Business Days in advance stating that the Company Board intends to make a Company Change in Recommendation and/or terminate this Agreement to enter into a definitive agreement with respect to such Company Acquisition Proposal, which notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof);

(iii) (A) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (B) after the expiration of the negotiation period described in clause (A) above, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (A) above, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided that if there is any change to any of the financial terms or any other material terms of such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause (ii) above and a new negotiation period under clause (A) above shall commence (except that the original four (4) Business Day notice period referred to in clause (A) above shall instead be equal to the longer of (1) three (3) Business Days and (2) the period remaining under the original four (4) Business Day notice period of clause (A) above), during which time the Company shall be required to comply with the requirements of Section 4.5(c)(iii) anew with respect to such additional notice (but substituting the time periods therein with the foregoing three (3) Business Day period); and

(iv) in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Company Superior Proposal, the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 6.3(a).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation that is not related to a Company Acquisition Proposal if and only if any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arises following the date of this Agreement (I) that (x) was neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known to or reasonably foreseeable by the Company Board, the consequences of which were neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement) and (y) is material to the Company and the Company Subsidiaries, taken as a whole, and (II) that is not related to (A) a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (A), (C) or (D)), (C) any event, condition or circumstance related to Parent or any of the Parent Subsidiaries, or (D) any changes in Legal Requirements (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Legal Requirements; (2) less than four (4) Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Board intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect a Company Change in Recommendation; and (4) following the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that Parent and Acquisition Sub have committed in writing to make as a result of the negotiations contemplated by clause (3) above, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties to its stockholders under applicable Legal Requirements, even if such changes committed to in writing were to be given effect.

(e) Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1 (including by the Company in order to enter into a definitive agreement with respect to a Company Superior Proposal), this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.

(f) Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.5; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.5(c).

(g) Any violation of the restrictions contained in this Section 4.5 by any of the Company’s Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 4.5 by the Company.

4.6 Meeting of Parent’s Stockholders; Parent Change in Recommendation.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements and Parent’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective (and in any event within 45 days thereafter), duly call, give notice of and hold a meeting of the holders of shares of Parent Common Stock to vote on a proposal to approve the Parent Share Issuance (the “Parent Stockholder Meeting”); and (ii) shall submit such proposal to, and, except in the case where the Parent Board has made a Parent Change in Recommendation in compliance with Section 4.6(c), use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Parent Stockholder Meeting, and Parent shall not submit any other proposal to its stockholders in connection with the Parent Stockholder Meeting without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Parent Stockholder Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) Parent shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of the Company, other than: (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that the Parent Board has determined in good faith after consultation with the Company and outside counsel is required by applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders within a reasonable amount of time (as determined by the Parent Board in good faith after consultation with outside counsel) prior to the Parent Stockholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its staff; or (3) if as of the time for which the Parent Stockholder Meeting is scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholder Meeting; and (B) Parent may, and if the Company so requests at any time prior to the date that is four months from the date the Form S-4 Registration Statement shall have become effective, shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the approval of the Parent Share Issuance, if, on the date for which the Parent Stockholder Meeting is scheduled, there would be insufficient votes to obtain the Required Parent Stockholder Vote, whether or not a quorum is present, in which case, except in the case where the Parent Board has made a Parent Change in Recommendation in compliance with Section 4.6(c), Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the approval of the Parent Share Issuance as soon as reasonably practicable; provided that without the prior written consent of the Company (not to be unreasonably withheld in the cases of clauses (A)(1) and (A)(2)), (x) no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements and (y) all such adjournments and postponements together shall not cause the date of the Parent Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Parent Stockholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five (5) Business Days prior to the End Date. Subject to the foregoing and applicable Legal Requirements, (I) Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Stockholder Meeting to initially be called for the same date as the Company Stockholder Meeting; and (II) if, notwithstanding such efforts, the Company Stockholder Meeting is initially called for a date prior to the Parent Stockholder Meeting, Parent shall use its reasonable best efforts to call its meeting on a date that is as promptly as reasonably practicable following the date of the Company Stockholder Meeting. Parent shall use reasonable efforts to, on a daily basis during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, advise the Company as to the aggregate number of shares of Parent Common Stock entitled to vote at the Parent Stockholder Meeting for which proxies have been received by Parent with respect to the Required Parent Stockholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Parent Stockholder Vote.

(b) Subject to Section 4.6(c), the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Neither the Parent Board nor any committee thereof shall, except as otherwise expressly permitted by this Agreement, including by Section 4.6(c): (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to the Company, the Parent Board Recommendation, or fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Parent Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of Parent shall have been commenced by any third party (and in no event later than one (1) Business Day prior to the date of the Parent Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.6(a)), a statement disclosing that the Parent Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Parent Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Parent Board recommends rejection of such tender or exchange offer); or (iv) if requested by the Company, fail to issue, within ten (10) Business Days after a Parent Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Parent Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.6(a)), a press release reaffirming the Parent Board Recommendation (any action described in clauses (i) through (iv) being referred to as a “Parent Change in Recommendation”); (v) cause or permit Parent to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with Section 4.3(a)) contemplating or relating to a Parent Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Parent Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Parent Stockholder Vote, the Parent Board may make a Parent Change in Recommendation related to a Parent Acquisition Proposal and authorize Parent to terminate this Agreement if and only if (x) Parent receives from a third party a bona fide written Parent Acquisition Proposal after the date of this Agreement that has not been withdrawn and did not result from a breach of Section 4.3 and (y) prior to making such Parent Change in Recommendation and/or authorizing Parent to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Parent Acquisition Proposal:

(i) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties to Parent and its stockholders under applicable Legal Requirements;

(ii) Parent delivers to the Company a written notice (the “Parent Superior Proposal Notice”) no less than four (4) Business Days in advance stating that the Parent Board intends to make a Parent Change in Recommendation and/or terminate this Agreement to enter into a definitive agreement with respect to such Parent Acquisition Proposal, which notice shall include the identity of the Person making such Parent

Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof);

(iii) (A) during the four (4) Business Day period commencing on the date of the Company’s receipt of such Parent Superior Proposal Notice, if requested by the Company, Parent engages in good faith negotiations with the Company regarding a possible amendment of this Agreement so that the Parent Acquisition Proposal that is the subject of the Parent Superior Proposal Notice ceases to be a Parent Superior Proposal; and (B) after the expiration of the negotiation period described in clause (A) above, the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that the Company has committed in writing to make as a result of the negotiations contemplated by clause (A) above, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal; provided that if there is any change to any of the financial terms or any other material terms of such Parent Acquisition Proposal, Parent shall, in each case, be required to deliver to the Company an additional notice consistent with that described in clause (ii) above and a new negotiation period under clause (A) above shall commence (except that the original four (4) Business Day notice period referred to in clause (A) above shall instead be equal to the longer of (1) three (3) Business Days and (2) the period remaining under the original four (4) Business Day notice period of clause (A) above), during which time Parent shall be required to comply with the requirements of Section 4.6(c)(iii) anew with respect to such additional notice (but substituting the time periods therein with the foregoing three (3) Business Day period); and

(iv) in the case of Parent terminating this Agreement to enter into a definitive agreement with respect to a Parent Superior Proposal, Parent shall have paid, or caused the payment of, the Parent Termination Fee in accordance with Section 6.3(b).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Parent Stockholder Vote, the Parent Board may make a Parent Change in Recommendation that is not related to a Parent Acquisition Proposal if and only if any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arises following the date of this Agreement (I) that (x) was neither known to nor reasonably foreseeable by the Parent Board as of the date of this Agreement (or, if known to or reasonably foreseeable by the Parent Board, the consequences of which were neither known to nor reasonably foreseeable by the Parent Board as of the date of this Agreement) and (y) is material to Parent and the Parent Subsidiaries, taken as a whole, and (II) that is not related to (A) a Parent Acquisition Proposal or a Parent Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof, (B) in each case in and of itself, any changes in the market price or trading volume of Parent Common Stock or the fact that Parent meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (A), (C) or (D)), (C) any event, condition or circumstance related to the Company or any of the Company Subsidiaries, or (D) any changes in Legal Requirements (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Parent Intervening Event”); and, prior to making such Parent Change in Recommendation, (1) the Parent Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Parent Intervening Event, a failure to effect a Parent Change in Recommendation would be reasonably expected to be inconsistent with the Parent Board’s fiduciary duties to Parent and its stockholders under applicable Legal Requirements; (2) less than four (4) Business Days prior to the making of such Parent Change in Recommendation, the Company receives a written notice from Parent confirming that the Parent Board intends to effect such Parent Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four (4) Business Day period, if requested by the Company, Parent engages in good faith negotiations with the Company to amend this Agreement in such a manner that obviates the need for the Parent Board to effect a Parent Change in Recommendation; and (4) following the end of such four (4) Business Day period, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that the Company has committed in writing to make as a result of the negotiations contemplated by clause (3) above, that, in light of such Parent Intervening Event, a failure to effect a Parent Change in Recommendation would be reasonably expected to be inconsistent with the Parent Board’s fiduciary duties to its stockholders under applicable Legal Requirements, even if such changes committed to in writing were to be given effect.

(e) Notwithstanding any Parent Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1 (including by Parent in order to enter into a definitive agreement with respect to a Parent Superior Proposal), the Parent Share Issuance shall be submitted to the holders of shares of Parent Common Stock at the Parent Stockholder Meeting for the purpose of the approval of the Parent Share Issuance and nothing contained in this Agreement shall be deemed to relieve the Parent of such obligation.

(f) Nothing contained in this Agreement shall prohibit Parent, the Parent Board or their Representatives from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes a Parent Acquisition Proposal to the provisions of this Section 4.6; provided, however, that in the case of either clause (i) or clause (ii), no such communication or statement that would constitute a Parent Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.6(c).

(g) Any violation of the restrictions contained in this Section 4.6 by any of Parents’ Subsidiaries, or any Representatives of Parent or its Subsidiaries shall be deemed to be a breach of this Section 4.6 by Parent.

4.7 Filings; Other Action.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to Closing to be satisfied as promptly as reasonably practicable (and in any event no later than the End Date) and to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary and advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Each party shall use their respective reasonable best efforts to file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of Parent and the Company shall, in consultation and cooperation with the other: (i) within ten (10) Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (ii) as promptly as practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all other notifications required under any Legal Requirement with respect to any other Antitrust Laws. Parent and the Company shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters.

(c) Subject to the provisions of each of the Non-Disclosure Agreement, the Clean Team Agreement and the Joint Defense Agreement, Parent and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.7(a) and Section 4.7(b). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of Parent and the Company may also reasonably redact the material as necessary to (i) comply with other contractual arrangements or applicable Legal Requirements or (ii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the provisions of each of the Non-Disclosure Agreement, the Clean Team Agreement and the Joint Defense Agreement, each of Parent and the Company shall: (i) consult with the other in good faith prior to taking a position with respect to any filing required or advisable pursuant to Section 4.7(a) and Section 4.7(b); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.7(a) and Section 4.7(b) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party in advance of any meeting, video conference or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, video conferences and teleconferences. Without limiting the foregoing, the parties agree that it is Parent’s ultimate right to devise the strategy and direct all matters for obtaining clearances, approvals, and waiting-period expirations under Antitrust Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of the Company or its Representatives relating to such strategy.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall use reasonable best efforts to take, or cause to be taken, all actions necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law to enable the parties to close the transaction as promptly as practicable, and in any event prior to the End Date, including using reasonable best efforts in connection with (i) proposing, negotiating, committing to and effecting, whether by consent decree, hold separate orders, or otherwise, to sell, divest, hold separate, lease, license, transfer, dispose of, commit to behavioral or conduct remedies, or otherwise encumber, limit or impair or take any other action with respect to Parent’s or any of its Affiliates’ ability to own or operate any assets, properties, businesses or product lines of Parent or any of its Affiliates or any assets, properties, businesses or product lines of the Company or any of its Affiliates; and (ii) avoiding the entry of any permanent or preliminary injunction or other Order that would make consummation of the contemplated transaction unlawful or that would otherwise prevent or delay consummation of the contemplated transaction; provided, that, anything to the contrary set forth in this Agreement notwithstanding, (I) the Company and the Company Subsidiaries shall not enter into or make any consents, offers, agreements or commitments with respect to the actions contemplated by clauses (i) and (ii) except as and to the extent requested in writing by Parent, (II) no Party shall be required pursuant to the foregoing to commit to or effect any action that is not conditioned upon the consummation of the Merger, and (III) Parent shall not be required to (x) sell, divest, exclusively license, hold separate, or otherwise dispose of, or (y) grant any non-exclusive license, accept any operational restrictions or take or commit to any actions which restrictions or actions would limit Parent’s or any of its Affiliates’ freedom of action with respect to assets, licenses, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a materially adverse effect on (A) the Company and its Subsidiaries (taken as a whole) or (B) Parent and its Subsidiaries (taken as a whole), but for purposes of this clause (B), deemed to be the same size as the Company and its Subsidiaries (taken as a whole).

(e) Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries or Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise) to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(f) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g) Each of Parent and the Company agrees that, prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 6.1, it shall not, and shall ensure that none of its Subsidiaries or Affiliates shall, consummate, enter into any agreement providing for, or authorize, announce, commit to or approve, any investment, acquisition, divestiture, business combination or other transaction that would reasonably be expected to materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement.

(h) As soon as reasonably practicable after the date of this Agreement, the Company shall submit to the United States Defense Counterintelligence and Security Agency (“DCSA”) and, to the extent applicable, any other Governmental Entity that is a cognizant security agency, a notification of the transfer of ownership contemplated hereby whether or not such notice is required by the National Industrial Security Program Operating Manual (“NISPOM”), and the other applicable national or industrial security regulations (the “DCSA Notification”). The Company shall reasonably cooperate with Parent in preparing the DCSA Notification and any other submissions to DCSA required by NISPOM or requested by DCSA as soon as reasonably practical. The Company and Parent shall use their commercially reasonable efforts to obtain approval from DCSA as promptly as practicable for the continuation of all necessary U.S. government facility security clearances.

4.8 Access.

(a) Upon reasonable prior notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company’s and its Subsidiaries personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any obligation of the Company with respect to confidentiality or privacy; (ii) jeopardize protections afforded the Company under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iii) violate any Legal Requirement; or (iv) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of its Subsidiaries or personal information that would expose the Company to the risk of liability; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information. All information obtained by or provided to Parent and its Representatives pursuant to this Agreement shall be treated as “Confidential Information” of the Company for purposes of the Non-Disclosure Agreement.

(b) Upon reasonable prior notice, Parent shall afford the Company and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to Parent’s and its Subsidiaries personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, Parent shall furnish promptly to the Company all available information concerning its business as the Company may reasonably request; provided, however, that Parent shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of Parent would: (i) violate any obligation of Parent with respect to confidentiality or privacy; (ii) jeopardize protections afforded Parent under the attorney-client privilege, the attorney work product doctrine or similar legal privilege or protection; (iii) violate any Legal Requirement; or (iv) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of Parent or any of its Subsidiaries or personal information that would expose Parent to the risk of liability; provided that in each case Parent shall inform the Company of the nature of the information being withheld, and shall use its commercially reasonable best efforts to make alternative arrangements that would allow the Company (or its Representatives) access to such information. All information obtained by or provided to the Company and its Representatives pursuant to this Agreement shall be treated as “Confidential Information” of Parent for purposes of the Non-Disclosure Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

4.9 Acquisition Sub; Parent Vote.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Acquisition Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b) Parent shall ensure that Acquisition Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Acquisition Sub under this Agreement, and Parent shall be jointly and severally liable with Acquisition Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Acquisition Sub, a written consent adopting this Agreement.

4.10 Publicity. Parent and the Company shall consult with one another prior to issuing, and shall provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable); provided that (i) each of the Company and Parent may make public announcements, statements or other disclosures concerning this Agreement or the Merger that consist solely of information previously disclosed in previous public announcements, statements or other disclosures made by the Company and/or Parent in compliance with this Section 4.10, (ii) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 4.10, (iii) the Company need not consult with Parent in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Company Acquisition Proposal or Company Change in Recommendation, in each case, in compliance with Sections 4.2 and 4.5; and (iv) Parent need not consult with the Company in connection with any public announcement, statement or other disclosure to be issued or made with respect to any Parent Change in Recommendation, in each case, in compliance with Sections 4.3 and 4.6. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.

4.11 Company ESPP; Other Employee Benefits.

(a) The Company shall take the necessary actions with respect to the Company’s Amended and Restated 1990 Employee Qualified Stock Purchase Plan (the “Company ESPP”) so that: (i) any offering period in effect as of the last payroll date occurring prior to the Closing shall be shortened by setting a new “Exercise Date” (within the meaning of the Company ESPP) in respect of such offering period that is no later than such payroll date (after crediting contributions for such payroll date) (the “Offering Period End Date”) and on the Offering Period End Date, cause the exercise of each outstanding purchase right under the Company ESPP; and (ii) as of the Offering Period End Date, the Company ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the Company ESPP.

(b) During the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date, Parent shall, or shall cause one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide: (i) each employee of the Company or any Subsidiary of the Company who continues employment with Parent or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) after the Effective Time (a “Continuing Employee”) with a total target cash opportunity (i.e., inclusive of an annual base salary or base wage rate and a target annual cash bonus opportunity, and excluding an equity or equity-linked compensation opportunity) that is, in each case, not less favorable than the total target cash opportunity that was provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time; and (ii) each Continuing Employee with employee welfare and retirement benefits (excluding any benefits provided under any defined benefit pension plan or post-retirement medical plan) that are no less favorable in the aggregate than either (x) those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time, or (y) those provided to similarly situated employees of Parent or Parent’s Subsidiaries.

(c) Except as otherwise agreed between a Continuing Employee and Parent, Parent shall or shall cause one (1) of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to assume, honor and maintain the Change of Control Agreements as in effect on the date of this Agreement and listed in Part 2.16(e) of the Company Disclosure Schedule and provide, to each Continuing Employee who experiences a termination of employment in a manner that would entitle such Continuing Employee to payments or benefits under such Change of Control Agreements, payments and benefits in accordance with the terms thereof. Parent hereby acknowledges that the consummation of the transactions contemplated hereby will constitute a “change in control” of the Company (or similar phrase) within the meaning of the Change of Control Agreements and the Company Equity Plan.

(d) All service of the Continuing Employees to the Company and its Subsidiaries and their respective predecessors shall be recognized for purposes of determining eligibility to participate, vesting and accrual and level of benefits with respect to, without limitation, each Parent Plan (including, but not limited to, any Parent Plan related to vacation and severance benefits, but excluding any defined benefit pension or post-retirement medical plan that was not a Company Plan prior to the Effective Time under which service was credited as of the Effective Time) pursuant to which service credit is provided to any Parent Employee, in each case in which any Continuing Employee will participate after the Effective Time, except to the extent such recognition would result in the duplication of benefits. In addition, Parent or the Subsidiaries of Parent (including the Surviving Corporation and its Subsidiaries), as applicable, shall use commercially reasonable efforts to cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) recognize for each Continuing Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Continuing Employee and his or her spouse, domestic partner and dependents under an analogous Company Plan during the plan year of such plan in which occurs the date on which the Continuing Employee begins participation in such Parent Plan.

(e) Parent shall or shall cause one (1) of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) to pay to any Continuing Employee who participates in an annual bonus plan covering the Company’s fiscal year in which the Effective Time occurs, a prorated annual bonus in respect of such fiscal year for the period of the fiscal year following the Effective Time (or if prorated bonuses are not paid to Continuing Employees in connection with the Closing for the portion of the fiscal year prior to the Effective Time, then the full fiscal year), with such bonus calculated based on actual, or, in the event the Closing occurs during or after the Company’s fiscal year 2022, the greater of target and actual, performance through the end of the fiscal year, based on achievement of such performance metrics as Parent shall reasonably determine for such period.

(f) If requested by Parent not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is reasonably necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. In the event that Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable prior review and comment by Parent) not later than the day preceding the Closing Date and (ii) following the Effective Time and as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) to the Parent 401(k) Plan, in the form of cash, in an amount equal to the full account balance (including any promissory notes) distributed to such Continuing Employees from the Company 401(k) Plan.

(g) Nothing in this Section 4.11 or elsewhere in this Agreement, expressed or implied, shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any of their Subsidiaries or shall interfere with or restrict in any way the rights of Parent or any of its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any of their respective Affiliates and the Continuing Employee. Nothing in this Agreement shall be deemed to amend or modify any compensation or benefit arrangement of Parent, the Company or their respective Affiliates. Nothing herein shall be construed to limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to amend or terminate any Parent Plan, any Company Plan or any other employee benefit plan. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.11 shall create any third party rights, benefits or remedies of any nature whatsoever in any employee of the Company or any of its Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

4.12 Certain Tax Matters.

(a) For U.S. federal income tax purposes, (i) the parties hereto intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Acquisition Sub and the Company are parties under Section 368(b) of the Code.

(b) The parties hereto (i) shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment and (ii) shall not take any tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Legal Requirement).

(c) Each of the parties hereto shall use its reasonable best efforts to obtain (i) the Parent Registration Statement Tax Opinion, (ii) the Company Registration Statement Tax Opinion, (iii) the Parent Closing Tax Opinion and (iv) the Company Closing Tax Opinion, (or copies of such opinions, as applicable) including by (1) delivering to Latham & Watkins LLP (“Latham & Watkins”) and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) prior to the filing of the Form S-4 Registration Statement, a tax representation letter substantially in the form set forth in Part 4.12(c)(1) of the Company Disclosure Schedule or Part 4.12(c)(1) of the Parent Disclosure Schedule, as applicable, and (2) delivering to Latham & Watkins and Skadden, dated and executed as of the dates of the Parent Closing Tax Opinion and the Company Closing Tax Opinion, a tax representation letter in substantially the forms set forth in Part 4.12(c)(2) of the Company Disclosure Schedule or Part 4.12(c)(2) of the Parent Disclosure Schedule, as applicable. Each of the parties hereto shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 4.12(c).

4.13 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of no less than six (6) years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, all current or former directors and officers of the Company or any of its Subsidiaries, any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and any current or former director of officer of the Company or any of its Subsidiaries who is, was or at any time prior to the Effective Time does serve as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan at the request of or for the benefit of the Company or any of its Subsidiaries (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer or director of the Company or any of the Subsidiaries of the Company or, while a director or officer of the Company or any of its Subsidiaries, was serving at the request of the Company or any of the Subsidiaries of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership joint venture, trust, pension plan or employee benefit plan. The parties hereto agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions in connection with the approval of this Agreement and the consummation of the Merger and the related transactions), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any of its Subsidiaries or in any written agreement between the Company or any of its Subsidiaries and such Person that is publicly filed with the SEC or set forth in Part 2.11(c) of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect. For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in: (i) the Organizational Documents of the Company and each of the Subsidiaries of the Company; and (ii) any other agreements of the Company or any of the Subsidiaries of the Company with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement and is set forth in Part 2.11(c)) of the Company Disclosure Schedule, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the related transactions) without the consent of such Indemnified Party.

(b) For a period of no less than six (6) years following the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Part 4.13(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, in lieu of Parent’s obligations under the first sentence of this Section 4.13(b), the Company may, or if the Company is unable to, Parent may on its behalf, prior to the Effective Time, purchase a six-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Parent and the Surviving Corporation under the first sentence of this Section 4.13(b) for so long as such “tail” policy shall be maintained in full force and effect. Notwithstanding anything in this Section 4.13 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 4.13, the provisions of this Section 4.13 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(c) The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.13(b) and any of such Person’s heirs, executors, beneficiaries or representatives) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and, after the death of any of the foregoing Persons, such Person’s heirs, executors, beneficiaries or representatives). Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and their heirs and representatives)) under this Section 4.13 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational

Documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.13(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.13.

4.14 Stockholder Litigation. The Company shall provide Parent with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding (provided that the Company shall, subject to the Company’s consultation with Parent and good faith consideration of its views, control the defense, strategy and settlement thereof), and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

4.15 Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting and settlement of converted Company RSUs, to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Effective Time. Prior to the Closing, the Company shall cooperate with Parent to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.

4.16 Section 16 Matters. Prior to the Effective Time, the Parent Board and the Company Board, respectively, shall take all actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by Section 1 by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.17 Director Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

4.18 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant any approvals and take all any actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

4.19 Revolving Credit Facility. At the request of Parent, the Company shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to terminate its Revolving Credit Facility at or immediately prior to the Effective Time, including by (i) repayment of any amounts owed thereunder, (ii) repayment and termination of any letters of credit thereunder, (iii) timely delivering all termination notices required thereunder and (iv) taking any other actions that may reasonably be required to extinguish any obligations of the Company or the Company Subsidiary under the Revolving Credit Facility. At the request of the Company, Parent shall use reasonable best efforts to cooperate with the Company’s reasonable requests necessary to facilitate the foregoing.

SECTION 5. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

5.1 Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Merger and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Legal Requirements), as of the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.

(b) Stockholder Approvals.

(i) The Required Company Stockholder Vote shall have been obtained.

(ii) The Required Parent Stockholder Vote shall have been obtained.

(c) Governmental Approvals. (i) Any waiting period (or any agreed upon extension of any waiting period or commitment not to consummate the Merger for any period of time) applicable to the consummation of the Merger under any applicable Antitrust Law identified in Part 5.1(c) of the Company Disclosure Schedule shall have expired or been terminated by the relevant Governmental Entity, and there shall be no pending agreement between Parent and any Governmental Entity not to close and (ii) any Governmental Authorization required to be obtained with respect to such Antitrust Laws identified in Part 5.1(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

(d) Listing. The shares of Parent Common Stock to be issued pursuant to the Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on Nasdaq.

(e) No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Merger shall have been entered, issued or adopted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).

5.2 Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver by Parent, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of the Company contained in Section 2.3 (other than Section 2.3(f)) shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in Section 2.1(a), Section 2.3(f), Section 2.4, Section 2.5, Section 2.6(a)(i), Section 2.21 and Section 2.24 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Company Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been duly satisfied.

(e) Parent Closing Tax Opinion. Parent shall have received (i) the Parent Closing Tax Opinion and (ii) a copy of the Company Closing Tax Opinion.

5.3 Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, as of the Closing, of each of the following conditions:

(a) Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3 shall have been true and accurate, other than de minimis inaccuracies, at and as of the date hereof and shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and Acquisition Sub contained in Section 3.1(a), Section 3.4, Section 3.5, Section 3.6(a)(i), Section 3.15 and Section 3.19 shall have been true and accurate in all material respects at and as of the date hereof and shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of Parent and Acquisition Sub set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall have been true and accurate in all respects at and as of the date hereof and shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate, has not constituted or resulted in or would not reasonably be expected to constitute or result in, a Parent Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied.

(e) Company Closing Tax Opinion. The Company shall have received (i) the Company Closing Tax Opinion and (ii) a copy of the Parent Closing Tax Opinion.

SECTION 6. TERMINATION

6.1 Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent or the Company if the Merger shall not have been consummated by the close of business on October 26, 2021 (the “End Date”); provided, that if any of the conditions to the Closing set forth in Section 5.1(c) or Section 5.1(e) (solely if the applicable Relevant Legal Restraint relates to any Antitrust Laws) has not been satisfied or waived on or prior to the close of business on the End Date but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to January 26, 2022 and, if so extended, such date shall be the “End Date”; and provided, further, if any such conditions shall not have been satisfied or waived prior to the close of business on January 26, 2022 but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to April 26, 2022 and, if so extended, such date shall be the “End Date”; provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) occurs less than two (2) Business Days prior to the End Date, the End Date shall be deemed extended to the extent necessary to permit the Closing to occur; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have materially contributed to the failure of the Effective Time to have occurred on or before the End Date;

(c) by Parent or the Company at any time prior to the Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Merger shall have become final and non-appealable; provided, that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.7; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if such party has failed in any material respect to comply with any of such party’s obligations under Section 4.7;

(d) by Parent at any time prior to obtaining the Required Company Stockholder Vote if the Company Board shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or shall have made a Company Change in Recommendation;

(e) by the Company at any time prior to obtaining the Required Parent Stockholder Vote if the Parent Board shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or shall have made a Parent Change in Recommendation;

(f) by the Company, at any time prior to obtaining the Required Company Stockholder Vote, in the event that (i) the Company Board shall have authorized the Company to enter into a definitive agreement relating to a Company Superior Proposal; (ii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Company Superior Proposal and pays Parent the Company Termination Fee payable to Parent pursuant to Section 6.3(a); and (iii) the Company has otherwise complied in all respects (other than de minimis noncompliance unrelated to such Company Superior Proposal) with the provisions of Section 4.2 and Section 4.5;

(g) by Parent, at any time prior to obtaining the Required Parent Stockholder Vote, in the event that (i) the Parent Board shall have authorized Parent to enter into a definitive agreement relating to a Parent Superior Proposal; (ii) concurrently with the termination of this Agreement, Parent enters into the definitive agreement relating to a Parent Superior Proposal and pays the Company the Parent Termination Fee payable to the Company pursuant to Section 6.3(b); and (iii) Parent has otherwise complied in all respects (other than de minimis noncompliance unrelated to such Parent Superior Proposal) with the provisions of Section 4.3 and Section 4.6;

(h) by either Parent or the Company if: (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the Required Company Stockholder Vote shall not have been obtained;

(i) by either Parent or the Company if: (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed; and (ii) the Required Parent Stockholder Vote shall not have been obtained;

(j) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(j) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(j) if Parent is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or

(k) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(k) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(k) if the Company is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b).

The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that: (a) the last sentence of Section 4.8(a), the last sentence of Section 4.8(b), this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) subject to Section 6.3(f) and Section 6.3(g), the termination of this Agreement shall not relieve any party from any liability for any fraud or any intentional and material breach of this Agreement. The Non-Disclosure Agreement shall not be affected by a termination of this Agreement.

6.3 Termination Fees.

(a) If this Agreement is terminated by the Company pursuant to Section 6.1(f), by Parent pursuant to Section 6.1(d), or by either Parent or the Company pursuant to Section 6.1(b) or Section 6.1(h) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(d), then, within two (2) Business Days after the termination of this Agreement (or, in the case of a termination pursuant to Section 6.1(f), at or prior to termination), the Company shall cause to be paid to Parent the Company Termination Fee.

(b) If this Agreement is terminated by Parent pursuant to Section 6.1(g), by the Company pursuant to Section 6.1(e), or by either Parent or the Company pursuant to Section 6.1(b) or Section 6.1(i) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 6.1(e), then, within two (2) Business Days after the termination of this Agreement (or, in the case of a termination pursuant to Section 6.1(g), at or prior to termination), Parent shall cause to be paid to the Company the Parent Termination Fee.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(h) or by Parent pursuant to Section 6.1(j) (or by the Company or Parent pursuant to Section 6.1(b) at a time when this Agreement could have been terminated pursuant to Section 6.1(h) or Section 6.1(j)) and: (i) at or prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 6.1(h)), or at or prior to the time of the applicable breach by the Company (in the case of a termination pursuant to Section 6.1(j)), any Person shall have publicly announced an intention to make a Company Acquisition Proposal, or a Company Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the date of the Company Stockholder Meeting, in the case of a termination pursuant to Section 6.1(h), or the time of such breach, in the case of a termination pursuant to Section 6.1(j); and (ii) on or prior to the date that is twelve (12) months following the termination of this Agreement, either (A) a Company Acquisition Transaction is consummated or (B) a definitive agreement relating to a Company Acquisition Transaction is entered into by the Company (it being understood that, for purposes of this clause (B), each reference to “twenty-five percent (25%)” in the definition of “Company Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “fifty percent (50%)”), then, within two (2) Business Days after the earlier of the consummation of such Company Acquisition Transaction or entering into a definitive agreement relating to a Company Acquisition Transaction, the Company shall cause to be paid to Parent the Company Termination Fee.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(i) or by the Company pursuant to Section 6.1(k) (or by the Company or Parent pursuant to Section 6.1(b) at a time when this Agreement could have been terminated pursuant to Section 6.1(i) or Section 6.1(k)) and: (i) at or prior to the Parent Stockholder Meeting (in the case of a termination pursuant to Section 6.1(i)), or at or prior to the time of the applicable breach by Parent (in the case of a termination pursuant to or Section 6.1(k)), any Person shall have publicly announced an intention to make a Parent Acquisition Proposal, or a Parent Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to date of the Parent Stockholder

Meeting, in the case of a termination pursuant to Section 6.1(i), or the time of such breach, in the case of a termination pursuant to Section 6.1(k); and (ii) on or prior to the date that is twelve (12) months following the termination of this Agreement, either (A) a Parent Acquisition Transaction is consummated or (B) a definitive agreement relating to a Parent Acquisition Transaction is entered into by Parent (it being understood that, for purposes of this clause (B), each reference to “twenty-five percent (25%)” in the definition of “Parent Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “fifty percent (50%)”), then, within two (2) Business Days after the earlier of the consummation of such Parent Acquisition Transaction or entering into a definitive agreement relating to a Parent Acquisition Transaction, Parent shall cause to be paid to the Company the Parent Termination Fee.

(e) If this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(c), and, as of the time of such termination, the only conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions would have been capable of being satisfied if the Closing were to occur on the date the notice of termination is delivered) are those set forth in Section 5.1(c) or Section 5.1(e) (but in the case of Section 5.1(e), solely with respect to a Relevant Legal Restraint in respect of an Antitrust Law), then, within two (2) Business Days following such termination, Parent shall cause to be paid to the Company the Regulatory Termination Fee.

(f) Any Company Termination Fee due and payable by the Company under this Section 6.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Company Termination Fee shall be payable by the Company only once and not in duplication even though the Company Termination Fee may be payable by the Company under one or more provisions hereof. If the Company fails to pay the Company Termination Fee when due and payable by the Company, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and the Company shall pay the costs and expenses (including reasonable and documented legal fees and out-of-pocket expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Parent to collect payment. The parties agree that if the Company Termination Fee becomes payable by, and is paid by, the Company, then such Company Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its Affiliates and its and their Representatives in connection with this Agreement, and in no event will Parent or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any fraud or any intentional and material breach of this Agreement.

(g) Any Parent Termination Fee or Regulatory Termination Fee due and payable by Parent under this Section 6.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, the Parent Termination Fee or Regulatory Termination Fee, as applicable, shall be payable by Parent only once and not in duplication even though a termination fee may be payable by Parent under one or more provisions hereof. If Parent fails to pay the Parent Termination Fee or Regulatory Termination Fee, as applicable, when due and payable by Parent, then Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and Parent shall pay the costs and expenses (including reasonable and documented legal fees and out-of-pocket expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by the Company to collect payment. The parties agree that if the Parent Termination Fee or Regulatory Termination Fee becomes payable by, and is paid by, Parent, then such Parent Termination Fee or Regulatory Termination Fee shall be the Company’s sole and exclusive remedy for damages against Parent, Acquisition Sub and their respective Affiliates and its and their Representatives in connection with this Agreement, and in no event will the Company or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity for any reason in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any fraud or any intentional and material breach of this Agreement.

(h) Each of the parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 Amendment. This Agreement may be amended at any time prior to the Effective Time (whether before or after receipt of the Required Company Stockholder Vote or the Required Parent Stockholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that: (a) after the Required Parent Stockholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or rule or regulation of Nasdaq requires further approval of the stockholders of Parent without the further approval of such stockholders; and (b) after the Required Company Stockholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of the Company without the further approval of such stockholders.

7.2 Waiver.

(a) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the Effective Time. This Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

7.4 Entire Agreement; Non-Reliance; Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement, the Clean Team Agreement and the Joint Defense Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 2: (i) Parent and Acquisition Sub acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent, Acquisition Sub or any Parent Subsidiary or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent and Acquisition Sub’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 2 this Agreement, and that no Representative of the Company or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, Parent and Acquisition Sub acknowledge and agree that (x) the Company has not made and is not making any representations or warranties whatsoever regarding, (y) neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Acquisition Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Acquisition Sub’s or the their Representatives’ or Affiliates’ use of, and (z) none of Parent, its Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent or Acquisition Sub or to any of their Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Subsidiary of the Company or the future business and operations of the Company or any Subsidiary of the Company or (B) oral or written information made available to Parent or Parent’s Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(c) Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 3: (i) the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company, its Subsidiaries or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 3 of this Agreement, and that no Representative of Parent or any other Person has made or is making any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter; and (ii) without limiting the foregoing, the Company acknowledges and agrees that (x) Parent has not made and is not making any representations or warranties whatsoever regarding, (y) none of Parent, Acquisition Sub nor any other Person will have or be subject to any liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of and (z) none of the Company, its Subsidiaries or any of their respective Representatives has relied on, (A) any forecasts, projections, estimates or budgets discussed with, delivered to or made available to the Company or to any of its Representatives, or otherwise (including in certain “data rooms,” “virtual rooms,” management presentations or in any form in expectation of, or in connection with, the transactions contemplated hereby) regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any Subsidiary of Parent or the future business and operations of Parent or any Subsidiary of Parent or (B) any oral or written information made available to the Company or the Company’s Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(d) Parent, the Company and Acquisition Sub agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and Acquisition Sub and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.7. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this

Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(e) Notwithstanding the foregoing, nothing in this Section 7.4 shall restrain, limit, restrict or prohibit any claim based on fraud.

7.5 Applicable Law; Jurisdiction.

(a) This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto: (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.

7.6 Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, however, that Parent shall pay all filing fees under the HSR Act and under any other applicable Antitrust Laws.

7.7 Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Except for the provisions of Section 1 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of shares of Company Common Stock immediately prior to the Effective Time and holders of Company Options and Company RSUs) and Section 4.13 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement (including Section 4.11), express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.

7.8 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (c) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Advanced Micro Devices, Inc.

7171 Southwest Parkway

Austin, Texas, 78735

Attention: Harry Wolin, Senior Vice President, General Counsel and Corporate Secretary

Email: harry.wolin@amd.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad Freese; Jonathan Solomon

Email: tad.freese@lw.com; jonathan.solomon@lw.com

if to the Company:

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

Attention: Catia Hagopian, Senior Vice President, General Counsel and Secretary

Email: catiah@xilinx.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention: Kenton King; Sonia Nijjar

Email: kenton.king@skadden.com; sonia.nijjar@skadden.com

7.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.11 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, Acquisition Sub or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain: (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.12 Disclosure Schedules.

(a) The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 2 and, as applicable, Section 4. Any information set forth in any subsection of Part 2 of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 2 of the Company Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

(b) The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 3 and, as applicable, Section 4. Any information set forth in any subsection of Part 3 of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 3 of the Parent Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.

7.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.

(d) For purposes of this Agreement, any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder, and any reference to a Legal Requirement in this Agreement shall only be a reference to such Legal Requirement as of the date of this Agreement.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(f) All references in this Agreement to “$” are intended to refer to United States dollars.

(g) The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

[Remainder of page intentionally left blank]

Parent and Acquisition Sub have caused this Agreement to be executed as of the date first written above.

ADVANCED MICRO DEVICES, INC.
a Delaware corporation

By:	/s/ Lisa Su
Name:	Lisa Su
Title:	President and Chief Executive Officer

THRONES MERGER SUB, INC.
a Delaware corporation

By:	/s/ Harry Wolin
Name:	Harry Wolin
Title:	President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

The Company has caused this Agreement to be executed as of the date first written above.

XILINX, INC.
a Delaware corporation

By:	/s/ Victor Peng
Name:	Victor Peng
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2021 Notes” means the 3.000% Senior Notes due 2021 in the aggregate amount of $500,000,000 issued under that certain Indenture, dated as of June 14, 2007, as supplemented by that certain Supplemental Indenture, dated as of March 12, 2014, each by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Acquisition Sub” shall have the meaning set forth in the Preamble.

A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, together with this Exhibit A and each of the other Schedules and Exhibits hereto, as such Agreement and Plan of Merger (including this Exhibit A and the other Schedules and Exhibits hereto) may be amended from time to time.

“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14(a).

“Antitrust Laws” shall have the meaning set forth in Section 4.7(a).

“Assumed Company Option” shall have the meaning set forth in Section 1.7(a).

“Assumed Company RSU Award” shall have the meaning set forth in Section 1.7(b).

“Average Parent Stock Price” shall mean the average of the volume weighted average trading prices per share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the five (5) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Effective Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions in the City of New York are authorized or required by Legal Requirements to be closed.

“CapEx Budget” shall have the meaning set forth in Section 4.1(a)(xiv).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change of Control Agreements” shall mean the Change of Control Agreements entered into between the Company and its officers, as set forth in the Company SEC Documents, and the employment agreement between the Company and its Chief Executive Officer.

“Clean Team Agreement” shall mean that certain clean team agreement, dated as of September 30, 2020, by and between the Company and Parent.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

A-A-1

“Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 4.11(f).

“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty-five percent (25%) or more of the outstanding voting power of the Company; or (ii) in which the Company or any of its Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty-five percent (25%) or more of the outstanding voting power of the Company (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of twenty-five percent (25%) or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or net income of the Company and its Subsidiaries, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing twenty-five percent (25%) or more of the outstanding voting power of the Company; or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, involved is twenty-five percent (25%) or more.

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 2.4.

“Company Book-Entry Shares” shall have the meaning set forth in Section 1.8(b).

“Company Capitalization Date” shall have the meaning set forth in Section 2.3(a).

“Company Change in Recommendation” shall have the meaning set forth in Section 4.5(b).

“Company Closing Tax Opinion” shall mean a written opinion from Skadden, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and

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substantially in the form set forth in Part 4.12(c)(4) of the Company Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Skadden shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations, warranties and covenants set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in Part 4.12(c)(2) of the Parent Disclosure Schedule and Part 4.12(c)(2) of the Company Disclosure Schedule.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 2.

“Company Equity Agreements” shall mean the Company Equity Plan (together with all grant agreements evidencing the Company Options and Company RSUs) and the Company ESPP.

“Company Equity Plan” shall mean the Company’s 2007 Equity Incentive Plan, as amended.

“Company ESPP” shall have the meaning set forth in Section 4.11(a).

“Company Financial Advisors” shall have the meaning set forth in Section 2.23.

“Company Inbound Licenses” shall have the meaning set forth in Section 2.9(j).

“Company Intervening Event” shall have the meaning set forth in Section 4.5(d).

“Company IP” shall mean all Intellectual Property owned, or purported to be owned by the Company or any Company Subsidiary.

“Company IP Licenses” shall have the meaning set forth in Section 2.9(j).

“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which the Company and its Subsidiaries operate; (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by the Company or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 2.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the

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execution and delivery of this Agreement or the consummation of the Merger or (y) any action or omission by the Company, any Company Subsidiary or their respective Representatives in order to comply with the Company’s obligations under Section 4.1(a)); (F) changes in applicable Legal Requirements or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; or (H) any action expressly required to be taken by the Company pursuant to the terms of this Agreement or at the express written direction or consent of Parent or Acquisition Sub; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.

“Company Outbound Licenses” shall have the meaning set forth in Section 2.9(j).

“Company Owned Real Property” shall have the meaning set forth in Section 2.10.

“Company Permits” shall have the meaning set forth in Section 2.12(b).

“Company Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use, which, in the case of the Company Owned Real Property, are not violated by the current use or occupancy thereof; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and its Subsidiaries and (g) Liens arising under any Company indentures or the Company’s existing credit facility (or any replacement or refinancing thereof in accordance with this Agreement).

“Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which the Company or any Company Subsidiary maintains for the benefit of its current or former employees, consultants or directors.

“Company Products” shall mean any and all products and services that are or have been since January 1, 2018 marketed, offered, sold, licensed, provided, distributed or supported by the Company or any Company Subsidiary, including but not limited to programmable logic devices (including programmable system on chips, system on modules, and field programmable gate arrays), three-dimensional integrated circuits, adaptive compute acceleration platforms, Software, including but not limited to software design tools to program the programmable logic devices, software development environments and embedded platforms, targeted reference designs, and printed circuit boards.

“Company Real Property Leases” shall have the meaning set forth in Section 2.10.

“Company Registered IP” shall have the meaning set forth in Section 2.9(a).

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“Company Registration Statement Tax Opinion” shall mean a written opinion Skadden, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Part 4.12(c)(3) of the Company Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Skadden shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations, warranties and covenants set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in Part 4.12(c)(1) of the Parent Disclosure Schedule and Part 4.12(c)(1) of the Company Disclosure Schedule.

“Company Returns” shall have the meaning set forth in Section 2.15(a)(i).

“Company RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Company Common Stock by the Company that are subject to vesting restrictions based on continuing service or based on performance.

“Company SEC Documents” shall have the meaning set forth in Section 2.7(a).

“Company Stock Certificates” shall have the meaning set forth in Section 1.8(b).

“Company Stockholder Meeting” shall have the meaning set forth in Section 4.5(a).

“Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company.

“Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for fifty percent (50%) or more of the net revenues, net income or assets of the Company, or (ii) fifty percent (50%) or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisors, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Company Board considers to be appropriate or relevant, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such Company Acquisition Proposal, would be more favorable to the holders of shares of Company Common Stock from a financial point of view (including taking into account payment by the Company of the Company Termination Fee) than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 4.5).

“Company Superior Proposal Notice” shall have the meaning set forth in Section 4.5(c).

“Company Termination Fee” shall mean an amount in cash equal to one billion dollars ($1,000,000,000).

“Continuing Employee” shall have the meaning set forth in Section 4.11(b).

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any permits.

“Convertible Notes” shall mean the 2.125% Convertible Senior Notes due 2026 governed by the First Supplemental Indenture, dated as of September 14, 2016, by and between Advanced Micro Devices, Inc. and Wells Fargo Bank, N.A.

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“D&O Policy” shall have the meaning set forth in Section 4.13(b).

“DCSA” shall have the meaning set forth in Section 4.7(h).

“DCSA Notification” shall have the meaning set forth in Section 4.7(h).

“Delaware Secretary of State” shall have the meaning set forth in Section 1.2.

“DGCL” shall have the meaning set forth in the Recitals.

“DTC” shall mean The Depository Trust Company.

“Effective Time” shall have the meaning set forth in Section 1.2.

“End Date” shall have the meaning set forth in Section 6.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Law” shall have the meaning set forth in Section 2.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.10(a).

“Exchange Fund” shall have the meaning set forth in Section 1.10(a).

“Exchange Ratio” shall mean 1.7234.

“Export Approvals” shall have the meaning set forth in Section 2.12(c).

“Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Foreign Plan” shall have the meaning set forth in Section 2.16(a).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean United States generally accepted accounting principles.

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“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement, grant, cooperative agreement, other transaction authority agreement, or other commitment of any kind between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

“Government Official” means (a) any government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator) or (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party.

“Governmental Authorization” shall mean any franchise, grants, easement, variance, exception, consent, certificate, approval, clearance, permission, permit, license, registration, qualification or authorization granted by any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Harmful Code” shall have the meaning set forth in Section 2.9(j).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 4.13(a).

“Intellectual Property” shall mean Technology and Intellectual Property Rights.

“Intellectual Property Rights” shall mean any and all common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs and design patents, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions, including all divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, provisionals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, company names, logos and other designations of origin, and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof (“Marks”); (iii) URL and domain name registrations, uniform resource locators, and Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of authorship (including intellectual property rights in Software as a work of authorship), whether registered or unregistered, moral rights, and any other rights of authors, and any registrations and applications for registration thereof (“Copyrights”); (v) mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. § § 901-914) and any other intellectual property right in semiconductor topology or mask works, and any registration therefore (“Mask Work Rights”) (vi) trade secrets and industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information (“Trade Secrets”); (vii) rights in databases and data collections (including rights (if any) in design databases, knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore; (viii) all claims and causes of actions

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arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (ix) other similar or equivalent intellectual property rights anywhere in the world.

“Intended Tax Treatment” shall have the meaning set forth in Section 4.12(a).

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall have the meaning set forth in Section 2.9(l).

“Joint Defense Agreement” shall mean that certain joint defense agreement, dated as of September 29, 2020, by and between the Company and Parent.

“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting and to Parent’s stockholders in connection with the Parent Stockholder Meeting.

“knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

“knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.

“Latham & Watkins” shall have the meaning set forth in Section 4.12(c).

“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, mediation, court action, or other proceeding before any court or public or private body or tribunal or other Governmental Entity.

“Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity, including but not limited to the Anti-Corruption Laws as defined herein.

“Letter of Transmittal” shall have the meaning set forth in Section 1.10(b).

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset, in each case, other than licenses under or covenants not to assert Intellectual Property Rights. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease or other title retention agreement relating to such property or asset.

Any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company shall mean that such information, document or material was, at least twenty-four (24) hours prior to the date of this Agreement: (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement, (b) publicly filed with the SEC or (c) otherwise delivered, provided or made available (under reasonable conditions) to Parent, Acquisition Sub or any of their respective Representatives (with receipt thereof confirmed by Parent or its Representatives). Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was, at least twenty-four (24) hours prior to the date of this Agreement: (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement, (ii) publicly filed with the SEC and (iii) otherwise delivered, provided or made available (under reasonable circumstances) to the Company or any of its Representatives (with receipt thereof confirmed by the Company or its Representatives).

“Material Contract” shall have the meaning set forth in Section 2.11.

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“Material Real Property Lease” shall mean any Real Property Lease pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $350,000.

“Maximum Annual Premium” shall have the meaning set forth in Section 4.13(b).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.5(b).

“Most Recent Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the year ended March 28, 2020 (filed with the SEC on May 8, 2020).

“Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of September 26, 2020.

“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of June 27, 2020.

“Nasdaq” shall have the meaning set forth in Section 2.7(e).

“NISPOM” shall have the meaning set forth in Section 4.7(h).

“Non-Budgeted Capital Expenditure” shall have the meaning set forth in Section 4.1(a)(xiv).

“Non-Disclosure Agreement” shall mean that certain mutual confidentiality agreement, dated as of August 13, 2018, by and between the Company and Parent, as amended and supplemented by that certain letter agreement, dated as of September 27, 2020, by and between the Company and Parent.

“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.10(c).

“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.

“Offering Period End Date” shall have the meaning set forth in Section 4.11(a).

“Open Source” shall mean any Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (an “Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.

“Organizational Documents” shall mean, with respect to any Entity: (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Outbound Licenses” shall have the meaning set forth in Section 2.9(j).

“Parent” shall have the meaning set forth in the Preamble.

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“Parent 401(k) Plan” shall have the meaning set forth in Section 4.11(f).

“Parent Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Subsidiaries) contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving Parent;

(b) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty-five percent (25%) or more of the outstanding voting power of Parent; or (ii) in which Parent issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty-five percent (25%) or more of the outstanding voting power of Parent (after giving effect to such transaction);

(c) any sale, exchange, transfer, acquisition or disposition of twenty-five percent (25%) or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of Parent and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of Parent) that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or net income of Parent and its Subsidiaries, taken as a whole;

(d) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing twenty-five percent (25%) or more of the outstanding voting power of Parent; or

(e) any combination of the foregoing types of transaction if the sum of the percentage of the voting power of Parent or of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, involved is twenty-five percent (25%) or more.

“Parent Board” shall mean the board of directors of Parent.

“Parent Board Recommendation” shall have the meaning set forth in Section 3.4(a).

“Parent Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“Parent Change in Recommendation” shall have the meaning set forth in Section 4.6(b).

“Parent Closing Tax Opinion” shall mean a written opinion from Latham & Watkins, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Part 4.12(c)(4) of the Parent Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations, warranties and covenants set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in Part 4.12(c)(2) of the Parent Disclosure Schedule and Part 4.12(c)(2) of the Company Disclosure Schedule.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 3.

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“Parent Employee” shall mean any officer or any other employee (full-time or part-time) of Parent or any of its Subsidiaries.

“Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plan.

“Parent Equity Plan” shall mean the 2004 Equity Incentive Plan of Parent, as amended and restated from time to time.

“Parent ESPP” shall mean Parent’s Amended and Restated 2017 Employee Stock Purchase Plan dated August 23, 2018.

“Parent Export Approvals” shall have the meaning set forth in Section 3.9(c).

“Parent Financial Advisors” shall have the meaning set forth in Section 3.18.

“Parent Intervening Event” shall have the meaning set forth in Section 4.6(d).

“Parent IP” shall mean all Intellectual Property owned, or purported to be owned by Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any one or more other Effects, (i) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (A) general economic, political, business, financial or market conditions affecting the industry in which Parent and its Subsidiaries operate; (B) geopolitical conditions, including trade and national security policies and export controls and executive orders relating thereto, any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake or other natural disaster or act of God or changes resulting from weather conditions; (D) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); (E) the public announcement or pendency of the Merger and the other transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, business partners or employees, (provided that this clause (E) shall not apply to (x) any representation or warranty in Section 3.6 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger or (y) any action or omission by Parent, any Parent Subsidiary or their respective Representatives in order to comply with Parent’s obligations under Section 4.1(b)); (F) changes in applicable Legal Requirements or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; or (H) any action expressly required to be taken by Parent pursuant to the terms of this Agreement or at the express written direction or consent of the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Parent and its Subsidiaries as compared to other participants that operate in the industry in which Parent and its Subsidiaries operate.

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“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.

“Parent Permits” shall have the meaning set forth in Section 3.9(b).

“Parent Permitted Encumbrances” shall mean: (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by Parent and its Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.

“Parent Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employment, bonus, deferred compensation, equity-based, pension, severance, change in control, employee loan, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which Parent or any Parent Subsidiary maintains for the benefit of its employees, consultants or directors.

“Parent Products” shall mean any and all products and services that are or have been since January 1, 2018 marketed, offered, sold, licensed, provided, distributed or supported by the Parent or any Parent Subsidiary, including but not limited to programmable logic devices (including programmable system on chips, system on modules, and field programmable gate arrays), three-dimensional integrated circuits, adaptive compute acceleration platforms, Software, including but not limited to software design tools to program the programmable logic devices, software development environments and embedded platforms, targeted reference designs, and printed circuit boards.

“Parent Registered IP” shall have the meaning set forth in Section 3.11(a).

“Parent Registration Statement Tax Opinion” shall mean a written opinion from Latham & Watkins, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and substantially in the form set forth in Part 4.12(c)(3) of the Parent Disclosure Schedule, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Latham & Watkins shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations, warranties and covenants set forth in certificates of officers of Parent, Acquisition Sub and the Company, in substantially the forms set forth in Part 4.12(c)(1) of the Parent Disclosure Schedule and Part 4.12(c)(1) of the Company Disclosure Schedule.

“Parent Returns” shall have the meaning set forth in Section 3.12(a)(i).

“Parent RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Parent Common Stock by Parent that are subject to vesting restrictions based on continuing service or based on performance.

“Parent SEC Documents” shall have the meaning set forth in Section 3.7(a).

“Parent Share Issuance” shall have the meaning set forth in Section 3.4(a).

“Parent Stockholder Meeting” shall have the meaning set forth in Section 4.6(a).

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“Parent Subsidiary” shall mean any direct or indirect Subsidiary of Parent.

“Parent Superior Proposal” shall mean any bona fide, unsolicited written Parent Acquisition Proposal made after the date of this Agreement that: (a) if consummated, would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than the Company) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for fifty percent (50%) or more of the net revenues, net income or assets of Parent, or (ii) fifty percent (50%) or more of the outstanding total voting power of the equity securities of the Parent; and (b) the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account such factors as the Parent Board considers to be appropriate or relevant, including the timing, likelihood of consummation, confidentiality, legal, financial, regulatory, financing and other aspects of such Parent Acquisition Proposal would be more favorable to the holders of shares of Parent Common Stock from a financial point of view (including taking into account payment by the Parent of the Parent Termination Fee) than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement proposed by the Company in response to such Parent Acquisition Proposal pursuant Section 4.6).

“Parent Superior Proposal Notice” shall have the meaning set forth in Section 4.6(c)(ii).

“Parent Termination Fee” shall mean an amount in cash equal to one billion five hundred million dollars ($1,500,000,000).

“Person” shall mean any individual or Entity.

“Personal Data” shall mean any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable data protection Legal Requirement.

“Privacy Laws” shall mean each Legal Requirement applicable to Personal Data and/or direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing, including, but not limited to, the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), the California Consumer Protection Act, and the Payment Card Industry Data Security Standards.

“Prohibited Person” shall mean any Person that is the target of Sanctions Laws, including (a) a Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.

A-A-13

“Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) registered Mask Work Rights and applications to register Mask Work Rights, (e) domain name registrations and (f) all other Intellectual Property Rights that are registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).

“Regulatory Termination Fee” shall mean an amount in cash equal to one billion dollars ($1,000,000,000).

“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).

“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.5.

“Required Parent Stockholder Vote” shall have the meaning set forth in Section 3.5.

“Revolving Credit Facility” shall mean that certain Revolving Credit Agreement, dated as of December 7, 2016, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

“Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by OFAC or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Skadden” shall the meaning set forth in Section 4.12(c).

“Software” shall mean any computer software, programs and databases in any applicable form, including object code, source code, firmware and embedded versions thereof tools, assemblers, applets, compilers, application programming interfaces, developers kits, utilities, bitstreams, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least fifty percent (50%) of the outstanding voting equity interests issued by such Entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.

“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without

A-A-14

limitation, any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Technology” shall mean tangible embodiments of Intellectual Property Rights, including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, APIs, databases, data collections, Internet web sites, web content and links, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including source code, executable code, firmware, hardware configuration data, Verilog files, RTL code, Gerber files and GDSII files), concepts, techniques, test methods, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), annotations, comments, files, records, designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, layout designs, topographies, blocks, libraries, circuit designs, test vectors, IP cores, net lists, emulation and simulation tools and reports, lab notebooks, invention disclosures, discoveries, improvements, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results and all other forms of technical information and technology that are used in, held for use in, or relating to the Company Products and the business of the Company and the Company Subsidiaries. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“Third Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.

“Top Customer” shall mean a top ten customer of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the twelve (12) months ended March 28, 2020.

“Top Distributor” shall mean a top five distributor of the Company and the Company Subsidiaries, taken as a whole, based on revenues during the twelve (12) months ended March 28, 2020.

“Top Supplier” shall mean a top ten supplier of the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the twelve (12) months ended March 28, 2020.

“Trading Day” shall mean a day on which shares of Parent Common Stock are traded on Nasdaq.

“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).

A-A-15

Annex B

1409 Chapin Avenue, 2nd Floor Burlingame, CA, 94010 October 26, 2020

Board of Directors

Advanced Micro Devices, Inc.

7171 Southwest Parkway

Austin, Texas, 78735

Members of the Board:

We understand that Advanced Micro Devices, Inc., a Delaware corporation (“Parent”), Thrones Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Xilinx, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger and becoming a wholly-owned subsidiary of Parent in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held in the treasury of the Company or held by Parent or Merger Sub, will automatically be cancelled and shall cease to exist, will be converted into the right to receive, without interest, that number of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to 1.7234x (the “Exchange Ratio”). You have asked for our opinion as to whether the Exchange Ratio set forth in the Merger Agreement is fair from a financial point of view to Parent.

For purposes of the opinion set forth herein, we have, among other things:

1)	Reviewed certain business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and Parent, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by Parent;

5)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)

Discussed the past and current operations and financial condition and the prospects of Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Parent;

7)	Reviewed the pro forma impact of the Merger on Parent’s earnings per share, cash flow, and financial ratios;

8)	Compared the financial performance of the Company with that of certain publicly-traded companies comparable with the Company;

9)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

10)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;

11)	Reviewed a draft dated October 25, 2020 of the Merger Agreement and certain related documents; and

12)	Performed such other financial analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Parent (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we note that projecting future results of any company is inherently subject to uncertainty. The financial projections supplied to us by management of the Company and the Parent include, for purposes of certain of our analyses, certain extrapolations derived from those projections. The Parent has informed us, and we have assumed, that such financial projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Parent of the future financial performance of the Company and Parent, respectively, and that the extrapolations were reasonable in the assessment of Parent’s management. We express no opinion as to the respective financial forecasts of Company or Parent or the assumptions on which they are made. We have relied upon, without independent verification, the assessment by the managements of the Company and Parent of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Parent; (iii) their ability to retain key employees of the Company and Parent, respectively and (iv) the validity of, and risks associated with, the Company and the Parent’s existing and future technologies, intellectual property, products, services and business models.

We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. DBO Partners LLC has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters and we have assumed the correctness in all respects material to our analysis of all legal, tax, regulatory or actuarial advice given to Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent and its stockholders or any other person. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to Parent or its stockholders. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, in each case in their capacity as such. Furthermore, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration to be paid to, the holders of any class of securities, creditors or other constituencies of Parent or the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and DBO Partners LLC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date hereof.

It is understood that our opinion is for the use and benefit of the Board of Directors of Parent in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Parent Common Stock or any other person should vote on or act with respect to the Merger or any matter related thereto.

We have acted as financial advisor to the Board of Directors of Parent in connection with this transaction and will receive a fee for our services, a portion of which will be payable upon delivery of this opinion and a significant portion of which is payable contingent upon the closing of the Merger, including a portion of which may be paid in the form of Parent Common Stock. We may also receive additional compensation in connection with certain agreements the Parent or its Affiliates may enter into in connection with the financing of the transaction. We also will be reimbursed for expenses incurred in connection with our services hereunder. Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. DBO Partners LLC may also seek to provide such services to the Company, Parent or entities that are affiliated with the Company or Parent, in the future and expects to receive fees for the rendering of these services.

Please note that DBO Partners LLC and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. In the ordinary course of business, DBO Partners LLC and our affiliates, directors, members, managers and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of the Parent, the Company, or any of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of Parent only and, except as otherwise expressly provided in our engagement letter with Parent, may not be used or referred to by Parent, or quoted or disclosed to any person in any matter, for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following the date hereof or the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio set forth in the Merger Agreement is fair from a financial point of view to Parent.

Very truly yours,

DBO PARTNERS LLC

By:
Name:	Nicholas Osborne
Title:	Partner

Annex C

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Phone	1 212 325 2000
New York, NY 10010-3629	www.credit-suisse.com

October 26, 2020

Advanced Micro Devices, Inc.

2485 Augustine Drive

Santa Clara, California 95054

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Advanced Micro Devices, Inc. (“Parent”) with respect to the fairness, from a financial point of view, to Parent of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Parent, Thrones Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Xilinx, Inc. (the “Company”). We understand that the Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Transaction”), pursuant to which each share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company issued and outstanding immediately prior to the effective time of the Transaction (each such share, a “Company Share”) (other than Company Common Stock held in the Company’s treasury or held directly by Parent or Merger Sub immediately prior to the effective time of the Transaction) will be converted into the right to receive 1.7234 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), and the Company will become a wholly owned subsidiary of Parent.

In arriving at our opinion, we have reviewed an execution copy of the Agreement and certain publicly available business and financial information relating to the Company and Parent. We have also reviewed certain other information relating to the Company and Parent, including (i) financial forecasts relating to the Company for the 2021 through 2025 fiscal years, prepared by the management of the Company as extrapolated through the 2032 fiscal year by the management of the Company (as extrapolated, the “Company Projections”), (ii) financial forecasts relating to the Company for the calendar quarter ending December 2020 and the 2020 through 2025 calendar years prepared by the management of Parent (the “Parent Projections for the Company”) and (iii) financial forecasts relating to Parent for the fiscal quarter ending December 2020 and the 2020 through 2023 fiscal years prepared by the management of Parent as extrapolated through the 2025 fiscal year by the management of Parent (as extrapolated, the “Parent Projections for Parent”), and have met with the management of each of the Company and Parent, and certain of their respective representatives and affiliates, to discuss the business and prospects of the Company and Parent. We also reviewed estimates prepared by Parent’s management with respect to the potential cost synergies of the Transaction, including the costs necessary to achieve such cost synergies (the “Synergies”), anticipated by Parent’s management to result from the Transaction. We have also considered certain financial and stock market data of the Company and Parent, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and Parent, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Parent Projections for the Company and the Parent

Projections for Parent, we have been advised by the management of Parent, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of the Company and Parent, respectively. With respect to the Synergies, we have been advised by the management of Parent, and we have assumed with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Parent as to the potential cost synergies, including the costs necessary to achieve such cost synergies, estimated to result from the Transaction and have assumed that the Synergies will be realized in the amounts and at the times indicated thereby. At your direction, we have assumed that the Parent Projections for the Company, the Parent Projections for Parent and the Synergies are a reasonable basis upon which to evaluate the Company, Parent and the Transaction and, at your direction, we have relied upon the Parent Projections for the Company, the Parent Projections for Parent and the Synergies for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections, the Parent Projections for the Company, the Parent Projections for Parent or the Synergies, or the assumptions and methodologies upon which they are based.

For purposes of our analyses and this opinion, we have been advised and we have assumed, the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent, or the contemplated benefits of the Transaction. In addition, for purposes of our analyses and this opinion, we have assumed, with your consent, that the Transaction and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the execution copy reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to Parent of the Exchange Ratio set forth in the Agreement, and does not address any other aspect or implication of the Transaction or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that Parent has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Parent, the Company or the Transaction. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to Parent, nor does it address the underlying business decision of the Board or Parent to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock or Parent Common Stock may be purchased, sold or otherwise transferred at any time.

We have acted as financial advisor to Parent in connection with the Transaction and will receive a fee for our services, a portion of which we became entitled to receive upon the rendering of our opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Parent and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender under Parent’s credit facility. We and our affiliates may in the future provide investment banking and other financial advice and services to Parent, the Company and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, the Company and their respective affiliates, and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of Parent or the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio set forth in the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Steven Geller
Managing Director

Annex D

October 26, 2020

Board of Directors

Xilinx, Inc.

2100 Logic Drive

San Jose, CA 95124

Members of the Board:

We understand that Xilinx, Inc. (the “Company”), Advanced Micro Devices, Inc. (the “Buyer”) and Thrones Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 25, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Buyer or Acquisition Sub (collectively, the “Excluded Shares”), will be converted into the right to receive 1.7234 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)

Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively, including certain adjustments to the financial projections of the Buyer and certain extrapolations to those of the Company and the Buyer in each case prepared at the direction of the Company;

4)

Reviewed and discussed with the management of the Company certain publicly available Wall Street research containing financial projections relating to the Company and the Buyer that are generally reflective of consensus estimates;

5)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

6)

Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

7)

Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

8)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

9)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

10)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

11)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

13)	Reviewed the Merger Agreement and certain related documents; and

14)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, as well as certain adjustments to the financial projections of the Buyer and certain extrapolations to those of the Company and the Buyer in each case prepared at the direction of the Company and information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively and (iv) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We are not legal, tax or regulatory advisors. We are financial advisors only and have at your direction relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax, and regulatory matters (existing, contingent or otherwise). We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon rendering of this opinion or announcement of the Merger and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company and the Buyer and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Buyer, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company or the Buyer should vote at the stockholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Armstrong
Anthony Armstrong Managing Director

Annex E

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

October 26, 2020

The Board of Directors

Xilinx, Inc.

2100 Logic Drive

San Jose, CA 95124

Members of the Board of Directors:

We understand that Xilinx, Inc. (“Xilinx”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Xilinx, Advanced Micro Devices, Inc. (“AMD”), and Thrones Merger Sub, Inc., a wholly owned subsidiary of AMD (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Xilinx (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Xilinx (“Xilinx Common Stock”) will be converted into the right to receive 1.7234 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of AMD (“AMD Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Xilinx Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Xilinx and AMD;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Xilinx furnished to or discussed with us by the management of Xilinx, including certain financial forecasts relating to Xilinx prepared by the management of Xilinx and certain extrapolations thereto prepared by or at the direction of and approved by the management of Xilinx (such forecasts, “Xilinx Forecasts”);

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of AMD furnished to us by the management of AMD, including certain financial forecasts relating to AMD prepared by the management of AMD (such forecasts, “AMD Forecasts”);

(iv)

reviewed an alternative version of the AMD Forecasts incorporating certain adjustments thereto made by the management of Xilinx and certain extrapolations thereto prepared by or at the direction of and approved by the management of Xilinx (such forecasts, “Adjusted AMD Forecasts”) and discussed with the management of Xilinx its assessments as to the relative likelihood of achieving the future financial results reflected in the AMD Forecasts and the Adjusted AMD Forecasts;

(v)

reviewed certain estimates furnished to us by the management of Xilinx as to the amount and timing of cost savings and the costs of achieving such results (collectively, the “Cost Savings”) anticipated by the managements of Xilinx and AMD to result from the Merger;

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc

One Bryant Park, New York, NY 10036

The Board of Directors

Xilinx, Inc.

(vi)

discussed the past and current business, operations, financial condition and prospects of Xilinx with members of senior management of Xilinx, and discussed the past and current business, operations, financial condition and prospects of AMD with members of senior management of Xilinx;

(vii)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of AMD;

(viii)

reviewed the trading histories for Xilinx Common Stock and AMD Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of Xilinx and AMD with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of Xilinx and AMD to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed a draft, dated October 25, 2020, of the Agreement (the “Draft Agreement”); and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Xilinx that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the AMD Forecasts, we have been advised by Xilinx, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AMD as to the future financial performance of AMD. With respect to the Adjusted AMD Forecasts, the Xilinx Forecasts and the Cost Savings, we have assumed, at the direction of Xilinx, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Xilinx as to the future financial performance of AMD and Xilinx and the other matters covered thereby and, based on the assessments of the management of Xilinx as to the relative likelihood of achieving the future financial results reflected in the AMD Forecasts and the Adjusted AMD Forecasts, we have relied, at the direction of Xilinx, on the Adjusted AMD Forecasts for purposes of our opinion. We have relied, at the direction of Xilinx, on the assessments of the management of Xilinx as to AMD’s ability to achieve the Cost Savings and have been advised by Xilinx, and have assumed, with the consent of Xilinx, that the Cost Savings will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Xilinx or AMD, nor have we made any physical inspection of the properties or assets of Xilinx or AMD. We have not evaluated the solvency or fair value of Xilinx or AMD under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Xilinx, that the Merger will be consummated in accordance with its terms, without waiver, modification or

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc

One Bryant Park, New York, NY 10036

The Board of Directors

Xilinx, Inc.

amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Xilinx, AMD or the contemplated benefits of the Merger. We also have assumed, at the direction of Xilinx, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of Xilinx, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. We were not requested to, and did not, participate in the negotiation of the terms of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Xilinx or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Xilinx Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Xilinx or in which Xilinx might engage or as to the underlying business decision of Xilinx to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and have relied, with your consent, upon the assessments of representatives of Xilinx regarding, legal, regulatory, accounting, tax and similar matters relating to Xilinx, AMD and the Merger (including the contemplated benefits thereof), as to which we understand that Xilinx obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of AMD Common Stock actually will be when issued or the prices at which Xilinx Common Stock or AMD Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Xilinx in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Xilinx has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Xilinx, AMD and certain of their respective affiliates.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc

One Bryant Park, New York, NY 10036

The Board of Directors

Xilinx, Inc.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Xilinx and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint book running manager for a debt offering of Xilinx, (ii) having acted or acting as lender under certain term loans, letters of credit and other credit facilities for Xilinx, (iii) having provided or providing certain treasury management services and products to Xilinx and (iv) having provided or providing certain derivatives and foreign exchange trading services to Xilinx.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AMD and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of AMD, (ii) having provided or providing certain treasury management services and products to AMD and (iii) having provided or providing certain derivatives and foreign exchange trading services to AMD.

It is understood that this letter is for the benefit and use of the Board of Directors of Xilinx (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Xilinx, AMD or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Xilinx Common Stock.

Very truly yours,

/s/ BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation

BofA Securities, Inc

One Bryant Park, New York, NY 10036

E-4